SANPAOLO IMI

ANNUAL REPORT 2001

2001 Annual Report

SANPAOLO IMI S.p.A.

REGISTERED OFFICE: PIAZZA SAN CARLO 156, TURIN, ITALY

SECONDARY OFFICE: VIALE DELL’ARTE 25, ROME, ITALY

COMPANY REGISTER OF TURIN 06210280019

SHARE CAPITAL EURO 3,932,435,119.2 FULLY PAID

PARENT BANK OF THE SANPAOLO IMI BANKING GROUP

MEMBER OF THE INTERBANK DEPOSIT GUARANTEE FUND

This document has been translated from that issued in Italy from the Italian into the English language solely for the convenience of international readers.

	Luigi Arcuti	Honorary Chairman

Board of Directors	Rainer Stefano Masera (*)	Chairman
	Isabelle Bouillot	Director
	Pio Bussolotto (*)	Managing Director
	Alberto Carmi	Director
	Giuseppe Fontana	Director
	Gabriele Galateri di Genola e Suniglia (*)	Director
	Richard Gardner	Director
	Alfonso Iozzo (*)	Managing Director
	Mario Manuli	Director
	Luigi Maranzana (*)	Managing Director
	Virgilio Marrone	Director
	Abel Matutes	Director
	Iti Mihalich (*)	Director
	Emilio Ottolenghi	Director
	Orazio Rossi (*)	Deputy Chairman
	Gian Guido Sacchi Morsiani	Director
	Enrico Salza (*)	Deputy Chairman
	Remi François Vermeiren	Director

(*) Members of the Executive Committee

Board of Statutory Auditors	Mario Paolillo	Chairman
	Aureliano Benedetti	Auditor
	Maurizio Dallocchio	Auditor
	Angelo Miglietta	Auditor
	Ruggero Ragazzoni	Auditor
	Carlo Pasteris	Supplementary Auditor
	Alessandro Rayneri	Supplementary Auditor

Independent Auditors	PricewaterhouseCoopers S.p.A.

Contents

AGENDA OF THE SHAREHOLDERS’ MEETING
LETTER TO THE SHAREHOLDERS
KEY FIGURES
GROUP STRUCTURE
CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS
Reclassified consolidated financial statements
Reclassified consolidated statement of income
Quarterly analysis of the reclassified consolidated statement of income
Reclassified consolidated balance sheet
Quarterly analysis of the reclassified consolidated balance sheet

Report on Operations
Economic background
Action points and initiatives in 2001
Consolidated results
Embedded value of the life portfolio
Operating volumes and organization
Capital and reserves
Risk management and control
Supplementary information
• Performance of share prices
• Shareholders of SANPAOLO IMI
• Ratings
• Transactions with Group companies and related parties
• Stock option plans
• The Euro project
Group Business Areas
Significant events after the year end

Independent auditors’ report
Consolidated financial statements
Consolidated balance sheet
Consolidated statement of income
Explanatory notes to the consolidated financial statements
Introduction	– Background information on the consolidated financial statements
Part A	– Accounting policies
Part B	– Consolidated balance sheet
Part C	– Consolidated statement of income
Part D	– Other information

Attachments
Statement of changes in consolidated shareholders’ equity
Statement of consolidated cash flows
Reconciliation between the Bank’s financial statements and the consolidated financial statements
Statement of reclassified consolidated pro forma statement of income for 2000
List as of 31 December 2001 of equity investments higher than 10% in unlisted companies and in limited liability companies

PARENT BANK FINANCIAL STATEMENTS AND REPORTS
Parent Bank reclassified financial statements
Parent Bank reclassified statement of income
Parent Bank reclassified balance sheet

Report on Operations
The Bank’s results
Operating volumes and organization
Capital and reserves
Supplementary information
Significant events after the year end
Proposal for the approval of the financial statements and allocation of net income for the year
Report of the Board of Statutory Auditors
Independent auditors’ report
Parent Bank financial statements
Parent Bank balance sheet
Parent Bank statement of income
Explanatory notes to the Parent Bank financial statements
Introduction	– Background information
Part A	– Accounting policies
Part B	– Balance sheet
Part C	– Statement of income
Part D	– Other information

Attachments
Statement of changes in shareholders’ equity
Statement of cash flows
Comparison of statement of income assuming consistent application of the method of accounting for dividends on an accrual basis
List of properties owned by the Bank

OTHER POINTS ON THE AGENDA
Authorization for the purchase and sale of own shares
Appointment of the Board of Statutory Auditors for the three years 2002/2003/2004 (as per art. 19 of the Articles of Association)
Determination of the remuneration of the Board of Statutory Auditors
Remuneration of the Directors
Resolutions as per art. 2443 of the Civil Code (employee stock plans)

REPORT ON THE BANK’S SYSTEM OF CORPORATE GOVERNANCE AND IMPLEMENTATION OF THE CODE OF CONDUCT FOR LISTED COMPANIES

INFORMATION FOR INVESTORS

Agenda of the Shareholders’ Meeting

TURIN

1st                  calling for the ordinary and extraordinary meetings: 27 April 2002

2nd               calling for the extraordinary meeting: 29 April 2002

2nd               calling for the ordinary meeting and 3rd calling for the extraordinary meeting: 30 April 2002

Ordinary part:

1.          Financial statements at 31 December 2001, reports of the Board of Directors and Board of Statutory Auditors, allocation of net income for the year; consolidated financial statements at 31 December 2001.

2.          Authorization for the purchase and sale of own shares.

3.          Appointment of the Board of Statutory Auditors for the three years 2002/2003/2004 (as per art. 19 of the Articles of Association).

4.          Determination of the remuneration of the Board of Statutory Auditors.

5.          Remuneration of the Directors.

Extraordinary part:

1.          Resolutions as per art. 2443 of the Civil Code (employee stock plans).

Letter to the Shareholders

Shareholders,

The year 2001 marked a breaking point, a discontinuity which was not the result of an isolated fact, even if the tragic events of 11 September represented a particularly dramatic moment. A period characterized by almost ten years of uninterrupted growth in the United States and by a persistent euphoria in the financial markets, also linked to the development of the New Economy, ended. This model was already showing signs of weakness by the second half of 2000 and during 2001 certain critical aspects became even more accentuated, with repercussions that spread from the United States to other geographical areas.

The sharp deterioration in the US economy was in part followed and in part accompanied by yet another recession in Japan, a substantial slowdown in the Euro area, problems in various emerging countries, Argentina in particular, various bankruptcies and accounting irregularities at important international companies, culminating in the Enron affair, perhaps the most serious bankruptcy in economic history. Together, these elements had severe repercussions on the performance of financial markets. The measures taken by the US authorities to loosen monetary and fiscal policy helped to avoid a world-wide recession, stimulating recovery in the main economies and in equity markets, with the initial signs becoming visible now.

But 2001 was also a year of positive events of historical importance for Europe, related to the process of monetary unification and the start of circulation of the Euro which took place without traumas or uncertainties. These are results of huge importance, which can give back to our Continent a whole new economic and political projectuality, susceptible of significant further developments connected to the enlargement of the Union to the countries of Central and Eastern Europe and to a renewed dynamism towards the countries located around the Mediterranean.

Over the last decade, when, not without difficulty, Italy restored stability to its macroeconomic picture, opening itself up to international financial markets and joining the European Monetary Union, Your Group managed to take full advantage of the available growth opportunities and can now look forward to the future with confidence. Ten years ago, San Paolo bank went to the capital market for the first time, transforming itself from a public law credit institution into a joint-stock company, listing its shares and launching its first public share offering. This was followed by various operations of placement and integration with other listed entities - the main one being with IMI - which led the Group to expand its shareholder base considerably to a large number of small investors. During this process, the Group introduced a new model of governance that limited considerably the role of the Banking Foundations at the same time increasing that of the market.

This transformation in institutional and ownership terms was accompanied by rapid expansion in operations and size, which was achieved by a combination of internal and external growth. In 1992, customer financial assets of Istituto Bancario San Paolo di Torino amounted to the equivalent of 50 billion Euro and the commercial network had less than 850 branches, prevalently located in the North West of Italy. Today, thanks to strong organic growth, the acquisition of Banco di Napoli and the current integration with Cardine, the SANPAOLO IMI Group has financial assets of more than 355 billion Euro and around 3,000 branches located all over Italy, in addition to more than 5,000 financial planners. It is also able to offer households and companies an integrated range of products and services in the various segments of retail and corporate banking activity, investment banking and professional asset management. Growing in size was not an end in itself, but a way of achieving a significant level of profitability, operating efficiency and asset quality, parameters in which the SANPAOLO IMI Group now ranks among the best in Europe.

This reinforcement in recent years has given SANPAOLO IMI a solid basis with which to cope with the market problems that emerged last year and to while at the same time make net income of 1,203 million Euro, just less than the 1,231 million posted the previous year, based on the same scope of consolidation. This economic result, which corresponds to a RoE of 16.6%, is particularly important as it was achieved despite sizeable writedowns of loans and financial assets, in certain cases made for prudence sake. Given this ability to generate earnings, dividend of 0.57 Euro per share is proposed, the unchanged compared to that paid to Shareholders last year and which, based on the average price of the stock for the last six months, gives a dividend yield of just under 5%.

Left behind 2001 - the following report on operations for the year provides ample details and analyses - we now have to look ahead to the challenges that await us in the future. On 5 March 2002, the Shareholders’ Meeting approved the project to merge with the Cardine Group and the related business plan. The goals for this merger are of considerable importance: the economic and financial forecasts for the period 2002-2005 contained in the integration project with Cardine map out a development path that would raise the Group’s profitability at the end of the period to an RoE of 21%, at the same time reducing the cost/income ratio to a level close to 50%, in line with the best European standards.  Above all, the Group has consolidated its market positioning and refined its business model, whose main elements can be summarized as follows:

•                  a size of operations that guarantees a leading position on the national market and an adequate level of competitiveness at European level, especially in those areas where there is already a great deal of international competition.  From this point of view, the Group can count on indirect deposits of more than 220 billion Euro, including almost 140 billion in asset management, direct customer deposits of around 135 billion Euro and net loans to customers of 124 billion Euro.  The growth targets for all of these aggregates over the next four years are considerable, and will allow to strengthen the current competitive positioning;

•                  widespread geographical presence and strong local roots, allowing the Group in all of the main areas of the country to exceed the market shares needed to reach the minimum volumes required to achieve operating efficiency and commercial effectiveness.  This widespread geographical presence and strong local roots will also be boosted, on the one hand, by enhancing the value of local brands and specializing branches on homogeneous customer segments and, on the other, by centralizing IT and administrative expenditure and services;

•                  absolute excellence in production and distribution skills and capacity, aiming at offering customers a level of service that represents a strong competitive advantage that is sustainable over time.  Production capacity will be able to count on new internal economies of scale and benefit from agreements and alliances with partners of primary international standing, such as the Santander Central Hispano Group and the Eulia Group (the alliance of CDC IXIS with Caisses d’Epargne), as well as with important Italian partners;

•                  constant attention to the optimization of production efficiency, to guarantee competitive cost levels in line with the Group’s ability to generate revenues: as part of this, one point of particular importance is the ability to integrate the operating and IT platforms of the Group’s banking networks as quickly as possible;

•                  selective external growth to reinforce the current geographical coverage and develop new areas, with the support of a business model that is able to foster more aggregations. This provides the reasoning for the investments in Cassa di Risparmio di Firenze and Cassa dei Risparmi di Forlì and the strong commercial partnerships formed with them, and for the interest shown in the countries of Central and Eastern Europe which recently led to the acquisition in Slovenia of a significant stake in Banka Koper; this initiative now flanks other investments that the Group already holds in Hungary and Romania, and the branches of the Bank that operate in all of the main countries in that part of Europe.

The Group has two main objectives: to achieve important levels of growth in all of the main aggregates, both in the balance sheet and in the statement of income, while maintaining careful and constant control and containment of risk profiles, to improve the level of service to customers by further strengthening the Group’s distribution capacity on the domestic market, represented by the bank networks and Personal Financial Services, and to upgrade the facilities for the development of specialized products and services. At the same time, the Group intends to exploit all growth opportunities that may arise in new markets and new business, continuing to create development options for the future.

Shareholders,

The coming years will be rich in challenges, both in terms of rising competition in the marketplace, and in terms of implementing as soon as possible the integration processes under way and the new business projects. The Group’s top management is ready and willing to accept these commitments with the maximum level of ambition and responsibility, convinced that there can and has to be an essential convergence of the interests of shareholders, customers, managers and all employees of the Group.

The Chairman
/s/ [ILLEGIBLE]

Turin, 26 March 2002

Key figures

	2001	2000 pro forma (1)	Change 2001 / 2000 pro forma (%)	2000 Financial Statement
CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	2,788	2,874	-3.0	2,572
Net commissions and other net dealing revenues	2,608	2,852	-8.6	2,641
Administrative costs	-3,600	-3,572	+0.8	-3,076
Operating income	2,118	2,514	-15.8	2,460
Provisions and net adjustments to loans and financial fixed assets	-737	-639	+15.3	-581
Income before extraordinary items	1,231	1,699	-27.5	1,789
Net extraordinary income	392	402	-2.5	396
Net income	1,203	1,231	-2.3	1,292
CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	170,191	172,101	-1.1	172,101
Loans to customers (excluding net NPLs and SGA loans)	94,085	94,953	-0.9	94,953
Securities	22,127	25,000	-11.5	25,000
Equity investments	4,697	3,573	+31.5	3,573
Customer deposits and securities issued	106,784	104,144	+2.5	104,144
Subordinated liabilities	5,607	5,158	+8.7	5,158
Shareholders’ equity	8,182	7,353	+11.3	7,353
CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	305,404	304,141	+0.4	304,141
• Direct deposits	106,784	104,144	+2.5	104,144
• Indirect deposits	198,620	199,997	-0.7	199,997
• Asset management	125,977	128,913	-2.3	128,913
• Asset administration	72,643	71,084	+2.2	71,084
PROFITABILITY RATIOS (%)
RoE (2)	16.6	18.5		18.1
Cost / Income ratio (3)	64.0	59.2		56.2
Net commissions / Administrative costs	72.4	79.8		85.9
CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	1.0	1.0		1.0
Net problem loans and loans in restructuring / Net loans to customers	1.0	1.0		1.0
CAPITAL ADEQUACY RATIOS (%) (4)
Tier 1 capital / Weighted assets	7.2	6.6		6.6
Total capital / Weighted assets	9.5	9.1		9.1
SANPAOLO IMI SHARES
Number of shares (millions)	1,404	1,404	—	1,404
• number of shares in circulation	1,387	1,365	+1.6	1,365
• number of own shares held by the Parent Bank	17	39	-56.4	39
Quoted price per share (€; reference prices)
• average	14.375	16.612	-13.5	16.612
• low	8.764	11.483	-23.7	11.483
• high	18.893	20.800	-9.2	20.800
Earnings per average number of shares in circulation (€)	0.87	0.93	-6.5	0.93
Dividend per share (€)	0.57	0.57	—	0.57
Dividend / Average annual price (%)	3.97	3.42	+16.1	3.42
Shareholders’ equity per share in circulation (€)	5.90	5.39	+9.5	5.39
OPERATING STRUCTURE
Employees	35,028	35,729	-2.0	35,729
Domestic branches	2,212	2,137	+3.5	2,137
Foreign branches and representative offices	95	91	+4.4	91
Financial planners	5,506	5,495	+0.2	5,495

(1)       The pro forma figures have been prepared, according to the criteria detailed in the Explanatory Notes, assuming control of Banco di Napoli and Wargny from 1/1/2000. This provides a more consistent comparison with 2001.

(2)  Net income / Average net shareholders’ equity excluding income for the period.

(3)  Administrative costs (net of recoveries) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income.

(4)       The ratios reflect the Bank of Italy’s regulatory clarifications made in its technical note of 3 August 2001.

The pro forma figures for the year 2000 are unaudited.

Group structure

Central Functions

• Parent Bank Functions

• Shareholding Investments

Santander Central Hispano (2.9%)

CDC Ixis (3.5%)

Other shareholdings

• Treasury

Parent Bank

Sanpaolo IMI US Financial (United States)

Sanpaolo IMI Bank International (Madeira, Portugal)

• Intragroup Operating Vehicle

• Property and Logistics

Retail Banking

• Sanpaolo Network

Parent Bank

• Banco di Napoli

• Other Networks

Banque Sanpaolo (France) (100%)

Cassa di Risparmio di Firenze (18.7%)

Cassa dei Risparmi di Forlì (21%)

Inter-Europa Bank (Hungary) (32.5%)

Wealth Management

• Wealth Management Sanpaolo IMI

Sanpaolo IMI Asset Management

Sanpaolo Vita

Sanpaolo Life (Ireland)

Sanpaolo Bank (Luxembourg)

Sanpaolo Bank (Austria)

Sanpaolo Fiduciaria

Sanpaolo Gestion Internationale (Luxembourg)

Sanpaolo IMI Institutional Asset Management

Sanpaolo IMI Alternative Investments

SP Private Banking (Switzerland)

Personal Financial Services

• Banca Fideuram (71.5%)

Financière Fideuram (France)

Banque Privée Fideuram Wargny (France)

Fideuram Fondi

Fideuram Vita

Fideuram Capital

Fideuram GPM

Fideuram Bank (Luxembourg)

Fideuram Assicurazioni

Fideuram Fiduciaria

Fideuram Bank Suisse (Switzerland)

Fideuram Gestions (Luxembourg)

• Banca Sanpaolo Invest

Sanpaolo Invest Ireland (Ireland)

• IMIWeb Bank

• Banca Private

Wholesale Banking

• Corporate

Parent Bank

Sanpaolo IMI Bank Ireland (Ireland)

• Public Works and Infrastructure

Banca OPI

• Investment Banking

Banca IMI

IMI Bank (Luxembourg)

IMI Investments (Luxembourg)

IMI Capital Markets USA (United States)

Banca IMI Securities (United States)

• Merchant Banking

NHS (51%)

LDV Holding (Netherlands)

Consolidated financial statements and reports

RECLASSIFIED CONSOLIDATED FINANCIAL STATEMENTS

REPORT ON OPERATIONS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

ATTACHMENTS

Reclassified consolidated financial statements

RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

QUARTERLY ANALYSIS OF THE RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

RECLASSIFIED CONSOLIDATED BALANCE SHEET

QUARTERLY ANALYSIS OF THE RECLASSIFIED CONSOLIDATED BALANCE SHEET

Reclassified consolidated statement of income

	2001	2000 pro forma (1)	Change 2001 / 2000 pro forma	2000 Financial Statement
	(€/mil)	(€/mil)	(%)	(€/mil)

NET INTEREST INCOME	2,788	2,874	-3.0	2,572
Net commissions and other net dealing revenues	2,608	2,852	-8.6	2,641
Profits and losses from financial transactions And dividends on shares	274	296	-7.4	263
Profits from companies carried at equity and dividends from shareholdings	207	147	+40.8	146

NET INTEREST AND OTHER BANKING INCOME	5,877	6,169	-4.7	5,622
Administrative costs	-3,600	-3,572	+0.8	-3,076
• personnel	-2,221	-2,256	-1.6	-1,929
• other administrative costs	-1,180	-1,109	+6.4	-958
• indirect duties and taxes	-199	-207	-3.9	-189
Other operating income, net	234	247	-5.3	213
Adjustments to tangible and intangible fixed assets	-393	-330	+19.1	-299

OPERATING INCOME	2,118	2,514	-15.8	2,460
Adjustments to goodwill and merger and consolidation differences	-150	-176	-14.8	-90
Provisions and net adjustments to loans and financial fixed assets	-737	-639	+15.3	-581

INCOME BEFORE EXTRAORDINARY ITEMS	1,231	1,699	-27.5	1,789
Net extraordinary income	392	402	-2.5	396

INCOME BEFORE TAXES	1,623	2,101	-22.8	2,185
Income taxes for the period	-318	-770	-58.7	-785
Change in reserves for general banking risks	-1	2	n.s.	2
Income attributable to minority interests	-101	-102	-1.0	-94
Reversal of income Banco di Napoli group (2)	—	—	n.s.	-16

NET INCOME	1,203	1,231	-2.3	1,292

(1)       The pro forma statement of income for the year 2000 has been prepared, according to the criteria detailed in the Explanatory Notes, assuming control of Banco di Napoli and Wargny from 1/1/2000. This provides a more consistent comparison with 2001.

(2)       This caption refers to the portion of the net result of the second half of 2000 of the Banco di Napoli group included in the price of the various tranches acquired by SANPAOLO IMI during 2000. As described in the Explanatory Notes to the consolidated Financial Statements at 31/12/2000, the reversal is made necessary in that the income statement contribution of the Neapolitan group to consolidated Financial Statements for 2000 was reflected line by line throughout the whole of the second half.

The pro forma statement of income for the year 2000 is unaudited.

Quarterly analysis of the reclassified consolidated statement of income

	2001				2000 pro forma (1)
	4th quarter	3rd quarter	2nd quarter	1st quarter	4th quarter	3rd quarter	2nd quarter	1st quarter
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	697	668	697	726	759	719	709	687
Net commissions and other net dealing revenues	656	623	676	653	735	679	692	746
Profits and losses from financial transactions and dividends on shares	101	35	73	65	76	55	49	116
Profits from companies carried at equity and dividends from shareholdings	54	9	85	59	41	30	41	35

NET INTEREST AND OTHER BANKING INCOME	1,508	1,335	1,531	1,503	1,611	1,483	1,491	1,584
Administrative costs	-945	-871	-911	-873	-932	-888	-897	-855
• personnel	-567	-538	-561	-555	-601	-561	-550	-544
• other administrative costs	-333	-284	-295	-268	-278	-276	-296	-259
• indirect duties and taxes	-45	-49	-55	-50	-53	-51	-51	-52
Other operating income, net	55	56	69	54	65	62	63	57
Adjustments to tangible and intangible fixed assets	-120	-100	-93	-80	-127	-76	-66	-61

OPERATING INCOME	498	420	596	604	617	581	591	725
Adjustments to goodwill and merger and consolidation differences	-45	-36	-36	-33	-49	-41	-44	-42
Provisions and net adjustments to loans and financial fixed assets	-347	-139	-150	-101	-263	-105	-159	-112

INCOME BEFORE EXTRAORDINARY ITEMS	106	245	410	470	305	435	388	571
Net extraordinary income	44	171	104	73	41	51	201	109

INCOME BEFORE TAXES	150	416	514	543	346	486	589	680
Income taxes for the period	51	-54	-120	-195	-97	-184	-200	-289
Change in reserves for general banking risks	-4	-1	2	2	-1	—	3	—
Income attributable to minority interests	13	-56	-35	-23	-22	-26	-29	-25

NET INCOME	210	305	361	327	226	276	363	366

(1)       The pro forma quarterly statements of income for 2000 have been prepared, according to the criteria detailed in the Explanatory Notes, assuming control of Banco di Napoli and Wargny from 1/1/2000. This provides a more consistent comparison with 2001.

The quarterly statements of income are unaudited.

Reclassified consolidated balance sheet

	31/12/2001	31/12/2000	Change 31/12/01-31/12/00
	(€/mil)	(€/mil)	(%)

ASSETS
Cash and deposits with central banks and post offices	818	708	+15.5
Loans	118,627	117,825	+0.7
• due from banks	21,571	19,119	+12.8
• loans to customers	97,056	98,706	-1.7
Dealing securities	18,819	18,329	+2.7
Fixed assets	10,098	12,396	-18.5
• investment securities	3,308	6,671	-50.4
• equity investments	4,697	3,573	+31.5
• intangible fixed assets	367	359	+2.2
• tangible fixed assets	1,726	1,793	-3.7
Differences arising on consolidation and on application of the equity method	1,053	989	+6.5
Other assets	20,776	21,854	-4.9
Total assets	170,191	172,101	-1.1

LIABILITIES
Payables	134,706	133,740	+0.7
• due to banks	27,922	29,596	-5.7
• due to customers and securities issued	106,784	104,144	+2.5
Provisions	3,246	4,601	-29.5
• for taxation	901	1,230	-26.7
• for termination indemnities	734	743	-1.2
• for risks and charges	1,568	1,500	+4.5
• for pensions and similar	43	1,128	-96.2
Other liabilities	17,752	20,534	-13.5
Subordinated liabilities	5,607	5,158	+8.7
Minority interests	698	715	-2.4
Shareholders’ equity (1)	8,182	7,353	+11.3
Total liabilities	170,191	172,101	-1.1

GUARANTEES AND COMMITMENTS
Guarantees given	16,016	15,670	+2.2
Commitments	24,839	26,518	-6.3

(1)       Reserves are net of own shares held by the Parent Bank, 39,345,982 at a book value of 697 million Euro at 31 December 2000 and 17,080,403 at a book value of 294 million Euro at 31 December 2001.

Quarterly analysis of the reclassified consolidated balance sheet

	2001				2000
	31/12	30/9	30/6	31/3	31/12	30/9 pro forma (1)	30/6 pro forma (1)	31/3 pro forma (1)
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	818	505	478	507	708	676	617	514
Loans	118,627	114,999	117,097	117,966	117,825	118,220	121,247	118,771
• due from banks	21,571	19,261	18,717	21,382	19,119	23,028	25,852	24,752
• loans to customers	97,056	95,738	98,380	96,584	98,706	95,192	95,395	94,019
Dealing securities	18,819	17,869	21,777	19,283	18,329	18,601	20,929	18,557
Fixed assets	10,098	10,813	11,000	12,197	12,396	12,415	12,164	11,955
• investment securities	3,308	4,321	4,615	5,746	6,671	7,103	7,120	6,635
• equity investments	4,697	4,383	4,240	4,313	3,573	3,199	2,917	3,224
• intangible fixed assets	367	368	377	356	359	335	335	326
• tangible fixed assets	1,726	1,741	1,768	1,782	1,793	1,778	1,792	1,770
Differences arising on consolidation and on application of the equity method	1,053	1,068	1,064	966	989	907	941	918
Other assets	20,776	21,665	22,626	23,452	21,854	21,518	22,003	23,660
Total assets	170,191	166,919	174,042	174,371	172,101	172,337	177,901	174,375

LIABILITIES
Payables	134,706	130,537	136,156	135,464	133,740	135,093	138,250	134,402
• due to banks	27,922	27,359	31,032	30,679	29,596	31,380	35,115	30,529
• due to customers and securities issued	106,784	103,178	105,124	104,785	104,144	103,713	103,135	103,873
Provisions	3,246	3,012	4,241	4,857	4,601	4,204	4,035	4,194
• for taxation	901	793	864	1,432	1,230	1,147	999	1,352
• for termination indemnities	734	745	758	753	743	743	740	739
• for risks and charges	1,568	1,433	1,509	1,553	1,500	1,132	1,105	903
• for pensions and simila	43	41	1,110	1,119	1,128	1,182	1,191	1,200
Other liabilities	17,752	19,213	20,062	20,077	20,534	20,937	23,844	23,595
Subordinated liabilities	5,607	5,400	5,178	5,148	5,158	3,803	3,760	3,906
Minority interests	698	787	737	736	715	755	730	699
Shareholders’ equity (2)	8,182	7,970	7,668	8,089	7,353	7,545	7,282	7,579
Total liabilities	170,191	166,919	174,042	174,371	172,101	172,337	177,901	174,375

(1)       The pro forma balance sheet figures at 31/3/2000, 30/6/2000 and 30/9/2000 have been prepared, according to the criteria detailed in the Explanatory Notes, assuming control of Banco di Napoli and Wargny from 1/1/2000.

(2)       Reserves are net of own shares held by the Parent Bank.

The pro forma balance sheet figures at 31/3/2000, 30/6/2000 and 30/9/2000 as well as the balance sheet figures at 31/3/2001 and 30/9/2001 are unaudited.

Report on Operations

ECONOMIC BACKGROUND

ACTION POINTS AND INITIATIVES IN 2001

CONSOLIDATED RESULTS

EMBEDDED VALUE OF THE LIFE PORTFOLIO

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

RISK MANAGEMENT AND CONTROL

SUPPLEMENTARY INFORMATION

GROUP BUSINESS AREAS

SIGNIFICANT EVENTS AFTER THE YEAR END

Economic background

The international economy

The world economy slowed down dramatically during 2001. The rate of growth in real GDP (2.4%) was the lowest since 1974, when in all the major economies there was a brusque inversion of the trend following the first oil crisis. The downturn in production activity in all OECD countries had a negative impact on the rate of growth in international trade and the performance of the emerging economies as a whole, also hit by cuts in inward investment from abroad.

In the United States the 11 September terrorist attacks severely conditioned production activity in the third quarter, transforming the slowdown, which was already underway, into a decline. The figures for the last quarter did, however, show a remarkable ability for the economy to bounce back. It began to grow again at 1.7% and the climate of confidence among companies and households showed a distinct improvement. GDP growth for the year came in at 1.2%, compared with 4.1% in 2000.

To counteract the sharp drop in capital expenditure and production, in January 2001 the Federal Reserve initiated a period of particularly aggressive expansive monetary policy. It made eleven interventions in all, four of them between September and December, cutting the Federal Funds rate from 6.5% to 1.75%, an all-time low in 40 years. At the same time, the Federal Government fostered a policy of tax reductions with higher public spending.

In Japan, the real economy went into recession for the third time in a decade. The problems of the economy relate to persistently weak internal demand and the growing fragility of the financial sector. The increase in unemployment, which is at an all-time high since the end of World War II, the decline in disposable income and ongoing deflation have acted as a disincentive to higher domestic consumption. Growth in public sector consumption and capital expenditure, on the other hand, was held back by the need to limit the expansion of the national debt. GDP in 2001 fell by 0.5%.

Emerging economies tended to follow the trend set by the industrialized nations, showing signs of deterioration that became more evident from the third quarter of 2001, especially in Latin America and Asia.

The situation in Argentina worsened at the end of 2001. Excessive current account deficits, due above all to the overvaluation of the peso’s effective exchange rate, had led to a gradual accumulation of foreign debt. With the spreads on Eurobonds rising to more than 50 percentage points, servicing the debt became unsustainable and the Government abandoned the currency board mechanism. Knock-on effect of this serious financial and currency crisis on other emerging nations has however been modest.

The Euro-zone and Italy

Economic growth slowed down considerably in the Euro-zone during the course of 2001. GDP went up by around 1.5%, compared with 3.4% in the previous year.

The trend in output - particularly negative during the last quarter of the year - was hit both by the decline in exports, because of the general slowdown world-wide, and by the weakness in internal demand, in particular gross capital investments. Surveys carried out in the main Euro-zone countries since the end of the year, however, have begun to indicate an improvement in household and business confidence.

The German economy was the worst hit in the Area by the current slowdown. Germany’s GDP slipped in both the third and fourth quarters, above all because of lower demand for capital goods; the change in GDP in 2001 came to 0.6% with gross capital investments down by a total of around 4.1%.

Italy’s economic growth was fairly modest in 2001 (+1.8%), but it was still above average for the Euro-zone. The slowdown in production - in line with the trend throughout the Euro-zone - was brought about by lower increases in both internal demand (consumer spending +1.1%; gross capital investments +2.4%) and exports (+0.8% compared with +11.7% in 2000).

Despite this difficult phase in the cycle, the process of consolidating Italy’s public finances still continued during the year. The ratio between the public deficit and GDP came to 1.4%, which was 0.3% higher than the forecast contained in the Stability Pact, but a reduction on the previous year’s figure 1.7%. The ratio of public debt to GDP fell to 109.4%. During the same period, the deficit/GDP ratio for the Euro-zone went from 0.8% to 1.3%, while the debt/GDP ratio fell to 69%.

Inflation during the first half of 2001 rose considerably both in the Euro-zone and in Italy, hitting 3% in the second quarter. Inflation had started to rise in the second half of 2000, largely due to higher oil prices and the simultaneous devaluation of the Euro, and then continued because of tensions in the prices of certain foodstuffs. Starting in the summer, the drop in oil prices and the elimination of tensions on foodstuffs allowed inflation to fall gradually toward the target figure of 2%. On average, inflation for the year came to 2.6% in the Euro-zone and 2.7% in Italy.

Refound stability in prices and in operators’ inflation expectations encouraged the European Central Bank (ECB) to adopt a more expansive monetary policy. The ECB intervened on four occasions during the year, reducing policy rates by 150 basis points, from 4.75% to 3.25%.

The banking industry1

The trend in total bank loans in Italy slowed down considerably during 2001: the aggregate grew by 7.7% compared with 14.3% at the end of 2000.

The overall trend was sustained by the medium/long-term component, which rose by 9% (+10.2% the previous year), while short-term loans grew by 6.3%, compared with 18.6% at the end of 2000.

Banks’ lending activities benefited from the strong growth in consumer credit granted to households (+18.3%), but were then hit by the slower trend in capital expenditure and in companies’ extraordinary corporate finance requirements. Another element that was weaker than last year, even if still quite dynamic, was the demand for credit from private individuals for housing loans (+5.7%) and from non-financial businesses (+7.2%).

There was a further improvement in the quality of bank loans during 2001. The proportion of non-performing loans to total net loans came to 2.4% at the end of the year compared with 2.9% at the end of 2000, despite the slowdown in the economy.

Total direct bank deposits went up by 5.8% during 2001. Current account deposits rose sharply (+9.2%), mainly because of the increase in the second half of 2001 (+11% on a six-monthly basis) when private investors showed a higher propensity to remain liquid. Total deposits rose overall by 6.2%, taking account of the structural contraction in certificates of deposit. Bond funding also rose significantly: the annual change came to 8.8% compared with 6.8% in 2000. Overseas funding, which fell during the latter months of 2001, rose by 2.3% over the twelve months.

As money market interest rates fell progressively during the year (by around 150 basis points), interest rates on current account deposits were lowered, as were to a greater extent the rates on short-term loans. As a result of these trends between the end of 2000 and the end of 2001, the spread on short-term banking business fell by around 30 basis points.

Securities brokerage

The main international stock indices suffered substantial losses in 2001. The slowdown in economic activity, the decline in corporate profits and the fears that followed the events of 11 September all had a negative impact on world stock exchanges, despite the interventions by central banks. However, after the lows reached in October, stock indices started rising again.

In the USA, the S&P 500 lost 13%, while in Japan the Nikkei 225 fell by more than 23%. In Europe the DJ Stoxx 50 index shed around 18%, while in Italy the Mibtel and Mib30 dropped by around 25%. High-tech indices were particularly penalized, as were the telecommunications, media, utilities and financial/insurance sectors.

As a result of the fall in stock exchange indices at the end of the year, the total capitalization of domestic companies listed in Italy fell to 592 billion Euro from 818 billion at the end of 2000; the number of newly listed companies came to 18, compared with 45 in 2000. During the year, 7 billion Euro was raised through 20 public offerings (48 in 2000, which raised 13 billion Euro), while 7.6 billion Euro was raised through 25 rights issues (31 in 2000 for 3.8 billion Euro).

Asset management

Stock exchange turbulence in 2001 also had a severe impact on mutual funds, reducing both net inflows and the valuation of assets already invested.

Total assets of the funds managed by Italian intermediaries at December 2001 amounted to 519 billion Euro, 6% down on the end of 2000.

Total net subscriptions during the year gave rise to a positive inflow of only 0.6 billion Euro. The general trend was caused largely by the outflow of capital from balanced and equity funds. Many investors switched into monetary funds, especially in the second half of the year, at a time of considerable uncertainty about the prospects of security markets.

Of the other components of asset management, the insurance segment continued to show a positive trend during the course of 2001; based on the figures currently available, the annual rate of growth in life technical reserves is put at around 15%.

Action points and initiatives in 2001

In presence of a decidedly problematic scenario, in 2001 the SANPAOLO IMI Group carried out various projects to reinforce its competitive position both in Italy and abroad, combining development initiatives in specific markets and customer segments with higher potential in terms of value creation, with rationalizing measures aiming at achieving a greater degree of focus in the various sectors of activity and a structural containment of costs.

The integration project with Cardine Banca

The most important step on the domestic market took place on 18 December 2001, namely board approval by SANPAOLO IMI and Cardine Banca of the plan to integrate the two banks and the related merger project, whose principle lines were presented to the Bank of Italy on 19 October 2001; this project is of extreme importance within the Italian banking industry as it will lead to the creation of the country’s second largest banking group. The Cardine Group, created from the merger of the Casse Venete and the Cassa di Risparmio in Bologna, represents an important banking presence in the regions of North East Italy, where its branch network, made up of 837 branches at the end of the year, is concentrated.

The project approved by the respective Shareholders’ Meeting on 5 March 2002 provides for the merger by incorporation of Cardine into SANPAOLO IMI, after transferring the banking business to a new, wholly-owned subsidiary (“Nuova Cardine”), based in Padua, where the Group’s expansion towards the markets of Central Eastern Europe will be concentrated.

The merger will take effect for accounting and tax purposes from 1 January 2002; the share exchange ratio has been set at 1.7950 SANPAOLO IMI shares for every Cardine share; on this basis, to serve the share exchange, SANPAOLO IMI will increase its share capital for up to 1,381.7 million Euro by issuing approximately 493.5 million ordinary shares of nominal unit value of 2.80 Euro, to be allocated to the shareholders of the incorporating bank in exchange for up to 274.9 million outstanding ordinary shares of Cardine Banca of nominal value of 5.20 Euro each, which would then be cancelled. SANPAOLO IMI will take advantage of the faculty to use up to 70 million own shares as part of this exchange.

The logic underlying the aggregation of the two Groups, which is expanded on in the integration plan, is based upon:

•                  the creation of a banking group of considerable dimensions in terms of volumes and branch network: based on the figures at the end of 2001, combined total assets are put at 213 billion Euro, customer financial assets at 356 billion Euro, loans to customers at 124 billion Euro, while the number of branches in Italy comes to around 3,000;

•                  a high level of geographical and business complementarity: the new entity will in fact be able to count on the widespread presence of the Sanpaolo Network in the North West, Banco di Napoli’s leadership position in the South, and Cardine’s roots in the North East, one of the country’s richest areas from an industrial and financial point of view; moreover, from a business point of view, SANPAOLO IMI will be able to put at the disposal of Cardine’s customers all of its specific skills in asset management, product development and wholesale banking, where it has specialist units;

•                  the focus on areas of business with high potential: to the traditional business portfolio represented by the banking networks, the distribution networks of Personal Financial Services and by Wealth Management, the new Group will be able to add activities with considerable potential to generate value, such as private banking, consumer banking, private equity and development in Central Eastern Europe;

•                  the achievement of important economies of scale: the new Group will be able to make use of a Macchina Operativa Intragruppo (Intragroup Operating Vehicle) to serve the Sanpaolo Network, Cardine and Banco di Napoli, in which the management of IT systems, auxiliary activities and back office will be concentrated, consistently with the strict program of rationalization and structural containment of costs launched by SANPAOLO IMI at the end of the first half.

The economic-financial projections for 2001-2005 suggest estimates of growing gross synergies from the merger, reaching approximately 280 million Euro before taxes in 2005. These synergies derive from both the improvement in the revenue base from the existing business (130 million Euro), and the achievement of cost synergies (102 million Euro) and, finally, returns coming from the joint development of new businesses with substantial potential future upside, prudently calculated at around 50 million Euro. The integration costs have been valued at 260 million Euro.

The new Group hopes to achieve, in 2005, a RoE target of 21% and a reduction in the cost/income ratio of 14 percentage points approximately compared to their current levels, moving from 65% in pro forma 2001 to 51% in 2005.

Particularly innovative is the shareholding structure of the Parent Bank which will result from the merger: the Compagnia di San Paolo, which holds 16.1% of SANPAOLO IMI, and the Fondazioni Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna, which hold stakes of respectively 40.2% and 28.6% in Cardine Banca, have agreed to limit to a total of 15% their voting rights in ordinary shareholders’ meetings of SANPAOLO IMI following the merger.

This objective will be pursued through a schema which envisages the entrusting of this stake to an appropriately dedicated vehicle, established at the beginning of January 2002 and called Fondaco SGR, made of two equal stakes of the capital of the company created from the merger, one of 7.5% by the Compagnia di San Paolo and the other, again of 7.5%, by the other two Fondazioni in proportion to their current shareholdings in Cardine Banca; in greater detail, the Fondazioni Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna will confer respective shares of 4.38% and 3.12%. The remaining shares, not placed in management in the new structure, will be converted into preference shares, convertible in turn, on request, into ordinary shares after a period of 10 years or in case of sale. The shareholding structure of the SGR is divided into equal parts between the Compagnia di San Paolo, on the one hand, and the other two Fondazioni on the other, providing for a minority share of 20% to a qualified independent advisor for the management of the assets, identified in Ersel Finanziaria. It is further expected that Fondaco will substitute the Compagnia in the consultation agreement signed with other private shareholders of SANPAOLO IMI.

Other developments on the domestic market

As part of the collaboration agreements reached with Cassa di Risparmio di Firenze in 2000, which identify SANPAOLO IMI as the Tuscan bank’s main point of reference in the field of asset management, CR Firenze Gestion Internationale, a Luxembourg fund management company owned 20% by SANPAOLO IMI and 80% by the Cassa, became operational in April 2001. The banks of the Cassa di Risparmio di Firenze Group, with a total of more than 400 branches, began to distribute funds managed by this company.

In June 2001 SANPAOLO IMI and Cassa di Risparmio di Firenze also completed the acquisition of a 15% and a 5% stake respectively in Cassa dei Risparmi di Forlì, bought from Fondazione Cassa dei Risparmi di Forlì for a total of 163 million Euro. A Public Offer for a further 8% stake in Cassa dei Risparmi di Forlì was then launched in the middle of July, as envisaged in the agreements signed in November 2000; the Offer, at a price of 41.413 Euro per ordinary share and 42.246 Euro per preference share, achieved full acceptance, which meant a total outlay of 62 million Euro, and brought SANPAOLO IMI’s shareholding to 21% and that of Cassa di Risparmio di Firenze to 7%.

The collaboration agreements between SANPAOLO IMI, Cassa di Risparmio di Firenze and Cassa dei Risparmi di Forlì concerning the distribution of insurance and asset management products, leasing, debt placement and financing and consultancy for companies and local authorities also became operational during the first half of 2001. In particular, Cassa dei Risparmi di Forlì began distributing Sanpaolo Vita policies and fund-based portfolio management by Sanpaolo IMI Asset Management, as well as mutual funds managed by CR Firenze Gestion Internationale, through its network of about 60 branches.

Among the steps taken to reinforce the Group’s positioning on the domestic market, there is also the ongoing effort to raise the level of specialization in the production and distribution structures with the purpose of improving the provision of services to the various customer segments; in particular:

•                  the completion of the project to establish an autonomous Business Area dedicated to Wealth Management, functionally separate from the branch network, to provide products and services to distribution networks within the Group, as well as to institutional investors and other networks. April saw the final transfer of the Parent Bank’s interests in subsidiaries handling mutual funds, portfolio management, private banking and life insurance to the new holding company, Wealth Management Sanpaolo IMI;

•                  the development by the Sanpaolo Network of a new organizational model geared to specialize each branch in the prevalent customer segment: households, small entrepreneurs and companies. The distribution structure in this Area was also reinforced by the launch to customers of information and statement services through the Internet and mobile phone as part of a plan to introduce a multi-channel distribution model.

Alliances and commercial agreements abroad

Among the main initiatives completed in 2001 by SANPAOLO IMI, the collaboration agreements with the French Group Caisse des Dépôts et Consignations (CDC) are to be noted; at the beginning of October, the two Groups formally signed a “Protocol of Agreement” which laid down the guidelines for industrial and commercial collaboration and defined their reciprocal commitments in terms of shareholdings.

Towards the end of 2001 the two Groups started identifying the initiatives by which they could put their understandings into practice, defining the priority areas which are most likely to hold interesting opportunities for joint development; in particular:

•                  in asset management, where the two Groups are among the leaders in their respective domestic markets, opportunities of reciprocal marketing and creation and development of new lines of innovative and specialist products, exploiting their respective management experiences, are being examined;

•                  in private equity, where the two Groups are already collaborating on the basis of the agreement concluded last year between NHS and CDC Partecipation, joint investment opportunities in France and Italy, as well as possible investments, on a reciprocal basis, in specialist funds are currently being evaluated;

•                  in capital markets, Banca IMI and CDC Ixis Capital Market are assessing the possibility of operating agreements, in particular in debt and equity markets;

•                  in financing of projects and infrastructure, ways to participate jointly in pool financings in the various sectors of interest have been examined.

The collaboration between the two Groups may be extended to other operating areas such as retail banking, e-banking, life insurance, custody services, property management and financial guarantees.

As envisaged under the agreement, the CDC Group acquired a 2% stake in SANPAOLO IMI at the beginning of October, for 323 million Euro; in December, SANPAOLO IMI formalized its exchange of shares with the Eulia Group, the newly constituted holding company that controls the Caisse des Dépôts et Consignations Group and Caisse d’Epargne Group, buying in turn an interest for the same amount in CDC Ixis, the CDC Group’s investment bank, equal to around 3.5% of the share capital.

Still in Europe, initiatives for joint development with the Santander Central Hispano Group continued. In particular the following should be remembered:

•                  the project launched in 2000 in partnership with The Royal Bank of Scotland and Société Générale, to create an Internet platform to offer on line treasury and capital market products to companies and institutional investors. To this end, a UK company called Centradia Group was set up and became operational in November with subsidiaries Centradia Services, which manages the IT platform, and Centradia, which acts as a broker;

•                  the agreement, signed on 9 February 2002, with All Funds Bank (AFB), part of the Santander Central Hispano Group, a central buyer of third-party mutual funds; the project involves a strategic partnership based on sharing the AFB platform.

Development initiatives abroad

SANPAOLO IMI has identified selected foreign countries where it could apply the experience gained in Italy by the Group in the field of private banking. In particular, at the end of 2000, Banca Fideuram acquired the Wargny group, which can claim, besides a pre-eminent position in France in traditional and on line securities brokerage, a niche presence in private banking. In accordance with the lines of development laid down in Wargny’s new business plan approved in early 2001, in July Banque Privée Fideuram Wargny was granted authorization to carry on business as a bank, launching asset management services according to the business model successfully experimented by Fideuram in Italy; the corporate structures of the French group were rationalized at the same time.

Again in the field of international private banking, in February Fideuram Bank (Suisse), with offices in Lugano and Zurich, begun operations.

SANPAOLO IMI also took steps to strengthen its operations in Central Eastern European countries with high growth potential. In particular, after the positive conclusion of the due diligence on Banka Koper at the end of July, an agreement was signed on 30 October 2001 with the main shareholders for the acquisition of a majority stake in the Slovenian bank’s share capital. At the end of

November, SANPAOLO IMI paid 37 million Euro for an initial 15% interest in the bank and launched a Public Offer for all of the other shares. All of the shareholders who accepted the offer were granted a nontransferable put option on the residual shares (at the same price as the Public Offer plus interest, net of the dividend), which could be exercised between 31 December 2002 and 31 July 2006. The bid was closed on 25 February 2002 with acceptances on the part of 250,271 shares, equal to 47.1% of Banka Koper; the cost incurred in this operation amounts to 116 million Euro.

As a result of the takeover bid, SANPAOLO IMI now has 62.1% of Banka Koper, but will temporarily limit its voting rights to 32.99%. This in compliance with the authorization granted by the Bank of Slovenia which forms part of a process of gradually opening up the share capital of the country’s main banks to European banking groups, also in view of Slovenia’s imminent membership of the European Union.

Banka Koper is Slovenia’s fourth largest banking institute in terms of total assets and operates through a network of 37 branches concentrated in the area of Ljubljana; its deposits come mainly from retail customers, while its loans are mainly corporate; it is also one of Slovenia’s main issuers of debit and credit cards and is active in the fields of trading and fund management. It has a share of around 7% of the Slovenian market, which has close commercial ties with Italy and is among the most interesting markets in that part of Europe in terms of its macroeconomic indicators and growth prospects.

This operation takes on particular interest in light of the coming integration with Cardine Banca, whose business customers, largely concentrated in the North East of Italy, are keen to intensify trade relations with the markets in Eastern Europe.

In July, Sanpaolo Vita signed a letter of intent to create a new bancassurance company in a joint venture with Agrotiki Life & Health, a Greek insurance company controlled by the Agricultural Bank of Greece, the country’s number two bank, with a network of more than 440 branches. This new company, which should become operational in 2002, will progressively broaden its activities from Greece to the Balkans, opening up interesting opportunities for Sanpaolo Vita in countries where the life insurance market has considerable growth prospects, both in relation to the imminent reform of the local pension system, and in connection with the process of upgrading to the standards of the rest of the other more financially developed markets of the European Union.

Steps to rationalize the Group structure

In the first half of 2001, SANPAOLO IMI defined a plan for the rationalization and structural containment of costs in order to further improve the levels of Group efficiency. This plan, which was launched in June and will be completed over a period of two years, consists of two distinct projects:

•                  the creation of a Macchina Operativa Intragruppo for SAN-PAOLO IMI and Banco di Napoli, centralising their information systems, auxiliary systems and back office functions;

•                  a reorganization of the Parent Bank and subsidiaries’ head office functions.

The Macchina Operativa Intragruppo project envisages the unification in a single organizational structure of the information systems and support functions of the Parent Bank and Banco di Napoli. Thanks to a common IT platform and the same operating system, the Group’s two commercial banks will be able to optimize investments in new technologies and personnel. The principal benefits will be:

•                  a significant reduction in costs at Group level in information technology and auxiliary activities;

•                  making available SANPAOLO IMI’s multi-channel information system to Banco di Napoli, with its greater functionality and emphasis on customer segmentation;

•                  the creation of a structure and an IT platform that in future can be extended to other banks, whether inside or outside the Group.

Creating the Macchina Operativa Intragruppo represents an important element in the series of measures taken to reinforce and develop the operations of Banco di Napoli, in accordance with the guidelines laid down in the relaunch plan approved by mid 2001. The plan aims to make Banco di Napoli a point of reference for households and small-and medium-sized companies in the South of Italy by focusing on the geographical areas where it has its historical roots, and the fulfillment of an efficiency plan which, among other things, provides for the disposal of all activities that are not strategic for the core business.

The Banco has already taken the following steps during 2001, in line with the objectives of the relaunch plan:

•                  restructuring of the domestic distribution network: 11 territorial areas have been identified, reorganizing the former structure made up of areas, regional offices and dependent offices;

•                  the revision of the subsidiaries’ structure: Fumagalli & Soldan, a subsidiary, was sold off in November; a contract was stipulated to dispose of the investment held in Datitalia, while the sale was completed at the beginning of 2002; fund management activities were concentrated in Wealth Management, to which Banco di Napoli Asset Management will be transferred during the course of 2002;

•                  withdrawal from the activities carried on by the foreign network: the Hong Kong branch has been transferred to the Corporate Area of the Parent Bank SANPAOLO IMI; the London branch was sold to third parties in February 2002; the operations of the New York branch were cut back in view of its voluntary liquidation, decided in January 2002;

•                  a voluntary incentive retirement scheme: in 2001 this initiative led to agreements for the departure of some 500 employees.

To foster integration of Banco di Napoli within the Group, SANPAOLO IMI has also carried out various transactions with a view to achieving a total stake in the Naples bank by:

•                  launching a residual public Offer for the outstanding ordinary shares of Banco di Napoli; the transaction was completed in May 2001 and involved 42.1 million ordinary shares of the Banco which were bought at 1.549 Euro per share, the price established by Consob. At the closing, 84.92% of the shares in question (1.92% of the Banco’s ordinary share capital) had been tendered; the outlay incurred by SANPAOLO IMI was therefore equal to 55.4 million Euro and the total stake held in Banco di Napoli’s ordinary share capital rose from 97.74% to 99.66%. Banco di Napoli’s ordinary share was delisted from 1 June 2001 and SANPAOLO IMI exercised its right to buy up the residual shares in the Banco, given that it already held more than 98%; this operation was completed at the end of September and involved 6.3 million shares, which were bought for 1.549 Euro each, which was the price established by an expert appointed by the President of the Naples Court, with an outlay of 9.8 million Euro;

•                  the launch in March 2002 of a voluntary Public Offer for all of the Banco’s outstanding non-convertible savings shares, a total of around 127 million; the total outlay, on the basis of the price fixed at 1.30 Euro per share, is valued at 165 million Euro in the case of total acceptance and will be wholly financed with own funds. The achievement of a level of acceptances, to reach a stake at least equal to the absolute majority of the savings capital, taking account of the 0.85% stake already held by SANPAOLO IMI, will be a condition of effectiveness of the Offer.

The agreements with Compagnia di San Paolo involving various equity investments also form part of the interventions designed to rationalize the Group structure; they provide for SANPAOLO IMI to sell to the Compagnia an 8% stake in Cardine Banca out of its current shareholding of 10.8%; this is meant to take place prior to the merger with Cardine Banca. In turn, SANPAOLO IMI:

•                  following the restructuring of NHS, with the partial spinoff of the company, which involved transferring its private equity activities to a “newco” (NHS S.p.A.) and maintaining the activity which consists of the increase in value of the portfolio of significant industrial investments held by the company spun off (which took on the name of IMI Investimenti) will take its stake in IMI Investimenti to 90% and acquire a residual interest in new NHS;

•                  will take over 100% of CIP - Compagnia di San Paolo Investimenti Patrimoniali; this shareholding will be transferred to Banca OPI, increasing the subsidiary’s net equity.

The value of the Cardine shares involved in this transaction was established by making reference to the implicit value that resulted from applying the exchange ratio envisaged by the merger project between SANPAOLO IMI and Cardine to the average value of SANPAOLO IMI’s stock during a period of time decided by the parties, while the equity investments acquired are valued as follows:

•                  IMI Investimenti and the new NHS, on the basis of their pro forma consolidated net equities at the end of 2001;

•                  CIP, based on the economic value of the company.

These values are subject to a fairness opinion issued by a leading investment bank.

Other important initiatives

Other important initiatives during the year included two operations designed to further improve asset quality:

•                  at the end of May there was the sale without recourse of short-term unguaranteed non-performing loans with a book value of around 110 million Euro; the operation was settled at a price of 2 million Euro above net book value;

•                  the sale to a leading Italian company of 100% of Sanpaolo Immobiliare, the company that specializes in managing the non-performing mortgage loans sold without recourse by the Parent Bank in 1994; this transaction, which was completed at the beginning of July, reduced the net book value of the Group’s non-performing loans by 45 million Euro and led to a pre-tax capital gain of 5 million Euro.

Lastly, there were two important disposals of equity investments:

•                  the sale in June of a 10.7% interest in Beni Stabili, out of the Bank’s total shareholding of 14.2%; this transaction generated a capital gain of 50 million Euro;

•                  NHS, the SANPAOLO IMI Group’s merchant bank, sold its 6.2% interest in Montedison, making a capital gain of 228 million Euro; NHS then bought a 7.8% interest in Italenergia, which made the Group one of the company’s principal shareholders, together with FIAT, EDF, IntesaBCI and Banca di Roma.

Consolidated results

In 2001, the results of the SANPAOLO IMI Group have been influenced by the negative state of the market, which led to a general reduction in profit margins compared with the pro forma statement of income for 2000, which has been reconstructed for comparison purposes on the assumption that Banco di Napoli and Wargny were acquired as of 1 January 2000.

This reduction was attenuated by the measures taken at the end of the first half to hold down operating costs and to make full use of all tax planning opportunities; net income therefore came in at 1,203 million Euro, which is only slightly lower than the figure of 1,231 million Euro posted in 2000 (-2.3%).

Net interest income

The net interest income earned by the Group in 2001 amounted to 2,788 million Euro, 3% down on the previous year; the trend was also affected by factors not attributable to ordinary operating conditions:

•                  the booking of lower interest income on mortgage loans (22 million Euro), in accordance with decree law 394/2000, converted into law 24/2001;

•                  higher interest expense, 23 million Euro, paid by Banco di Napoli on the liquid assets of the supplementary personnel pension fund spun off in July; these charges were also reflected in a corresponding reduction in personnel cost.

Without these factors, Group net interest income would have shown a reduction of 1.4%, prevalently attributable to the progressive contraction in market interest rates and

Net interest income

	2001	2000 pro forma	Change 2001 / 2000 pro forma
	(€/mil)	(€/mil)	(%)
Interest income and similar revenues	8,016	8,441	-5.0
Interest expense and similar charges	-5,322	-5,636	-5.6
Reclassification (1)	94	69	+36.2
Net interest income	2,788	2,874	-3.0

(1)       The reclassification refers to the net interest income of the Banca IMI group which, in the interests of better management disclosure of the SANPAOLO IMI Group results, has been reclassified under “Profit and losses from financial transactions and dividends on shares” as it is more closely related to securities dealing.

spreads which began towards the end of 2000 and continued throughout 2001.

As regards market interest rates, the 3-month Euribor rate went down by 1.54 percentage points, from 4.88% at the end of 2000 to 3.34% at the end of December 2001; the average rate for the whole of 2001, namely 4.27%, was 11 basis points lower than in 2000; on average, the 10-year BTP fell by 40 basis points.

In 2001, the yield on the Group’s interest-earning assets came to 5.88%, 23 basis points less than in 2000; the cost of interest-bearing liabilities, on the other hand, fell by 19 basis points, from 4.07% to 3.88%. The average spread on customer deposits and loans, excluding repurchase agreements, came to 2.81% in 2001, compared with 2.94% in 2000.

The average balances of the Group’s interest-earning assets in 2001 showed a reduction of 1.8% compared with the previous year; as part of this, the average amount of customer loans, excluding repurchase agreements, on the other hand increased by 3.4%.  On the liability side, there was a 1.5% fall in the average volume of customer deposits, excluding repurchase agreements, brought about by a 4.7% reduction in securities issued.

Net interest and other banking income

The Group’s net interest and other banking income in 2001 was 5,877 million Euro, a decrease of 4.7% compared with the previous year.

Net commissions, 2,608 million Euro, showed a decline of 8.6%, which is totally attributable to asset management and dealing activities: indeed, commission income from management, dealing and advisory services went down by 15.4%; as part of this, it is worth emphasizing the growth

Analysis of average amounts, interest and rates

	2001			2000 pro forma
	Average amount	Interest	Average rate	Average amount	Interest	Average rate
	(€/mil)	(€/mil)	(%)	(€/mil)	(€/mil)	(%)
Interest-earning assets	126,462	7,440	5.88	128,801	7,874	6.11
• loans to customers	89,839	5,721	6.37	86,886	5,738	6.60
• due from banks	15,388	654	4.25	16,967	817	4.82
• securities	14,563	743	5.10	15,794	879	5.57
• repurchase agreements	2,798	126	4.50	4,600	213	4.63
• other interest-earning assets of Banco di Napoli	3,874	196	5.06	4,554	227	4.98
Non interest-earning assets (1)	45,047			44,784
Total assets	171,509	7,440		173,585	7,874

Interest-bearing liabilities	119,744	4,652	3.88	122,855	5,000	4.07
• direct customer deposits	89,324	3,176	3.56	90,716	3,318	3.66
• due to customers	52,586	1,319	2.51	52,162	1,252	2.40
• securities issued	36,738	1,857	5.05	38,554	2,066	5.36
• due to banks	18,014	847	4.70	22,150	1,190	5.37
• repurchase agreements	7,109	313	4.40	6,168	240	3.89
• subordinated liabilities	5,297	316	5.97	3,821	252	6.60
Non interest-bearing liabilities (1)	44,519			44,083
Shareholders’ equity	7,246			6,647
Total liabilities and shareholders’ equity	171,509	4,652		173,585	5,000
Net interest income		2,788			2,874

(1)       This figure includes Banca IMI group’s average volumes, in line with the reclassification of the related interest income and expense.

in net commissions deriving from the placement of insurance products, up from 86 million Euro in 2000 to 109 million Euro in 2001 (+10.5%).

All of the other commission items are up as well, partially offsetting the drop in revenues from asset management and dealing: there was an increase of 16.5% in loans and guarantees, helped in particular by syndacated loans carried out at the end of the year; the commissions related to the management of deposits and current accounts rose by 4.2%, while those earned on collection and payment services rose by 1.8%. Within other commissions, merchant banking contributed 11 million Euro.

In total, Group net commissions in 2001 came to 72.4% of administrative costs; in particular, they were more than sufficient (117.4%) to cover personnel costs.

Profits from financial transactions and dividends on shares in 2001 amounted to 274 million Euro, 7.4% down on the previous year. The trend during the year was conditioned by the difficult state of the market in general, which had a particularly negative impact on the investment banking activity.

Profits from companies carried at equity and dividends from shareholdings amounted to 207 million Euro, up 40.8% on the previous year. Specifically:

•                  dividends distributed by companies outside the Group doubled compared with 2000, rising to 128 million Euro; they include 38 million Euro distributed by Santander Central Hispano, 27 million Euro deriving from the 10.8% interest in Cardine Banca and 25 million Euro received from the investments held by NHS, the Group’s merchant bank;

•                  profits from companies carried at equity came to 79 million Euro; as part of this, it is worth highlighting the significant growth achieved by the Wealth Management’s insurance companies, Sanpaolo Vita and Sanpaolo Life, which contributed 55 million Euro, compared with 27 million in 2000.

Net interest and other banking income

	2001	2000 pro forma	Change 2001 / 2000 pro forma
	(€/mil)	(€/mil)	(%)
Net interest income	2,788	2,874	-3.0
Net commissions and other net dealing revenues	2,608	2,852	-8.6
• management, dealing and advisory services	1,770	2,092	-15.4
• loans and guarantees	233	200	+16.5
• collection and payment services	174	171	+1.8
• deposits and current accounts	297	285	+4.2
• other services and net dealing revenues	134	104	+28.8
Profits and losses from financial transactions and dividends on shares	274	296	-7.4
Profits from companies carried at equity and dividends from shareholdings	207	147	+40.8
Net interest and other banking income	5,877	6,169	-4.7

Operating income

Group operating income in 2001 amounted to 2,118 million Euro, 15.8% down on the previous year.

Mention should be made of the positive effects of the measures launched by the Group during the first half to hold down costs on a structural basis: these measures did in fact lead to a steady decline in the rate at which costs were growing, enabling the Group to post administrative costs in 2001 of 3,600 million Euro, substantially in line with the previous year (+0.8%).

In particular, personnel costs went down by 1.6% to 2,221 million Euro; contributions to this positive trend came not only from the savings achieved by Banco di Napoli as a consequence of the steps to cut the number of staff and the effects of spinning off the supplementary staff pension fund, but also from a more flexible approach to remuneration introduced by the Group’s companies which made it possible to restrict the variable part of the payroll, given the decline in revenues.

Other administrative costs increased by 6.4% on 2000, at 1,180 million Euro; this increase also includes certain charges of a non-recurring nature incurred by the Group in the latter part of the year in connection with the external growth initiatives currently being carried out, as well as completion of the procedural updates and other matters related to the physical introduction of the Euro.

Adjustments to tangible and intangible fixed assets in 2001 amounted to 393 million Euro, an increase over the year of 19.1%; this increase was mainly the result of the higher capital investments made to strengthen the distribution channels during the second half of 2000.

Income before extraordinary items

Group income before extraordinary items came to 1,231 million Euro, 27.5% lower than the previous year.

Operating income

	2001	2000 pro forma	Change 2001 / 2000 pro forma
	(€/mil)	(€/mil)	(%)
Net interest and other banking income	5,877	6,169	-4.7
Operating costs	-3,759	-3,655	+2.8
• administrative costs	-3,600	-3,572	+0.8
• personnel	-2,221	-2,256	-1.6
• other administrative costs	-1,180	-1,109	+6.4
• indirect duties and taxes	-199	-207	-3.9
• other operating income, net	234	247	-5.3
• adjustments to tangible fixed assets	-214	-185	+15.7
• adjustments to intangible fixed assets	-179	-145	+23.4
Operating income	2,118	2,514	-15.8

Adjustments to goodwill and merger and consolidation differences, 150 million Euro, showed a decrease of 14.8% on the previous year: this item includes 85 million Euro related to goodwill amortization of Banco di Napoli.

Provisions and net adjustments to loans and financial fixed assets came to 737 million Euro, 15.3% more than in 2000 (639 million Euro).

In this respect, it should be noted that the adjustments made in 2001 reflect the higher provisions for credit risks (362 million Euro from 272 million in 2000), prudently taken against the deterioration in the economic scenario; they were designed:

•                  on the one hand, to cover the writedowns to market value of specific positions; more specifically adjustments were made on Enron’s position for 52 million Euro, which raised the coverage of the non-guaranteed portion to 70%;

•                  on the other, to increase the provisioning for the inherent risk associated with performing loans. At the end of the year, the general adjustments to cover the risk inherent in performing loans amounted to about 700 million Euro, providing coverage of 0.75% of performing loans.

In contrast, the provisions for risks and charges returned to normal levels, after the peak reached in 2000 to cover the effects of the possible renegotiations of subsidized building mortgages.

Writedowns of 223 million Euro were also made to equity investments - those held in portfolio and those held for merchant banking purposes - compared with 6 million in 2000.

Net income

Net extraordinary income of 392 million Euro, 2.5% lower than 402 million in 2000, contributed to the net income of 1,203 million Euro. Extraordinary income of the year included:

Income before extraordinary items

	2001	2000 pro forma	Change 2001 / 2000 pro forma
	(€/mil)	(€/mil)	(%)
Operating income	2,118	2,514	-15.8
Adjustments to goodwill and merger and consolidation differences	-150	-176	-14.8
Provisions and net adjustments to loans and financial fixed assets	-737	-639	+15.3
• provisions for risks and charges	-136	-346	-60.7
• adjustments to loans and provisions for guarantees and commitments	-368	-272	+35.3
• net writedowns	-499	-578	-13.7
• net provisions for guarantees and commitments	-12	-12	—
• recoveries	143	318	-55.0
• net adjustments to financial fixed assets	-233	-21	n.s.
• net adjustments of equity investments	-223	-6	n.s.
• net adjustments of investment securities	-10	-15	-33.3
Income before extraordinary items	1,231	1,699	-27.5

•                  228 million Euro of capital gains made by NHS following the sale of its 6.2% stake in Montedison;

•                  50 million Euro in capital gains realized on the sale of a 10.7% stake in Beni Stabili;

•                  30 million Euro in capital gains realized on the sale of own shares to Fondazione Carivenezia in connection with the acquisition of a 10.8% stake in Cardine Banca.

Extraordinary charges included 114 million Euro in provisions made by Banco di Napoli for risks and charges that could arise for the Banco in connection with staff pensions.

The Group’s tax rate was 19.6%, lower than the 36.6% in 2000. This is largely due to the recovery by subsidiaries of prior tax losses companies for which the corresponding prepaid taxes were not posted as there was no guarantee of adequate future profits to absorb them, as well as to tax savings of an extraordinary nature related to actions of rationalization of the structure of the Group in Italy and abroad.

Net income

	2001	2000 pro forma	Change 2001 / 2000 pro forma
	(€/mil)	(€/mil)	(%)
Income before extraordinary items	1,231	1,699	-27.5
Net extraordinary income	392	402	-2.5
• net gains on disposal of equity investments	426	259	+64.5
• other net extraordinary items	-34	143	n.s.
Income before taxes	1,623	2,101	-22.8
Income taxes for the period	-318	-770	-58.7
Change in reserves for general banking risks	-1	2	n.s.
Income attributable to minority interests	-101	-102	-1.0
Net income	1,203	1,231	-2.3

Embedded value of the life portfolio

Group net income includes the net accounting results of the Group’s life insurance companies; namely:

•                  Sanpaolo Vita and its subsidiary Sanpaolo Life, both of which belong to Wealth Management, contributed 55 million Euro to Group net income;

•                  Fideuram Vita, whose results were affected by substantial extraordinary provisions, contributed net income of 5 million Euro.

To fully understand the meaning of these results, it is worth remembering that one of the most significant indicators of an insurance company’s performance is the increase over the period in its so-called “embedded value”. Embedded value is in fact an estimate made by actuarial methods of the economic value of a company with a closed portfolio, that is disregarding whatever value can be given to future business; this is understood as being the sum of two elements:

•                  the company’s net equity adjusted to market values at the valuation date;

•                  the value of the portfolio of policies outstanding at the valuation date, calculated as the net present value of the after-tax earnings that the existing portfolio will generate, based on actuarial probabilities, over the years up to its natural expiry, adjusted for the necessary capital cost linked to the restriction created by the solvency margin.

The calculation of the embedded value of the life insurance business at 31 December 2001 was carried out with the assistance of the actuarial divisions of leading consultancies, according to the following criteria:

•                  before valuing the current portfolio, an actuarial examination was carried out on the companies’ contract portfolios, and the expected future operating scenarios were defined. Key elements in the definition of such scenarios are the assumptions that were made about future asset yields, mortality trends, management costs of the portfolios in question, the trend in early surrenders of policies for anomalous reasons and in options exercised by customers, as well as the tax burden;

•                  subsequently, a comparison was made, based on generally accepted actuarial procedures, between the operating scenarios used to calculate premiums for the current portfolio and the expected scenarios, as formulated above. This gave rise to a series of estimated values of the profits that the portfolio will generate in each of the years of its residual life, net of tax charges and the necessary capital cost connected with maintaining the solvency margin;

•                  this series of values was then discounted at a rate equal to the current rate of interest on a risk-free investment, raised by a certain amount to take account of the uncertainties in the flow of profits outlined above, largely because of the uncertainty whether the underlying assumptions will come true in real life.

The assumptions taken into consideration when formulating the future operating scenarios take account of the characteristics of the various companies’ portfolios. More specifically, as regards the yield rate on assets, an average rate curve of 4.8% was assumed for Sanpaolo Vita, a rate of 6.0% for Sanpaolo Life and a rate of 4.9% for the segregated portfolios and 6.25% for the unit linked portfolios for Fideuram Vita. As for the discounting rates, an annual rate 2.25% higher than the above yield rate curve was used for Sanpaolo Vita, while for Sanpaolo Life and Fideuram Vita discounting rates of 7.85% and 8% respectively were used.

On these bases, an estimate of the increase in the embedded value of the Group’s life insurance business during 2001 was calculated, taking into account not only the inherent value of the Group’s life insurance companies, but also the part of the embedded value that is allocated to the other Group companies to which the insurance companies pay sales, management or maintenance commissions. The results of this estimate are shown in the table below.

Embedded value of the life business

	Life business Wealth Management	Life business Banca Fideuram
	(€/mil)	(€/mil)
Embedded value as of 31/12/2000	646	747	(1)
Embedded value as of 31/12/2001	752	743
Change in the embedded value during 2001	106	-4
of which: increase in value attributable to new production	114	48
Dividends distributed	39	19
Increase of capital	-100	—
Fees during the year	41	—
Value added during the year	86	15

(1)       Banca Fideuram’s embedded value at 31/12/2000 has been changed in accordance to the refinement of the methodologies performed in 2001.

Note that the embedded value of the life insurance business at Group companies that earn sales, management or maintenance commissions from the Group’s life insurance companies is estimated as the net present value of the specific profits, net of costs and after taxes, that such companies will earn on the policy portfolio up to the end of their contractual commitment.

The estimated increase in embedded value during 2001 for the Group’s life insurance business is 106 million Euro for the operations carried on by Wealth Management, while Banca Fideuram showed a reduction of 4 million Euro. The value added during the year, considering the dividends distributed by the life insurance companies to other companies of the Group (net of the increase in capital at Sanpaolo Vita) and commissions, comes to 86 million Euro for Wealth Management and 15 million Euro for Banca Fideuram.

Operating volumes and organization

Assets managed on behalf of customers

SANPAOLO IMI’s customer financial assets at the end of 2001 came to 305.4 billion Euro, an increase of 1.3 billion Euro since the start of the year (+0.4%). The change that took place during the year was conditioned by the devaluation of assets under management and administration due to the negative trend in financial markets; though this was more than offset by the significant inflows generated by the Group’s distribution networks.

Within this total, asset management, which is considered the priority segment, continued to be the principal component in terms of volumes: at the end of December 2001, it represented 41.2% of customer financial assets, compared with 35% for direct deposits and 23.8% for asset administration.

Asset management and administration

Assets under management came to 126 billion Euro at the end of 2001; compared with the start of the year, there was a reduction of 2.9 billion Euro (-2.3%) caused by a devaluation of the existing stock of 9.7 billion Euro, partially offset by a net flow of 6.8 billion Euro.

As part of this, mutual funds and fund-based portfolio management fell by 6.3 billion Euro (-6%) on December 2000, particularly hit by the negative performance in equities; the trend of the year was characterized by a recomposition into bond funds, whose weight on the total rose

Customer financial assets

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	(€/mil)%		(€/mil)%		(%)
Asset management	125,977	41.2	128,913	42.4	-2.3
Asset administration	72,643	23.8	71,084	23.4	+2.2
Direct deposits	106,784	35.0	104,144	34.2	+2.5
Customer financial assets	305,404	100.0	304,141	100.0	+0.4

Asset management

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Mutual funds and fund-based portfolio management	99,636	79.1	105,980	82.2	-6.0
Portfolio management	7,511	6.0	8,139	6.3	-7.7
Life technical reserves	18,830	14.9	14,794	11.5	+27.3
Asset management	125,977	100.0	128,913	100.0	-2.3

Change in assets under management

	2001	2000 pro forma
	(€/mil)	(€/mil)
Net inflow for the period	6,752	15,113
• Mutual funds and fund-based portfolio management	2,053	11,928
• Portfolio management	336	127
• Life technical reserves	4,363	3,058
Performance	-9,688	-5,698
Change in assets under management	-2,936	9,415

from 42.2% to 52.8%, compared with a decline in the weight of equity funds (from 38.8% to 32%) and balanced funds (from 19% to 15.2%). Group net flow during 2001 came to 2.1 billion Euro; in particular flows in the domestic market, including investments in funds by portfolio management and life insurance, amounted to 1 billion Euro, compared with 556 million Euro for the system as a whole; at the end of the year, SANPAOLO IMI had a market share of 18.9%, ranking it in first place among its Italian competitors.

Within asset management, it is also worth highlighting the positive performance of the insurance sector: life technical reserves continued to grow rapidly during the course of the year, being one of the types of investments that customers preferred at a time when financial markets were highly volatile. Overall, the Group’s distribution networks generated a net flow of 4.4 billion Euro, raising the year end amount to 18.8 billion Euro (+27.3%).

Asset administration volumes also rose during the year to reach 72.6 billion Euro at the end of 2001 compared with 71.1 billion at the end of 2000, an increase year-on-year of 2.2%.

The assets managed by the Group on behalf of insurance companies, banks, pension funds and other entities came to 3.9 million Euro at the end of the year. In the field of pension funds, where assets amounted to 1.7 million Euro, operations continued in the area of open-ended funds distributed by the Sanpaolo Network and by the financial planners of Banca Sanpaolo Invest and Banca Fideuram.

Direct deposits

Direct customer deposits at the end of 2001 came to 106.8 billion Euro, an increase of 2.6 billion Euro from the beginning of the year (+2.5%), helped by a particularly dynamic trend in the latter part of the year.

Customers preferences, given the uncertainty of the market, were directed in particular towards short-term investments: repurchase agreements rose during the year by 1.2

Mutual funds by type

	31/12/2001	31/12/2000
	%	%
Equity	32.0	38.8
Balanced	15.2	19.0
Bond	52.8	42.2
Total Group mutual funds	100.0	100.0

billion Euro (+15%), commercial paper by around 1 billion Euro (+33.2%) and current accounts and deposits by 0.3 billion Euro (+0.6%).

Within medium- and long-term funding, the outflow of certificates of deposit continued, down 6.1% from the end of 2000, while there were signs of recovery in the bond sector, with year-on-year growth of 4.2%. In line with the funding policies adopted by the Bank, two Tier II subordinated bonds were also issued for a total of 0.5 billion Euro; subordinated liabilities, not included in customer deposits, rose to 5.6 billion Euro (+8.7%).

The Group’s share of the domestic market for direct customer deposits came to 8.4% at the end of 2001.

Loans to customers

At the end of 2001 the amount of loans to customers, excluding net non performing loans and loans to SGA, the company into which Banco di Napoli’s doubtful loans were transferred, were 94.1 billion Euro, showing a fall in the 12 months of 0.9%.

Direct customer deposits

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Current accounts and deposits	53,724	50.3	53,396	51.3	+0.6
Certificates of deposit	8,346	7.8	8,888	8.5	-6.1
Bonds	27,695	25.9	26,589	25.5	+4.2
Commercial paper	4,137	3.9	3,107	3.0	+33.2
Repurchase agreements and securities lending	9,133	8.6	7,944	7.6	+15.0
Other deposits	3,749	3.5	4,220	4.1	-11.2
Direct customer deposits	106,784	100.0	104,144	100.0	+2.5

Loans to customers

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Short-term loans	38,652	39.8	41,438	42.0	-6.7
Medium- and long-term loans	55,433	57.1	53,515	54.2	+3.6
Loans to customers excluding net NPLs and SGA loans	94,085	96.9	94,953	96.2	-0.9
Net non-performing loans	930	1.0	1,015	1.0	-8.4
SGA loans	2,041	2.1	2,738	2.8	-25.5
Loans to customers	97,056	100.0	98,706	100.0	-1.7

Within this total, medium- and long-term loans were the more active component, showing an annual growth of 3.6%. In this field good progress in lending to the retail sector continued: mortgages disbursements by the Sanpaolo Network to households were 1.7 billion Euro in 2001, up by 8% on the previous year.

In an economic context of persistent weakness, short-term loans, which saw a rapid expansion in 2000, largely in connection with extraordinary corporate finance deals on the part of large Italian groups, fell by 6.7% in 2001; this outflow also took place mainly towards the end of the year, following the repayment of certain very large loans.

Loans to customers by counterparty

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Loans to households	15,489	16.0	14,736	14.9	+5.1
Loans to family businesses and non-financial companies	54,977	56.6	55,895	56.6	-1.6
Loans to financial companies	13,669	14.1	14,765	15.0	-7.4
Loans to governments and public bodies (1)	12,535	12.9	12,756	12.9	-1.7
Other	386	0.4	554	0.6	-30.3
Loans to customers	97,056	100.0	98,706	100.0	-1.7

(1)       Excluding Banca OPI’s loans to municipalized companies (included among loans to financial companies).

Loans to customers by type of lending

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Loans to households	15,489	16.0	14,736	14.9	+5.1
• Domestic network	14,299	14.8	13,534	13.7	+5.7
• overdraft	1,148	1.2	1,178	1.2	-2.5
• personal loans	934	1.0	900	0.9	+3.8
• mortgage loans	11,571	11.9	10,898	11.0	+6.2
• other	646	0.7	558	0.6	+15.8
• Foreign network	1,190	1.2	1,202	1.2	-1.0
Loans to family businesses, companies, governments, public bodies and others	81,567	84.0	83,970	85.1	-2.9
• Domestic network	69,035	71.1	70,434	71.4	-2.0
• overdraft	9,028	9.3	9,981	10.1	-9.5
• repurchase agreements	2,567	2.6	2,193	2.2	+17.1
• import/export financing	2,183	2.2	2,234	2.3	-2.3
• leasing	2,082	2.1	1,753	1.8	+18.8
• mortgage loans	32,985	34.1	33,209	33.7	-0.7
• other	20,190	20.8	21,064	21.3	-4.1
• Foreign network	12,532	12.9	13,536	13.7	-7.4
Loans to customers	97,056	100.0	98,706	100.0	-1.7

As regards customer economic segments, the most dynamic trend in 2001 was shown by loans to households (+5.1%).

It should also be mentioned that the current economic and political international crisis - the events of 11 September in particular - hit certain sectors more than others, above all air transport, tourism and hotels, entertainment and insurance. Total Group exposure to these sectors is 3% of the total loan portfolio, with almost half of them being counterparts in the insurance sector which have maintained a high level of lending quality. The telecommunications sector, which has attracted particular attention from the market over the last 12-18 months, constitutes 4.2% of total exposure in terms of loans and guarantees; its weight was reduced substantially during the course of the year.

It should also be remembered that the Group has a high degree of coverage for the risks related to current exposures; at the end of 2001, the reserve set aside to cover the risk inherent in performing loans represented 0.75% of total cash loans.

With reference to the operations of Group banks in Italy, the trend in loans was substantially uniform in the various geographical areas; the trend in loans to customers resident in Central Italy was slightly above average, mainly due to loans granted to the public sector.

The Group’s share of the domestic market for customer loans at the end of 2001 was 8.4%.

Finally, it should be noted that loans granted by the Group’s foreign network fell by 6.9% during the year.

Doubtful loans

The Group’s net doubtful loans at the end of 2001 amounted to 1,948 million Euro, 209 million less than at the end of 2000 (-9.7%). This positive trend was achieved by SANPAOLO IMI in a variety of ways: maintaining rigorous loan authorization criteria, intensive efforts devoted to debt recovery, and recourse to extraordinary operations. Among these the completion, in May, of a non-recourse sale of non-performing loans with a book value of about 110 million Euro and the sale, in July, of 100% of Sanpaolo Immobiliare, the company that handled the non-performing mortgage loans acquired without recourse from the Parent Bank in 1994, which led to a reduction in net non-performing loans of 45 million Euro, should be noted.

Analysis of loan portfolio

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Non-performing loans	930	1.0	1,015	1.0	-8.4
Problem, restructured and in course of restructuring loans	928	1.0	982	1.0	-5.5
Loans to countries at risk - customers	32	0.0	106	0.1	-69.8
Performing loans	95,166	98.0	96,603	97.9	-1.5
Total loans to customers	97,056	100.0	98,706	100.0	-1.7
Non-performing and problem loans - banks	1		1		—
Loans to countries at risk - banks	57		53		+7.5

In further detail, within customer loans, net non-performing loans fell at the end of December 2001 to 930 million Euro, a decrease of 85 million Euro from the start of the year; the ratio of net non-performing loans to net loans to customers remained at 1%. At the end of 2001, the Group’s non-performing loans coverage ratio was 75%, taking fiscal write-offs into account.

Problem, restructured and in course of restructuring loans came to 928 million Euro, down by 54 million Euro on the beginning of the year; taking account of fiscal write-offs, the coverage ratio was 28.1%.

The reduction in non-guaranteed loans to customers in countries subject to country risk was particularly significant, falling during the year from 106 to 32 million Euro; this was due above all to the repayment of loans to customers resident in Argentina, which, in net terms, at the end of the year were largely written-off.

Activities on financial markets

Dealing and treasury activities

The Group’s securities portfolio at the end of 2001 amounted to 22.1 billion Euro, down 11.5% compared with the end of 2000. The investment element fell to 3.3 billion Euro, representing 15% of the total, compared with 26.7% at the end of last year; this decrease is principally attributable to the operational refocusing of Banco di Napoli’s foreign network.

The dealing portfolio held by Banca IMI fell during the year to 7.4 billion Euro, a change of 23.4% over the year; at the end of 2001 the total balance consisted approximately 50% of government bonds and 35% of other types of bonds. Banca IMI reinforced its role as primary dealer on the more important government bond markets in Europe and consolidated its presence in Eurobonds issued by highly-rated entities.

The Parent Bank’s treasury securities portfolio at the end of the year amounted to 5.7 billion Euro, an increase of 24.2% since the start of the year. The portfolio was managed with a view to generating income and to satisfy the Group’s secondary liquidity needs in connection with refinancing transactions with the European Central Bank. The portfolio mix has continued to have a prevalence of government bonds: at the end of the year, CCTs and BOTs represented 60% of the total, while another 10% was accounted for by other government securities. The overall volume of securities traded by the Parent Bank amounted to 24 billion Euro; operations in repurchase agreements, used to satisfy the needs of retail and corporate customers, totalled 147 billion Euro, of which 82 billion Euro handled on the MTS/PCT platform.

Operations on the interbank market were carried out by both the Parent Bank and the subsidiaries that specialize in raising funds on foreign markets. About two-thirds of the volumes traded on the interbank market by the Parent Bank’s treasury activities involved funding in Euro; a significant part of the total, 228 billion Euro, was channeled through e-Mid, an on line circuit in which the Bank has maintained a market share of around 3.6%.

Securities, interbank position and derivatives

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Investment securities	3,308	15.0	6,671	26.7	-50.4
Dealing securities (1)	18,819	85.0	18,329	73.3	+2.7
Total portfolio	22,127	100.0	25,000	100.0	-11.5
Loans to banks	21,571		19,119		+12.8
Funding from institutional banking organizations	4,621		4,542		+1.7
Funding from other banks	23,301		25,054		-7.0
Derivatives and forward transactions in foreign currencies (at nominal value)	410,950		311,625		+31.9

(1)       This item includes SANPAOLO IMI shares bought by subsidiaries as part of their securities dealing activities, for 10 million Euro as of 31/12/2001 and 42 million Euro as of 31/12/2000.

As regards medium- and long-term funding, the activity involved certain important operations which made SANPAOLO IMI one of the leading issuers on the international market in terms of volumes and investor appreciation. Total funding raised in 2001 amounted to 5.2 billion Euro, of which 4.7 billion of senior notes and 0.5 billion represented by two Lower Tier II subordinated bond issues. A fair proportion of this funding, around 3.5 billion Euro, was achieved thanks to placements on foreign markets, while a smaller portion, 1.2 billion, was placed to customers of the Sanpaolo Network. Within senior loans, the Parent Bank carried out four public issues through its affiliate, Sanpaolo IMI Bank International of Madeira, for a total of 2 billion Euro.

Placement and advisory business

In 2001 Banca IMI confirmed its position as Italy’s leading underwriter in issues of Euro-denominated Eurobonds; during the year, the bank acted as lead manager or sole placer in 40 bond issues for a total of more than 13 billion Euro. In the area of financial institutions, the bank organized placements for Banca Antonveneta, CR Bolzano, CR Forlì and Findomestic Banca, the benchmark issues for Banca di Roma and Bear Sterns, as well as three separate issues of subordinated instruments for Banca Popolare di Milano; it also brought to market some important financing deals for corporate issuers such as Parmalat, ENEL, Reno de’ Medici and Grandi Navi Veloci. In securitisation, Banca IMI organized various groundbreaking operations, such as the securitization of INPS’ receivables and of public sector real estate, as well as the operation involving Mosaico Finance, the first multi-originator in Italy.

During 2001 Banca IMI confirmed its leadership position in the field of equity placements in Italy; in particular it achieved the number one position as Global Coordinator in terms of both the number of operations and the value of the placements, with a market share of 29% and 35% respectively. The main operations included placement of the fifth tranche of ENI, IPOs for Snam Rete Gas and Juventus and increases in capital for Olivetti and Banca Popolare di Milano; as regards pan-European offerings, Banca IMI acted as lead manager in Italy Orange’s for IPO.

In corporate finance the bank completed 14 operations, mainly relating to advisory services for acquisitions, sales and restructurings, as well as consultancy services for company valuation and partnership search. In particular the strong increase in cross-border activity, leading to the conclusion of some particularly important deals during the year, such as Buzzi Unicem’s acquisition of a stake in Dycherhoff and MTS’s purchase of Preussag’s boiler division, both in Germany, should be noted.

Equity investments

The Group’s investments in companies that are not consolidated on a line by line basis amounted to 4.7 billion Euro at period end, a net increase of 1.1 billion Euro with respect to the beginning of the year. The main operations, which have already been commented on above, were:

•                  the acquisition in January from Fondazione Cassa di Risparmio di Venezia of a 10.8% stake in Cardine Banca; SANPAOLO IMI paid for the investment by giving Fondazione Cassa di Risparmio di Venezia 27.5 million of own shares, equal to 1.96% of its share capital worth 516 million Euro;

•                  the purchase at the end of the year of a 3.5% interest in CDC Ixis, the investment bank of the CDC Group,

Non-consolidated equity investments

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount		Amount
	(€/mil)%		(€/mil)%		(%)
Investments	4,697	100.0	3,573	100.0	+31.5
• carried at equity	982	20.9	811	22.7	+21.1
• carried at cost	3,715	79.1	2,762	77.3	+34.5
• in listed companies	1,977	42.1	2,234	62.5	-11.5
• in other companies	1,738	37.0	528	14.8	n.s.

for 323 million Euro; this operation forms part of a partnership arrangement agreed with the French group during 2001;

•                  the acquisition by SANPAOLO IMI and Cassa di Risparmio di Firenze of 15% and 5% respectively of Cassa dei Risparmi di Forlì, bought from Fondazione Cassa dei Risparmi di Forlì. This deal, which was completed in June, involved an outlay of 122 million Euro for SANPAOLO IMI and 41 million for Cassa di Risparmio di Firenze. A Public Offer for a further 8% of Cassa dei Risparmi di Forlì was launched in the middle of July, as envisaged in the agreements signed in November 2000; the Offer, at a price of 41.413 Euro per ordinary share and 42.246 Euro per preference share, achieved full acceptance, which meant a total outlay of 47 million Euro for SANPAOLO IMI, which gave its stake to 21%, and 15 million Euro for Cassa di Risparmio di Firenze, raising its stake to 7%;

•                  the acquisition, at the end of November, of 15% of Banka Koper, a bank operating in Slovenia, for an outlay of about 37 million Euro; in the same month, SANPAOLO IMI launched a Public Offer on the totality of the bank’s shares. The Offer was closed on 25 February 2002 with the granting of 250,271 shares, equal to 47.1% of Banka Koper; the cost incurred in this operation amounts to 116 million Euro.

Disposals during the period amounted to 0.5 billion Euro, generating pre-tax gains of 437 million Euro. They included:

•                  the sale of a 6.2% interest in Montedison by NHS, the merchant bank of the SANPAOLO IMI Group, generating pre-tax capital gains of 228 million Euro;

•                  the sale in June of a 10.7% interest in Beni Stabili, out of the Bank’s total shareholding of 14.2%; this transaction generated a capital gain of 50 million Euro;

•                  the sale by mid 2001 of 100% of Sanpaolo Immobiliare, the company that specializes in handling the non-performing mortgage loans acquired without recourse from the Parent Bank in 1994, making a pre-tax capital gain of 5 million Euro.

Operating structure

The distribution network

During 2001, the Group continued its efforts to strengthen the distribution structure, taking action along the following lines:

•                  development of innovative channels;

•                  selective growth in the branch network, accompanied by branch specialization in the prevalent customer segment;

•                  consolidation of the network of financial planners.

As regards innovative channels, at the beginning of March of particular importance was the Sanpaolo Network launch to customers of information and statement services through the Internet and mobile phone; at the end of the year, the number of contracts allowing private customers to operate in an integrated way using both traditional and direct channels amounted to 180,000. Also, companies and small entrepreneurs were provided with Internet services; in this context a remote light service was launched.

Distribution network

	31/12/2001	31/12/2000	Change 31/12/01-31/12/00
			(%)
Banking branches and area offices	2,289	2,213	+3.4
• Italy	2,212	2,137	+3.5
of which: Parent Bank	1,376	1,332	+3.3
• Abroad	77	76	+1.3
of which: Banque Sanpaolo	59	61	-3.3
Representative offices	18	15	+20.0
Financial planners	5,506	5,495	+0.2
of which: Banca Fideuram	3,795	3,782	+0.3
of which: Banca Sanpaolo Invest	1,494	1,488	+0.4

Group companies operating in the Personal Financial Services sector also developed their business through electronic banking, concentrating the work of the financial planner networks on activities with higher value-added. At the same time, measures were taken to reinforce the commercial capacity of the financial planner networks, also through recruiting of new experienced planners and release of those with lower potential. At the end of 2001, the SANPAOLO IMI Group had a total of 5,506 financial planners, of which 3,795 operating in Banca Fideuram and 1,494 in Banca Sanpaolo Invest.

The strengthening of the distribution structure was also directed towards the development of the Group’s Italian branch networks in terms of both quantity and quality; in terms of quantity, the Parent Bank’s network increased by 44 branches, bringing the total at the end of 2001 to 1,376; the Group’s domestic network consists of 2,212 branches in total, of which 731 belong to Banco di Napoli, 82 to Fideuram and 23 to Finconsumo Banca. Of these, 45.6% operate in the North West of Italy, 36.8% in the South and Islands, 11.6% in the Centre and the other 6% in the North East.

The objective of reinforcing the quality of the network was pursued by the Sanpaolo Network adopting a new organizational model geared to specialize each branch in the prevalent customer segment: households and small entrepreneurs on the one hand, and small- and medium-sized companies on the other; in particular, at the end of the year 35 business centers were operational.

Retail customers were also serviced through the Parent Bank’s network of ATMs and POS terminals, which at the end of the year included 1,893 automatic Bancomat tellers and 21,440 POS terminals; Banco di Napoli’s automated structures at the same date consisted of 909 Bancomat and 9,879 POS terminals. As for corporate customers, at the end of 2001, the Parent Bank had 38,731 remote banking links, while Banco di Napoli had 2,094.

The Group operates abroad with a network of 77 branches, of which 59 belonging to the French subsidiary Banque Sanpaolo, and 18 representative offices.

Personnel

Group personnel at the end of the year consisted of 35,028 employees, 701 fewer than at the end of the previous year.

The Parent Bank’s personnel was more or less stable, with a net increase over the year of 9 people, the result of 658 new hires and 649 resignations; Banco di Napoli saw a decrease of 998 employees, of which around 300 due to the disposal of subsidiary companies during the course of the year; overall, the personnel at other Group companies increased by 288 people.

This is the result of the following:

•                  on the one hand, staff rationalization, also obtained through the prosecution of programs of voluntary incentive retirement: in 2001 these concerned around 300 employees of the Parent Bank and 500 of Banco di Napoli;

•                  on the other, implementation of the plans of commercial development in sectors with higher earnings potential, such as Wealth Management and Personal Financial Services.

Distribution network in Italy as of 31/12/2001

	Parent Bank		Banco di Napoli		Other (1)		TOTAL
		%		%		%		%

North-West (Piedmont, Val d’Aosta, Lombardy and Liguria)	963	70.0	4	0.5	42	40.0	1,009	45.6
North-East (Veneto, Trentino Alto Adige, Friuli Venezia Giulia and Emilia Romagna)	108	7.9	1	0.1	23	21.9	132	6.0
Centre (Tuscany, Marches, Umbria, Lazio, Abruzzo and Molise)	127	9.2	107	14.7	23	21.9	257	11.6
South and Islands (Campania, Puglia, Basilicata, Calabria, Sicily and Sardinia)	178	12.9	619	84.7	17	16.2	814	36.8
Banking branches and area offices in Italy	1,376	100.0	731	100.0	105	100.0	2,212	100.0

(1) Includes the networks of Banca Fideuram (82 branches) and Finconsumo Banca (23 branches).

As regards human resources management, remuneration policies were increasingly based on the use of various forms of incentives linked to objectives. This has made it possible to achieve greater flexibility, reducing the weight of the fixed components of payroll and cooling down the overall growth in personnel costs.

Personnel

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
		%		%	(%)
Period-end headcount	35,028	100.0	35,729	100.0	-2.0
• executives (1)	649	1.9	542	1.5	n.s.
• managers (1)	11,946	34.1	11,480	32.1	n.s.
• other employees	22,433	64.0	23,707	66.4	-5.4

(1)       The distinction between executives and managers at 31/12/2001 follows the changes in the staff organization introduced by the National Collective Labour Contract for the banking sector. The comparison with the previous periods is therefore inconsistent.

Capital and reserves

Net shareholders’ equity

Group shareholders’ equity at 31 December 2001 was 8,182 million Euro, net of own shares held by the Parent Bank. Movements during the year were as follows:

Movements in Group shareholders’ equity

€/mil
Net shareholders’ equity at 1 January 2001	7,353
Decreases	-787
• Dividends	-787
Increases	1,616
• Capital	1
• Share premium reserve	4
• Provision for general banking risks	1
• Exchange and other adjustments	4
• Decrease in own shares held by the Parent Bank	403
• Net income for the year	1,203
Net shareholders’ equity at 31 December 2001	8,182

The increase of 1 million Euro in equity capital and of 4 million Euro in the share premium reserve followed the subscription of 422,916 shares at a unit price of 12.396 Euro by Group senior managers, as part of the stock option plan explained below.

Own shares

Own shares held by the Group at 31 December 2001 were 17,895,967, or 1.27% of the equity capital, and were written into the balance sheet at 304 million Euro.

Movements in SANPAOLO IMI shares carried out by the Group during the year were as follows:

•                  at the end of 2000, the Parent Bank held 39,345,982 shares (for a nominal value of 110 million Euro), with a book value carried at cost of 697 million Euro. During the year, it bought 5,238,150 shares (15 million Euro nominal value) at a total cost of 83 million Euro, and sold 27,503,729 shares (77 million Euro nominal value) for total proceeds of 516 million Euro; the shares were sold to Fondazione Cassa di Risparmio di Venezia as part of the acquisition of a 10.8% stake in Cardine Banca. At the end of December 2001 the Parent Bank held 17,080,403 shares (48 million Euro nominal value), with a book value carried at cost of 294 million Euro (17.2 Euro per share);

•                  at the end of 2000 the subsidiary Banca IMI held 2,437,400 shares as part of its institutional dealing activity (7 million Euro nominal value) carried at a market value of 42 million Euro. During 2001, it bought 39,473,663 shares (111 million Euro nominal value) at a total cost of 523 million Euro, and sold 41,095,499 shares (115 million Euro nominal value) for total proceeds of 540 million Euro. At 31 December 2001 Banca IMI held 815,564 shares (2 million Euro nominal value) carried at a market value of 10 million Euro.

On 15 March 2002, the Group held 35,435,076 SANPAOLO IMI shares, or 2.5% of the equity capital, with a book value of 510 million Euro. The increase since the start of the year reflects implementation of a plan to buy own shares on the market to service the exchange of shares as part of the merger with Cardine Banca, consistently with the policy of active capital management adopted by the Group.

Regulatory capital and capital adequacy

At 31 December 2001, the ratio of regulatory capital to total risk-weighted assets, essentially for credit and market risks, showed a total solvency ratio of 9.5%; in particular, the market risks attributable to the Parent Bank and to other Group companies, 8 billion Euro at the end of December 2001, were almost entirely covered by Tier 3 subordinated liabilities totalling 610 million Euro.

The ratio between the Group’s Tier 1 capital and total risk-weighted assets at the end of December 2001 came to 7.2%.

It should be emphasized that the Bank of Italy’s tends, in line with international best practice (considering the status of “Financial Holding Company” as intended in the US regulations), to ask for capital to be maintained at levels higher than the regulatory minimums, especially in the case of large intermediaries; this is due to the systemic implications that might arise if they found themselves in difficulty and to the concentration of assets that is being caused by the processes of consolidation and privatization of the production system. As regards the SANPAOLO IMI Group, the changes in the capital structure that will take place following the merger with Cardine and the related measures of capital management that have been taken are sufficient to ensure full alignment in the future with the new capital adequacy requirements.

Regulatory capital and capital adequacy (1)

	31/12/2001	31/12/2000
Regulatory capital (€/mil)
Tier 1 capital	7,656	6,868
Tier 2 capital	3,552	3,257
less: prescribed deductions	-1,740	-1,259
Regulatory capital	9,468	8,866
Subordinated Tier 3 capital	610	601
Total capital	10,078	9,467
Weighted assets (€/mil)
Credit risk	97,137	95,050
Market risk	8,025	8,087
Other requirements	538	513
Total assets	105,700	103,650
Capital adequacy ratios (%)
Tier 1 ratio	7.2	6.6
Total capital ratio	9.5	9.1

(1) The ratios reflect the Bank of Italy’s regulatory clarifications made in its technical note of 3 August 2001.

Risk management and control

Basic principles

The SANPAOLO IMI Group is strongly committed to risk management and control, which is based on three principles:

•                  clear identification of responsibility for taking on risks;

•                  measurement and control systems in line with international best practice;

•                  organizational separation between the Business Areas that carry on day to day operations and those that carry out controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with input from the Group Risks Technical Committee and specific operational Committees.

The Parent Bank also carries on general functions of risk management and control and takes risk-acceptance decisions in the case of particularly large risks, with the support of the Risk Management unit.

The Business Areas that generate credit and/or financial risks are all assigned maximum powers of approval and each has its own control structure.

Financial risk management and control

The organizational arrangement

The main body that is responsible for the management and control of financial risks is the Parent Bank’s Board of Directors, which defines the lines of strategy and overall approach to the acceptance of market risk, allocates capital on the basis of the expected risk/return profile, and approves the operating limits for the Parent Bank and guidelines for subsidiaries.

The Group Financial and Market Risk Committee is responsible for defining the criteria and methods by which risks are measured, as well as the structure of the operating limits to be followed by the Parent Bank and its Business Areas, and for monitoring the risk profile of Group companies. The Committee consists of the Managing Directors, the heads of the units that take on risks, and by the Risk Management unit.

The Risk Management unit is responsible for developing ways of monitoring corporate risk and for making proposals regarding the system of operating limits for the Bank’s and the Group’s various lines of business, as well as for measuring outstanding risks in the various operating units and for checking that they comply with the limits laid down by the Board of Directors and the Executive Committee.

The individual Business Areas are responsible for measuring their financial risks, applying a system of limits in line with the overall scheme approved by the Parent Bank.

The measurement techniques used

The methods used by the Group to measure financial risks mainly consist of the following:

•                  Value at Risk (VaR);

•                  Sensitivity analysis;

•                  Worst Case Scenario.

VaR, as calculated, reflects the maximum loss that the portfolio can incur in the next ten working days with a 99% confidence level, based on historical volatility and correlations (of the last 250 working days) between the individual risk factors, for each currency, made up of short- and long-term interest rates, exchange rates and equity prices.

Sensitivity analysis quantifies the change in value of a financial portfolio following adverse movements in risk factors. An adverse movement as regards interest rate risk is defined as a parallel and uniform shift of 100 basis points in the interest rate curve.

The Worst Case Scenario method measures the maximum potential loss, which is the worst possible economic result of those obtained in various hypothetical scenarios, built in such a way as to represent a significant shock to current market parameters on the basis of a holding period of one day and accumulating the losses deriving from the various risk factors in absolute value. The principle underlying the determination of the shocks to be assigned to the risk factors is to ensure a high degree of prudence; indeed, the objective is to quantify and limit the maximum potential loss that could emerge in extreme market conditions.

Financial risks from lending business

The financial risks generated by the Group’s lending activity (Asset and Liability Management) are monitored by means of sensitivity analysis, together with VaR measurement.

During 2001, the potential loss on the fair value of the Bank’s loan book, measured according to the sensitivity analysis technique, showed an average of 169 million Euro, with a low of 120 and a high of 239 million Euro; the increase in value during the year, based on the same scope of consolidation, relates to management’s policy of maximising the fair value of the loan book in relation to expected interest rate scenarios.

Sensitivity analysis – lending

	2001	2000 pro forma (1)
	(€/mil)	(€/mil)
Average	168.8	143.6
Low	120.1	20.0
High	239.2	266.0
31 December	239.2	88.8

(1) Including Banco di Napoli’s figures from 1/1/2000.

The VaR of the lending business fluctuated during 2001 around an average of 96 million Euro, coming in at the end of December at 115 million Euro.

The exchange risk generated by the lending business during the year was very low.

Equity investments in non-Group listed companies

At the end of December, the market value of equity investments in quoted companies not consolidated line by line or at net equity amounted to 2,111 million Euro at year-end prices, of which 382 million was held by NHS, the merchant bank 51% controlled by SANPAOLO IMI. The market value of these equity investments showed potential net capital gains on book value of 22 million Euro, after deducting minority interests in NHS.

The monitoring of market risk of the shareholding portfolio (whose values do not have a direct impact on the Group’s income statement because of the cost accounting used) is measured through VaR.

During 2001 the average VaR for minority investments in quoted companies, net of minority interests in NHS, came to 266 million Euro, with a low of 215 and a high of 326 million Euro, which was reached during the fourth quarter following a sharp increase in the volatility of share prices. At the end of December 2001, VaR came to 297 million Euro, compared with 312 million Euro at the end of 2000.

Var of listed shareholding portfolio

	2001	2000
	(€/mil)	(€/mil)
Average	266	228
Low	215	189
High	326	312
31 December	297	312

Trading activities

Trading activities, mainly in securities (fixed-interest and equities), exchange rates and derivative contracts are measured.

The VaR of the trading activities, which are performed by the subsidiary Banca IMI, oscillated during 2001 between a

VaR - trading by type of risk

	2001				2000
	31 December	Average	Low	High	31 December	Average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
Interest rate risk	5.5	2.5	0.1	7.1	2.1	4.2
Exchange rate risk	0.5	0.5	0.0	3.0	0.1	0.2
Share price risk	3.9	6.7	2.1	18.5	15.7	12.7
Diversification effect	-3.0	-2.2	n.s.	n.s.	-2.2	-3.4
Total	6.9	7.5	3.1	18.5	15.7	13.7

low of 3.1 million Euro and a high of 18.5 million Euro, with an average of 7.5 million Euro, which is down on the previous year.

In addition to VaR, the Worst Case technique is also used to monitor the impact of potential losses that might arise in extreme circumstances. The trend in the maximum potential daily loss has shown figures oscillating around the yearly average of 41.7 million Euro, in line with the previous year.

Backtesting has shown the prudence of these measurement techniques are very prudent; in no case was the ex ante potential daily exposure, in terms of VaR and maximum Potential loss, exceeded by the losses actually incurred.

Credit risk management and control

The organizational arrangement

The Group is organized so as to maximize the efficiency of the credit risk management and control process by means of:

•                  the allocation of precise responsibilities for the management of credit risk to the individual Business Areas;

•                  the separation of credit risk management from credit risk control.

SANPAOLO IMI has laid down lines of conduct to be followed when taking on credit risk; these rules are to be applied throughout the Group. They provide for approval levels defined in terms of Group exposure to a particular counterparty and principally differentiated according to the counterparty’s rating (internal or an agency rating). The first approval level is that of the Business Areas and the subsidiaries, which in turn define the approval limits to be delegated to the network. Transactions in excess of these limits have to submitted to the Parent Bank’s Decision-Making Bodies, which consist of (in rising order) the Group Loans Committee (composed of the Managing Directors and the heads of the loan functions and the Risk Management unit), the Executive Committee and the Board of Directors.

Maximum potential daily loss in trading (€/mil)

Credit risks vis-à-vis financial institutions are all centrally monitored by the Group Financial and Market Risks Committee, which also decides on problems related to country risk.

As regards the risk control structures, the Risk Management unit is responsible for the definition, updating and testing of the measuring techniques used by the Parent Bank and by the Group as a whole, ensuring that they are constantly in line with best practice. It is also responsible for analyzing the risk profile of the Parent Bank and Group and for proposing any corrective action. Lastly, the Risk Management unit is also responsible for measuring the exposure of larger borrowers, checking the measurements carried out by the risk control units at the various Business Areas for consistency and accuracy, and preparing summary reports on changes in loan quality and on the use of economic capital by the Business Areas for the Parent Bank’s top management.

The control structures operating within the individual Business Areas are responsible for measuring and monitoring their portion of the loan portfolio.

The measurement techniques used

SANPAOLO IMI has a series of instruments to ensure analytic control over the quality of loans to customers and financial institutions, as well as of exposures subject to country risk.

For loans to customers, various grading models have been developed. These differ according to the counterparty’s size and industry sector. These models make it possible to summarize the counterparty’s credit quality in a single measurement, the rating, which reflects the risk of insolvency over the next 12 months. By means of statistical calibrations, these ratings have been rendered totally comparable with the rankings of the official rating agencies, forming one overall scale of reference. Backtesting analyses carried out to date, comparing insolvency forecasts with actual defaults, have confirmed that the models used are reliable.

As regards the Sanpaolo Network’s loan portfolio, i.e. households, small entrepreneurs and small- and medium-sized companies, credit quality management uses a system of classifying customers into categories, based on an evaluation by the loan supervisors, who are specifically responsible for certain matters (frequency of credit line reviews and recovery measures). Lastly, control over credit quality uses an early warning system to identify any anomalous situations as early as possible.

For banking and financial counterparties, a scoring system has been devised which classifies financial institutions with credit lines on a scale consistent with those used by the rating agencies. The risk class constitutes the basic level of information, which is integrated by the type and duration of the transaction, as well as by any guarantees that are given. All of this leads to the setting of maximum credit limits for each counterparty. In the case of transactions covered by bank guarantees, the creditworthiness of the counterparty being guaranteed also is taken into consideration when weighting the maximum exposure.

Lastly, as regards country risk, ratings are assigned on the basis of a model that takes into consideration the views of rating agencies and other specialized institutions, market information and internal valuations.

These ratings are not just a direct instrument to monitor credit quality, but also a primary element for the credit risk portfolio model, which summarizes the information on asset quality in risk indicators, including the expected loss and capital at risk. The latter is defined as the maximum unexpected loss that the Group could incur with a confidence level of 99.95%.

SANPAOLO IMI also pays a great deal of attention to the innovative proposals concerning credit risks made by the Basle Committee for the reform of the Accord on Capital, which among other things envisages using internal ratings for calculating capital requirements. The measurement techniques used by the Group appear to be in line with the methods being proposed.

Credit risk

What is being measured here is all of the on- and off-balance sheet credit exposures. This analysis, which was initially applied to the Parent Bank’s loan book, has been gradually extended to the main subsidiaries that take on credit risk, namely Banco di Napoli, Banca OPI, Sanpaolo IMI Bank Ireland and Sanpaolo Leasint. The loan book analyzed represents more than 90% of the Group’s risk-weighted assets.

Analytical ratings are available for 80% of the counterparties contained in the loan porfolio, in terms of exposure.

Unrated counterparties that have been given a rating based on the average probability of insolvency are concentrated in the households sector; analytical ratings cover more than 90% of counterparties in other sectors.

As regards the analytical ratings, just over half of them have been produced by specialized rating agencies, while the rest are internal ratings; the latter are by large the prevailing ones in the corporate sector.

Customer loans that have been assigned an analytical rating, which are the main reference population for the credit risk management model, are showing a high level of asset quality: more than 75% of loans are rated investment grade (from AAA to BBB), a proportion that remained more or less stable throughout the year.

The economic capital against loans to customers, including country risk, came at the end of the year to 3,460 million Euro, which is equal to 3.53% of drawdowns, down 13 basis points compared with December 2000. 70% of total capital is allocated to the Sanpaolo Network, Banco di Napoli and Sanpaolo Leasint, while the remainder is split between Corporate and Banca OPI,

Drawn down loan portfolio by rating source (%)

Draw down loan portfolio by level of rating (%)

which both have a lower risk profile because of the type of business they are in.

Management and control of other risks

SANPAOLO IMI also considers two other types of risk in its models: operational risk and business risk.

Operational risk is defined as the risk of incurring losses as a result of four macro categories of events: fraud, legal risks (including non-performance of contractual obligations), weaknesses in internal control or information systems, and natural calamities. A database of significant events that took place in the last ten years has been used for each category, from which it is possible to identify the impact in terms of losses from public sources of information. The empirical distributions of losses calculated in this way are estimated by means of distribution theories according to the extreme value theory. The capital at risk is identified as the minimum measurement, net of any insurance cover, that is needed to cope with the maximum potential loss with a confidence level of 99,95%; this technique also provides for the application of a correction factor to take account of the effectiveness of internal controls in the various operating areas.

It should be mentioned that this method was developed in order to allocate to the Business Areas and to the Group as a whole a quantity of capital consistent with the likelihood of these types of events. Operating risks are controlled by defining internal rules and procedures and having the Internal Audit department check that they are complied with.

Further refinements are currently being made on this subject, which principally concern extending external data bases, building internal data bases, developing more advanced statistical calculation engines, using exposure indicators and the economic effect that follows the effectiveness and intensity of internal controls.

Of particular importance is the Group’s participation in cooperative initiatives to share data on operational losses and exposure indicators; this activity has been developed at a national level by helping to set up the DIPO (Database Italiano delle Perdite Operative - Italian Database of Operational Losses) Consortium and at an international level by acting as a founder member of the new ORX (Operational Risk eXchange) Consortium; both of these consortiums have been set up by leading national and international banking groups to gather, process and distribute information on operational risks.

Loans and guarantees by Business Area	Capital against credit risk by Business Area

These developments are in line with the best practices being put out by the international taskforces working on these subjects, which see SANPAOLO IMI as an active participant; they are also consistent with the indication made by the Basle Committee in its proposed revision of the Accord on Capital, which envisages the introduction of a specific capital charge for operational risks.

Business risk, also known as strategic risk, is the risk of incurring losses as a result of changes in the macro- or micro-economic scenario which could jeopardize the ability to generate income, typically by reducing the volume of operations or compressing margins.

It is evaluated by breaking down the activity of the Business Areas, on the basis of their respective cost and revenue structures, into fundamental “industrial” business sectors (e.g. EDP, consulting, distribution, etc.). The Business Areas are then allocated a level of capitalization in line with the norm for companies operating in the same type of activity.

Supplementary information

Performance of share prices

At the end of December 2001, the price of SANPAOLO IMI share was 12.041 Euro; this was 30.3% down on the start of the year, compared with a reduction of 31.2% in the MIB bancario. On the same date, SANPAOLO IMI share traded on a price/book value of 2.2 and a price/earnings, calculated on consensus earnings in 2002, of 13.8.

On 22 March 2002, the price was 13.333 Euro, 10.7% up on the start of the year.

Market comparison

	22/3/2002	28/12/2001	29/12/2000	Change 28/12/01- 29/12/00
				(%)
SANPAOLO IMI share price (€) (1)	13.333	12.041	17.269	-30.3
Banking index (historical MIB bancario)	2,541	2,371	3,444	-31.2

SANPAOLO IMI share price (1)

Year	High	Low	Average
	(€)	(€)	(€)
1995	5.118	4.025	4.577
1996	5.269	4.236	4.766
1997	8.800	4.564	6.275
1998	16.274	8.717	12.429
1999	16.071	10.970	13.192
2000	20.800	11.483	16.612
2001	18.893	8.764	14.375
2002 (until 22/3/2002)	13.333	10.548	11.685

SANPAOLO IMI market indices

	28/12/2001	29/12/2000
Price/book value	2.2	3.0
Price/earnings on consensus earnings (2)	13.8	17.3

(1)       Reference prices. Share prices before 2 November 1999 have been adjusted for the real estate spin-off.

(2)       Calculated on consensus earnings 2002 for 28/12/2001 and on consensus earnings 2001 for 29/12/2000.

SANPAOLO IMI share price and MIB bancario (30/12/99=100)

Shareholders

At 31 December 2001 the shareholder structure of SANPAOLO IMI, based on available information, was as follows:

Shareholders of SANPAOLO IMI

%
Compagnia di San Paolo	16.13
Santander Central Hispano	6.48
Monte dei Paschi di Siena	6.15
IFI / IFIL	4.98
Fondazione Cariplo	2.77
Ente Cassa di Risparmio di Firenze	2.57
Caisse des Dépôts et Consignations (CDC)	2.04
Società Reale Mutua di Assicurazioni	2.00
Fondazione Cassa di Risparmio di Venezia	1.96
Other shareholders (1)	54.92
Total	100.00

(1) Includes own shares held by the Group.

Ratings

During 2001 there were no changes in the ratings assigned to SANPAOLO IMI’s debt.

SANPAOLO IMI debt ratings

Fitch
• Short-term debt	F1+
• Medium/long-term debt (senior)	AA-
Rating and Investment Information (Japan)
• Medium/long-term debt (senior)	AA
Moody’s Investors Service
• Short-term debt	P-1
• Medium/long-term debt (senior)	Aa3
Standard & Poor’s
• Short-term debt	A-1
• Medium/long-term debt (senior)	A+ outlook positive

Concerning Group companies, Moody’s and Standard & Poor’s rated Banca OPI’s debt during 2001, giving it the same ratings as SANPAOLO IMI.

Transactions with Group companies and related parties

Transactions between companies belonging to the SANPAOLO IMI Group form part of the normal operations of the Group, which is organized into a series of subsidiary and associated companies which handle specific lines of business.

The description of the most important transactions with Group companies and related parties, from a financial, economic and balance sheet point of view, are given in the pertaining sections of the Reports on Operations of the Group and of the Bank and in their respective Explanatory Notes.

Assets, liabilities, guarantees, revenues and charges in relation to Group companies and companies subject to significant influence outstanding at 31 December 2001 are detailed in Section 3, Part B of the Explanatory Notes to the Bank’s financial statements, while the dividends relating to these companies are shown in Section 6, Part C of the same Explanatory Notes.

Transactions with Group companies and related parties as defined in the Consob Communications dated 20 February 1997, 27 February 1998 and 6 April 2001 form part of the Bank’s normal operations and are conducted at market conditions, on the basis of valuations of mutually beneficial conditions. Note that:

•                  all significant transactions between the Parent Bank and Group companies or with related parties are approved by the Board of Directors;

•                  except as mentioned elsewhere in this Report on Operations in connection with agreements with Compagnia di San Paolo for the transfer of equity investments, none of the transactions with Group companies or related parties during 2001 could be considered atypical or unusual. These types of transactions, which have been identified on the basis of Consob’s guidelines contained in the Communication dated 6 April 2001, are those which in terms of materiality/importance, nature of the counterparties, object of the transactions, method of determining the transfer price or conclusion close to the year end could lead to doubts about the fairness/completeness of the information provided in the financial statements, possible conflicts of interest, custody of the company’s assets and the protection of minority shareholders.

As regards transactions with subjects carrying on functions of administration, management and control of the Bank or of Group companies, art. 136 of D. Lgs. 385/93 (Testo Unico Bancario) applies; accordingly, such transactions have to be unanimously approved by the Board of Directors with the consent of all the Statutory Auditors, applying the normal rules on abstentions. The same procedure also applies to those who carry on functions of administration, management and control at a bank or company belonging to the Group for transactions carried out with the same company or with another company or bank belonging to the Group. In such cases, transactions have to be approved by the Board and Statutory Auditors of the contracting company or bank, with the Parent Bank’s consent.

Section D of the Explanatory Notes to the financial statements lists, in addition to their remuneration, any loans and guarantees granted to the Directors, Statutory Auditors and General Managers of the Parent Bank.

The following table gives details of the shares of the Parent Bank and of subsidiaries held by Directors, Statutory Auditors and General Managers of the Parent Bank and others as per art. 79 of Consob Resolution no. 11971 dated 14 May 1999:

Shares held by persons as per Article 79 of Consob Resolution no. 11971 of 14/5/99 (1)

Name	Company	How held	Title to shares	Shares held on 31/12/00	Shares bought during 2001	Shares sold during 2001	Shares held on 31/12/01

Arcuti Luigi	SANPAOLO IMI	Direct	Full	46,857	3,000	—	49,857
		Spouse	Full	3,657	—	—	3,657
Carmi Alberto	SANPAOLO IMI	Spouse	Full	10,000	—	—	10,000
Iozzo Alfonso	SANPAOLO IMI	Direct	Full	7,087	—	—	7,087
Masera Rainer	SANPAOLO IMI	Direct	Full	30,000	150,916	16	180,900
		Spouse	Full	—	27,500	—	27,500
Matutes Abel	SANPAOLO IMI	Subsidiary	Full	761,517	—	—	761,517
Mihalich Iti	SANPAOLO IMI	Direct	Full	—	8,000	2,000	6,000
Ottolenghi Emilio	SANPAOLO IMI	Direct	Full	310,000	10,000	—	320,000
		Subsidiary	Full	4,110,000	—	—	4,110,000
		Spouse	Full	4,000	—	—	4,000
Pasteris Carlo	SANPAOLO IMI	Direct	Joint	1,500	500	1,250	750
Rayneri Alessandro	SANPAOLO IMI	Subsidiary	Full	11,000	4,000	—	15,000
Salza Enrico	SANPAOLO IMI	Direct	Full	500	—	—	500
		Spouse	Full	—	1,250	—	1,250
Sclavi Antonio	SANPAOLO IMI	Direct	Full	750	—	—	750

(1)       Shares held in the issuing company and in its subsidiaries by Directors, Statutory Auditors, Managing Directors and by their not legally divorced spouses and by their minor sons, directly, through a subsidiary, a trust or a third party.

Stock option plans

The Shareholders’ Meeting held on 31 July 1998 authorized the Board of Directors to introduce stock option plans in favor of Group managers, making use of paid increases in capital for up to 40 million Euro, as subsequently defined, equal to 14,285,714 shares.

In accordance with this mandate, as explained in greater detail in the 2000 Annual Report, the Board of Directors:

•                  at the meeting held on 9 February 1999 launched a first plan, assigning to the Managing Directors, as General Managers, and 56 other top managers a total of 6,772,000 rights, a third of which could be exercised from 2000, a third from 2001 and the other third from 2002 and not beyond 31 March 2003, at a subscription price of 12.396 Euro per share;

•                  at the meeting held on 27 June 2000, launched a second plan, assigning to the Managing Directors, as General Managers, and 122 other top managers a total of 3,378,270 rights, which could be exercisable from 2003 and not beyond 31 March 2005, at a subscription price of 16.45573 Euro per share.

On 18 December 2001 the Board of Directors approved a third stock option plan, which is structured as follows:

•                  beneficiaries: 171 Group top managers, around 40 of whom are employed by subsidiaries, depending on the position that they fill;

•                  rights assigned: 4,030,000 residual rights not yet assigned from the 14,285,714 rights included in the mandate granted by the Shareholders’ Meeting to the Board of Directors;

•                  exercising rights: after payment of the dividend for 2003 and not beyond 31 March 2006; it is possible to exercise these rights in four periods during the year, each of 25 days, following approval of the Group’s quarterly results;

•                  subscription price: 12.7229 Euro, which is the SANPAOLO IMI stock’s average price for the month prior to the resolution approving the plan;

•                  restrictions: exercising rights is subject to restrictions and cancellations, which are detailed in the stock option plan

Development of stock option plans in 2001

	Number of shares	Average exercize price (€)	Market price (€)
(1) Rights existing at 1/1/2001	8,227,020	14.06305	17.269	(a)
(2) New rights assigned in 2001	4,030,000	12.7229	11.860	(b)
(3) Rights exercized in 2001	-422,916	12.396	15.675	(c)
(4) Rights lapsed in 2001 (d)	-180,000	—	—
(5) Rights existing at 31/12/2001	11,654,104	13.66497	12.041	(e)
(6) Of which: exercizable at 31/12/2001 (f)	—	—	—

(a)       Reference market price at 29/12/2000.

(b)       Reference market price at 19/12/2001, first day after the date of the resolution of the Board of Directors.

(c)        Average market price weighted for amounts exercized in market days during the “ 2001 exercizing periods”.

(d)       Rights no longer exercizable because holders no longer work for the Bank.

(e)        Reference market price at 28/12/2001.

(f)           No rights were exercizable at 31/12/2001 in that the date is not included in the infra-annual periods when rights may be exercized. At 31/12/2001, 2,048,501 residual rights for exercize (at a price of 12,396 Euro) in 2001 existed; there rights will again be exercizable from 2002.

Detail of rights by exercize price and remaining validity

Exercize price (€)	Rights assigned at 31/12/2001				of which: exercizable at 31/12/2001
	Minimum remaining contractual validity
	February 2002 - March 2003	May 2003 - May 2004	May 2004 - March 2006	Total	Total	Average remaining contractual validity

12.396	4,305,834	—	—	4,305,834	—	—
16.45573	—	3,318,270		3,318,270	—	—
12.7229	—	—	4,030,000	4,030,000	—	—
Total	4,305,834	3,318,270	4,030,000	11,654,104	—	—

regulations; such restrictions relate to the transferability of the rights and the role of the beneficiaries in the organization.

The rights exercised during the course of 2001 entailed an increase in capital of 1 million Euro and the booking of a share premium reserve of 4 million Euro, as a result of the subscription of 422,916 shares at a price of 12.396 Euro each. It should be noted that the rights exercised up to 31 December 2000 had entailed an increase in capital of 5 million Euro and in the share premium reserve of 18 million Euro. If the rights assigned and not yet exercised were to be exercised, this would entail further increases in capital of 33 million Euro and the booking of share premium reserve of 127 million Euro.

In accordance with Consob Resolution no. 11971 dated 14 May 1999, it is worth noting that with reference to the 1999/2001 stock option plan, Mr. Rainer Stefano Masera exercised 123,416 rights on the Bank’s shares during the year at a price of 12.396 Euro.

It should also be remembered that on 5 March 2002 the Board of Directors decided to repeat this initiative regarding management stock option plans by gradually including up to 250-300 top managers of the new Group that will result from the merger between SANPAOLO IMI and Cardine Banca, thus maintaining the structure of the Group’s “total management compensation” in line with current best practice in the banking industry. To implement the stock option plan, whose working characteristics will be established by the Board from time to time, maintaining that the assignment price will be equal to the “normal fiscal value”, paid increases in capital will be used, as for the other plans previously launched. A specific point is included to this end in the agenda for the Extraordinary Shareholders’ Meeting.

Note that from 1 May 2001, the Bank’s organizational structure no longer envisages the role of the General Managers. In accordance with a resolution passed by the Board of Directors on 30 April 2001 in connection with the pre-existing stock option plans, Mr. Masera’s shift from Managing Director and General Manager to Chairman, and Mr. Maranzana’s shift from Managing Director and General Manager to Managing Director have not had any effect on the rights assigned to them.

Lastly, note that with separate resolutions the Board of Directors has:

•                  decided in accordance with art. 15 clause 9 of the Articles of Association that the remuneration of the Chairman, Mr. Rainer Masera, and of the Managing Directors, Mr. Alfonso Iozzo and Mr. Luigi Maranzana, should be supplemented by means of a stock option plan assigning to each of them 450,000 fixed rights for the three years of their term of office (2001-2003), plus another 150,000 rights on condition that the SANPAOLO IMI stock reach a price of 20 Euro by the end of the three-year period;

•                  decided, also in accordance with art. 15 clause 9 of the Articles of Association, on the appointment of Mr. Pio Bussolotto as Managing Director, that his remuneration should be supplemented by means of a stock option plan assigning him 300,000 fixed rights for the two years of his term of office (2002/2003), plus another 100,000 rights on condition that the SANPAOLO IMI stock reach a price of 20 Euro by the end of the two-year period;

•                  approved a voluntary bonus issue of shares to employees of the Bank for an amount varying according to the individual’s level of remuneration, linked to the productivity bonus. The shares will be assigned during 2002, at the time that the 2001 productivity bonus is paid.

To implement this stock option plan, a proposal will be made to the Shareholders’ Meeting called to approve the 2001 Annual Report, to authorize the purchase of own shares, as foreseen in a next point on the agenda. The assignment price will be the “normal value” of the shares calculated according to current tax regulations.

The Euro project

The conclusive stages of the Euro project were completed during 2001: information systems were upgraded for the switch from the dual-currency regime to just the Euro; then all balances with customers who had not asked for their balances to be converted in advance during the period of dual circulation ended 31 December 2001, were automatically converted to the new currency.

During the course of the year, SANPAOLO IMI also implemented a detailed plan to make all members of staff aware of what it would be like to use the Euro in practice, thus completing the training programme that began in the first stage when everyone was given a basic grounding in the new currency.

Considerable efforts were directed to the implementation of the actions aiming at preparing private customers and companies for the Euro, giving them information and advice as to the best way to organize the change-over, both in accounting and in monetary terms. This objective was pursued by preparing brochures and fliers for companies and private customers, coordinated with advertising campaigns of institutions and banking system.

These initiatives fostered regular implementation of the complex procedures for the currency change-over during the period of dual circulation from 1 January to 28 February 2002. This operation was supported by specific coordination functions, supervising possible emergencies and maintaining links with government entities and the supervisory bodies handling the change-over nation-wide.

The charges incurred in implementing the Euro project amounted to 99 million Euro, of which 28 million booked to 2001 income statement. The residual charges still to be amortized in future years amount to 15 million Euro.

Group Business Areas

Organization by Business Area

A restructuring of the Group was implemented from 1 September 2001 to enable the Business Areas to focus better on their respective prevalent markets and to permit more effective supervision of the clientele. As a result of this reorganization, the Group is now structured as follows:

•                  Retail Banking, to handle services to households and small- and medium-sized companies; at the end of 2001, it included the Sanpaolo Network, which operates on the Italian market through the Parent Bank’s 1,376 branches and the Internet, phone and mobile banking direct channels; the Banco di Napoli, which has 731 branches concentrated in the South of Italy; the Other Networks including, in Italy, the distribution networks of Cassa di Risparmio di Firenze and Cassa dei Risparmi di Forlì and, abroad, the French subsidiary Banque Sanpaolo and the Hungarian bank Inter-Europa Bank;

•                  Wealth Management: this Area was created in April 2001 to provide asset management products and services both to the Group’s internal distribution structures (Sanpaolo Network, Banco di Napoli and Banca Sanpaolo Invest) and to institutional investors and other networks;

•                  Personal Financial Services, which include the distribution of financial services to households with medium-high savings potential, handled by the networks of financial planners of Banca Fideuram and Banca Sanpaolo Invest, as well as the on line trading operations developed by IMIWeb Bank;

•                  Wholesale Banking, which at the end of 2001 included the activities carried on by Corporate, Public Works and Infrastructure, Investment Banking and Merchant Banking.

The Group also has Central Functions that include: holding activities, treasury, Macchina Operativa Intragruppo, property and shareholding investment management activities.

In view of the imminent merger with Cardine, a new Group structure was introduced in March 2002 to ensure a quick achievement of the benefits following the integration.

The figures for the economic and operating results of the Business Areas are shown based on the structure with which the Group operated in the first eight months of 2001; it should be noted that this structure included, within Commercial Banking, the operations of the Italian Branch Network (now performed by the Sanpaolo Network) and those of the foreign subsidiaries Banque Sanpaolo and Inter-Europa Bank (subsequently allocated to Other Networks).

For completeness, the Business Areas’ overall results and profitability ratios for 2001 are also shown, restated on the assumption that the structure existing at the end of the year had been in place for the whole of 2001.

Criteria to calculate the Business Areas’ profitability

The income statement by Business Areas has been prepared as follows :

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the line items of the Parent Bank attributable to the relevant Area has been effected with the income statement line items of the subsidiary companies. The attribution to individual Areas of Parent Bank line items, in particular, is made on the basis of the following principles:

•                  the net interest income has been calculated using appropriate internal transfer rates;

•                  in addition to commissions in effect, notional commissions for services rendered by one Area to another have also been quantified;

•                  the direct costs of each Area have been calculated and, according to parameters, operating costs of the central structures other than those attributable to holding company functions, have been allocated to the Areas;

•                  for those Areas whose business is carried out wholly by subsidiaries, the income statements of the companies are reported; their contribution to consolidated net income is also shown, net of minority interests and after the posting of consolidation attributable to the Area; amortization of goodwill consequent upon investments made directly by the Parent Bank in the Areas has thus been allocated to Central Functions.

The capital for each Area has also been quantified according to the following criteria:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the average economic capital of the Parent Bank with that of the subsidiaries has been effected. The capital is measured according to VaR, distinguishing among the different types of risk: credit risk, market risks and operational risks;

•                  for those Areas whose business is carried out exclusively by subsidiaries, reference is made to the average accounting net shareholders’ equity (excluding income for the year).

In allocating Parent Bank capital to the Areas particularly prudent criteria have been adopted. In particular:

•                  risks in the Areas have been calculated with a confidence interval of 99.95%, in line with the rating attributed to the Group;

•                  risks in the Areas have been wholly covered with primary capital.

Finally, the profitability of each Area has been calculated. In particular:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, profitability has been expressed in terms of RORAC (Return On Risk Adjusted Capital) reporting the Area’s contribution to net income of the Group to the relative economic capital quantified according to VaR;

•                  for those Areas whose business is carried out exclusively by subsidiaries, profitability has been expressed in terms of RoE (Return on Equity), reporting the Area’s contribution to net income of the Group to the respective average accounting net shareholders’ equity (excluding income for the year), consistently with the principles adopted for the Group.

The data for the year 2000 are pro forma estimates; they have been prepared on the basis of the following assumptions as of 1/1/2000:

•                  the acquisition of control of Banco di Napoli and Wargny;

•                  the change in the customer profiles included in the Commercial Banking and Corporate Areas following allocation to Corporate of companies with turnover of between 250 and 500 million Euro, previously handled by Commercial Banking;

•                  the establishment of the Wealth Management Area;

•                  the transfer to Banca OPI of the public works and infrastructure activities.

The 2001 data for Wealth Management, established in April 2001, are also pro forma. The income statement has been prepared on the basis of the results of individual companies belonging to the Area appropriately adjusted.

Results of the Business Areas

The results of the Business Areas, based on the structure that the Group used for the first eight months of 2001, are in summary the following:

	Contribution to net income of the Group			Average capital		Profitability
Business Area	2001	2000 pro forma (1)	Change 2001 / 2000 pro forma	2001	2000 pro forma (1)	2001	2000 pro forma (1)
	(€/mil)	(€/mil)	(%)	(€/mil)	(€/mil)	(%)	(%)
RETAIL BANKING
Commercial Banking	412	625	-34.1	2,254	2,417	18.3	25.9
Banco di Napoli	-10	84	n.s.	1,358	1,286	n.s.	6.5
WEALTH MANAGEMENT (2)	213	106	+100.9	348	267	61.2	39.7
PERSONAL FINANCIAL SERVICES
Banca Fideuram	173	175	-1.1	612	544	28.3	32.2
Banca Sanpaolo Invest	18	16	+12.5	93	89	19.4	18.0
IMIWeb Bank	-47	-28	+67.9	84	41	n.s.	n.s.
WHOLESALE BANKING
Corporate	94	92	+2.2	892	804	10.5	11.4
Public Works and Infrastructure	69	98	-29.6	349	279	19.8	35.1
Investment Banking	34	60	-43.3	302	356	11.3	16.9
Merchant Banking	33	33	—	391	382	8.4	8.6
CENTRAL FUNCTIONS	214	-30	n.s.	563	182	n.s.	n.s.
GROUP TOTAL	1,203	1,231	-2.3	7,246	6,647	16.6	18.5

(1)       The figures for 2000 are pro forma; they have been prepared to provide a consistent comparison with 2001, according to the methods explained above.

(2)       The 2001 figures are pro forma as the Area was set up in April 2001. It should be noted that the net result for 2001 has benefited from lower current taxes and the posting of prepaid taxes against the recovery of prior tax losses.

The 2001 results of the Business Areas, restated on the assumption that the structure existing at the end of the year had been in place for the whole of 2001, are in summary the following:

	2001
Business Area	Contribution to net income of the Group	Average capital	Profitability
	(€/mil)	(€/mil)	(%)
RETAIL BANKING
Sanpaolo Network	323	1,824	17.7
Banco di Napoli	-10	1,358	n.s.
Other Networks	58	638	9.1
WEALTH MANAGEMENT	213	348	61.2
PERSONAL FINANCIAL SERVICES
Banca Fideuram	173	612	28.3
Banca Sanpaolo Invest	18	93	19.4
IMIWeb Bank	-47	84	n.s.
WHOLESALE BANKING
Corporate	90	892	10.1
Public Works and Infrastructure	69	349	19.8
Investment Banking	34	302	11.3
Merchant Banking	33	391	8.4
CENTRAL FUNCTIONS	249	355	n.s.
GROUP TOTAL	1,203	7,246	16.6

Net income 2001 by Business Area	Allocated capital 2001 by Business Area

Retail Banking

Commercial Banking

Commercial Banking, structured as it was for the first eight months of 2001, operated in Italy through the branch networks of the Parent Bank and, abroad, through the French subsidiary Banque Sanpaolo and the Hungarian bank Inter-Europa Bank.

Overall, Commercial Banking Area showed 412 million Euro of net income in 2001, 34.1% less than the previous year; this reduction is mainly due to the decline in commission income, which led to an 8.4% decrease in net interest and other banking income. The Area’s profitability, expressed in terms of RORAC, was 18.3%.

In the new Group structure in place at the end of 2001, the previous Commercial Banking Area was replaced by two autonomous Business Areas:

•                  the Sanpaolo Network, which operates in Italy through the Parent Bank’s 1,376 branches, as well as through the Internet, phone and mobile banking direct channels; the Network is made up of two Divisions, the first

	Commercial Banking			of which: Italian Branch Network
	2001	2000 pro forma	Change 2001 / 2000 pro forma	2001	2000 pro forma	Change 2001 / 2000 pro forma
			(%)			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	3,017	3,294	-8.4	2,697	2,973	-9.3
Operating costs	-1,990	-1,904	+4.5	-1,774	-1,717	+3.3
Operating income	1,027	1,390	-26.1	923	1,256	-26.5
Provisions and net adjustments to loans and financial fixed assets	-236	-222	+6.3	-202	-197	+2.5
Income before extraordinary items	791	1,168	-32.3	721	1,059	-31.9
Net extraordinary income	-3	12	n.s.	-5	1	n.s.
Income before taxes	788	1,180	-33.2	716	1,060	-32.5
Income taxes for the period	-376	-555	-32.3	-344	-505	-31.9
Net income	412	625	-34.1	372	555	-33.0
ALLOCATED CAPITAL (€/mil)	2,254	2,417	-6.7	1,824	2,004	-9.0
RATIOS (%)
RORAC	18.3	25.9		20.4	27.7
Cost / Income ratio	66.0	57.8		65.8	57.8

	31/12/2001	31/12/2000 pro forma	Change 31/12/01-31/12/00 pro forma	31/12/2001	31/12/2000 pro forma	Change 31/12/01-31/12/00 pro forma
			(%)			(%)
OPERATING DATA (€/mil)
Customer financial assets	160,879	160,185	+0.4	148,166	146,955	+0.8
• Direct deposits	36,093	33,747	+7.0	31,188	28,945	+7.7
• Asset management	69,945	71,125	-1.7	64,583	65,424	-1.3
• Mutual funds and fund-based portfolio management	55,824	59,629	-6.4	52,310	55,237	-5.3
• Portfolio management	5,169	4,848	+6.6	4,065	4,249	-4.3
• Life technical reserves	8,952	6,648	+34.7	8,208	5,938	+38.2
• Asset administration	54,841	55,313	-0.9	52,395	52,586	-0.4
Net asset management flows	3,226	7,674		2,916	6,204
Net loans to customers excluding NPLs	37,336	38,304	-2.5	33,375	34,431	-3.1
OPERATING STRUCTURE
Employees	17,973	17,750	+1.3	16,158	16,046	+0.7
Branches	1,435	1,393	+3.0	1,376	1,332	+3.3

devoted to private customers and small entrepreneurs, the second to companies with turnover generally less than 250 million Euro;

•                  the Other Networks, which include the French subsidiary Banque Sanpaolo and the Hungarian bank Inter-Europa Bank, previously included within Commercial Banking, as well as the Italian distribution networks of Cassa di Risparmio di Firenze, in which the Group has a 18.7% interest, and Cassa dei Risparmi di Forlì, in which the Group’s interest is 21%.

The actions taken by the Sanpaolo Network in 2001 concerned above all the following:

•                  development of the multi-channel distribution model: the range of services offered through direct channels was expanded by giving customers information and statement services through the Internet and mobile phone; at the end of the year, the number of contracts allowing private customers to operate in an integrated way using both traditional and direct channels amounted to 180,000. During the year Internet services were also provided to companies and small entrepreneurs, and a remote light service was launched;

•                  revision of the organizational structure which increased the number of territorial areas from 16 to 20, and the adoption of a new organizational model geared to specialization of each branch in the prevalent customer segment: households and small entrepreneurs on the one hand, and small- and medium-sized companies on the other; at the end of 2001, 35 business centers were operational;

•                  selective expansion of the branch network, with an increase during the year of 44 branches;

•                  reinforcement of management systems and technology tools used to support corporate banking operations to ensure that the standards reached in lending risk management are maintained and to improve commercial relations with corporate customers;

•                  reinforcement of the network incentive systems based on economic and commercial results with the introduction of an individual component for personal consultants.

Operating volumes of the Sanpaolo Network, which coincide with those previously referred to the Italian Branch Network, were affected by the negative market conditions in 2001. Customer financial assets picked up considerably during the latter part of the year, raising the total amount to 148.2 billion Euro, an increase of 1.2 billion compared with the end of 2000 (+0.8%).  Specifically: direct deposits increased by 2.2 billion Euro (+7.7%) during the year; asset administration fell by 0.2 billion Euro, as a result of new inflows of 4.5 billion Euro and a devaluation of 4.7 billion Euro; asset management decreased by 0.8 billion Euro brought about by a negative performance effect of 3.7 billion Euro, only partially offset by a net inflow of 2.9 billion Euro. Within this, it is worth mentioning the positive trend in insurance: life technical reserves rose to 8.2 billion Euro (+38.2%).

Loans by the Sanpaolo Network showed an annual fall of 3.1%; the performance in household mortgages, moreover, was positive, recording disbursements in the year of 1.7 billion Euro, up 8% on 2000.

The Sanpaolo Network’s statement of income, restated on the assumption that the new structure had been adopted from 1 January 2001, shows net income for the year of 323 million Euro and a RORAC of 17.7%. The lower net income compared with that of the preexisting Italian Branch Network is mainly due to the different organizational structure and a to the different method of allocating net interest income.

As regards the Other Networks, one of the main initiatives during the year was the restructuring of the central functions and the branch network of the French subsidiary Banque Sanpaolo, in line with the policies of rationalization and cost containment adopted by the Group; in particular the French bank is raising the level of specialization of its branches, concentrating attention on high net worth private customers and on companies.

At the end of 2001 the subsidiary’s financial assets amounted to 12.3 billion Euro, 5.6% down on the end of 2000; within this figure, the trend in asset management was positive, with a net inflow over the year of 310 million Euro.

As for the Italian distribution networks, the following should be noted:

•                  the achievement, at the end of December, of an amount of 1.8 billion Euro in funds managed by CR Firenze Gestion Internationale, a company held 80% by Carifirenze and 20% by SANPAOLO IMI and operative since April 2001;

•                  the placing by the Cariforlì network of 85 million Euro in SANPAOLO IMI Group products, from the end of the first half.

Banco di Napoli

Banco di Napoli, which entered the SANPAOLO IMI Group in the second half of 2000, operates in the field of retail banking in Southern Italy through a network of 731 branches.

June 2001 saw the approval of the Banco di Napoli relaunch plan, which defines the steps that are required to achieve the strategic objectives underlying the acquisition of the Naples bank. The plan aims to make the Banco a point of reference for households and small- and medium-sized companies in the South of Italy through the focus on its traditional regional presence and the realization of an efficiency program which, among other things, provides for the disposal of all activities that are not strategic for the core business. During the year the Banco has taken the following steps in line with the objectives of the relaunch plan:

•                  restructuring of the domestic distribution network, creating 11 territorial areas to replace the previous 48 regional offices;

Banco di Napoli

	2001	2000	Change 2001 / 2000
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	1,109	1,167	-5.0
Operating costs	-895	-908	-1.4
Operating income	214	259	-17.4
Provisions and net adjustments to loans and financial fixed assets	-106	-375	-71.7
Income before extraordinary items	108	-116	n.s.
Net extraordinary income	-30	-398	-92.5
Income before taxes	78	-514	n.s.
Income taxes for the period	-75	241	n.s.
Use of reserves for general banking risks	—	367	n.s.
Net income	3	94	-96.8
Contribution to net income of the Group (1)	-10	84	n.s.
ALLOCATED CAPITAL (€/mil)	1,358	1,286	+5.6
RATIOS (%)
RoE	n.s.	6.5
Cost / Income ratio	80.7	77.8

	31/12/2001	31/12/2000	Change 31/12/01- 31/12/00
			(%)
OPERATING DATA (€/mil)
Customer financial assets	38,034	38,819	-2.0
• Direct deposits	22,759	24,606	-7.5
• Asset management	8,761	6,678	+31.2
• Mutual funds and fund-based portfolio management	6,255	4,719	+32.5
• Portfolio management	1,421	1,272	+11.7
• Life technical reserves	1,085	687	+57.9
• Asset administration	6,514	7,535	-13.6
Net asset management flows	2,480	-1,161
Net loans to customers excluding NPLs and SGA loans	15,740	15,688	+0.3
OPERATING STRUCTURE
Employees	9,643	10,641	-9.4
Financial planners	200	225	-11.1
Domestic branches	731	731	—

(1) After the posting of consolidation attributable to the Area.

•                  restructuring of the shareholding portfolio: the subsidiary Fumagalli & Soldan was sold off in November with a capital gain of 8 million Euro; the sale contract for the share-holding in Datitalia was stipulated and its conclusion, at the beginning of 2002, led to a capital gain of 6 million Euro; in November a new company called Esaban, in which the tax-collection activities currently carried out by the Banco will be transferred during 2002, was set up;

•                  concentration of fund management activities in the Wealth Management Area of the SANPAOLO IMI Group, to which Banco di Napoli Asset Management will be transferred during the course of 2002;

•                  withdrawal from the activities carried on by the foreign network: the Hong Kong branch has been transferred to the Corporate Area of the Parent Bank; the London branch was sold to third parties in February 2002; the operations of the New York branch were downsized in view of its voluntary liquidation, decided in January 2002;

•                  a voluntary incentive retirement scheme which led to agreements for the departure of some 500 employees.

Among the other operations carried out during the year, the setting up at the end of July of a new entity in the form of a foundation, to manage the Banco di Napoli’s supplementary staff pension fund, should be noted; the balances of the supplementary pension fund, previously accounted for as part of the Banco’s balance sheet, were transferred to this new entity.

In addition, to facilitate full integration with the Naples bank, the Parent Bank SANPAOLO IMI increased its share of the Banco’s ordinary capital from 97.6% to 100% and in March 2002 it launched a voluntary Public Offer for all of the savings shares.

The operational performance of Banco di Napoli’s during 2001 was marked by a significant recomposition of customer financial assets towards various forms of asset management: the net asset management flow during the period, 2.5 billion Euro, raised the amounts at the end of 2001 to 8.8 billion Euro, an increase of 31.2% year on year. Direct deposits, on the other hand, fell by 7.5% from the beginning of the year (partly attributable to the downsizing of the foreign network) coming in at 22.8 billion Euro, and asset administration dropped by 13.6% to 6.5 billion, also following the negative performance of stock markets.

In loans, the policy followed by the Banco, in accordance with the guidelines laid down in the relaunch plan, was oriented towards concentrating operations with the target customer base of households and small entrepreneurs; at the end of the year, net loans, excluding non-performing loans and SGA loans, were more or less in line with the figures at the end of 2000.

The trend in Banco di Napoli’s main profit margins was conditioned by the progressive withdrawal from activities, currently in progress, and by the provisions for risks, among which those accounted for under risks and charges that could arise for the Banco in connection with pensions, shown under extraordinary charges, should be noted. Net income thus fell to 3 million Euro.

Wealth Management

Wealth Management provides asset management products and services both to the internal distribution networks of the Group (Sanpaolo Network, Banco di Napoli and Banca Sanpaolo Invest) and to institutional investors and other networks. The Area was set up in April 2001 when the Parent Bank transferred to the holding Wealth Management Sanpaolo IMI its subsidiaries operating in the field of mutual funds and portfolio management (Sanpaolo IMI Asset Management, Sanpaolo IMI Institutional Asset Management, Sanpaolo Gestion Internationale and Sanpaolo Fiduciaria), in private banking (Sanpaolo Bank Luxembourg, Sanpaolo Bank Austria and SP Private Banking) and in life insurance (Sanpaolo Vita and Sanpaolo Life).

As part of the process of integrating Banco di Napoli within the SANPAOLO IMI Group, the fund management activities of the Banco’s management company were also transferred to the Wealth Management structures during the year.

The Area carried out numerous initiatives in 2001 to develop its product range. In particular:

•                  in asset management, Sanpaolo IMI Institutional Asset Management SGR, which specializes in managing assets on behalf of institutional customers, became operational at the beginning of January; then in the second half of the year, Sanpaolo IMI Alternative Investments SGR was set up to operate in hedge funds;

•                  in mutual funds, a new, non-harmonized, equity fund was created and the Sanpaolo Liquidità fund was segmented, with the introduction of two categories of units for retail customers and for corporate and private customers; the range of Luxembourg products was also redesigned;

•                  the range of fund-based portfolio management was enriched by a new multimanager line, which includes

Wealth Management

	2001 pro forma	2000 pro forma	Change 2001 / 2000 pro forma
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	251	261	-3.8
Operating costs	-85	-62	+37.1
Operating income	166	199	-16.6
Adjustments to goodwill and merger and consolidation differences	-7	—	n.s.
Provisions and net adjustments to loans and financial fixed assets	-14	-43	-67.4
Income before extraordinary items	145	156	-7.1
Net extraordinary income	-3	—	n.s.
Income before taxes	142	156	-9.0
Income taxes for the period	59	-26	n.s.
Change in reserves for general banking risks and income attributable to minority interests	-1	3	n.s.
Net income	200	133	+50.4
Contribution to net income of the Group (1)	213	106	+100.9
ALLOCATED CAPITAL (€/mil)	348	267	+30.3
RATIOS (%)
RoE	61.2	39.7
Cost / Income ratio	33.9	23.8

	31/12/2001	31/12/2000 pro forma	Change 31/12/01-31/12/00 pro forma
			(%)
OPERATING DATA (€/mil)
Asset management	73,238	74,331	-1.5
OPERATING STRUCTURE
Employees	431	343	+25.7

(1) After the posting of consolidation attributable to the Area.

three asset allocation products and two global equity products designed for affluent customers;

•                  in insurance, new single-premium policies which can pay out an annual amount equal to the previous year’s increase in value, unit linked multimanager policies, and policies with guaranteed results, were launched; a new unit linked policy with dynamic capital protection was created; four tranches of index linked were placed through the various distribution networks; the design of a new capitalization product for companies was completed.

The various initiatives with the sales networks linked to the Group included the following:

•                  the launch of a new fund by CR Firenze Gestion Internationale, owned 20% by the SANPAOLO IMI Group and 80% by Cassa di Risparmio di Firenze, which is run by the Luxembourg companies of Wealth Management;

•                  the start, in the first half, of the commercialization by Cassa dei Risparmi di Forlì of a full range of fund-based portfolio management and the launch of insurance products.

At the end of the year, the Area had assets under management of 73.2 billion Euro, 1.1 billion less than at the end of 2000 (-1.5%): the devaluation of the stock, 4.9 billion Euro, was only partially recovered by a net flow generated by the distribution networks of 3.8 billion Euro.

In 2001 Wealth Management had net interest and other banking income of 251 million Euro, down by 3.8% on the previous year; this trend was largely due to a 19.4% drop in net commission, against a substantial increase in the contribution made by the insurance companies Sanpaolo Vita and Sanpaolo Life, accounted for in profits from companies carried at equity. Operating income was also down (-16.6%) because of the hefty increase in operating costs (+37.1%), mainly due to the charges incurred in adopting the new corporate structure. Lower current taxes and the posting of prepaid taxes against the recovery of prior tax losses moreover allowed the Area to improve its net income by 50.4%, raising its contribution to net income of the Group to 213 million Euro.

Personal Financial Services

Banca Fideuram

Banca Fideuram, which has a network of 3,795 financial planners and 82 branches in Italy, operates using its own specialist companies dedicated to the production of asset management services.

The measures taken by Banca Fideuram during 2001 included the following:

•                  the definition and implementation of a business plan for the French group Wargny, which was acquired at the end of 2000. This involved the following: Banque Privée Fideuram Wargny was authorized to carry on banking activities and launched operations in the field of asset management according to the distribution model tried out successfully in Italy; at the same time, the French group was restructured through the merger of the two financial companies at the head of the group (Wargny Management and Financière Fideuram) and the incorporation of Fideuram Wargny Société de

Banca Fideuram

	2001	2000 pro forma (1)	Change 2001 / 2000 pro forma
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	578	579	-0.2
Operating costs	-280	-273	+2.6
Operating income	298	306	-2.6
Adjustments to goodwill and merger and consolidation differences	-24	-42	-42.9
Provisions and net adjustments to loans and financial fixed assets	-47	-10	n.s.
Income before extraordinary items	227	254	-10.6
Net extraordinary income	10	2	n.s.
Income before taxes	237	256	-7.4
Income taxes for the period	-11	-32	-65.6
Income attributable to minority interests	—	-2	n.s.
Net income	226	222	+1.8
Contribution to net income of the Group (2)	173	175	-1.1
ALLOCATED CAPITAL (€/mil)	612	544	+12.5
RATIOS (%)
RoE	28.3	32.2
Cost / Income ratio	48.4	47.2

	31/12/2001	31/12/2000	Change 31/12/01- 31/12/00
			(%)
OPERATING DATA (€/mil)
Customer financial assets	50,414	51,073	-1.3
• Direct deposits	3,564	2,725	+30.8
• Asset management	37,477	40,613	-7.7
• Mutual funds and fund-based portfolio management	31,022	34,923	-11.2
• Life technical reserves	6,455	5,690	+13.4
• Asset administration	9,373	7,735	+21.2
Net asset management flows	339	6,150
OPERATING STRUCTURE
Employees	1,647	1,587	+3.8
Financial planners	3,795	3,782	+0.3
Domestic branches	82	74	+10.8

(1)       The pro forma figures are prepared on the basis of the acquisition of the Wargny group from 1/1/2000.

(2)       Related to the stake held by SANPAOLO IMI and after the posting of consolidation attributable to the Area.

Bourse into Banque Privée Fideuram Wargny;

•                  the boosting of the range of products and services offered to customers, with particular emphasis on the insurance sector;

•                  the launch of private banking services on the Swiss market through Fideuram Bank (Suisse);

•                  the restructuring of the Luxembourg subsidiaries, concentrating the five product companies into a single vehicle company, Fideuram Gestions;

•                  the establishment in Ireland of Fideuram Asset Management Ireland, operative since the beginning of 2002, to handle the asset management activities of the Luxembourg funds.

At the end of December 2001, Banca Fideuram had customer financial assets for a total of 50.4 billion Euro, a little down on the figure at the end of 2000 (-1.3%). Direct deposits had a particularly positive trend during the year (+30.8%), as did asset administration (+21.2%); indeed, these forms of investment acted as a temporary alternative for customers to asset management in expectation of a market recovery. Assets under management fell by 7.7% compared with the start of the year, entirely due to the market’s negative performance; net flow during the year was positive, reaching 339 million Euro. In asset management, the most dynamic element was the insurance sector: life technical reserves rose to 6.5 billion Euro at the end of December 2001, an increase of 13.4% on the start of the year.

Banca Fideuram managed to keep its net interest and other banking income substantially in line with that of the previous year at 578 million Euro; net commissions grew by 8.2%, helped by a reduction in the incentive commissions paid to financial planners. However, the higher charges related to the investments made to reinforce operations and the higher provisions made to cover the risk of non-recovery of provisional advance payments to planners, given the unfavourable market conditions, led to a 10.6% reduction in income before extraordinary items. Net income came to 226 billion Euro, 1.8% up on 2000; RoE came to 28.3%.

Banca Sanpaolo Invest

Banca Sanpaolo Invest took various steps during the year to reinforce its business model, which envisages the distribution of products prepared by the Group and by other leading operators through a network of 1,494 financial planners which operate with the support of the direct sales channels.

The main initiatives carried out in 2001 were as follows:

•                  the completion, in June, of the process of migration of customers from the branches of SANPAOLO IMI, made possible by the achievement of full operating autonomy by Banca Sanpaolo Invest; this involved around 90,000 customers with total assets of 5.7 billion Euro;

•                  the expansion of the product range, experimenting an open architecture approach: a new Irish umbrella fund, managed by the subsidiary Sanpaolo Invest Ireland, was introduced; new fund-based portfolio management run by Sanpaolo IMI Asset Management and Invesco, were launched; a new structured bond developed together with Banca IMI, was marketed; new unit linked policies managed by Skandia were launched; the placing of the new single-premium Multinvest Alternative policy with indexed capital and a fixed maturity, was initiated;

Banca Sanpaolo Invest

	2001	2000	Change 2001 / 2000
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	79	69	+14.5
Operating costs	-52	-49	+6.1
Operating income	27	20	+35.0
Provisions and net adjustments to loans and financial fixed assets	-3	—	n.s.
Income before extraordinary items	24	20	+20.0
Net extraordinary income	—	6	n.s.
Income before taxes	24	26	-7.7
Income taxes for the period	-8	-10	-20.0
Change in reserves for general banking risks	2	—	n.s.
Net income	18	16	+12.5
Contribution to net income of the Group (1)	18	16	+12.5
ALLOCATED CAPITAL (€/mil)	93	89	+4.5
RATIOS (%)
RoE	19.4	18.0
Cost / Income ratio	65.8	71.0

	31/12/2001	31/12/2000	Change 31/12/01- 31/12/00
			(%)
OPERATING DATA (€/mil)
Customer financial assets	9,677	10,178	-4.9
• Direct deposits	363	52	n.s.
• Asset management	8,108	9,180	-11.7
• Mutual funds and fund-based portfolio management	5,708	7,017	-18.7
• Portfolio management	524	597	-12.2
• Life technical reserves	1,876	1,566	+19.8
• Asset administration	1,206	946	+27.5
Net asset management flows	470	1,711
OPERATING STRUCTURE
Employees	210	176	+19.3
Financial planners	1,494	1,488	+0.4

(1) After the posting of consolidation attributable to the Area.

•                  the improvement of the commercial capacity of the distribution network: 250 new financial planners were recruited during the year, releasing those with lower potential;

•                  the reinforcement of the business carried on through the phone and Internet banking direct channels: during the year, 76,900 security trades were carried out by phone and 24,200 by Internet.

Banca Sanpaolo Invest achieved in the year a positive net asset management flow of 470 million Euro, of which 137 million were in mutual funds and portfolio management and 333 million in life policies. Assets under management fell to 8.1 billion Euro, down by 11.7% from the end of December 2000, following a devaluation of 1.5 billion Euro from the beginning of the year. Direct deposits at the end of 2001 came to 363 million Euro, compared with 52 million at the start of the year.

Banca Sanpaolo Invest’s operating margins in 2001 showed a positive performance; in particular net interest and other banking income came to 79 million Euro, an increase of 14.5% on the previous year, and operating income rose by 35%. Net income, influenced by the lack of extraordinary income compared to the previous year, was 18 million Euro against 16 million in 2000; RoE rose from 18% to 19.4%.

IMIWeb Bank

Having obtained banking license at the beginning of 2001, IMIWeb Bank was able to manage directly the customer accounts initially opened at Banca IMI.

In order to consolidate its position as primary on line broker on the Italian market, during 2001 IMIWeb Bank focused its attention on day-traders. In particular, the bank:

•                  launched innovative services, such as stock lending and short selling;

•                  initiated operations in derivatives; in this context it set up an Internet platform which allows customers to operate on the IDEM market (Fib, MiniFib, MIBO 30 and share options) and on foreign derivatives (the main stock market indices, foreign exchange and fixed interest securities);

•                  gave customers the possibility to trade on the Tlx electronic market exchange.

IMIWeb Bank operating volumes grew significantly during the year: the average number of daily executed trades rose to around 10,000, from 2,000 at the start of the year. From an economic point of view, the company in 2001 had revenues of 9 million Euro, up on the prior year’s figure of 6 million; however, the costs incurred to reinforce its market position and to disengage from foreign initiatives led to a net loss for the year of 47 million Euro.

IMIWeb Bank

	2001	2000	Change 2001 / 2000
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	9	6	+50.0
Operating costs	-42	-35	+20.0
Loss before extraordinary items	-33	-29	+13.8
Net extraordinary income	-14	1	—
Net loss	-47	-28	+67.9

Wholesale Banking

Corporate

In 2001 Corporate developed its relations with large- and medium-sized companies and groups in the field of lending and banking services. At the end of the year, the Area consisted of two structures, dedicated to Italian customers and foreign companies respectively; the Corporate network in Italy consisted of six territorial head offices, while abroad it had 11 branches and 16 representative offices, as well as the subsidiary Sanpaolo IMI Bank Ireland.

At the beginning of 2001 the range of Italian customers attributed to the Area was extended to include also groups with consolidated turnover of between 250 and 500 million Euro.

In an extremely competitive context, marked by considerable market uncertainty, the business has turned to selective relationships placing particular attention on the profitability of business and monitoring of risks. To achieve this, the Area has emphasized business which guarantees significant commission revenues, developing its participation in syndicated loans where the Bank could take a leading role.

In 2001 the foreign network, centered on three regional offices (Americas, Europe and Asia) with strategic functions and control over the operating offices, was further strengthened through:

•                  the acquisition of the Hong Kong branch of Banco di Napoli, which began full operations on 1 October 2001;

•                  the opening of representative offices in Mexico City, Prague and Budapest.

Corporate

	2001	2000 pro forma	Change 2001 / 2000 pro forma
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	335	298	+12.4
Operating costs	-105	-105	—
Operating income	230	193	+19.2
Provisions and net adjustments to loans and financial fixed assets	-67	-35	+91.4
Income before extraordinary items	163	158	+3.2
Net extraordinary income	2	—	n.s.
Income before taxes	165	158	+4.4
Income taxes for the period	-71	-66	+7.6
Net income	94	92	+2.2
ALLOCATED CAPITAL (€/mil)	892	804	+10.9
RATIOS (%)
RORAC	10.5	11.4
Cost / Income ratio	31.3	35.2

	31/12/2001	31/12/2000 pro forma	Change 31/12/01-31/12/00 pro forma
			(%)
OPERATING DATA (€/mil)
Net loans to customers excluding NPLs	24,161	24,803	-2.6
Guarantees	8,578	7,933	+8.1
Total loans and guarantees	32,739	32,736	+0.0
OPERATING STRUCTURE
Employees	486	481	+1.0
Area offices in Italy	6	6	—
Foreign branches and representative offices	27	23	+17.4

Total loans at the end of December 2001 came to 32.7 billion Euro, more or less the same as at the end of the previous year, despite the negative phase of the economy, especially in the second half.

In 2001 the Area made net interest and other banking income of 335 million Euro, up by 12.4% on 2000; this was the result of an increase in net interest income (+5.6%), and above all the growth in commissions, up from 76 to 99 million Euro, following the syndicated loan business.

There was a considerable increase in operating income (+19.2%), partly due to this rise in net interest and other banking income and partly to the containment of operating costs, which was reflected in an improvement in the cost/income ratio, which in 2001 fell to 31.3% from 35.2% in 2000.

The positive trend in revenues partially offset the negative effects of the deterioration in the economy, which led to a greater absorption of capital and an increase in provisions and adjustments to loans (partially related to the Enron position), such as to maintain a level of general risk reserves higher than the amount of the expected loss; the RORAC thus came to 10.5%.

Public Works and Infrastructure

The provision of financial services to the public sector, with particular reference to the financing of investments and infrastructure, has been undertaken since July 2000 by Banca OPI, a specialist company through which the Group aims to consolidate its leading role in Italy in this sector.

Banca OPI’s main initiatives during 2001 were as follows:

•                  disbursement of new financings aimed principally to the healthcare sector, railway infrastructure, and projects to safeguard the Venetian Lagoon;

•                  the participation in interventions to restructure the local energy market by public utilities and to reinforce postal services in Italy and abroad;

•                  project financing, in particular in the Transport and Environmental Water sectors: in this context Banca OPI also continued to act as arranger of the “Waste to Energy” project in Naples, carried out various consultancy works and took part in a number of project financing operations abroad;

•                  the fulfillment of advisory commitments directed to value companies and assets of local government entities; in this context new mandates for projects by municipal administrations, were received.

In 2001 Banca OPI stipulated new contracts worth 5.6 billion Euro, of which 3.7 billion in mortgage loans, 1.6 billion in short-term or revolving loans and 0.3 billion in guarantees. Disbursement in 2001 came to 3 billion Euro; during the year revolving loans were also granted for a net of 570 million Euro. Loans at the end of December came to 13.3 billion Euro, an increase of 10.9% on the end of 2000.

Compared with the pro-forma 2000 results, Banca OPI in 2001 showed a 2.3% reduction in net interest and other banking income, due to a 4.2% decline in net interest

Public Works and Infrastructure

	2001	2000 pro forma	Change 2001 / 2000 pro forma
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	127	130	-2.3
Operating costs	-18	-15	+20.0
Operating income	109	115	-5.2
Provisions and net adjustments to loans and financial fixed assets	-65	-8	n.s.
Income before extraordinary items	44	107	-58.9
Net extraordinary income	2	2	—
Income before taxes	46	109	-57.8
Income taxes for the period	-14	-11	+27.3
Net income	32	98	-67.3
Contribution to net income of the Group (1)	69	98	-29.6
ALLOCATED CAPITAL (€/mil)	349	279	+25.1
RATIOS (%)
RoE	19.8	35.1
Cost / Income ratio	14.2	11.5

	31/12/2001	31/12/2000 pro forma	Change 31/12/01-31/12/00 pro forma
			(%)
OPERATING DATA (€/mil)
Net loans to customers	13,284	11,973	+10.9
Disbursements in the period	3,018	3,128	-3.5
OPERATING STRUCTURE
Employees	114	99	+15.2

(1) After the posting of consolidation attributable to the Area.

income caused by the expiry of certain large operations with high spreads, which were replaced by new loans with lower margins. Net income was influenced by higher provisions, as permitted under tax law, and did not benefit from the positive effects arising from the booking of pre-paid taxes recorded in the previous year; it therefore fell to 32 million Euro, compared with 98 million in 2000. The contribution to net income of the Group, after reversing the provisions made for tax purposes, came to 69 million Euro; RoE came to 19.8%.

Investment Banking

Investment Banking handles securities dealing both on own account and on behalf of customers, the raising of risk and debt capital for corporate customers, as well as consultancy in matters of corporate finance. Investment banking activities are carried on by the Banca IMI group, excluding IMIWeb Bank, which operates in the field of on line trading.

During the course of 2001:

•                  Banca IMI acted as lead manager or sole placer in 40 bond issues for a total of more than 13 billion Euro. In the area of financial institutions, the bank organized placements for Banca Antonveneta, CR Bolzano, CR Forlì and Findomestic Banca, the benchmark issues for Banca di Roma and Bear Sterns, as well as three separate issues of subordinated instruments for Banca Popolare di Milano; it also brought to market some important financing deals for corporate issuers such as Parmalat, ENEL, Reno de’ Medici and Grandi Navi Veloci. In securitisation, Banca IMI organized various ground-breaking operations, such as the securitization of INPS’ receivables and of public sector real estate, as well as the operation involving Mosaico Finance, the first multi-originator in Italy;

•                  it confirmed its leadership position in the field of equity placements in Italy; it achieved the number one position as Global Coordinator in terms of both the number of operations and the value of the placements, with a market share of 29% and 35% respectively. The main operations included placement of the fifth tranche of ENI, IPOs for Snam Rete Gas and Juventus and increases in capital for Olivetti and Banca Popolare di Milano; as

Investment Banking

	2001	2000	Change 2001 / 2000
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	197	250	-21.2
Operating costs	-160	-161	-0.6
Operating income	37	89	-58.4
Provisions and net adjustments to loans and financial fixed assets	-7	1	n.s.
Income before extraordinary items	30	90	-66.7
Net extraordinary income	-1	8	n.s.
Income before taxes	29	98	-70.4
Income taxes for the period	5	-31	-116.1
Net income	34	67	-49.3
Contribution to net income of the Group (1)	34	60	-43.3
ALLOCATED CAPITAL (€/mil)	302	356	-15.2
RATIOS (%)
RoE	11.3	16.9
Cost / Income ratio	81.2	64.4
OPERATING DATA (€/mil)
Banca IMI SpA trading volumes
• trading	681,694	474,918	+43.5
• sales	121,814	100,060	+21.7
• repurchase agreements	1,440,015	817,939	+76.1
• placements	14,506	19,537	-25.7

	31/12/2001	31/12/2000	Change 31/12/01- 31/12/00
			(%)
OPERATING STRUCTURE
Employees	653	683	-4.4
Branches	2	2	—

(1) After the posting of consolidation attributable to the Area.

regards pan-European offerings, Banca IMI acted as lead manager for Italy in Orange’s IPO;

•                  in corporate finance, the bank completed 14 operations, mainly relating to advisory services for acquisitions, sales and restructurings, as well as consultancy services such as company valuations and partnership searches. In particular the strong increase in cross-border activity, leading to the conclusion of some particularly important deals during the year, such as Buzzi Unicem’s acquisition of a stake in Dycherhoff and MTS’s purchase of Preussag’s boiler division, both in Germany, should be noted.

•                  in brokerage, Banca IMI consolidated its operations both in fixed income, confirming its role as primary dealer on the main markets for European and American government securities, and in equities; in particular during the year it achieved a 5.3% share in own account and third party business in the electronic equity market, putting it in third position in the national ranking; in derivatives, it had a 7.4% share of the FIB30 market, putting the bank in third position in the general classification;

•                  on foreign markets, the group upgraded the safe-custody and custodian bank services offered by IMI Bank, its Luxembourg subsidiary, and reinforced its operations in electronic execution on US and European equity markets through Banca IMI Securities Corp., its US subsidiary; this company consolidated its services to institutional customers, namely the distribution of European equities and securities issued by American government agencies; it also continued working on the creation of a desk for the sale of European equity products to US institutional investors.

The results of Investment Banking saw an improvement in the latter part of 2001, but this was not sufficient to offset the negative effects due to adverse market conditions in earlier months. Net interest and other banking income came to 197 million Euro, down 21.2% on an annual basis, and income before extraordinary items fell to 30 million Euro, down by 66.7%. The contribution to net income of the Group in 2001 came to 34 million Euro, compared with 60 million in 2000, giving a RoE of 11.3%.

Merchant Banking

NHS, the company that handles the Group’s merchant banking activities, made investments during the year totaling 497 million Euro; the most important operations involved:

•                  the acquisition from the Treasury as part of a private placement in February of a packet of ENI shares representing 0.26% of the share capital, for an outlay of 143 million Euro;

•                  the purchase, for 248 million Euro, of the 7.8% interest in the share capital of Italenergia, the company that acquired control of the Montedison Group by means of a public offer;

•                  the purchase of a 6.3% interest of Merloni Termosanitari, a company specialized in the production of domestic heating appliances, for a total investment of 22 million Euro;

•                  the investment in Cartiere Fedrigoni & C., a producer of special papers, by taking a 10% stake for an outlay of 14 million Euro;

•                  the participation in the public offering for sale by Davide Campari, a company that operates in the production and distribution of beverages, with an investment of 13.5 million Euro for 1.5% of the share capital;

•                  the acquisition, for an outlay of 7.2 million Euro, of a further 1.6% of Azimut, world leader in the production of boats; this brought the total investment to 34 million Euro, or 9.2% of the company’s capital.

Also worth mentioning is the partial discharge, for 2.8 million Euro at the beginning of 2002, of the commitment previously taken to invest up to 10 million Euro in Idra Partecipazioni, to finance the voluntary public offer launched by the company for Idra Presse, as well as subsequent increases in capital to finance its expansion plans.

Merchant Banking

	2001	2000	Change 2001 / 2000
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	14	51	-72.5
Operating costs	-11	-9	+22.2
Operating income	3	42	n.s.
Adjustments to goodwill and merger and consolidation differences	-16	—	n.s.
Provisions and net adjustments to loans and financial fixed assets	-131	-10	n.s.
Income before extraordinary items	-144	32	n.s.
Net extraordinary income	228	93	+145.2
Income before taxes	84	125	-32.8
Income taxes for the period	-30	-49	-38.8
Net income	54	76	-28.9
Contribution to net income of the Group (1)	33	33	—
ALLOCATED CAPITAL (€/mil)	391	382	+2.4
RATIOS (%)
RoE	8.4	8.6
Cost / Income ratio	78.6	17.6

	31/12/2001	31/12/2000	2001 net flow
OPERATING DATA (€/mil)
Merchant banking direct investments	430	479	-49
Other shareholdings	672	460	+212

	31/12/2001	31/12/2000	Change 31/12/01- 31/12/00
			(%)
OPERATING STRUCTURE
Employees	52	52	—

(1) Related to the 51% held by SANPAOLO IMI and after the posting of consolidation attributable to the Area.

The principal disposals during the year concerned:

•                  the two-stage disposal of all of the 6.2% stake in Montedison: sales on the market in the first half, followed, in early July, by the sale to Italenergia of the remainder 4.4% stake of the ordinary capital; this operation generated an overall pre-tax capital gain of 228 million Euro;

•                  the partial disposal of the investment in Santé Luxembourg, for a gain of 11 million Euro;

•                  the sale of the interest in ADR International Airport South Africa Ltd with a gain of 1.4 million Euro.

An agreement was also signed in 2001 to sell the 2.8% interest held in Camuzzi Gazometri with the majority shareholder Mill Hill, completed in March 2002 with a capital gain of 6.7 million Euro.

In January 2002, the establishment of NHS Mezzogiorno SGR should also be noted; the company will run the “Fondo di promozione del capitale di rischio per il Mezzogiorno” (“Risk capital fund for Southern Italy”), specializing in investments in small- and medium-sized companies located in the South of Italy and which will reach a size of 100 million Euro.

Lastly, the restructuring of NHS in March 2002, with the partial spin-off of the company, which involved transferring its private equity activities to a “newco” (NHS S.p.A.) and maintaining the activity which consists of the increase in value of the portfolio of significant industrial investments held by the company spun off (which took on the name of IMI Investimenti), should be mentioned.

During the course of 2001 the merchant banking business generated total net commission income and other net dealing revenues of 12 million Euro; during the year, the company also earned extraordinary income of 228 million Euro attributable to the sale of interest in Montedison. Higher provisions and adjustments to financial fixed assets made as a result of the deterioration in financial markets led to net income of 54 million Euro, 28.9% down on the 76 million Euro earned in 2000. The contribution to net income of the Group, for the 51% share, amounted to 33 million Euro and RoE was 8.4%.

Significant events after the year end

Economic background

The forward-looking indicators of the business cycle and of the climate of confidence of companies and households in the USA and the Euro-zone showed an improvement in the early months of 2002, after a period when the signals were still contradictory. According to authoritative observatories, the low point of the cycle has already been passed, but there is still uncertainty about the intensity of the recovery taking place in these two areas.

Based on the price of 3-month interest rate futures in March, the market considers the expansive phase of the monetary policy applied by the Federal Exchange and the European Central Bank to be over. Expectations are now for a new cycle of policy rate hikes in 2002, though their timing and extent are likely to differ between the two areas. In view of a cyclical recovery and a rise in money market rates, the long-term rates on government benchmark securities in the USA and in Europe have risen considerably since the beginning of March, especially compared with the lows of last November.

In the first two months of 2001, the main Stock Exchange indices showed in general a negative performance, given the disappointing data on corporate profits for the last quarter of 2001. Since the beginning of March - given better expectations for the future trend in the US and European economies - share prices have recovered considerably.

As a result of these trends in the first two months of 2002, the sector representing mutual funds managed by Italian intermediaries was still in some difficulty. Net inflows for the period were positive for 0.8 billion Euro, while total assets under management suffered a further loss of value, falling to 517 billion Euro.

Inflows and the performance of funds are both expected to improve over the coming months in presence of a recovery of the economy and of the main stock market indices. Within the various forms of asset management, the life insurance sector is expected to see a good trend in inflows.

Group performance in the first two months of the current year

At the end of the first two months of 2002 the Group’s financial assets amounted to 305.6 billion Euro, slightly higher than at the end of 2001 (+0.1%). Within this overall aggregate, there has been a significant shift in favour of asset administration, which has gone up by 2.5 billion Euro since the start of the year, compared with a 1.9 billion Euro reduction in direct deposits. Assets under management are down slightly on the end of 2001, entirely due to negative market performance; the trend of life policies has continued to be particularly dynamic, with an increase of 0.8 billion Euro (+4.5%) since the beginning of the year and a change over the 12 months of 31.5%.

The principal economic margins are substantially in line with the path envisaged by the budget for 2002, which was taken as a point of reference when preparing the business plan for the merger with Cardine, presented at the beginning of the year.

The results of ordinary operations show a number of negative variances compared with the same period in 2001; bear in mind when analyzing this trend that the results for the first two months of 2001 were not yet affected by the crisis that would subsequently condition the rest of the year to an increasing extent.

From a management point of view, it is worth emphasizing that at a time when there is still considerable difficulty in increasing revenues, a great deal of attention has been given to holding down administrative costs, as was the case in 2001.

Future prospects

While the scenario still holds considerable uncertainty, the short-term prospects do show some positive signals. The “Tax Shield” law introduced by the Government to encourage the return to Italy of capital held abroad is making a contribution towards the growth in financial assets. Moreover, the latest change in money market rates should permit a more favorable trend in net interest income.

In order to cope with the delicate transition from recession to the hoped for recovery of the economy, the Group has decided on certain steps to bolster profitability, in particular offering a more effective asset allocation service for customers, developing products that respond better to the need for security that has emerged recently and approaching in a pro-active commercial way the middle corporate and small business segments.

At the same time, various initiatives have been launched to ensure rapid integration with Cardine Banca in order to accelerate the emergence of potential synergies between the two Groups.

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of Sanpaolo IMI SpA

1                                          We have audited the consolidated financial statements of Sanpaolo IMI SpA and its subsidiaries (the “Sanpaolo IMI Group”) as of 31 December 2001. These consolidated financial statements are the responsibility of Sanpaolo IMF’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange. Those standards and criteria require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and, taken as a whole, are presented fairly. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain subsidiaries, representing 22 per cent of consolidated “Total assets”, 24 per cent of consolidated “Net interest income” and 33 per cent of consolidated “Net interest and other banking income”, have been audited by other auditors, who have provided us with their related reports. Our opinion expressed on this report, insofar as it relates to the amounts of such subsidiaries included on the consolidated financial statements, is also based on the audits carried out by other auditors.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritla all’Albo Consob — Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 — Bari 70125 Viale della Repubblica 110 Tel. 0805429863 — Bologna 40122 Via delle Lame 111 Tel. 051526611 — Brescia 25124 Via Cefalonia 70 Tel. 0302219811 — Firenze 50129 Viale Milton 65 Tel. 0554627100 — Genova 16121 Piazza Dante 7 Tel. 01029041 — Milano 20122 Corso Europa 2 Tel. 0277851 — Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 — Padova 35137 Largo Europa 16 Tel. 0498762677 — Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 — Parma 43100 V.le Tanara 20/A Tel. 0521242848 — Roma 00154 Largo Fochetti 29 Tel. 06570251 —Torino 10129 Corso Montevecchio 37 Tel. 011556771 — Trento 38100 Via Manzoni 16 Tel. 0461237004 — Treviso 31100 Piazza Crispi 8 Tel. 0422542726 — Udine 33100 Via Marinoni 12 Tel. 043225789 — Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

For the opinion on the consolidated financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to the auditors’ report issued by other auditors on 2 April 2001.

3                                          In our opinion, the consolidated financial statements present fairly the financial position of the Sanpaolo IMI Group as of 31 December 2001 and the results of its operations for the year then ended in accordance with the Italian regulation governing financial statements.

Turin, 9 April 2002

PricewaterhouseCoopers SpA

Signed by

Sergio Duca

(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

Consolidated financial statements

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF INCOME

EXPLANATORY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheet

(€/mil)

		31/12/01		31/12/00
ASSETS
10.	Cash and deposits with central banks and post offices		818		708
20.	Treasury bills and similar bills eligible for refinancing with central banks		9,373		8,968
30.	Due from banks:		21,571		19,119
	a) repayable on demand	3,191		2,932
	b) other deposits	18,380		16,187
40.	Loans to customers		97,056		98,706
	of which:
	• loans using public funds	99		83
50.	Bonds and other debt securities		11,216		13,987
	a) public entities	4,352		6,007
	b) banks	3,433		3,445
	of which:
	• own bonds	1,074		1,056
	c) financial institutions	1,120		671
	of which:
	• own bonds	—		—
	d) other issuers	2,311		3,864
60.	Shares, quotas and other equities		1,528		2,003
70.	Equity investments		4,054		3,034
	a) carried at equity	339		272
	b) other	3,715		2,762
80.	Investments in Group companies		643		539
	a) carried at equity	643		539
90.	Goodwill arising on consolidation		838		915
100.	Goodwill arising on application of the equity method		215		74
110.	Intangible fixed assets		367		359
	of which:
	• start-up costs	3		2
	• goodwill	8		10
120.	Tangible fixed assets		1,726		1,793
140.	Own shares		304		739
	(par value € 55 million)
150.	Other assets		18,585		19,193
160.	Accrued income and prepaid expenses		2,191		2,661
	a) accrued income	1,871		2,466
	b) prepaid expenses	320		195
	of which:
	• discounts on bond issues	31		27
Total assets			170,485		172,798

(€/mil)

		31/12/01		31/12/00
LIABILITIES AND SHAREHOLDERS’ EQUITY
10.	Due to banks		27,922		29,596
	a) repayable on demand	3,378		4,869
	b) time deposits or with notice period	24,544		24,727
20.	Due to customers		65,845		64,718
	a) repayable on demand	48,463		43,701
	b) time deposits or with notice period	17,382		21,017
30.	Securities issued		40,839		39,338
	a) bonds	27,695		26,589
	b) certificates of deposit	8,346		8,888
	c) other	4,798		3,861
40.	Public funds administered		100		88
50.	Other liabilities		15,590		17,420
60.	Accrued expense and deferred income		2,162		3,114
	a) accrued expense	1,811		2,755
	b) deferred income	351		359
70.	Provision for termination indemnities		734		743
80.	Provisions for risks and charges		2,471		3,823
	a) pensions and similar commitments	43		1,128
	b) taxation	901		1,230
	c) other	1,527		1,465
90.	Reserve for possible loan losses		41		35
100.	Reserve for general banking risks		356		355
110.	Subordinated liabilities		5,607		5,158
130.	Negative goodwill arising on application of the equity method		118		63
140.	Minority interests		698		715
150.	Capital		3,932		3,931
160.	Additional paid-in capital		22		18
170.	Reserves		2,836		2,382
	a) legal reserve	793		793
	b) reserve for own shares	304		739
	d) other reserves	1,739		850
180.	Revaluation reserves		9		9
200.	Net income for the year		1,203		1,292
Total liabilities and shareholders’ equity			170,485		172,798

(€/mil)

		31/12/01		31/12/00
GUARANTEES AND COMMITMENTS
10.	Guarantees given:		16,016		15,670
	of which:
	• acceptances	128		159
	• other guarantees	15,888		15,511
20.	Commitments		24,839		26,518

Consolidated statement of income

(€/mil)

		2001		2000
10.	Interest income & similar revenues		8,016		7,622
	of which:
	• loans to customers	5,999		5,501
	• debt securities	1,026		1,006
20.	Interest expense & similar charges		-5,326		-5,123
	of which:
	• deposits from customers	-1,600		-1,401
	• debt securities	-2,112		-2,117
30.	Dividends and other revenues		397		231
	a) from shares, quotas and other equities	263		169
	b) from equity investments	134		62
40.	Commission income		3,312		3,452
50.	Commission expense		-714		-817
60.	Profits (losses) on financial transactions		105		165
70.	Other operating income		280		250
80.	Administrative costs		-3,600		-3,076
	a) payroll	-2,221		-1,929
	of which:
	• wages and salaries	-1,600		-1,380
	• social security charges	-471		-425
	• termination indemnities	-109		-97
	• pensions and similar commitments	-41		-27
	b) other	-1,379		-1,147
90.	Adjustments to intangible and tangible fixed assets		-543		-389
100.	Provisions for risks and charges		-136		-323
110.	Other operating expenses		-36		-31
120.	Adjustments to loans and provisions for guarantees and commitments		-636		-647
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		278		417
140.	Provisions to the reserve for possible loan losses		-11		-8
150.	Adjustments to financial fixed assets		-235		-36
160.	Writebacks of adjustments to financial fixed assets		2		15
170.	Income (losses) from investments carried at equity		79		87
180.	Income from operating activities		1,232		1,789
190.	Extraordinary income		660		451
200.	Extraordinary expenses		-269		-55
210.	Extraordinary items, net		391		396
230.	Change in reserve for general banking risks		-1		2
240.	Income taxes		-318		-785
250.	Minority interests		-101		-94
255.	Elimination of second half-year 2000 income of the Banco di Napoli Group (*)		—		-16
260.	Net income for the year		1,203		1,292

(*) This caption refers to the portion of the net results of the second half of 2000 of the Banco di Napoli group included in the price of the various tranches acquired by SANPAOLO IMI during 2000. As described in the Explanatory Notes to the consolidated Financial Statements at 31/12/2000, the reversal is made necessary in that the income statement contribution of the Neapolitan group to consolidated Financial Statements for 2000 was reflected line by line throughout the whole of the second half.

Explanatory notes to the consolidated financial statements

Introduction - Background information on the consolidated financial statements

•                  Form and content of consolidated financial statements

•                  Pro forma reclassified consolidated financial statements as of 31 December 2000

•                  Scope of consolidation

•                  Consolidation principles

•                  Financial statements used for consolidation

•                  Audit of the consolidated financial statements

•                  Comparison with the quarterly accounts as of 31 December 2001

Part A – Accounting policies
• Section	1	– Description of accounting policies
• Section	2	– Adjustments and provisions recorded for fiscal purposes

Part B – Consolidated balance sheet
• Section	1	– Loans
• Section	2	– Securities
• Section	3	– Equity investments
• Section	4	– Tangible and intangible fixed assets
• Section	5	– Other assets
• Section	6	– Payables
• Section	7	– Provisions
• Section	8	– Capital, equity reserves, reserve for general banking risks and subordinated liabilities
• Section	9	– Other liabilities
• Section	10	– Guarantees and commitments
• Section	11	– Concentration and distribution of assets and liabilities
• Section	12	– Administration and dealing on behalf of third parties

Part C – Consolidated statement of income
• Section	1	– Interest
• Section	2	– Commission
• Section	3	– Profits (losses) on financial transactions
• Section	4	– Administrative costs
• Section	5	– Adjustments, writebacks and provisions
• Section	6	– Other consolidated statement of income captions
• Section	7	– Other information regarding the consolidated statement of income

Part D – Other information
• Section	1	– Directors and Statutory Auditors

Introduction - Background information on the consolidated financial statements

Form and content of consolidated financial statements

The Bank’s consolidated financial statements for 2001 have been prepared pursuant to Decree 87 of 27 January 1992, which implemented EEC Directive 86/635. They also take account of the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The financial statements have been prepared in millions of Euro and comprise the consolidated balance sheet, the consolidated statement of income and these explanatory notes. They are accompanied by the report of the Board of Directors on the results of operations for the year.

These explanatory notes are presented with comparative figures taken from the financial statements as of 31 December 2000. They provide all the information required by law, including any additional data considered necessary to give a true and fair view of the financial and operating situation. The tables required by the Bank of Italy are numbered in accordance with Bank of Italy instructions or based on the date of the Instructions.

With regard to the changes in the scope of consolidation in the second half of 2000 following the acquisitions of the Banco di Napoli and Wargny groups, analysis and comments contained in the report on operations make reference to last year’s pro forma results, which have been prepared assuming line-by-line consolidation of the two groups as of 1 January 2000. This pro forma results are attached to this report (see next paragraph “pro forma reclassified consolidated financial statements as of 31 December 2000”). In addition, for a better understanding of the changes in the statement of income aggregates, the tables in the explanatory notes show the contribution of the Banco di Napoli Group and, if significant, of the Wargny Group.

The following schedules are attached to the consolidated financial statements:

•                  Statement of changes in consolidated shareholders’ equity;

•                  Statement of consolidated cash flows;

•                  Statement reconciling the Bank’s financial statements with the consolidated financial statements;

•                  Statement of pro forma reclassified consolidated statement of income for the full year 2000;

•                  List of equity investments that exceed 10% of the capital of unquoted and private companies (as per CONSOB resolution no. 11715 of 24 November 1998).

It should also be mentioned that Part B - Section 7 - Provisions contain the information required by CONSOB (Communication 1011405 of 15 February 2001) from banks quoted on regulated markets.

Pro forma reclassified consolidated financial statements as of 31 December 2000

For ease of comparison, a pro forma version of last year’s reclassified consolidated statement of income has been prepared on the assumption that Banco di Napoli and the Wargny Group were taken over from 1 January 2000, rather than during the year. The pro forma version is not subject to audit and is only used as a comparable basis for analysis and comments in the Report on operations.

This was not necessary for the balance sheet as of 31 December 2000, since Banco di Napoli and the Wargny Group were already consolidated line-by-line at that date.

The pro forma reclassified consolidated statement of income for 2000 is attached to these explanatory notes.

The pro forma reclassified consolidated statement of income is based on the statements of income for 2000 published by the SANPAOLO IMI Group (column a of the attached schedule), Banco di Napoli (column b of the attached schedule), and the Wargny Group (column c of the attached schedule). The Banco di Napoli and Wargny Group accounts have been restated using the same accounting principles as SANPAOLO IMI.

In order to reflect the effects of these extraordinary operations, the book results have been suitably integrated and adjusted to take into consideration:

•                  the effect of consolidating the companies belonging to the Banco di Napoli Group and of the initial adjustments to the Banco’s shareholders’ equity (column d of the attached schedules). It was necessary to consolidate the companies belonging to the Naples-based group as the information published by Banco di Napoli in 2000 referred to individual company accounts. In addition, the initial adjustments to the Banco’s shareholders’ equity refer to changes taken into consideration in the SANPAOLO IMI consolidated financial statements as at 31 December 2000, when calculating the differences arising on first-time consolidation. More specifically, the adjustments refer to the adoption of SANPAOLO IMI Group accounting principles and to the reorganization expenses of Banco di Napoli, which are therefore eliminated from Banco di Napoli S.p.A.’s income statement for 2000. These adjustments also include the reclassifications needed to bring the figures into line with the Parent Bank’s accounting principles;

•                  the effect of pro forma adjustments (column e of the attached schedules) concerning the acquisition and consolidation of the Banco di Napoli and Wargny groups simulated as taking effect from 1 January 2000. More specifically: the statement of income reflects for the full year the financial charges connected with investments and with the amortization of goodwill arising on consolidation.

Scope of consolidation

The scope of line-by-line consolidation reflects the SANPAOLO IMI Banking Group as recorded in the appropriate register in compliance with art. 64 of Decree 385 dated 1 September 1993, with the exception of certain minor investments whose balance sheet and statement of income results have little or no effect on the consolidated financial statements, or which have been put into liquidation or disposed of. In addition to SANPAOLO IMI S.p.A. (the Parent Bank), the Banking Group comprises those directly- and indirectly-controlled subsidiaries which carry out banking, finance or other activities which complement those of the Parent Bank.

The scope of line-by-line consolidation excludes Società per la Gestione di Attività S.p.A. (Sga), owned by Banco di Napoli, the shares of which have been handed over as a pledge with voting right to the Treasury Ministry as part of the special procedures described in these notes (Part B Section 5 - Other assets).

The scope of line-by-line consolidation also excludes those companies for which a formal decision has been taken to dispose of them.

Equity investments considered under joint control are consolidated on a proportional basis.

Investments in subsidiaries whose activities differ from those of the rest of the Group or those that are excluded from the scope of consolidation for the above-mentioned reasons, are valued using the equity method, together with holdings in companies subject to significant influence where the Group controls at least 20% of the voting rights in ordinary meeting (i.e. associated companies).

Changes in the companies consolidated on a line-by-line or proportional basis with respect to 31 December 2000 include:

•                  exclusion from line-by-line consolidation of Sanpaolo Immobiliare S.p.A. and SIM Banconapoli & Fumagalli Soldan S.p.A. as these companies were sold off during the year; the same applies to Datitalia S.p.A. which was sold in early 2002;

•                  inclusion of the newly established companies Centradia Group Ltd, Centradia Ltd and Centradia Services Ltd in the proportional consolidation.

Companies consolidated on a line-by-line basis, proportionally and at net equity are listed in Part B, Section 3 of these explanatory notes.

Consolidation principles

The main consolidation principles adopted are as follows.

The book value of equity investments in consolidated companies, held by the Parent Bank or other Group companies, is eliminated against the corresponding portion of the Group’s share of the company’s net equity - adjusted where necessary to bring the company into line with Group accounting principles - including their assets and liabilities on a line-by-line basis in accordance with the “full consolidation method”. Elimination of the book value and shareholders’ equity is carried out on the basis of the values current at the time the investment was consolidated for the first time or at the time the controlling interest was acquired. Where possible, any differences arising are allocated to the assets and liabilities of the related consolidated companies, or, for the quota attributable to the Group on the basis of the application of equity ratios, to “negative or positive goodwill” arising on consolidation, depending on whether the value of the investment is higher or lower than the shareholders’ equity.

More specifically, the shareholders’ equity of Group companies used in calculating consolidation differences has been determined as follows:

•                  with reference to the balance sheets as of 31 December 1993 for investments held in portfolio as of 31 December 1994, being the date the Bank first prepared consolidated financial statements;

•                  for investments purchased subsequent to 31 December 1994, with reference to their balance sheets at the date of acquisition or, where these are not available, with reference to the balance sheets included in the official financial statements prepared closest to that date;

•                  for investments formerly belonging to the IMI Group, with reference to their shareholders’ equity as of 1 January 1998 (accounting date for the merger of Sanpaolo and IMI).

Investments in companies carried at equity are recorded in the financial statements at the amount equal to the corresponding portion of their shareholders’ equity. Any balance not assignable to the assets or liabilities of the companies’ concerned at the time this method is first implemented, is booked to “positive/negative goodwill arising on application of the equity method”. In the years after the first year of consolidation the adjustment of the value of these investments is booked to “Negative goodwill arising on application of the equity method” and to “Income (losses) from investments carried at equity” respectively for the changes referring to reserves and those referring to the net income of the company in which the investment is held.

“Positive goodwill” arising on the application of line-by-line consolidation, proportional consolidation or the equity method is deducted from the total “negative goodwill” that existed already or which arose during the same year and up to their total amount. Investments acquired to be re-sold as part of the merchant banking activity are not taken into account for this offsetting. Positive goodwill not offset by negative goodwill is amortized over a period that depends on how the investment is used (see Section 5 - “Other assets”).

Receivables, payables, off-balance sheet transactions, and costs and revenues as well as any gains and losses relating to significant transactions between Group companies are eliminated. By way of exception, also on account of the provisions of art. 34, Decree 87/92, costs and revenues arising on transactions involving stocks and shares and currency traded between Group companies at normal market conditions, are not eliminated.

The financial statements of consolidated companies denominated in currencies not included in the Euro-zone are translated into Euro at year-end rates of exchange. Differences arising on translation of the equity items of consolidated companies at year-end rates of exchange are included in consolidated reserves, unless they are offset by specific hedging transactions.

Adjustments and provisions made solely for fiscal purposes in the financial statements of the Parent Bank and of consolidated companies are eliminated.

Financial statements used for consolidation

The financial statements used for the consolidation are those prepared as of 31 December, 2001, as approved by the appropriate bodies within subsidiary companies and adjusted, where necessary, for consistency with Group accounting policies. The financial statements used for consolidation purposes of companies operating in the financial leasing sector were prepared using the financial lease method which is essentially consistent with Group accounting policies.

The valuation at equity of minority equity investments is based on the latest financial statements or draft financial statements that are available.

Audit of the consolidated financial statements

The consolidated financial statements, as well the Parent Bank’s statutory financial statements, are audited by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution dated 28 April 2000, which appointed them as auditors for the three-year period 2001-2003.

Comparison with the quarterly accounts as of 31 December 2001

The consolidated financial statements, prepared using final accounting information for the Parent Bank and its subsidiaries, includes a number of changes with respect to the quarterly report as of 31 December 2001, which was presented on 14 February 2002 in order to provide advance information concerning the Group’s results for the year.

The differences are not significant and do not alter the substance of the information already provided. They relate primarily to:

•                  the completion of the reconciliation process and the elimination of intercompany transactions;

•                  the precise valuation of equity investments using the equity method and of the dealing securities portfolio;

•                  additional provisions concerning the question of bank usury on the basis of the Constitutional Court judgement dated 25 February 2002 (see Part B – Section 7 – Information as per CONSOB Communication 1011405 of 15 February 2001);

•                  reassessment of the doubtful loans situation also in the light of the events that took place after approval of the quarterly report;

•                  recalculation of current and deferred taxes;

•                  certain reclassifications in the statement of income.

Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The consolidated financial statements as of 31 December 2001, have been prepared using the accounting policies adopted in relation to the financial statements as of 31 December 2000.

Loans, guarantees and commitments

Loans

Loans, comprising principal not yet due and principal and interest due but not yet collected, are stated at their estimated realizable value, taking account of the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and general difficulties experienced by the different categories of borrower. Estimated realizable value is determined following a detailed review of loans outstanding at period-end, considering the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of doubtful loans (non-performing, problem and restructured loans, loans being restructured and loans to companies under observation, assessed on a case-by-case basis) takes into consideration not only the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In detail:

•                  non-performing loans: being loans to borrowers in a state of insolvency or similar are valued on a case-by-case basis;

•                  problem loans: being loans to borrowers in temporary difficulties likely to be resolved within a reasonable period of time, are valued on a case-by-case basis;

•                  restructured loans: being loans for which a syndicate of banks (or a single bank) reschedules the repayment of principal or re-negotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans being restructured: being loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: being unsecured loans to borrowers resident in countries with debt-servicing difficulties, are normally adjusted on a general basis by individual country by applying writedown percentages that not lower than those specified by the banking association. Certain positions valued taking into account the level of lending risk hedging offered by underlying guarantees are an exception to this. They do not include specific positions which are assessed on a case-by-case basis, using objective criteria, with reference to the category of risk concerned;

•                  performing loans: being loans to borrowers who, at this time, do not present specific insolvency risks, are valued on a general basis, except for the positions of certain companies under observation, which are assessed on a case-by-case basis. With reference to the trading activity on the secondary loan market carried out by the New York and London branches, performing loans purchased as part of this activity form part of a separate homogeneous portfolio, which is valued globally at the lower of cost and market. General adjustments to performing loans are calculated by the individual subsidiaries on a historical, statistical basis. For the Parent Bank this method is integrated by a portfolio model based on risk management methodologies used for monitoring and controlling lending risks.

The historical/statistical method of the Parent Bank, which provides a historical valuation of portfolio risk, goes through the following steps:

1.               year-end estimate by the Bank of the performing loans which, based on the movements in the last four years, are likely to become doubtful loans during the next year;

2.               calculation of the potential losses likely to be incurred on the amount mentioned in point 1, assuming that the loss percentage is the same as the average loss on performing loans transferred to doubtful loans in the last four years.

This portfolio model, which provides the extent of the loss that the Parent Bank may suffer in a year, is essentially based on the following elements:

1.               the rating attributed to each counterparty, which reflects the risk of insolvency over the next twelve months (i.e. the transfer to doubtful loans);

2.               the so-called “loss given default”, which measures the average loss percentage in the case of insolvency.

The loss resulting from these two models constitutes the minimum general writedown to cover the inherent risk in performing loans. This is increased by the Parent Bank, by applying a multiplying factor to a value considered adequate to take into account the various phases of the economic cycle.

As regards the method of calculating writedowns by means of discounting, note that they are equal to the difference between:

•                  estimated realizable value;

•                  net present value of future financial flows (principal and interest).

The discounted present value of financial flows is determined by reference to expected cash receipts, the timing of such receipts and the applicable discounting rate.

The timing and extent of expected cash receipts are determined by input from the department responsible for loan evaluation; if no such input is available, estimates and general statistics deriving from historical data and studies of the business sectors concerned have been used.

With regard to the discounting rate at 31 December 2001, the Parent Bank has used a reference rate of 5.6%. This rate is deemed to reflect the best approximation of the original average yield on the doubtful loan portfolio – considering the contractual rates currently applied by the Bank on medium-long term loans (fixed and floating rate) and on short term ones (floating rate). A similar approach has been adopted by subsidiary companies; foreign companies have applied reference rates appropriate to the markets concerned.

For the purpose of classifying loans as non-performing, problem, restructured or exposed to country-risk, the Parent Bank has made reference to current Bank of Italy regulations on the subject. These have been supplemented by specific and detailed internal instructions regarding, in particular, aspects of implementation and the introduction of rules for the automatic transfer of loans between the various risk categories.

The Parent Bank’s doubtful loans are classified to the various risk categories (non-performing, problem, restructured and being restructured) by the Branches and Area Management, working together with the central functions responsible for the supervision of lending.

Following a review by the central functions responsible for the control and recovery of loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to take such decisions.

Default interest accrued during the period is eliminated from the statement of income since, for the sake of prudence, collection is considered unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis discussed above. The original values may be reinstated by means of writebacks, should the reasons for any writedowns cease to apply.

The discounting process automatically means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Group acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. The difference between the amount of the loan granted to a customer and the amount actually disbursed is credited to the statement of income in accordance with the loan repayment plan. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Reverse repurchase agreements on securities

Reverse repurchase agreements that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, are recorded on an accruals basis as interest in the statement of income.

Loan of securities

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are reported in the financial statements as a combination of two functionally-linked transactions: a loan to and a deposit from a third party (or vice versa). These transactions are essentially the same as repurchase agreements, which means that the securities loaned remain in the portfolio of the lender.

Finance leases

Lease transactions are recorded using financial accounting methodology, which states lease contracts and transactions in such a way as to disclose their economic substance. This approach, which recognizes the financial nature of leasing transactions, treats the excess of total lease payments over the cost of the related asset as interest income. Such income is credited to the statement of income with reference to the residual principal and the pre-determined rate of return, taking into consideration the end-of-lease purchase value of the asset. Accordingly, the balance of loans under finance leases reported in the consolidated financial statements essentially represents the outstanding principal on loans to customers and installments due but not yet collected.

Guarantees and commitments

Guarantees and commitments giving rise to lending risk are recorded at the total value of the exposure, while the related risk is assessed on the basis described in relation to loans. Expected losses in relation to guarantees and commitments are covered by the related provision. Commitments include exposures to debtors underlying loan derivatives in which the Group has taken over the lending risk (“seller protection”).

Securities and off-balance sheet transactions (other than foreign currency transactions)

Investment securities

Investment securities due to be held long term by the Group as stable investments are valued at “the average daily cost”, as adjusted by accrued issue and dealing discounts (the latter being the difference between the purchase cost of the securities and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities can also be written down to take account of market trends (art. 18.1 of D.Lgs. 87/92). The original value of investment securities is reinstated when the reasons for any writedowns cease to apply.

Dealing securities

Securities held for dealing and treasury purposes are stated at their average daily cost as adjusted to reflect accrued issue discounts. Cost is determined as follows:

•                  securities quoted in organized markets: the official price quoted on the last trading day of the year;

•                  securities not quoted in organized markets: at the lower of cost or market value. The latter is calculated by actualizing future financial flows, using current market rates when valuing similar instruments by type and credit risk of the issuer. These estimates, where possible, are also compared with the prices of securities that have similar financial characteristics. The original value of investment securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the accounting treatment of the contracts concerned.

Any transfers between the investment and dealing portfolios are made on the basis of the book value of the securities transferred at the time of the transaction; book value is determined using the method applicable to the originating portfolio. The related economic effects are booked to caption 60. “Profits/(losses) on financial transactions” in the case of securities from the dealing portfolio and to caption 150. “Adjustments to financial fixed assets” in the case of securities from the investment portfolio. Securities transferred and still held at period-end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for securities transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

Equity investments

Equity investments which are neither fully consolidated nor valued at equity are carried at cost, as revalued in the past at the time of transformation into a limited company or as a result of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account, among others, any reductions in the equity of the companies concerned. The original value of equity investments is reinstated if the reasons for any write-downs cease to apply.

Equity investments can also be written down to take account of market trends (Art. 18.1 of D.Lgs. 87/92).

Dividends from investments that are not consolidated line-by-line or valued at equity are recorded, together with the related tax credits, when the tax credit becomes collectible, usually in the year in which dividends are collected.

Stock option plans

Stock option plans approved by the Parent Bank, which do not foresee the assignment of own shares, involve the assignment of rights to subscribe to paid increases in capital. Given that neither Italian law nor the accounting principles generally accepted in Italy provide specific instructions on how to account for such plans, they are recorded at the time of the subscription, booking the increase in share capital along with any share premium.

Own shares

Own shares purchased by the Parent Bank are valued at cost, based on the “average daily cost” method, as they are considered long-term investments. The main purpose for the Parent Bank buying its own shares is to use them in strategic deals that require the availability of own shares (e.g. share exchanges as part of the acquisition of equity investments, cooperation agreements and other corporate finance deals). The Parent Bank’s shares purchased by subsidiaries for normal dealing purposes are valued at market value, namely the official year-end price.

In the event that own shares are used as part of incentive plans or stock option plans, they are classified specifically in separate portfolios valued at market price in the same way as dealing securities.

Foreign currency assets and liabilities (including off-balance sheet transactions other than derivatives)

With the introduction of the Euro, the term foreign currency refers to all currencies outside the EMU.

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies or indexed to foreign exchange movements, are valued at period-end spot exchange rates. Equity investments denominated in foreign currencies subject to local exchange-control restrictions (non-convertible currencies) funded in currencies different from the functional one and those which are neither entirely or partially hedged by deposits in the same currency are stated, only for the portion funded in currencies other than the functional one, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated using the exchange rates applying at the time they arose.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged, whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•                  at year-end spot exchange rates, in the case of spot transactions still to be settled;

•                  at period-end forward exchange rates for the maturity dates concerned, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated on transformation of the Bank at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Ordinary maintenance and repairs, which do not lead to an increase in their usefulness and/or useful life, are expensed in the year they are incurred.

Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                  formation and capital increase expenses and other deferred charges are generally amortized on a straight-line basis over five years;

•                  costs incurred for the purchase of software or for its development using external resources, are generally amortized on a straight-line basis over three years, taking account of the residual period such software is expected to benefit;

•                  the differences arising on the merger of Banca Provinciale Lombarda and Banco Lariano in 1993, net of the portion allocated to more closely reflect the value of the related assets, are amortized on a straight-line basis. Amortization is provided over a period of ten years. These amortization periods are justifiable in view of the durability of the goodwill accumulated by the merged banks, as assessed in expert appraisals prepared for the respective mergers.

Payables

Payables are stated at their nominal value. The difference between the face value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities issued are stated at their issue price plus accrued interest. Consistent with the policies described above, funding repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded among payables, as are related securities borrowing transactions.

Funding repurchase agreements on securities issued by Group companies are not reported on the above basis if they are arranged by the issuing company concerned. In this case, they are recorded as securities issued with a forward repurchase commitment.

Provision for employee termination indemnities

The provision for employee termination indemnities represents the liability to each employee at period-end, accrued in accordance with current legislation and payroll agreements.

Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities whose timing and extent cannot be determined at period-end or at the time the financial statements are prepared.

Pensions and similar commitments

This fund, which can be qualified as an “internal” pension fund, was made up by the Parent Bank for supplementary pensions due to retired employees of the former IMI S.p.A. with rights to such benefits. The contingency arising in this connection is assessed at the end of the year on the basis of independent actuarial appraisals, in order to determine the provisions to technical reserves needed to cover future pensions.

Taxation

The provision for taxation covers deferred taxes, income taxes and the regional tax on business activities, including those charged on units operating abroad. The provision also takes into consideration current and potential disputes with the tax authorities.

Income taxes for the period are prudently determined on the basis of current fiscal legislation with reference to the expected taxable income for the full year.

Deferred taxation, determined according to the so called “balance sheet liability” method, reflects the tax effect of timing differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years when there is reasonable probability that such differences will reversal.

To this end, taxable timing differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible timing differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount).

Deferred tax liabilities are calculated for each consolidated company by applying the expected effective tax rate to taxable timing differences likely to generate a tax burden. Deferred tax assets are calculated on deductible timing differences if these are likely to be recovered.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the Euro, credited to a specific reserve in suspense for tax purposes pursuant to art. 21 of Decree 213/98, is charged directly against this reserve.

No provision is made for reserves subject to deferred taxation only in the event of distribution. This is because such reserves are allocated to accounts not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Deferred taxation on the equity items of consolidated companies is not booked if it is unlikely that any liability will actually arise, bearing in mind the permanent nature of the investment.

Deferred tax assets and liabilities relating to the same kind of tax, applicable to the same entity and reversing in the same period are offset against each other.

Deferred tax assets are booked to the assets side of the balance sheet at caption 150 “Other assets” as the contra-entry to income taxes, while deferred tax liabilities are booked to liabilities on the balance sheet under caption 80 b.–Taxation–, again as a contra-entry to income taxes.

If the deferred tax (assets or liabilities) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

Other provisions

Provisions for guarantees and commitments cover losses in respect of guarantees given and, more generally, the contingencies associated with guarantees and commitments.

Other provisions for risks and charges cover estimated losses arising from legal action and, in particular, from repayments claimed by the receivers of bankrupt customers; possible charges in connection with guarantees given on the sale of equity investments; possible charges in connection with the Bank’s commitment to support the Interbank Deposit Guarantee Fund; possible charges in connection with the renegotiation of low-interest housing mortgage loans (Law 133/99 and provisions dictated by Budget Law 2001) and fixed-rate mortgage loans without special interest terms (Decree Law 394 of 29 December 2000, converted into Law 24 of February 28, 2001); charges in connection with other potential liabilities.

The provision for other personnel charges comprises:

•                  provisions made by the Parent Bank on the basis of an independent actuarial report to an independent supplementary pension fund (Cassa di Previdenza del Personale) to cover unfunded pension liabilities, as well as provisions for contributions that may be due in relation to the personnel of the Parent Bank;

•                  provisions made on an actuarial basis to set up the technical reserve needed to cover long-service bonuses payable to employees;

•                  provisions for discretional bonuses to employees and other potential liabilities, including those for personnel leaving incentives.

Reserve for general banking risks

This reserve covers the general business risks of the Bank and, as such, forms part of shareholders’ equity in compliance with international supervisory standards and Bank of Italy instructions.

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives contracts

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts).

The values determined are recorded separately in the balance sheet without off-setting assets and liabilities. Possible agreements between the parties for the compensation of reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s lending risk.

The values determined by the contract valuation process (hedging and non-hedging) are written down on a case-by-case or a general basis, where appropriate, in order to reflect the lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging derivative contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of groups of assets or liabilities, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a) intent to enter into a hedge;

b) high degree of correlation between the technical and financial characteristics of the assets and liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the relevant element of differentials or interest margins on contracts hedging the interest arising from interest-earning / bearing assets and liabilities is classified among “Accrued income” or “Accrued expenses”. The period element of differentials on forward rate agreements hedging the interest arising from interest-earning / bearing assets and liabilities is classified among “Prepaid expenses” or “Deferred income”. The market value of contracts hedging the risk of price fluctuations, and the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” or “Other liabilities”. Contracts hedging investment securities, or total loans and deposits, are valued according to the valuation of the assets and liabilities being hedged.

Statement of income: where derivative contracts are intended to hedge the interest arising from interest-earning / bearing assets and liabilities, the related economic effect will form part of the interest margin on an accruals basis. In this case, the related differentials and margins are allocated either to interest income or to interest expense, according to total effect. If, on the other hand, the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated are treated as “Profits (losses) on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest, if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits (losses) on financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging derivative contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indices and other assets: contracts quoted in organized markets are stated at their market value on the last day of the year. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the year. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at year-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as Other assets or Other liabilities.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) on financial transactions”. This caption is analyzed in a specific table within the explanatory notes with regard to the portfolios in which the transactions took place (securities, currency, other financial instruments) and to the nature of the income / costs arising (from valuations or elsewhere).

Internal deals

The Parent Bank has adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is inspired mainly by the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives (and sometimes securities) and operate within defined limits of net risk.

These desks serve as counterparties to other desks (which are also autonomous from an accounting point of view) that are not authorized to deal in the market, by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                  internal deals involving derivatives held in specialized desk portfolios are stated at market value when apposted for dealing / trading;

•                  internal deals involving derivatives held in nonspecialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge listed dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Currency and security transactions, interbank deposits and loans and the bills portfolio are recorded with reference to their settlement dates.

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

Value adjustments recorded solely for fiscal purposes

Adjustments recorded solely for fiscal purposes by the Parent Bank and the consolidated companies in their statutory financial statements have been reversed upon consolidation.

Provisions recorded solely for fiscal purposes

Provisions recorded solely for fiscal purposes by consolidated companies in their statutory financial statements have been reversed upon consolidation.

Provisions to the reserve for possible loan losses made in accordance with tax laws by the subsidiary Banca OPI S.p.A. for € 57 million have been eliminated from the consolidated statement of income for the year.

Part B - Consolidated balance sheet

SECTION 1 - LOANS

The Group’s loan portfolio is analysed below by type of counterparty:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Due from banks (caption 30)	21,571	19,119	+12.8
Loans to customers (caption 40) (*)	97,056	98,706	-1.7
Total	118,627	117,825	+0.7

(*)       The amount includes € 2,041 million of loans to Società per la gestione di attività S.p.A. (Sga) (€ 2,738 million at 31 December 2000) (see Section 5 – Other assets).

Due from banks (caption 30)

Amounts due from banks include:

Detail of caption 30” Due to banks” (table 1.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Deposits with central banks	1,796	439	n.s.
b) Bills eligible for refinancing with central banks	—	—	n.s.
c) Finance leases	—	—	n.s.
d) Repurchase agreements	6,678	4,720	+41.5
e) Securities loaned	52	25	+108.0

Deposits with central banks as of 31 December 2001 include the compulsory reserve with the Bank of Italy and other foreign central banks, for € 786 million (€ 276 million as of 31 December 2000).

Loans to customers (caption 40)

Loans to customers, which are analysed by technical form in the report on operations, include:

Detail of caption 40 “Loans to customers” (table 1.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	15	285	-94.7
b) Finance leases	2,253	1,877	+20.0
c) Repurchase agreements	3,623	2,890	+25.4
d) Securities loaned	129	132	-2.3

“Secured loans to customers” are detailed as follows:

Secured loans to customers (table 1.3 B.I.) (*)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Mortgages	21,545	22,019	-2.2
b) Pledged assets :
1. cash deposits	200	294	-32.0
2. securities (**)	5,698	4,192	+35.9
3. other instruments	432	175	+146.9
c) Guarantees given by:
1. Governments (***)	3,770	4,837	-22.1
2. other public entities	263	383	-31.3
3. banks	1,631	1,770	-7.9
4. other operators	12,284	13,923	-11.8
Total	45,823	47,593	-3.7

(*)                     Figures as of 31 December 2000 have been restated to reflect the exclusion of loans granted directly to Governments or other public entities, which at 31 December 2001 amounted to € 12,535 million.

(**)              Includes repurchase and similar agreements guaranteed by underlying securities totalling € 3,752 million compared with € 3,022 million as of 31 December 2000.

(***)       Including € 2,041 million of loans of Banco di Napoli to Sga (€ 2,738 million as of 31 December 2000).

Loans to customers guaranteed by banks and other operators include € 368 million of positions (€ 166 million as of 31 December 2000) for which the Parent Bank bought buyer protection against the risk of non-performance, by means of derivative contracts.

Secured loans to customers and those granted directly to Governments or other public entities represent 60.1% of total loans to customers (61.1% as of 31 December 2000).

Degree of risk in loan portfolio

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in part A, section 1 of these notes. The related writedowns are effected via direct reduction of the balance sheet asset value of the loans concerned.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also their total or partial lack of income generation and late repayment. Total adjustments as of 31 December 2001 for discounting purposes total € 192 million (€ 309 million at 31 December 2000).

Analysis of loans to customers

(Bank of Italy instructions dated 17.12.98)

	31/12/01			31/12/00
		(€/mil)			(€/mil)
	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A. Doubtful loans	4,391	2,501	1,890	5,157	3,054	2,103
A.1 Non-performing loans	3,069	2,139	930	3,542	2,527	1,015
A.2 Problem loans	1,090	293	797	1,341	458	883
A.3 Loans currently being restructured	66	21	45	17	5	12
A.4 Restructured loans	121	35	86	122	35	87
A.5 Unsecured loans exposed to country risk	45	13	32	135	29	106
B. Performing loans	95,899	733	95,166	97,190	587	96,603
Total loans to customers	100,290	3,234	97,056	102,347	3,641	98,706

Non-performing loans include unsecured loans to residents of nations exposed to country risk, for a gross exposure of € 3 million, written down almost in full.

Coverage of doubtful loans (*)

	31/12/01	31/12/00
Non-performing loans (gross of writeoffs)	75.0%	79.8%
Non-performing loans (net of writeoffs)	69.7%	71.3%
Problem loans (gross of writeoffs)	27.7%	37.3%
Problem loans (net of writeoffs)	26.9%	34.2%

(*)       Index is defined as the ratio between accumulated adjustments on non-performing loans and problem loans and the amounts of such loans at the period end.

The change in the coverage of non-performing loans is mainly justified by the exclusion from the scope of consolidation of Sanpaolo Immobiliare S.p.A. (sold on 2 July 2001), as well as the assignment of loans without recourse by the Parent Bank during the year.

Analysis of loans to banks

(Bank of Italy instructions dated 17.12.98)

	31/12/01			31/12/00
	(€/mil)			(€/mil)
	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A. Doubtful loans	86	28	58	72	18	54
A.1 Non-performing loans	11	10	1	14	13	1
A.2 Problem loans	—	—	—	—	—	—
A.3 Loans currently being restructured	—	—	—	—	—	—
A.4 Restructured loans	—	—	—	—	—	—
A.5 Unsecured loans exposed to country risk	75	18	57	58	5	53
B. Performing loans	21,522	9	21,513	19,072	7	19,065
Total loans to banks	21,608	37	21,571	19,144	25	19,119

Non-performing loans include unsecured loans to residents of nations exposed to country risk, held in portfolio by the Parent Bank, for a gross exposure of € 7 million, written down in full.

Non-performing loans (table 1.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Non-performing loans (net amount, including default interest)	931	1,016	-8.4

Movements during the year in gross doubtful loans to customer

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as of 1/1/2001	3,542	1,341	17	122	135
A.1 including: for default interest	808	41	3	—	—
B. Increases	840	865	68	17	2
B.1 inflows from performing loans	146	708	56	3	—
B.2 default interest	127	9	—	—	—
B.3 transfers from other categories of doubtful loans	484	34	8	11	—
B.4 other increases	83	114	4	3	2
C. Decreases	1,313	1,116	19	18	92
C.1 outflows to performing loans	14	165	1	—	7
C.2 write-offs	671	47	1	2	—
C.3 collections	246	400	17	11	85
C.4 disposals	112	2	—	—	—
C.5 transfers to other categories of doubtful loans	34	498	—	5	—
C.6 other decreases	236	4	—	—	—
D. Gross value as of 31/12/2001	3,069	1,090	66	121	45
D.1 including: for default interest	547	38	—	—	—

Decreases in non-performing loans mainly refer to the exclusion from the scope of consolidation of Sanpaolo Immobiliare S.p.A. (sold on 2 July 2001), as well as to the completion by the Parent Bank of factoring deals for the assignment without recourse of loans involving 18,577 short-term loans. These loans, recorded for a gross value of € 640 million and a net value of € 111 million, have been factored for € 113 million.

Movements during the year in gross doubtful amounts due from banks

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as of 1/1/2001	14	—	—	—	58
A.1 including: for default interest	—	—	—	—	—
B. Increases	1	—	—	—	22
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfers from other categories of doubtful loans	—	—	—	—	—
B.4 other increases	1	—	—	—	22
C. Decreases	4	—	—	—	5
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	4	—	—	—	—
C.3 collections	—	—	—	—	5
C.4 disposals	—	—	—	—	—
C.5 transfers to other categories of doubtful loans	—	—	—	—	—
C.6 other decreases	—	—	—	—	—
D. Gross value as of 31/12/2001	11	—	—	—	75
D.1 including: for default interest	1	—	—	—	—

Movements during the year in adjustments made to loans granted to customers

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 1/1/2001	2,527	458	5	35	29	587
A.1 including: for default interest	808	41	3	—	—	16
B. Increases	612	214	21	10	—	211
B.1 adjustments	345	168	19	2	—	209
B.1.1 including: for default interest	127	9	—	—	—	7
B.2 use of reserves for possible loan losses	—	—	—	—	—	—
B.3 transfers from other categories of doubtful loans	259	28	2	7	—	1
B.4 other increases	8	18	—	1	—	1
C. Decreases	1,000	379	5	10	16	65
C.1 writebacks from valuations	69	27	—	4	16	8
C1.1 including: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	60	36	4	2	—	5
C2.1 including: for default interest	20	9	2	—	—	4
C.3 write-offs	671	47	1	2	—	28
C.4 transfers to other categories of doubtful loans	21	257	—	2	—	17
C.5 other decreases	179	12	—	—	—	7
D. Total adjustments as of 31/12/2001	2,139	293	21	35	13	733
D.1 including: for default interest	547	38	—	—	—	8

As already discussed, total adjustments include € 192 million relating to the adoption of a policy of actualizing doubtful loans (€ 309 million at 31 December 2000). Writedowns for discounting purposes total € 164 million on non-performing loans, € 21 million on problem loans and € 7 million on restructured loans and loans being restructured.

Value adjustments to performing loans to customers include € 20 million (26 million as at 31 December 2000) of specific writedowns by the Parent Bank to watchlist positions for a gross exposure of € 233 million (205 million as at 31 December 2000); € 6 million refer to a foreign subsidiary. The inherent risk associated with other performing loans is covered by a general writedown of € 699 million.

Movements during the year in adjustments made to loans granted to banks

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 1/1/2001	13	—	—	—	5	7
A.1 including: for default interest	—	—	—	—	—	—
B. Increases	1	—	—	—	13	10
B.1 adjustments	—	—	—	—	13	9
B.1.1 including: for default interest	—	—	—	—	—	—
B.2 use of reserves for possible loan losses	—	—	—	—	—	—
B.3 transfers from other categories of doubtful loans	—	—	—	—	—	—
B.4 other increases	1	—	—	—	—	1
C. Decreases	4	—	—	—	—	8
C.1 writebacks from valuations	—	—	—	—	—	8
C1.1 including: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	—	—	—	—	—	—
C2.1 including: for default interest	—	—	—	—	—	—
C.3 write-offs	4	—	—	—	—	—
C.4 transfers from other categories of doubtful loans	—	—	—	—	—	—
C.5 other decreases	—	—	—	—	—	—
D. Total adjustments as of 31/12/2001	10	—	—	—	18	9
D.1 including: for default interest	1	—	—	—	—	—

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
	Total	of which : unsecured
Country	(book value)	book value	weighted value
Brazil	128	66	63
Venezuela	19	15	15
Egypt	16	11	11
Morocco	95	7	7
Argentina	78	6	5
Algeria	9	5	4
Cameroon	2	2	2
Russia	381	1	1
Philippines	20	1	1
Yugoslavia	1	1	1
Indonesia	1	1	1
Lebanon	49	1	—
Iran	59	—	—
Cayman Islands	34	—	—
Bermuda	30	—	—
Others	104	3	2
Total gross exposure	1,026	120	113
Total adjustments	31	31
Net exposure as of 31/12/2001	995	89

For the purposes of these notes, the countries considered are those listed by the Italian Banking Association, for which, in the absence of specific guarantees, general adjustments have to be made .

Adjustments to unsecured loans exposed to country risk have been made by applying the weighting criteria and the write-down percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans, amounting € 906 million, are insured by SACE or equivalent entities and by sureties from banking operators in the OECD area. In addition, they comprise loans of € 255 million granted by the Parent Bank to a prime customer resident in Russia that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the lending risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of country risk, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, industry, geographical area, currency and maturity, is provided in part B, section 11 of these notes.

SECTION 2 - SECURITIES

Securities owned by the Group are analysed as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	9,373	8,968	+4.5
Bonds and other debt securities (caption 50)	11,216	13,987	-19.8
Shares, quotas and other equities (caption 60)	1,528	2,003	-23.7
Total	22,117	24,958	-11.4

“Treasury bills and similar bills eligible for refinancing” represent securities which may be used for refinancing purposes; at the balance sheet date, securities had not been used for this purpose.

Investment securities

Securities recorded in the consolidated financial statements include those which will be held long term by Group companies and declared as such in their financial statements. The investment securities portfolio is analysed as follows:

Investment securities (table 2.1 B.I.)

	31/12/01 (€/mil)		31/12/00 (€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	1,579	1,605	2,907	2,962
• unquoted	—	—	—	—
1.2 other securities
• quoted	1,069	1,090	2,675	2,681
• unquoted	655	656	1,087	1,087
2. Equities
• quoted	—	—	2	2
• unquoted	5	5	—	—
Total	3,308	3,356	6,671	6,732

A comparison between the market value and book value of securities reveals a net unrealized, unrecorded gain of € 23 million on securities not hedged by derivative contracts and € 25 million on securities hedged by derivative contracts pertaining to the Parent Bank and to certain consolidated companies. The valuation of these derivatives reveals an unrealized loss of € 21 million.

“Other securities”, quoted and unquoted, mainly include securities held by Banco di Napoli for € 781 million, by foreign subsidiaries for € 557 million and by the Parent Bank for € 386 million. More specifically, the securities deriving from securitisa-tion deals amount to € 429 million, investments in government securities (other than Italian) and those of public entities amount to € 300 million, while other investments in securities, totalling € 995 million, are largely of primary European issuers.

“Equities” entirely comprise units in mutual funds included in the investment portfolios of NHS - Nuova Holding SAN-PAOLOIMI S.p.A. .

Changes in investment securities during the year (table 2.2 B.I.)	(€/mil)

A. Opening balance	6,671
B. Increases
B1. purchases	893
B2. writebacks	1
B3. transfers from dealing portfolio	4
B4. other changes	192
C. Decreases
C1. sales	1,311
C2. redemptions	1,611
C3. adjustments	11
of which:
permanent writedowns	9
C4. transfers to dealing portfolio	1,382
C5. other changes	138
D. Closing balance	3,308

“Transfers from dealing portfolio” as per subcaption B3 are made up by a foreign subsidiary.

Subcaption B4. “Increases - other changes” includes exchange differences on securities denominated in foreign currency for € 159 million and dealing discounts for € 12 million.

Subcaption C5. “Decreases – other changes” includes € 118 million which is the net effect of eliminating intercompany positions and € 16 million of exchange losses on securities denominated in foreign currency.

In addition, subcaptions B4. and C5. also include accrued issue and dealing discounts.

Subcaption C1. “Sales” includes € 1,223 million of sales carried out by the subsidiary Banco di Napoli according to indications given by its Board of Directors in the resolutions about operations and € 88 million of other sales made by certain foreign subsidiaries based on approvals given by local Supervisory Authorities.

The adjustments reported in subcaption C3, for a total of € 11 million, relate to the writedown of securities made by a subsidiary of Banco di Napoli, € 9 million, and the writedown of securities to market value made by the Parent Bank, € 2 million, pursuant to Art. 18 of D.Lgs 87/92.

Caption C4. “Transfer to dealing portfolio” essentially represents a transfer of € 1,380 million made by Banco di Napoli in connection with the redefinition of its activities.

A comparison between the market value and book value reveals gains of € 21 million (issue and dealing discounts) which will be recorded in the statement of income on an accrual basis. More specifically, Banco di Napoli shows gains of € 33 million, the Parent Bank losses of € 11 million and other foreign subsidiaries losses of € 1 million.

Note that increases in the investment portfolio are carried out by Group companies with Board and Management approval, within their set limits.

Dealing securities

These securities, held for treasury and dealing purposes, comprise:

Dealing securities (table 2.3 B.I.)

	31/12/01 (€/mil)		31/12/00 (€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	9,626	9,626	9,275	9,275
• unquoted	57	57	228	228
1.2 other securities
• quoted	4,140	4,140	3,811	3,811
• unquoted	3,463	3,471	2,972	2,977
2. Equities
• quoted	1,259	1,259	1,991	1,991
• unquoted	264	265	10	10
Total	18,809	18,818	18,287	18,292

In the reclassified consolidated balance sheet, the dealing securities portfolio also includes € 10 million of SANPAOLO IMI S.p.A. shares, purchased by certain subsidiaries as part of their trading activities.

Changes in dealing securities during the year (table 2.4 B.I.)	(€/mil)

A. Opening balance	18,287
B. Increases
B1. purchases	480,224
• debt securities	432,559
• Government securities	277,006
• other securities	155,553
• equities	47,665
B2. writebacks and revaluations	194
B3. transfers from investment portfolio	1,471
B4. other changes	1,362
C. Decreases
C1. sales and redemptions	481,310
• debt securities	433,095
• Government securities	278,023
• other securities	155,072
• equities	48,215
C2. adjustments	107
C3. transfers to investment portfolio	4
C5. other changes	1,308
D. Closing balance	18,809

Other information relating to securities

The composition of the securities portfolio is analysed by geographical area, currency and liquidity in part B, section 11 of these notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in consolidated asset captions 70 and 80, are detailed below :

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Equity investments (caption 70)	4,054	3,034	+33.6
Investments in Group companies (caption 80)	643	539	+19.3
Total	4,697	3,573	+31.5
• significant investments carried at equity (table 3.1 B.I.)	982	811	+21.1
• significant investments carried at cost	3,715	2,762	+34.5

Significant investments

Significant investments held by the Group, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of Decree 87/92, are indicated in the table below:

Significant investments (table 3.1 B.I.)

			Type	Share-	Net			Voting	Consoli-
			of re-	holders’	income			rights at	dated
			lation-	equity	(loss)			shareholders’	book
		Registered	ship	(€/mil)	(€/mil)	Ownership		meeting	values
Name		offices	(*)	(**)	(**)	Held by	%	%	(€/mil)
A.	Companies consolidated on a line-by-line and proporational basis
SANPAOLO IMI S.p.A. (Parent Bank)		Turin		8,101	1,184	—	—	—	—
A1	Companies consolidated on a line-by-line basis
1	Banca Fideuram S.p.A.	Milan	1	942	239	Sanpaolo IMI	61.29	61.29	XXX
						Invesp	10.21	10.21	XXX	(A)
							71.50	71.50
2	Banca d’Intermediazione Mobiliare IMI S.p.A. (Banca IMI)	Milan	1	344	-5	Sanpaolo IMI	100.00	100.00	XXX
3	Banca IMI Securities Corp.	United States	1	175	3	IMI Capital Market USA	100.00	100.00	XXX
4	Banca OPI S.p.A.	Rome	1	381	32	Sanpaolo IMI	100.00	100.00	XXX	(B)
5	Banca Sanpaolo Invest S.p.A.	Rome	1	105	15	Sanpaolo IMI	100.00	100.00	XXX
6	Banco di Napoli S.p.A.	Naples	1	1,359	3	Sanpaolo IMI	93.63	100.00	XXX
7	Banco di Napoli Asset Management S.G.R. p.A.	Naples	1	26	3	Banco di Napoli	100.00	100.00	XXX
8	Banque Privée Fideuram Wargny S.A. (ex Financiere Wargny S.A.)	France	1	89	-2	Financiere Fideuram	99.84	99.84	XXX	(C)
9	Banque Sanpaolo S.A.	France	1	436	36	Sanpaolo IMI	100.00	100.00	XXX
10	BNH S.p.A.	Turin	1	361	1,156	Sanpaolo IMI	100.00	100.00	XXX
11	Fideuram Bank S.A.	Luxembourg	1	36	10	Banca Fideuram	99.99	99.99	XXX
						Fideuram Vita	0.01	0.01	XXX
							100.00	100.00
12	Fideuram Bank (Suisse A.G. (ex Turis A.G.)	Switzerland	1	21	—	Fideuram Bank	100.00	100.00	XXX
13	Fideuram Capital SIM S.p.A.	Milan	1	25	12	Banca Fideuram	100.00	100.00	XXX
14	Fideuram Fiduciaria S.p.A.	Rome	1	2	—	Banca Fideuram	100.00	100.00	XXX
15	Fideuram Fondi S.p.A.	Rome	1	32	11	Banca Fideuram	99.25	99.25	XXX
16	Fideuram Gestioni Patrimoniali SIM S.p.A.	Milan	1	22	15	Banca Fideuram	100.00	100.00	XXX
17	Fideuram Gestions S.A.	Luxembourg	1	12	10	Banca Fideuram	99.99	99.99	XXX
						Fideuram Vita	0.01	0.01	XXX
							100.00	100.00

			Type	Share-	Net				Voting	Consoli-
			of re-	holders’	income				rights at	dated
			lation-	equity	(loss)				shareholders’	book
		Registered	ship	(€/mil)	(€/mil)	Ownership			meeting	values
Name		offices	(*)	(**)	(**)	Held by		%	%	(€/mil)
18	Fideuram Multimanager Fund	Luxembourg	1	—	—	Banca Fideuram		99.20	99.20	XXX
	Management Company S.A					Fideuram Vita		0.80	0.80	XXX
								100.00	100.00		(D)
19	Fideuram Wargny Active Broker	France	1	22	4	Banque Privée		99.99	99.99	XXX
	S.A. (ex Wargny Mesactions S.A.)					Fideuram Wargny
20	Fideuram Wargny Gestion S.A.	France	1	3	—	Banque Privée		99.85	99.85	XXX
	(ex Wargny Gestion S.A.)					Fideuram Wargny
21	Financière Fideuram S.A.	France	1	38	-1	Banca Fideuram		94.96	94.96	XXX	(E)
	(ex Wargny Management S.A.)
22	Fonditalia Management Company	Luxembourg	1	172	161	Banca Fideuram		99.96	99.96	XXX
	S.A.					Fideuram Vita		0.04	0.04	XXX
								100.00	100.00		(D)
23	IDEA S.A.	Luxembourg	1	—	—	IMI Bank (Lux	)	99.17	99.17	XXX
						Sanpaolo IMI		0.83	0.83	XXX
						International
								100.00	100.00
24	IMI Bank (Lux) S.A.	Luxembourg	1	80	3	Banca IMI		99.99	99.99	XXX
						IMI Investments		0.01	0.01	XXX
								100.00	100.00
25	IMI Capital Markets USA Corp.	United States	1	177	-1	IMI Investments		100.00	100.00	XXX
26	IMI Investments S.A.	Luxembourg	1	171	-1	Banca IMI		99.99	99.99	XXX
						Banca IMI Securities		0.01	0.01	XXX
								100.00	100.00
27	IMI Real Estate S.A.	Luxembourg	1	3	—	IMI Bank (Lux	)	99.99	99.99	XXX
						Sanpaolo IMI		0.01	0.01	XXX
						International
								100.00	100.00
28	IMIWeb Bank S.p.A.	Milan	1	37	-47	Banca IMI		100.00	100.00	XXX
29	IMIWeb (UK) Ltd	United Kingdom	1	8	-6	IMIWeb Bank		100.00	100.00	XXX
30	Independent Management for Institutional Advisory Co. S.A.	Luxembourg	1	6	—	IMI Investments		100.00	100.00	XXX
31	Interfund Advisory Company S.A.	Luxembourg	1	64	64	Banca Fideuram		99.92	99.92	XXX
						Fideuram Vita		0.08	0.08	XXX
								100.00	100.00		(D)
32	Int. Securities Advisory	Luxembourg	1	6	6	Banca Fideuram		99.98	99.98	XXX
	Company S.A.					Fideuram Vita		0.02	0.02	XXX
								100.00	100.00		(D)
33	Invesp S.p.A. (ex Apoké Two S.p.A.)	Turin	1	365	211	Sanpaolo IMI		100.00	100.00	XXX	(F)
34	Lackenstar Ltd	Ireland	1	—	—	Sanpaolo IMI		100.00	100.00	XXX
						Bank Ireland
35	LDV Holding B.V.	The Netherlands	1	233	-1	NHS-Nuova Holding		100.00	100.00	XXX
						Sanpaolo IMI
36	NHS-Nuova Holding Sanpaolo IMI S.p.A. (subsequently IMI Investimenti S.p.A.)	Turin	1	811	63	Sanpaolo IMI		51.00	51.00	XXX	(G)
37	NHS Investments S.A.	Luxembourg	1	149	-19	NHS-Nuova Holding		99.99	99.99	XXX
	(ex Sanpaolo IMI Investments					Sanpaolo IMI
	S.A.)					LDV Holding		0.01	0.01	XXX
								100.00	100.00
38	NHS Luxembourg S.A.	Luxembourg	1	20	—	NHS-Nuova Holding		99.99	99.99	XXX
						Sanpaolo IMI
						LDV Holding		0.01	0.01	XXX
								100.00	100.00		(H)

			Type	Share-	Net			Voting	Consoli-
			of re-	holders’	income			rights at	dated
			lation-	equity	(loss)			shareholders’	book
		Registered	ship	(€/mil)	(€/mil)	Ownership		meeting	values
Name		offices	(*)	(**)	(**)	Held by	%	%	(€/mil)
39	Sanpaolo Asset	France	1	3	2	Banque Sanpaolo	99.98	99.98	XXX
	Management S.A.					Societé Fonciere	0.01	0.01	XXX
						d’Investissement
						Societé Immobiliere	0.01	0.01	XXX
						d’Investissement
							100.00	100.00
40	Sanpaolo Bail S.A.	France	1	5	1	Banque Sanpaolo	99.97	99.97	XXX
						Sanpaolo Mur	0.01	0.01	XXX
						Societé Fonciere	0.01	0.01	XXX
						d’Investissement
						Societé Immobiliere	0.01	0.01	XXX
						d’Investissement
							100.00	100.00		(B)
41	Sanpaolo Bank (Austria) A.G.	Austria	1	11	2	Sanpaolo Bank	100.00	100.00	XXX
42	Sanpaolo Bank S.A.	Luxembourg	1	142	67	Wealth Management	99.99	99.99	XXX
						Sanpaolo IMI
						Sanpaolo Services	0.01	0.01	XXX
						Luxembourg
							100.00	100.00		(I)
43	Sanpaolo Fiduciaria S.p.A.	Milan	1	3	—	Wealth Management	100.00	100.00	XXX	(I)
						Sanpaolo IMI
44	Sanpaolo Fonds Gestion	France	1	12	12	Banque Sanpaolo	80.00	80.00	XXX
	S.n.c.					Sanpaolo Asset	20.00	20.00	XXX
						Management S.A.
							100.00	100.00
45	Sanpaolo Gestion	Luxembourg	1	11	60	Wealth Management	99.98	99.98	XXX
	Internationale S.A.					Sanpaolo IMI
						Sanpaolo Bank	0.02	0.02	XXX
							100.00	100.00		(I)
46	Sanpaolo IMI Alternative	Milan	1	1	—	Sanpaolo IMI	99.99	99.99	XXX
	Investments S.G.R. S.p.A.					Asset Management SGR
						Sanpaolo IMI	0.01	0.01	XXX
							100.00	100.00		(H)
47	Sanpaolo IMI Asset	Turin	1	51	17	Wealth Management	100.00	100.00	XXX	(I)
	Management S.G.R. S.p.A.					Sanpaolo IMI
48	Sanpaolo IMI Bank	Madeira	1	189	7	Sanpaolo IMI	69.01	69.01	XXX
	(International) S.A.					Sanpaolo IMI	30.99	30.99	XXX
						International
							100.00	100.00
49	Sanpaolo IMI Bank Ireland Plc	Ireland	1	477	20	Sanpaolo IMI	100.00	100.00	XXX
50	Sanpaolo IMI Capital Company I L.l.c.	United States	1	45	—	Sanpaolo IMI	100.00	100.00	XXX
51	Sanpaolo IMI Institutional	Monza	1	20	1	Wealth Management	55.00	55.00	XXX
	Asset Management S.G.R.					Sanpaolo IMI
	S.p.A.					Fideuram Capital	30.00	30.00	XXX
						Banca IMI	11.72	11.72	XXX
						IMI Bank (Lux)	3.28	3.28	XXX
							100.00	100.00		(J)
52	Sanpaolo IMI International S.A.	Luxembourg	1	1,112	7	Sanpaolo IMI	100.00	100.00	XXX
53	Sanpaolo IMI US Financial Co.	United States	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
54	Sanpaolo Invest Ireland Ltd	Ireland	1	2	2	Banca	100.00	100.00	XXX	(J)
						Sanpaolo Invest
55	Sanpaolo Leasint S.p.A.	Milan	1	60	7	Sanpaolo IMI	100.00	100.00	XXX	(B)
56	Sanpaolo Mur S.A.	France	1	3	—	Banque Sanpaolo	99.99	99.99	XXX
						Sanpaolo Bail	0.01	0.01	XXX
							100.00	100.00		(B)

			Type	Share-	Net			Voting	Consoli-
			of re-	holders’	income			rights at	dated
			lation-	equity	(loss)			shareholders’	book
		Registered	ship	(€/mil)	(€/mil)	Ownership		meeting	values
Name		offices	(*)	(**)	(**)	Held by	%	%	(€/mil)
57	Sanpaolo Riscossioni Genova S.p.A.	Genoa	1	7	—	Sanpaolo IMI	100.00	100.00	XXX
58	Sanpaolo Riscossioni Prato	Prato	1	4	—	Sanpaolo	63.76	63.76	XXX
	S.p.A.					Riscossioni Genova
						Sanpaolo IMI	36.24	36.24	XXX
							100.00	100.00		(K)
59	Sanpaolo Services	Luxembourg	1	5	3	Wealth Management	99.60	99.60	XXX
	Luxembourg S.A.					Sanpaolo IMI
						Sanpaolo Bank	0.40	0.40	XXX
							100.00	100.00		(I)
60	SEP S.p.A.	Turin	1	3	—	Sanpaolo IMI	100.00	100.00	XXX
61	Societé de Gestion du Fonds	Luxembourg	1	16	16	Banca Fideuram	99.20	99.20	XXX	(D)
	commun de Placement					Fideuram Vita	0.80	0.80	XXX
	Fideuram Fund S.A.						100.00	100.00
62	Sogesmar S.A.	France	1	1	—	Banque Privée	51.09	51.09	XXX
						Fideuram Wargny
						Fideuram	48.19	48.19	XXX
						Wargny Gestion
							99.28	99.28
63	SP Asset Management	Luxembourg	1	2	1	Sanpaolo Bank	99.99	99.99	XXX
	Luxembourg S.A.					Sanpaolo Services	0.01	0.01	XXX
						Luxembourg
							100.00	100.00
64	SP Immobiliere S.A.	Luxembourg	1	—	—	Sanpaolo Bank	99.99	99.99	XXX
						Sanpaolo Services	0.01	0.01	XXX
						Luxembourg
							100.00	100.00
65	SP Private Banking S.A.	Switzerland	1	19	-8	Sanpaolo Bank	99.98	99.98	XXX	(H)
66	Tobuk Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Bank Ireland
67	Tushingham Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Bank Ireland
68	Wargny Gestion S.A.M.	Principality	1	5	—	Banque Privée	99.50	99.50	XXX
		of Monaco				Fideuram Wargny
69 .	Wealth Management Sanpaolo IMI S.p.A (subsequently Sanpaolo IMI WM S.p.A.)	Milan	1	658	320	Sanpaolo IMI	100.00	100.00	XXX

A2  Companies consolidated with the proportional method

1	Centradia Group Ltd	United Kingdom	7	44	5	Sanpaolo IMI	29.03	29.03	XXX	(H)
2	Centradia Ltd	United Kingdom	7	5	-4	Centradia Group	100.00	100.00	XXX	(H)
3	Centradia Services Ltd	United Kingdom	7	9	-16	Centradia Group	100.00	100.00	XXX	(H)
4	Finconsumo Banca S.p.A.	Turin	7	51	8	Sanpaolo IMI	50.00	50.00	XXX
5	FC Factor S.r.l.	Turin	7	2	1	Finconsumo	100.00	100.00	XXX

B.  Investments carried at equity

B1  Investments carried at equity - subsidiaries (***)

1	Banca IMI (Nominees) Ltd	United Kingdom	1	—	—	Banca IMI	100.00	100.00	—
2	Bernabé Mobile Investments 2	Belgium	1	59	-8	NHS-Nuova	100.00	100.00	59
	S.A. Sanpaolo IMI					Holding
3	Bonec Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	—
	Bank Ireland
4	Brokerban S.p.A.	Naples	1	2	1	Banco di Napoli	100.00	100.00	2
5	Cedar Street Securities Corp.	United States	1	—	—	Banca IMI Securities	100.00	100.00	—

			Type	Share-	Net
			of re-	holders’	income			Voting	Consoli-
			lation-	equity	(loss)			rights at	dated
		Registered	ship	(€/mil)	(€/mil)	Ownership		shareholders’	book
Name		offices	(*)	(**)	(**)	Held by		meeting	values
							%	%	(€/mil)
6	Consorzio Studi e Ricerche Fiscali	Rome	1	—	—	Sanpaolo IMI	50.00	50.00	—
						Banca IMI	10.00	10.00	—
						Banca Fideuram	10.00	10.00	—
						Banca OPI	5.00	5.00	—
						Banco di Napoli	5.00	5.00	—
						Fideuram Vita	5.00	5.00	—	(L)
						NHS-Nuova Holding	5.00	5.00	—
						Sanpaolo IMI
						Sanpaolo Leasint	5.00	5.00	—
						Sanpaolo IMI	5.00	5.00	—
						Asset Management
							100.00	100.00
7	Datitalia Processing S.p.A.	Naples	1	8	—	Banco di Napoli	70.00	70.00	6	(M)(N)
8	Esaban S.p.A.	Naples	1	3	—	Banco di Napoli	100.00	100.00	3	(H)
9	Fideuram Asset Management (Ireland) Ltd	Ireland	1	1	—	Banca Fideuram	100.00	100.00	1	(H)
10	Fideuram Assicurazioni S.p.A.	Rome	1	13	2	Banca Fideuram	100.00	100.00	13
11	Fideuram Vita S.p.A.	Rome	1	286	5	Banca Fideuram	99.75	100.00	280
12	Finance Gestion S.A.	France	1	—	—	Banque Privée	50.02	50.02	—
						Fideuram Wargny
						Financiere Fideuram	49.84	49.84	—
							99.86	99.86
13	Finomatic S.a.r.l.	France	1	—	—	Financière Fideuram	99.80	99.80	—
14	Gedit S.A.	Luxembourg	1	—	—	Sanpaolo IMI	90.00	90.00	—
						Prospettive 2001	10.00	10.00	—	(L)
							100.00	100.00		(O)
15	Immobiliare 21(ex Uno Immobiliare in liq.)	Milan	1	—	-1	Invesp RSP	90.00 10.00	90.00 10.00	— —	(L)
							100.00	100.00		(P)
16	Indipendent Management for Institutionals Sicav	Luxembourg	1	—	—	IMI Bank (Lux) Indipendent	50.00 50.00	50.00 50.00	— —
						Management for
						Institutional Adv.
							100.00	100.00
17	Obiettivo Società di Gestione del Risparmio (S.G.R.) S.p.A.	Milan	1	3	—	Banca IMI	100.00	100.00	3	(H)
18	Prospettive 2001 S.p.A.	Milan	1	14	—	Sanpaolo IMI	100.00	100.00	14
19	RSP S.r.l. (ex Stare S.r.l. in liq.)	Turin	1	—	—	Sanpaolo IMI	100.00	100.00	—
20	Sanpaolo IMI Capital Partners Ltd	Guernsey	1	—	—	NHS-Nuova Holding	99.00	99.00	—
						Sanpaolo IMI
						Sanpaolo IMI	1.00	1.00	—	(L)
						Management
							100.00	100.00
21	Sanpaolo IMI Management Ltd	United Kingdom	1	—	—	NHS-Nuova Holding	100.00	100.00	—
						Sanpaolo IMI
22	Sanpaolo IMI Private Equity S.p.A.	Turin	1	1	—	NHS-Nuova Holding	100.00	100.00	1
						Sanpaolo IMI
23	Sanpaolo Leasint G.M.B.H.	Austria	1	—	—	Sanpaolo Leasint	100.00	100.00	—
24	Sanpaolo Life Ltd	Ireland	1	29	18	Sanpaolo Vita	75.00	100.00	—	(L)
						Banca Sanpaolo	25.00	0.00	4
						Invest
							100.00	100.00
25	Sanpaolo Vita S.p.A.	Milan	1	233	51	Wealth Management	100.00	100.00	244	(I)(Q)
						Sanpaolo IMI

			Type	Share-	Net
			of re-	holders’	income			Voting	Consoli-
			lation-	equity	(loss)			rights at	dated
		Registered	ship	(€/mil)	(€/mil)	Ownership		shareholders’	book
Name		offices	(*)	(**)	(**)	Held by		meeting	values
							%	%	(€/mil)
26	Societé Civile Les Jardins d’Arcadie	France	1	—	—	Banque Sanpaolo	55.00	55.00	—
27	Socavie S.A.	France	1	5	5	Banque Sanpaolo	99.80	99.80	5
						Societé Fonciere	0.20	0.20	—	(L)
						d’Investissement
							100.00	100.00
28	Societé Fonciere d’Investissement S.A.	France	1	—	—	Banque Sanpaolo	99.96	99.96	—
						Societé Immobiliere	0.04	0.04	—	(L)
						d’Investissement
							100.00	100.00
29	Societé Immobilière d’Investissement	France	1	—	—	Banque Sanpaolo	99.98	99.98	—
						Societé Fonciere	0.02	0.02	—	(L)
						d’Investissement
							100.00	100.00
30	UNI Invest S.A.	France	1	—	—	Banque Sanpaolo	99.99	99.99	—
						Sanpaolo Bail	0.01	0.01	—
							100.00	100.00
31	W.D.W. S.A.	France	1	—	—	Banque Privèe	99.72	99.72	—
						Fideuram Wargny
32	BN Finrete S.p.A. (in liq.)	Naples	1	1	—	Banco di Napoli	99.00	99.00	1	(R)
33	Imifin S.p.A. (in liq.)	Rome	1	—	—	Sanpaolo IMI	100.00	100.00	—
34	IMI Bank A.G. (in liq.)	Germany	1	1	—	IMI Bank (Lux)	95.24	95.24	1
						Sanpaolo IMI	4.76	4.76	—
						International
							100.00	100.00		(R)
35	Innovare S.r.l. (in liq.)	Naples	1	4	—	Banco di Napoli	90.00	90.00	1	(R)
36	Sanpaolo U.S. Holding Co. (in liq.)	United States	1	3	-1	Sanpaolo IMI	100.00	100.00	3	(R)
37	W.S. Invest S.A. (in liq.)	France	1	—	—	Financiere	60.52	60.52	—
						Fideuram
						Finance Gestion	39.00	39.00	—	(L)
							99.52	99.52
	Other minor investments								2	(S)
				Total investments carried at equity - subsidiaries					643

			Type	Share-	Net
			of re-	holders’	income			Voting	Consoli-
			lation-	equity	(loss)			rights at	dated
		Registered	ship	(€/mil)	(€/mil)	Ownership		shareholders’	book
Name		offices	(*)	(**)	(**)	Held by		meeting	values
							%	%	(€/mil)
B2	Investments carried at equity - Other
38	Aeffe S.p.A.	Rimini	8	48	2	LDV Holding	20.00	20.00	10	(T)
39	Banque Michel Inchauspe S.A. (BAMI)	France	8	31	7	Banque Sanpaolo	20.00	20.00	5
40	Beaujon Immobilière	France	7	—	—	Banque Sanpaolo	50.00	50.00	—
41	Cassa dei Risparmi di Forlì S.p.A.	Forlì	8	197	18	Sanpaolo IMI	21.02	21.02	41	(P)(U)
42	Cassa di Risparmio di Firenze S.p.A.	Florence	8	884	71	Sanpaolo IMI	18.73	18.73	169	(Q)(W)
43	CBE Service S.p.r.l.	Belgium	8	—	—	Sanpaolo IMI	26.70	26.70	—
						Banco di Napoli	5.00	5.00	—
							31.70	31.70
44	Comim S.p.A.	Milan	8	14	2	LDV Holding	49.58	49.58	7	(U)
45	Conservateur Finance S.A.	France	8	29	4	Banque Sanpaolo	20.00	20.00	6
46	CR Firenze Gestion Internationale S.A.	Luxembourg	8	—	—	Sanpaolo IMI	20.00	20.00	—
47	Egida Compagnia di Assicuazioni S.p.A.	Turin	7	10	1	Sanpaolo Vita	50.00	50.00	—	(L)
48	Esatri S.p.A.	Milan	8	57	7	Sanpaolo IMI	31.50	31.50	18	(N)
49	Eurosic S.A.	France	8	30	1	Banque Sanpaolo	32.77	32.77	10
50	Filos S.p.A.	Venice	8	2	-8	LDV Holding	37.70	37.70	1	(T)
51	Finnat Investments S.p.A.	Rome	8	—	—	Invesp	20.00	20.00	—	(A)
52	HDI Assicurazioni S.p.A.(ex BNC Assicurazioni S.p.A.)	Rome	8	137	-19	Sanpaolo IMI	28.32	28.32	39	(P)
53	Inter-Europa Bank RT	Hungary	8	36	3	Sanpaolo IMI	32.51	32.51	8	(X)
54	Logiasit S.A.	France	8	—	—	Banque Sanpaolo	33.34	33.34	—
55	San Marino Gestion S.A.	Luxembourg	8	—	—	Sanpaolo Bank SA	20.00	20.00	—	(V)
56	Sanpaolo IMI Private Equity Scheme B.V.	The Netherlands	8	89	-23	Ldv Holding	29.38	29.38	23
57	Società Gestione per il Realizzo S.p.A.	Rome	8	14	—	Banco di Napoli	18.84	18.84	1
						Sanpaolo IMI	9.48	9.48	—
						Banca Fideuram	0.63	0.63	—
							28.95	28.95
58	Societé Civile du 41 Avenue Bouisson Bertrand	France	8	—	—	Banque Sanpaolo	25.00	25.00	—
59	Societé Civile le Jardin de Nazareth	France	8	—	—	Banque Sanpaolo	20.00	20.00	—
60	Societé Civile Le Maestro	France	8	—	—	Banque Sanpaolo	20.00	20.00	—
61	Societé Civile les Jardins du Ponant	France	8	—	—	Banque Sanpaolo	25.00	25.00	—
62	Societé Civile Res Club les Arcades	France	8	—	—	Banque Sanpaolo	25.00	25.00	—
63	Societé Civile St. Gratien Village	France	8	—	—	Banque Sanpaolo	30.00	30.00	—
64	Stoà S.c.p.a.	Naples	8	1	—	Banco di Napoli	20.76	20.76	—	(P)
65	Aeroporto di Napoli (in liq.)	Naples	8	—	—	Banco di Napoli	20.00	20.00	—
66	Consorzio Bancario SIR S.p.A. (in liq.)	Rome	8	1	—	Sanpaolo IMI	32.49	32.49	—
						Banco di Napoli	0.35	0.35	—
							32.84	32.84		(P)
67	Eurofondo S.c.p.A. (in liq.)	Rome	8	—	—	Sanpaolo IMI	25.00	25.00	—
68	Finexpance S.p.A. (in liq.)	Chiavari	8	-8	—	Sanpaolo IMI	30.00	30.00	—	(P)
69	G.E.CAP. S.p.A. (in liq.)	Foggia	8	-12	—	Banco di Napoli	37.25	37.25	—	(P)
70	Galère 28 (in liq.)	France	8	—	—	Banque Sanpaolo	23.44	23.44	—
71	Galileo Holding S.p.A. (in liq.)	Venice	8	-25	-6	Sanpaolo IMI	31.52	31.52	—	(P)
72	Italinfra Grandi Progetti S.p.A. (in liq.)	Naples	8	4	—	Banco di Napoli	30.00	30.00	—	(P)
73	Pubblileasing S.p.A. (in liq.)	Bari	8	1	—	Banco di Napoli	24.00	24.00	—	(P)
74	Societé Civile Domaine de La Flambelle (in liq.)	France	8	—	—	Banque Sanpaolo	25.00	25.00	—
75	Sofimer S.p.A. (in liq.)	Naples	8	3	—	Banco di Napoli	20.00	20.00	—	(P)
76	Sviluppo di Nuove Iniziative S.p.A. (in liq.)	Genoa	7	2	—	Banco di Napoli	50.00	50.00	1	(P)(R)

					Total investments carried at equity - other				339
					Total investments carried at equity				982

Note to the table “significant investments”:

(*)          Type of relationship:

1 = control pursuant to art. 2359.1.1 of the Italian Civil Code (majority of voting rights at an ordinary meeting).

7 = joint control pursuant to art. 35.1 of Decree 87/92;

8 = associated company pursuant to art. 36.1 of Decree 87/92: companies over which a “significant influence” is exercised, which is expected to exist if at least 20% of the voting rights at an ordinary meeting are held.

(**)   Shareholders’ equity for consolidated companies is that used for the consolidated financial statements. Shareholders’ equity includes the portion of net income, before allocation of dividends (net of any interim dividends);

(***)The list excludes equity investments of Banco di Napoli Isveimer S.p.A. (in liquidation) and Società per la gestione di attività S.p.A. (Sga) given the special characteristics of the respective interest holding (see Part B – Section 5 “Other assets” of these notes).

(A)         Transfer made by the Parent Bank in execution of the reorganisation process relating to equity investments (or portions thereof).

(B)         Lease transactions are shown in the balance sheet and statement of income according to the financial lease method.

(C)        The company merged Fideuram Wargny Société de Bourse S.A..

(D             The company has been incorporated in Fideuram Gestions S.A. with effect 1/1/2002

(E)         The former Wargny Management S.A. has merged Financière Fideuram (ex Wargny Associes S.A.) and took its name.

(F)         The company entered the line-by-line consolidation at 30/6/2001 following the contribution of investments (or portions of them) by the Parent Bank (see note A).

(G)        During the first quarter of 2002 the company took the new name of IMI Investimenti S.p.A. following the spin off of NHS S.p.A. “Private Equity” activities.

(H)        Newly constituted company.

(I)             The company is no longer held directly by the Parent Bank following the reorganization of the Wealth Management sector.

(J)           The company, which was carried at cost in the 2000 consolidated financial statements, is now carried at equity, having reached the threshold of “significant influence”.

(K)        The company, which was formerly controlled directly by the Parent Bank, is now under the direct control of Sanpaolo Riscossioni Genova as a result of the current reorganization of the tax collection sector.

(L)          The value is included in the equity valuation of the company holding the investment.

(M)      The company, formerly included in the line-by-line consolidation, is now carried at equity, given that it was sold in the early months of 2002.

(N)        Shareholders’ equity figures refer to the first half-year at 30 June 2001.

(O)        The company is in liquidation since February 2002.

(P)         Shareholders’ equity figures refer to the financial statements as at 31 December 2000.

(Q)        The valuation was based on the consolidated financial statements prepared by the company.

(R)         The book value of the company reflects the estimated realisable value according to the stage of completion of the liquidation process.

(S)          This represents the total value of equity investments shown in the balance sheet at less than Euro 500,000.

(T)          The company, which was carried at cost in the 2000 consolidated financial statements, is now carried at equity, having reached the threshold of “significant influence”.

(U)        Equity investments acquired in 2001.

(V)         The company was sold to third parties on 25 January 2002.

(W)       Shareholders’ equity figures refer to the quarterly report as at 30 September 2001. During the year, the percentage fell from 19.10% to 18.73% because there was a capital increase which was not subscribed by SANPAOLO IMI.

(X)         The difference between Consolidated book values and the portion of shareholders’ equity of the company reflects the writedown for permanent loss in value carried out by the Parent Bank.

The following table provides a list of the more significant of the other equity investments held by the Group by amount invested (book value equal to or higher than Euro 2.5 million).

Other significant equity investments

	Registered	Ownership		Consolidated
Name	offices	Held by	% held (*)	book values
				(€/mil)
AEM Torino S.p.A.	Turin	NHS - Nuova Holding Sanpaolo IMI	1.47	11
AMPS S.p.A.	Parma	Ldv Holding	17.31	38
Azimut S.p.A.	Viareggio	Ldv Holding	9.09	34
		Sanpaolo IMI Private Equity	0.08	—	(A)
			9.17	34
Banca Agricola Mantovana S.p.A.	Mantua	Sanpaolo IMI	8.49	206	(B)
Banca d’Italia	Rome	Banco di Napoli	6.33	130
		Sanpaolo IMI	2.00	55
			8.33	185
Banka Koper d.d.	Slovenia	Sanpaolo IMI	15.00	37	(C)(D)
Banca Mediocredito S.p.A.	Turin	Invesp	1.11	3	(E)
Banca Popolare di Lodi S.c.r.l.	Lodi	NHS - Nuova Holding Sanpaolo IMI	1.13	15
		Ldv Holding	0.40	8
			1.53	23
Banco del Desarrollo S.A.	Chile	Sanpaolo IMI	15.73	18
Banksiel S.p.A.	Milan	Sanpaolo IMI	7.00	3
Beni Stabili S.p.A.	Rome	Invesp	3.53	20	(E)
BIAT S.A.	Tunisia	Sanpaolo IMI	5.61	8
Borsa Italiana S.p.A.	Milan	Banca IMI	7.00	3
		IMI Bank (Lux)	0.50	—
			7.50	3
Camuzzi Gazometri S.p.A.	Milan	NHS - Nuova Holding Sanpaolo IMI	2.79	21	(F)
Cardine Banca S.p.A.	Bologna	Sanpaolo IMI	10.81	516
		NHS - Nuova Holding Sanpaolo IMI	0.05	2
			10.86	518
Cartiere Fedrigoni & C. S.p.A.	Trento	NHS - Nuova Holding Sanpaolo IMI	10.79	12	(D)
CDC Finance Ixis S.A.	France	Sanpaolo IMI	3.88	323	(D)
Cedel International S.A.	Luxembourg	Banca IMI	1.32	3
		Banco di Napoli	0.33	—
			1.65	3
Convergenza S.c.a.	Luxembourg	NHS Luxembourg	10.00	9
Davide Campari S.p.A.	Milan	NHS - Nuova Holding Sanpaolo IMI	1.50	12	(D)
Enel S.p.A.	Rome	NHS - Nuova Holding Sanpaolo IMI	0.04	18
Engineering Ingegneria Informatica S.p.A.	Rome	NHS - Nuova Holding Sanpaolo IMI	1.60	6
Eni S.p.A.	Rome	NHS - Nuova Holding Sanpaolo IMI	0.26	143	(D)
Euromedia Venture Belgique S.A.	Belgium	NHS Luxembourg	9.68	5
Euronext S.A.	France	Banque Privèe Fideuram Wargny	1.47	4
FIAT S.p.A.	Turin	NHS - Nuova Holding Sanpaolo IMI	1.48	147
Fincantieri - Cantieri Navali Italiani S.p.A.	Trieste	NHS - Nuova Holding Sanpaolo IMI	1.21	4
		Banco di Napoli	0.76	3
			1.97	7
Hutchinson 3G Italia S.p.A.	Milan	NHS Investments	5.64	146
(ex Andala UMTS S.p.A.)		Bernabé Mobile Investments 2	2.26	—	(A)
			7.90	146
Istituto Enciclopedia Italiana S.p.A.	Rome	Banco di Napoli	8.00	3

	Registered	Ownership		Consolidated
Name	offices	Held by	% held (*)	book values
				(€/mil)
Istituto per il Credito Sportivo	Rome	Banco di Napoli	10.81	19
Italenergia S.p.A.	Turin	NHS - Nuova Holding Sanpaolo IMI	7.82	248	(G)
Kiwi II Ventura Servicos de Consultoria S.A.	Madeira	NHS - Nuova Holding Sanpaolo IMI	1.00	5
Merloni Termosanitari S.p.A.	Fabriano	Ldv Holding	6.31	22	(D)
Monte Titoli S.p.A.	Milan	Banca IMI	7.00	15
		Sanpaolo IMI	5.45	1
		Banco di Napoli	2.08	—
			14.53	16
Olivetti S.p.A.	Ivrea	Invesp	0.30	37	(E)
		NHS - Nuova Holding Sanpaolo IMI	0.04	5
			0.34	42
Praxis Calcolo S.p.A.	Milan	Ldv Holding	12.50	8
		Sanpaolo IMI Private Equity	0.25	—	(A)
			12.75	8
Sagat S.p.A.	Turin	NHS - Nuova Holding Sanpaolo IMI	12.40	18
Salvagnini B.V.	The Netherlands	Ldv Holding	9.43	6
Santander Central Hispano S.A.	Spagna	Sanpaolo IMI	1.15	458
		Sanpaolo IMI International	1.85	831
			3.00	1,289
Simest S.p.A.	Rome	Sanpaolo IMI	3.31	5
		Banco di Napoli	0.53	1
			3.84	6
SINLOC - Sistemi Iniziative Locali S.p.A.	Turin	Banca OPI	8.15	4
Spinner Global Technology Fund Ltd	Antille Olandesi	NHS - Nuova Holding Sanpaolo IMI	1.94	8
Unionvita S.p.A.	Rome	Sanpaolo IMI Institutional Asset Management	15.00	5
Utet S.p.A.	Turin	LDV Holding	17.90	19
Other minor investments				34

		Total other significant equity investments		3,715

Note to “Other significant equity investments”:

(*)          Percentage of total capital.

(A)         The value is included in the equity valuation of the company holding the investment.

(B)         Investment carried out in 1999 within the placement operation, made by the SANPAOLO IMI Group, of 19% of the share capital of the company.

(C)        Equity investments acquired in 2001. In February 2002 the takeover bid for Banka Koper was completed, as a result interest rose to 62.10%. The Slovenia Bank authorised SANPAOLO IMI S.p.A. to exercise its voting rigths within 32.99%.

(D)        Equity investments acquired in 2001.

(E)         Transferred by the Parent Bank as part of the reorganization of equity investments (or portions of them).

(F)         The company was sold in March 2002.

(G)        Company acquired in the second half of 2001 after the sale of the interest in Montedison.

Composition of the investment portfolio

Analysis of caption 80 “Investments in Group companies” (table 3.5 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	Investments in banks
	1. quoted	—	—	—
	2. unquoted	1	1	—
b)	Investments in financial institutions
	1. quoted	—	—	—
	2. unquoted	13	11	+18.2
c)	other
	1. quoted	—	—	—
	2. unquoted	629	527	+19.4
Total		643	539	+19.3

Analysis of caption 70 “Equity investments” (table 3.4 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	Investments in banks
	1. quoted	1,740	1,870	-7.0
	2. unquoted	1,118	236	n.s.
b)	Investments in financial institutions
	1. quoted	10	10	—
	2. unquoted	67	58	+15.5
c)	other
	1. quoted	414	527	-21.4
	2. unquoted	705	333	+111.7
Total		4,054	3,034	+33.6

Changes during the year in the investment portfolio

Investments in Group companies (table 3.6.1 B.I.)	(€/mil)

A.	Opening balance	539
B.	Increases
	B1. purchases	108
	B2. writebacks	—
	B3. revaluations	—
	B4. other changes	32
C.	Decreases
	C1. sales	—
	C2. adjustments	—
	of which:
	• permanent writedowns	—
	C3. other changes	36
D.	Closing balance	643
E.	Total revaluations	43
F.	Total adjustments	408

Subcaption B1. “Purchases” reflects the capital increases of Sanpaolo Vita (€ 100 million) and of Bernabé Mobile Investments 2 S.A. (€ 2 million). It also includes € 6 million of investment for the incorporation of Obiettivo Società di Gestione del Risparmio (S.G.R.) S.p.A., Fideuram Asset Management (Ireland) Ltd and Esaban S.p.A.

Subcaptions B4. and C3. “Other changes” reflect increases and decreases (also due to the payment of dividends to fully consolidated companies) in subsidiaries carried at equity.

Other equity investments (table 3.6.2 B.I.)	(€/mil)

A.	Opening balance	3,034
B.	Increases
	B1. purchases	1,703
	B2. writebacks	1
	B3. revaluations	—
	B4. other changes	314
C.	Decreases
	C1. sales	493
	C2. adjustments	224
	of which:
	• permanent writedowns	224
	C3. other changes	281
D.	Closing balance	4,054
E.	Total revaluations	115
F.	Total adjustments	670

Subcaption B.1 “Purchases” mainly comprises the following acquisitions of equity investments by the Parent Bank:

•        purchase from “Fondazione Cassa di Risparmio di Venezia” of 10.81% in the share capital of Cardine Banca S.p.A. for a total of € 516.5 million; this price could be subject to an increase because of the differential between the value of Cardine shares and that of SANPAOLO IMI shares in the 24 months after the closing date (12 January 2001), reduced by € 31 million. Such adjustment could entail an increase in the book value of the investment;

•        purchase from Caisse des Depots et Consignations of 3.88% of the share capital of CDC Finance IXIS, investment bank of the French Group, for an outlay of € 323 million; the CDC Group made a similar investment (through CDC Ixis Italia Holding, a subsidiary of CDC Ixis) purchasing 2% of SANPAOLO IMI on the market;

•        acquisition from Fondazione Cassa dei Risparmi di Forlì of 15% in the share capital of Cassa dei Risparmi di Forlì and subsequent purchase, through a takeover bid, of and additional 6.02% for a total outlay of € 169 million (of which: € 127 million classified under goodwill arising on consolidation).

•        acquisition of 15% of share capital of Banka Koper d.d. for SIT 8 billion, corresponding to € 37 million; the exchange risk has been partially hedged by opening deposits of SIT 5.2 billion (the equivalent of approx. € 23 million).

In addition, significant investments have been carried out by NHS – Nuova Holding SANPAOLO IMI S.p.A. even through its subsidiaries (€ 632 million, of which: € 248 million in Italenergia S.p.A., € 144 million in Hutchinson 3G Italia S.p.A. and €  143 million in Eni S.p.A.).

Subcaption B4. “Other changes” includes realized gains from the sale of investments (€ 294 million, of which € 228 million from the sale of the stake in Montedison S.p.A. by NHS – Nuova Holding SANPAOLO IMI S.p.A.; € 50 million from the sale of part of the shareholding held by Invesp S.p.A. in Beni Stabili S.p.A.; € 14 million from the sale of investments in merchant banking sector). Furthermore, it includes the increase in value of significant investmets carried at equity (a total of Euro 17 million).

The subcaption C1. “Sales” refers to the prices of sales by NHS–Nuova Holding SANPAOLO IMI S.p.A., directly and through its subsidiaries, for € 358 million and by Invesp S.p.A. for € 111 million.

The subcaption C2. “Adjustments” essentially reflects writedowns made by NHS – Nuova Holding SANPAOLO IMI S.p.A. in FIAT S.p.A. for € 72 million, Hutchinson 3G Italia S.p.A. € 19 million, Banca Popolare di Lodi S.c.r.l. for € 6 million, Enel S.p.A. for € 4 million, as well as writedowns by SANPAOLO IMI International in Santander Central Hispano for € 80 million and by Invesp S.p.A. in Olivetti S.p.A. for € 17 million (see Section 5 of the statement of income – Adjustments to financial fixed assets).

The subcaption C3. “Other decreases” includes:

•        goodwill arising on consolidation (€ 168 million) taken from the cost of investments carried at equity purchased during the year;

•        the reclassification for € 87 million of the interest in Royal Bank of Scotland to the dealing securities portfolio following the decision to sell the shares;

•        the decrease of certain investments carried at equity (€ 12 million);

•        losses on the disposal of minority interests (€ 7 million).

Amounts due to and from Group companies and investments (non-Group companies)

Amounts due to and from Group companies, as defined by art. 4 of Decree 87/92, as well as to and from non-Group investment and affiliated companies, are detailed in the tables below:

Amounts due to and from Group companies (table 3.2 B.I.)

			31/12/01	31/12/00	% Change
			(€/mil)	(€/mil)
a)	Assets
	1.	due from banks	—	26	-100.0
		of which:
		• subordinated	—	—	—
	2.	due from financial institutions (*)	490	470	+4.3
		of which:
		• subordinated	—	—	—
	3.	due from other customers	154	108	+42.6
		of which:
		• subordinated	—	—	—
	4.	bonds and other debt securities	—	—	—
		of which:
		• subordinated	—	—	—
Total assets			644	604	+6.6
b)	Liabilities
	1.	due to banks	31	14	+121.4
	2.	due to financial institutions	12	34	-64.7
	3.	due to other customers	219	142	+54.2
	4.	securities issued	151	16	n.s.
	5.	subordinated liabilities	—	—	—
Total liabilities			413	206	+100.5
c)	Guarantees and commitments
	1.	guarantees given	9	46	-80.4
	2.	commitments	—	6	-100.0
Total guarantees and commitments			9	52	-82.7

(*)  It does not include € 2,041 million of receivables due to Banco di Napoli by Società per la Gestione di Attività S.p.A. (see Part B - Section 5 “Other assets” of these notes).

Amounts due to and from investments (non-Group companies) (table 3.3 B.I.)

			31/12/01	31/12/00	% Change
			(€/mil)	(€/mil)
a)	Assets

	1.	due from banks (*)	1,105	928	+19.1
		of which:
		• subordinated	20	20	—
	2.	due from financial institutions	751	721	+4.2
		of which:
		• subordinated	—	—	—
	3.	due from other customers	1,305	1,852	-29.5
		of which:
		• subordinated	5	21	-76.2
	4.	bonds and other debt securities	9	13	-30.8
		of which:
		• subordinated	—	—	—
Total assets			3,170	3,514	-9.8

b)	Liabilities
	1.	due to banks (**)	1,448	2,718	-46.7
	2.	due to financial institutions	173	115	+50.4
	3.	due to other customers	257	110	+133.6
	4.	securities issued	—	—	—
	5.	subordinated liabilities	—	—	—
Total liabilities			1,878	2,943	-36.2
c)	Guarantees and commitments
	1.	guarantees given	1,142	955	+19.6
	2.	commitments	384	—	n.s.
Total guarantees and commitments			1,526	1,419	n.s.

(*) Including the compulsory reserve deposited with the Bank of Italy.

(**) Including repurchase agreements with the Bank of Italy.

Amounts due to and from affiliated companies (companies in which Group companies hold 20% or more, or 10% or more if quoted) are:

Amounts due to and from affiliated companies

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	Assets
1.	due from banks	91	143	-36.4
	of which:
	• subordinated	20	20	—
2.	due from financial institutions	260	235	+10.6
	of which:
	• subordinated	—	—	—
3.	due from other customers	13	31	-58.1
	of which:
	• subordinated	—	—	—
4.	bonds and other debt securities	—	—	—
	of which:
	• subordinated	—	—	—
Total assets		364	409	-11.0
b)	Liabilities
1.	due to banks	110	2	n.s.
2.	due to financial institutions	—	—	—
3.	due to other customers	20	21	-4.8
4.	securities issued	—	—	—
5.	subordinated liabilities	—	—	—
Total liabilities		130	23	n.s.
c) Guarantees and commitments
1.	guarantees given	179	200	-10.5
2.	commitments	23	36	-36.1
Total guarantees and commitments		202	236	-14.4

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible and intangible fixed assets comprise the following :

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Tangible fixed assets (caption 120)	1,726	1,793	-3.7
Intangible fixed assets (caption 110)	367	359	+2.2
Total	2,093	2,152	-2.7

Tangible fixed assets (caption 120)

Tangible fixed assets comprise :

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Property
• operating	1,422	1,448	-1.8
• non-operating	60	72	-16.7
• undergoing renovation	—	21	-100.0
Furniture and installations
• electronic machines	146	140	+4.3
• general and specific installations	43	69	-37.7
• office furniture and machines	54	42	+28.6
• vehicles	1	1	—
Total	1,726	1,793	-3.7

The writeoff of caption “Property undergoing renovation” is due to the conclusion of the reconversion process of these buildings, which have been classified under “Operating property” since they are used by the Group.

Changes in tangible fixed assets during the year (table 4.1 B.I)	(€/mil)

A. Opening balance	1,793
B. Increases
B1. purchases	161
B2. writebacks	—
B3. revaluations	—
B4. other changes	16
C. Decreases
C1. sales	17
C2. adjustments
a) depreciation	214
b) permanent writedowns	—
C3. other changes	13
D. Closing balance	1,726
E. Total revaluations	916
F. Total adjustments	1,529
a) accumulated depreciation	1,528
b) permanent writedowns	1

Changes in tangible fixed assets during the year are detailed below:	(€/mil)

	Property	Furniture and installations
Opening balance	1,541	252
Increases
• purchases	15	146
• revaluations	—	—
• other changes	12	4
• incremental costs	8	—
• gains on disposals	2	—
• other	2	4
Decreases
• sales	14	3
• adjustments	66	148
• depreciation	66	148
• permanent writedowns	—	—
• other changes	6	7
Closing balance	1,482	244

Intangible fixed assets (caption 110)

Intangible fixed assets comprise:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Merger differences (goodwill of merged companies)	27	54	-50.0
Goodwill	8	10	-20.0
Software in use	183	157	+16.6
Software not yet in use	70	77	-9.1
Other deferred charges	79	61	+29.5
Total	367	359	+2.2

The differences arising on the mergers of Banca Provinciale Lombarda and Banco Lariano in 1993 are recorded in the financial statements since they represent goodwill relating to merged companies. Such differences are stated net of the amounts allocated to the related assets acquired.

The item “software in use” relates to the acquisition of new programs to update operating network procedures

The amounts booked as “software not yet in use” relate to modifications and procedures of application programs largely being developed by third parties and still to be completed..

Other deferred charges include:

•             € 54 million for leasehold improvements;

•             € 3 million for start-up and expansion costs.

Changes in intangible fixed assets during the year (table 4.2 B.I.)	(€/mil)

A. Opening balance	359
B. Increases
B1. purchases	216
B2. writebacks	—
B3. revaluations	—
B4. other changes	65
C. Decreases
C1. sales	7
C2. adjustments
a) amortization	200
b) permanent writedowns	8
C3. other changes	58
D. Closing balance	367
E. Total revaluations	—
F. Total adjustments	677
a) accumulated amortization	669
b) permanent writedowns	8

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

	Merger differences (goodwill of merged companies)	Goodwill	Software in use	Software not yet in use	Other deferred charges
Opening balance	54	10	157	77	61
Increases
• purchases	—	—	104	69	43
• writebacks	—	—	—	—	—
• revaluations	—	—	—	—	—
• transfer of developed software	—	—	55	—	—
• other changes	—	—	1	2	7
Decreases
• sales	—	—	—	—	7
• adjustments:
a) amortization	27	1	125	23	24
b) permanent writedowns	—	—	8	—	—
• transfer of developed software	—	—	—	55	—
• other changes	—	1	1	—	1
Closing balance	27	8	183	70	79

During the year, software investments increased significantly because of the new extraordinary initiatives aimed at strengthening the Bank’s data processing system, modernizing branch and central offices hardware, developing new software applications, as well as continuing the development of distribution channels through Internet.

The cost incurred by the Group for the introduction of the Euro totals € 99 million as of 31 December 2001.Of this amount, € 28 million was written off in 2001 and € 15 million is still to be amortized in future years.

SECTION 5 - OTHER ASSETS

Consolidated asset captions 90, 100, 150 and 160, not commented upon previously, comprise the following:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Goodwill arising on consolidation (caption 90)	838	915	-8.4
Goodwill arising on application of the equity method (caption 100)	215	74	+190.5
Other assets (caption 150)	18,585	19,193	-3.2
Accrued income and prepaid expenses (caption 160)	2,191	2,661	-17.7
Total	21,829	22,843	-4.4

Goodwill arising on consolidation (caption 90)

Analysis of caption 90 “ Goodwill arising on consolidation”

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Banco di Napoli	764	812	-5.9
Financiere Fideuram (1)	69	77	-10.4
Banque Privee Fideuram Wargny (2)	3	—	n.s.
Banca Fideuram (3)	—	23	-100.0
SANPAOLO IMI Asset Management S.g.r.	1	2	-50.0
Finconsumo Banca	1	1	—
Total	838	915	-8.4

(1)       The company is the result of the merger between Financière Fideuram (formerly Wargny Associés) and Wargny Management.

(2)       The consolidation difference arose on the acquisition by Financière Fideuram of the portion pertaining to the minority shareholders of Fideuram Wargny Société de Bourse (now merged by Banque Privée Fideuram Wargny).

(3)       This goodwill has been eliminated following the sale of the investment.

The goodwill arising on consolidation of Banco di Napoli, net of the portion offset in 2000 on first-time consolidation against pre-existing negative goodwill, saw the following changes during the year:

Changes in goodwill arising on consolidation of Banco di Napoli	(€/mil)

A. Goodwill arisen as at 1/1/2001	812
B. Increases:	38
• residual takeover bid for ordinary shares (*)	37
• Other purchases	1
C. Amortization	86
• of the residual goodwill arising on consolidation at the beginning of the year	82
• of increases for the year	4
D. Goodwill arising on consolidation as at 31/12/2001	764

(*) The amount includes, for € 6 million, the cost of the exercise of the right of purchase pursuant to art. 111 of Decree 58/98 (so-called “squeeze out”).

Goodwill arising on application of the equity method (caption 100)

Analysis of caption 100 “goodwill arising on application of the equity method”

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Cassa di Risparmio di Firenze	63	74	-14.9
Cassa dei Risparmi di Forlì	121	—	n.s.
Aeffe	31	—	n.s.
Total	215	74	+190.5

The goodwill arising on application of the equity method to Cassa di Risparmio di Firenze, net of the portion offset in 2000 on first-time consolidation against pre-existing negative differences, changed during the year because of the amortization charge for the year (€ 8 million) and of the decrease in the holding caused by the share capital increase not subscribed by SANPAOLO IMI (€ 3 million).

Goodwill arising on consolidation and on application of the equity method to the Cassa di Risparmio di Firenze and Cassa dei Risparmi di Forlì is amortized over 10 years, given the strategic nature of these investments. The investment in Aeffe, acquired during the year within the ambit of private equity activities, will be amortized over five years.

Other assets (caption 150)

Analysis of caption 150 “Other assets” (table 5.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Valuation of derivatives on interest rates and stockmarket indices	4,326	4,588	-5.7
Effect of currency hedges, forex swap and cross-currency swap transactions	2,292	1,301	+76.2
Unprocessed transactions (*)	2,097	3,494	-40.0
Deferred tax assets (**)	1,681	1,270	+32.4
Tax collection accounts	1,531	1,512	+1.3
Due from tax authorities:	1,319	1,128	+16.9
• prepaid current year direct taxes	495	231	+114.3
• tax credits relating to prior years	342	283	+20.8
• taxes paid in advance on termination indemnities - Law 662/96	70	77	-9.1
• taxes withheld during the year	24	13	+84.6
• other credits	388	524	-26.0
Amounts in transit with branches and subsidiaries (*)	1,229	1,350	-9.0
Banco di Napoli loans to be restored ex Law 588/96	840	1,376	-39.0
Premiums paid on purchased options	526	507	+3.7
Other items derivative contracts	271	594	-54.4
Deposits with clearing-houses	173	—	n.s.
Checks and other instruments held	160	126	+27.0
Banco di Napoli non interest-bearing deposits with the Bank of Italy	58	58	—
Net effect of translating funds from international agencies using current rates, with the exchange risk borne by third parties	46	66	-30.3
Items relating to securities transactions	30	17	+76.5
Transactions by foreign branches	20	54	-63.0
Other	1,986	1,752	+13.4
Total	18,585	19,193	-3.2

(*) Mostly settled at the beginning of year.

(**) See Part B - Section 7 – “Provisions”.

“Other” includes € 1.3 million at estimated realizable value of the receivable arising from the Rome Court of Appeal judgement of 11 September 2001 concerning the IMI-SIR dispute. Reference should be made to Section 6, Part C of these notes for further details on this matter.

Banco di Napoli loans to be restored ex Law 588/96

This item, amounting to € 840 million as of 31 December 2001 (€ 1,376 million as of 31 December 2000), represents the residual principal and interest of the interventions made in the period by the subsidiary Banco di Napoli to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di Attività S.p.A. (Sga). These interventions form part of the reorganisation plan prepared with Bank of Italy approval in accordance with Law 588/96 containing urgent provisions for the restoration, reorganisation and privatisation of Banco di Napoli. Among other things, this law intends to safeguard Banco di Napoli from the economic and financial consequences deriving from such interventions, either those already made or those still to be made using the mechanism foreseen by the Decree of the Treasury Ministry of 27 September 1974.

To summarize, the procedure applicable both to Isveimer and to Sga lays down that the Bank of Italy grants to Banco di Napoli extraordinary advances at a special low rate of interest (1%) to cover the losses of the subsidiaries concerned. These amounts have to be invested in Government securities, so that the differential between the interest income on the securities purchased and the interest expense on the advances received can directly reduce these “loans to be restored” and the related interest accrued, based on the “minimum interest rate offered on the principal refinancing operations”.

From an accounting point of view, the advances received from the Bank of Italy and the Government securities purchased are shown under the memorandum accounts of Banco di Napoli, while the financial flows deriving from collection of the coupons on such securities and from the payment of interest on the advances are respectively debited and credited directly to the “loans to be restored”, thus allowing them to be gradually reduced. This accounting treatment has been authorized by the Bank of Italy as it puts the emphasis on the substance of the situation rather than the form, in accordance with Decree Law 87 of 27 January 1992.

At the end of 2001, the Bank of Italy granted Banco di Napoli three new advances, replacing the one that expired in December, for a total of € 15,402 million, all falling due in 2002. In addition, in December, the Ministry of Finance assigned to the Banco € 31.8 million, being the proceeds of the sale in 1997 of 60% of the bank by the Ministry to BN Holding, set up by INA and BNL, pursuant to Law 588/96. This amount was also deducted from the loan to be restored.

Below there is a summary of these two matters.

The liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put in voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be € 917 million. The cost of this intervention and the related interest were recovered in accordance with Law 588/96, as mentioned above, and the methods described in the Treasury Decree of 1974.

In fact, on the expiry of the advance granted by the Bank of Italy, the recovery process showed a balance in favour of the Central Bank as of 31 December 1998 of € 57 million. This amount, plus € 1 million of accrued interest, was lodged as a non interest bearing deposit with the Central Bank. In the consolidated balance sheet, this deposit is shown under “other assets” offset by “other liabilities”.

La Società per la gestione di attività (Sga)

Società per la Gestione di Attività S.p.A. (Sga) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans, for a price and without recourse. Although Banco di Napoli owns the entire capital of the company, it does not exercise control over it, as it gave the shares and the voting rights to the Treasury by way of a pledge.

The transfer of the doubtful loans to Sga began on 1 January 1997; at the same time, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essentially to finance the cost of the factoring agreement, as well as to pay for the company’s running costs (€ 6,426 million). In addition, at the end of 2000, Banco di Napoli reached a settlement with Sga resolving a number of differences of interpretation and substance that had arisen between the parties; the cost of this settlement, € 125 million, was deducted from the loans. As of 31 December 2001, Banco di Napoli loans to Sga, amount to € 2,069 million (including accrued interest and exposures other than those connected to the financing accounts) with a decrease during the year of about € 700 million. This reduction follows the recovery of some of the loans transferred to Sga and other interventions by Banco di Napoli in Sga’s favour to cover operating losses; while interest accruing on the total exposure during 2001 came to € 132 million.

In 2001 the bank covered losses incurred by the subsidiary in the second half of 2000 and in the first half of 2001, for € 507 million. As per Law 588/96, loans to be restored increased by the same amount.

The following tables show details of the restoration procedure for 2001, with comparative figures for 2000.

Advances received and securities purchased ex Law 588/96 (*)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Advances received from the Bank of Italy ex Law 588/96	15,402	15,983
Securities lodged in guarantee for advances ex Law 588/96 (nominal value)	13,919	14,490
• securities purchased with advances received from the Bank of Italy	13,391	13,841
• securities of Banco di Napoli (**)	528	649

(*)            These operations are included among memorandum accounts as authorised by the Bank of Italy. The advance of € 15,983 million, granted on 27 December 2000, expired on 27 December 2001, while those granted at the end of 2001, for € 15,402 million, will expire on the following due dates: € 1,660 million on 1/5/2002, € 1,487 million 1/9/2002 and € 12,255 million on 27/12/2002.

(**)     The book value at 31 December 2001 of the Banco’s securities in guarantee for the advance received from the Bank of Italy totals € 511.7 million (€ 614.1 million at 31 December 2000): € 344.7 million is included in the investment portfolio and € 166.9 million in the dealing portfolio.

Changes in the loans to be restored ex Law 588/96 (*)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a. Opening balance	1,376	1,264
b. Changes
1. Coverage of Sga’s losses (**)	507	714
2. Interest income on the securities purchased with the funds advanced by the Bank of Italy	-1,226	-749
3. Interest expense on advances from the Bank of Italy	169	97
4. Interest accrued on the “Loans to be restored” account	46	50
5. Other changes (***)	-32	—
Total	840	1,376

(*)                               The statement of income of Banco di Napoli only shows interest accrued on the “Loans to be restored” account.

(**)                        Of which € 227.7 million relating to the loss for the second half of 2000 covered in April 2001 and € 278.8 million to cover the loss as at 30 June 2001 made in October 2001.

(***)                 These refer to the assignment to Banco by the Ministry of Finance of the net proceeds of the sale in 1997 of 60% of the bank by the Ministry to BN Holding, set up by INA and BNL, pursuant to Law 588/96.

Financial flows accruing on advances received from the Bank of Italy and securities lodged in guarantee ex Law 588/96 (*)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Interest expense on advances from the Bank of Italy	-2	-2
Coupons falling due on securities purchased with advances received from the Bank of Italy	220	254
Total	218	252

(*)       The amounts refer to the portions accruing in the respective years.

Accrued income and prepaid expenses (caption 160)

Analysis of caption 160 “Accrued income and prepaid expenses” (table 5.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Accrued income
• income from derivative contracts	744	1,078	-31.0
• interest from loans to customers	627	774	-19.0
• interest on securities	321	377	-14.9
• bank interest	87	177	-50.8
• other	92	60	+53.3
Prepaid expenses
• commission on placement of securities and mortgage loans	169	28	n.s.
• charges on derivative contracts	45	55	-18.2
• discounts on bond issues	31	27	+14.8
• other	75	85	-11.8
Total	2,191	2,661	-17.7

Other information

Distribution of subordinated assets (table 5.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Due from banks	40	41	-2.4
b) Loans to customers	9	33	-72.7
c) Bonds and other debt securities	194	114	+70.2
Total	243	188	+29.3

Subordinated loans to customers and amounts due from banks refer mainly to loans made to Group companies. Subordinated bonds and other debt securities refer mainly to issues by prime banking institutions.

SECTION 6 - PAYABLES

Total Group deposits and other sources of funds are detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Due to banks (caption 10)	27,922	29,596	-5.7
Due to customers (caption 20)	65,845	64,718	+1.7
Securities issued (caption 30)	40,839	39,338	+3.8
Public funds administered (caption 40)	100	88	+13.6
Total	134,706	133,740	+0.7

Due to banks (caption 10)

Deposits taken from banks are analysed as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Due to central banks
• repurchase agreements and securities borrowed	1,275	2,607	-51.1
• other deposits from the Italian Exchange Office	127	54	+135.2
• other deposits from central banks	1,149	1,081	+6.3
• advances	—	25	-100.0
Due to banks
• deposits	14,105	16,541	-14.7
• repurchase agreements and securities borrowed	4,061	2,559	+58.7
• medium and long-term loans from international bodies	4,621	4,542	+1.7
• current accounts	1,227	767	+60.0
• other	1,357	1,420	-4.4
Total	27,922	29,596	-5.7

Detail of “Due to banks” (table 6.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Repurchase agreements	5,221	5,049	+3.4
b) Securities borrowed	115	117	-1.7

Loans from international bodies include loans used by the Group to finance investment projects in industrial sectors and in public utility services.

Due to customers and Securities issued (captions 20 and 30)

Funds obtained from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Due to customers
• current accounts	40,330	38,531	+4.7
• repurchase agreements and securities borrowed	9,133	7,944	+15.0
• deposits	13,394	14,865	-9.9
• short-term payables relating to special management services carried out for the government	663	751	-11.7
• other (*)	2,325	2,627	-11.5
Securities issued
• bonds	27,695	26,589	+4.2
• certificates of deposit	8,346	8,888	-6.1
• bankers’ drafts	651	738	-11.8
• other securities	4,147	3,123	+32.8
Total	106,684	104,056	+2.5

(*)       Essentially comprises short positions on securities taken as part of stockbroking activities.

Detail of “Due to customers” (table 6.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Repurchase agreements	9,009	7,665	+17.5
b) Securities borrowed	124	279	-55.6

No bonds convertible into own shares or into shares of other companies have been issued, nor securities and similar items or management shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and other public agencies. These funds are analysed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Funds provided by the State	42	54	-22.2
Funds provided by regional public agencies	19	20	-5.0
Other funds	39	14	+178.6
Total	100	88	+13.6
of which: funds with risk borne by the government under Law 19 of 2/6/87	12	13	-7.7

Other information relating to payables

Information regarding the distribution of deposits by geographical area, degree of liquidity and currency is reported in Part B, Section 11 of these notes.

SECTION 7 - PROVISIONS

The provisions of the Group are detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Provisions for termination indemnities (caption 70)	734	743	-1.2
Provisions for risks and charges (caption 80)
• pensions and similar commitments (caption 80.a)	43	1,128	-96.2
• taxation (caption 80.b)	901	1,230	-26.7
• other (caption 80.c)
• provisions for guarantees and commitments	63	52	+21.2
• provisions for other risks and charges	1,016	1,154	-12.0
• provisions for other personnel charges	448	259	+73.0
Reserve for possible loan losses (caption 90)	41	35	+17.1
Total	3,246	4,601	-29.5

Provisions for termination indemnities (caption 70)

Changes in the reserve for termination indemnities during the year	(€/mil)

Opening balance	743
Increases
• provisions	73
• employment contract acquisition	—
• other changes	—
Decreases
• advances allowed under Law 297/82	7
• indemnities to employees leaving the Group	64
• transfers	—
• other changes (*)	11
Closing balance	734

(*)       This refers mainly to the exclusion from the line-by-line consolidation of SIM BancoNapoli & Fumagalli Soldan S.p.A. and Datitalia S.p.A..

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in the reserve for pensions and similar commitments during the year	(€/mil)

Opening balance	1,128
Increases
• provisions (1)	29
• other (2)	5
Decreases
• utilisations	47
• other (3)	1,072
Closing balance	43

(1)       This includes for € 26 million Banco di Napoli’s provision relating to the period preceding the transfer of the balance to the provision for supplementary pension fund of its personnel.

(2)       This amount refers to Banco di Napoli and concerns a reclassification from the provision for other personnel charges.

(3)       This refers to the balance of Banco di Napoli’s provision being transferred during the year to entity called “Fondo per la previdenza complementare dei dipendenti del Banco di Napoli” (Banco di Napoli Staff Pension Fund).

As at 31 December 2001, this provision refers entirely to funds provided by the Parent Bank to cover supplementary pension liabilities for former IMI S.p.A. personnel already in retirement. The adequacy of the technical reserves of the fund, which can be considered an “internal” pension fund, is calculated annually based on the valuations of an independent professional actuary. After the provision of € 3 million charged to the year by the Parent Bank, the technical reserves seem adequate to cover the estimated commitments.

Pensions and similar commitments at 31 December 2000 included € 1,085 million of the supplementary pension balance destined to cover commitments of Banco di Napoli. At 30 July 2001 the amount corresponding to the accounting value of the Banco’s reserve was transferred to an newly constituted foundation called “Fondo di previdenza complementare per personale del Banco di Napoli” (Banco di Napoli Staff Pension Fund).

Taxation (caption 80.b)

Changes in the reserve for taxation during the year

(€/mil)

	Current tax liabilities	Deferred tax liabilities	Total

Opening balance	996	234	1,230
Increases
• provision for current income taxes	345	93	438
• transfer from the reserve for deferred taxation	48	—	48
• other changes (*)	10	8	18
Decreases
• payment of income taxes	720	—	720
• transfer to current taxes	—	48	48
• other changes	49	16	65
Closing balance	630	271	901

(*)       Other changes include exchange adjustments to reserves denominated in currencies other than the Euro.

The taxation reserve is to cover current income taxes and actual and potential fiscal disputes (€ 630 million), including local taxes payable by foreign branches, as well as deferred taxes (€ 271 million).

As regards fiscal disputes, it should be noted that the subsidiary Fideuram Vita is in dispute with the tax authorities regarding the years from 1985 to 1987. The years 1988, 1989 and 1990 have been settled thanks to the favourable verdict pronounced by the Regional Tax Commission regarding disputed items in those years. The verdict was deposited on 27 July 2000 and the tax authorities did not appeal against it before the legal deadline.

Regarding the years 1985, 1986 and 1987, the company obtained a favourable judgement in the first degree, but decisions that were substantially unfavourable in the subsequent two degrees. However, Fideuram Vita has appealed to the Supreme Court, as it is still confident that the case can be won. If, on the other hand, the current adverse trend is confirmed, the potential liability for the company would be minimal, but it would become significant (albeit covered by existing reserves) if subsequent open years (from 1996 onwards) were also contested for the same reason. Based on expert opinions, and taking into account the positive evolution of the dispute and the fact that the case involves a practice that is universally applied by the whole of the insurance industry, the subsidiary has not made any specific provision for this risk.

Deferred tax assets and liabilities recorded in the consolidated financial statements relate to timing differences between the accounting and fiscal value of assets and liabilities accrued in 2001 and in prior years for which it is deemed likely that a tax liability will be incurred in the future (in the case of deferred tax liabilities) or which will most likely be recovered (in the case of deferred tax assets). Deferred taxation has been estimated by each Group company and it has also been estimated on preparation of the consolidated financial statements for the tax effect of those entries typical of the consolidation process.

Detail of deferred tax liabilities

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Deferred tax liabilities charged to the statement of income:	121	81	+49.4
• on the earnings of subsidiary companies (*)	7	51	-86.3
• other	114	30	n.s.
Deferred tax liabilities charged to shareholders’ equity:	150	153	-2.0
• on Parent Bank reserves:	139	143	-2.8
Reserve for general banking risks	110	114	-3.5
Other reserves - Reserve ex Law 169/83	4	4	—
Other reserves - Reserve ex Legislative Decree 213/98	25	25	—
• on reserves of other subsidiaries	11	10	+10.0
Total	271	234	+15.8

(*)       The item relates to the tax charge to be borne at the moment of distribution of the earnings from subsidiaries.

Changes in deferred tax liabilities charged to the statement of income

Changes in deferred tax liabilities (Bank of Italy instructions dated 03.08.99)	(€/mil)

1. Opening balance	81
2. Increases
2.1 Deferred tax liabilities arising during the year	93
2.2 Other increases	7
3. Decreases
3.1 Deferred tax liabilities reversing during the year	44
3.2 Other decreases	16
4. Closing balance	121

“Deferred tax liabilities arising during the year” relate principally to:

•                  deferred taxes of the Parent Bank on dividends booked in accordance with the new principle of accruing the extra amounts compared with the tax credits recognized on the dividends themselves (€ 21 million). This difference is equal to the estimated portion of the limited tax credits on dividends from Italian companies that is considered unrecoverable, as well as the deferred taxes on foreign dividends;

•                  provisions relating to net deferred taxes on capital gains taxable in more than one year (€ 44 million);

•                  deferred taxes relating to provisions recorded solely for fiscal purposes by subsidiaries and reversed in the consolidated financial statements (€ 21 million).

Changes in deferred tax liabilities charged to shareholders’ equity

Change in deferred tax liabilities (Bank of Italy instructions dated 03.08.99)	(€/mil)

1. Opening balance	153
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	1
3. Decreases
3.1 Deferred tax liabilities reversing during the year	4
3.2 Other decreases	—
4. Closing balance	150

The deferred tax liabilities reversed during the year relate to the utilization by the Parent Bank of the reserve for deferred taxation on the reserve for general banking risks to cover loan losses incurred during the year, but which are not immediately deductible for tax purposes.

Detail of deferred tax assets

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Deferred tax assets credited to the statement of income:
• adjustments to the value of loans	436	617	-29.3
• provision for future charges	472	485	-2.7
• adjustments to the value of securities, equity investments and property	551	48	n.s.
• tax losses to be carried forward	191	97	+96.9
• other	31	23	+34.8
Total	1,681	1,270	+32.4

Changes in deferred tax assets credited to the statement of income

Changes in deferred tax assets (Bank of Italy instructions dated 03.08.99)	(€/mil)

1. Opening balance	1,270
2. Increases
2.1 Deferred tax assets arising during the year	843
2.2 Other increases	—
3. Decreases
3.1 Deferred tax assets reversing during the year	414
3.2 Other decreases (*)	18
4. Closing balance	1,681

(*)       Other decreases include changes due to estimates of future tax rates, often due to amendments to tax regulations introduced during the year, which, among other things, froze at 30 June 2001 the calculations based on the Dual Income Tax (DIT) mechanism.

Information as per CONSOB Communication 1011405 of 15 February 2001

Tax benefits under Decree Law 153 of 17/5/99 (Ciampi Law)

Decree Law 153 of 17 May 1999 - known as the “Ciampi Law” - on the concentration of banks and banking groups, provides for tax at a reduced rate of 12.50% on income allocated to a special reserve up to a maximum amount of 1.2% of the difference between receivables and payables of all of the banks taking part in such operations and the equivalent figures of the largest bank involved in the concentration. The resulting figure then has to be spread over five years.

In December 2001, the European Commission informed the Italian Government of its decision C (2001) 3955, declaring the tax benefits under the Ciampi Law incompatible with Community principles. The Italian Government has appealed against the decision to the Luxembourg Court of Justice; in coordination with the Government, ABI (the Italian Bankers’ Association), together with the banks concerned, also approached the first level of the Tribunal.

The tax benefit in question was suspended, with effect from the financial year 2001, with the provision approved by the Council of Ministers, on 11 April 2002. Thus, current and deferred taxes have been determined without taking account of the reliefs concerned.

Provisions for risks and charges - Other provisions (caption 80.c)

Analysis of caption 80.c “Provisions for risks and charges - Other provisions” (table 7.3 B.I.)

(€/mil)

	Guarantees and commitments	Other risks and charges		Other personnel charges		Total
Opening balance	52	1,118	(1)	295	(1)	1,465
Increases
• provisions	14	113		215	(2)	342
• other	—	10		23	(3)	33
Decreases
• revaluation of guarantees	2	—		—		2
• coverage of charges deriving from legal disputes and other	—	59		4		63
• used to cover long-service bonuses and other payments	—	—		32		32
• other	1	166		49	(4)	216
Closing balance	63	1,016		448		1,527

(1)       With respect to figures as at 31 December 2000 a reclassification of € 36 million from the “provision for other risks and charges” to the “provision for other personnel charges” has been made based on a better specification of the type of risk.

(2)       This caption mainly reflects provisions made by the Parent Bank (€ 49 million) and by Banco di Napoli (€ 163 million). The provision by Banco di Napoli includes (€ 114 million) the posting, classified among extraordinary expenses, taken against an updated revision of the total estimate for risks and charges wich could arise at Banco di Napoli concerning supplementary pensions. The updated revision of the amount of the potential charges provided for has been determined by Banco di Napoli in the light of available information, the complicated legal situation and the procedures which may be adopted.The provision concerned is made against the probability of confirmation of negative events connected to the guarantee extended by the Banco to the supplementary pension Fund against possible resources required, possible compensation amounts to be made when the charges of the Banco for personnel in pension after 1 January 1999 are determined (in addition to the amounts set aside in previous years) and, finally, the sentence of the Court of Cassazione in July 2001 concerning the disputs, in course in previous years, which originated from the amendment, after D.Lgs. 503/1992.

(3)       The other changes, made solely by the Parent Bank, relate to the reclassification to the provision for risks and charges of possible liabilities for staff bonuses (€ 17 million), for self-insurance of accidents to the staff (€ 1 million) and for other potential charges that could arise in the future (€ 5 million).

(4)       The other decreases include € 24 million for the supplementary pensions of the personnel of the Banco di Napoli transferred during the year to the Banco di Napoli Staff Pension Fund.

Provisions for guarantees and commitments, € 63 million, cover expected losses in respect of guarantees and, more generally, the contingencies associated with the Group’s guarantees and commitments.

Other provisions for risks and charges amounting to € 1,016 million include:

•   the Parent Bank for:

•             € 117 million of possible charges in connection with the possible renegotiation of mortgage loans, by way of a specific provision calculated on the basis of the parameters currently available;

•             € 163 million of provisions against estimated losses on legal disputes and, more specifically, on claims from bankruptcy liquidators. They also cover possible charges in connection with guarantees given on the sale of equity investments, and those connected with the commitment to support the Interbank Deposit Guarantee Fund and with other potential liabilities;

•    Banco di Napoli for:

•             € 330 million relating to the bank reorganization;

•             € 184 million of provisions against estimated losses on legal disputes and, more specifically, on claims from bankruptcy liquidators;

•             € 19 million, for potential charges deriving from the possible renegotiation of mortgage loans as a specific provision, as well as to strengthen other provisions against possible losses, in particular charges which could arise following the dispute for the renegotiation of interest rates and conditions on mortgages according to the recent instructions issued on these matters;

•             € 46 million of other expenses;

•             other subsidiaries for € 157 million, mainly due to risks, also of a commercial or operational nature, connected with the distribution of financial products.

The provision for other personnel charges, € 448 million, includes:

•             the Parent Bank for:

•             € 112 million relating to provisions made by the Parent Bank, on the basis of independent actuarial appraisals, to cover the technical deficit of its supplementary pension fund, an independent entity, which integrates the compulsory pension fund;

•             € 25 million for staff bonuses authorized by the Board of Directors, including the discretionary portions of the productivity bonus;

•             € 16 million provided to the technical reserves, determined on the basis of mathematical and actuarial criteria, designed to cover long-service bonuses to the Bank’s employees;

•             € 17 million of other provisions made for personnel provisions by the Parent Bank, in favour of personnel (€ 7 million), leaving incentives (€ 9 million) and possible contributions for personnel taken on as the result of a merger (€ 1 million);

•     Banco di Napoli for:

•      € 145 million relating to charges and provisions to supplementary pensions;

•      € 80 million referring to work disputes;

•      € 25 million referring to bonuses for employees;

•      € 16 million of other contractual charges;

•     € 12 million of provisions of other subsidiaries.

Information as per CONSOB Communication 1011405 of 15 February 2001

Low-interest mortgage loans

Law 133/99, implemented by Ministerial Decree 110/2000 (against which there is an appeal outstanding before the Regional Administrative Tribunal of Lazio, as well as before the equivalent tribunals in the other regions involved) obliged banks to revise their interest rates, on the request of the borrowers or loan subsidizing entities, on mortgages paid totally or partially by the public sector;

Given that this rule does not prescribe a “threshold interest rate”, art. 145. 62 of the Budget Law 2001 made it clear that the renegotiation interest rate “is to be intended as the actual average overall rate on home mortgage loans currently being repaid”. The Treasury Ministry issued guidelines on identifying the types of loans to be analysed to establish a renegotiation interest rate and the Bank of Italy issued instructions on how these guidelines should be applied.

This analysis has now been completed, while the regulatory process is not yet ended with the expected Treasury decree establishing the renegotiation interest rate.

Given that the general picture still has to be defined, we have taken account of the Bank of Italy and estimated the potential cost at € 126 million (€ 108 million for the Parent Bank) of which: € 82 million for the period 1 July 1999 – 31 December

2000 (€ 70 million for the Parent Bank) and € 44 million for 2001(€ 38 million for the Parent Bank), which is adequately covered by the provision for other risks and charges. In the years after 2001 the negative impact on the statement of income will progressively decline following the expiry of outstanding mortgage loans.

Low-interest agricultural mortgage loans

Art. 128 of Law 388/2000 (Budget Law 2001) gave borrowers the possibility to renegotiate outstanding repayments at the current rates on interest-assisted loans, which are now more favourable. Renegotiation is subject to a ministerial decree with the rules on implementation, which has still not been issued.

Fixed-rate unsubsidized mortgage loans (usury)

On 27 February 2001 the Decree 394 of 29/12/00 concerning usury has been converted into law. This provision concerning fixed-rate unsubsidized mortgage loans, which is applicable to instalments expiring after 2 January 2001, laid down an obligation to renegotiate outstanding loans on the basis of a “substitute rate” set at 9.96% for mortgage loans of households and companies, reduced to 8% for mortgage loans up to 150 million lire for the purchase of the primary residence (provided it is not considered a luxury home).

During 2001, steps were taken to adjust the rate on all loans affected by this law automatically to 9.96%. As regards mortgage loans of up to 150 million lire to buy a non-luxury first home, the renegotiated rate was reduced even further to 8% on the basis of autocertification produced by the borrowers. The expenses for 2001 were booked as a reduction to net interest income for € 21 million (of which € 18 million attributable to the Parent Bank); in addition, € 3 million of the provision for other risks and charges remains against mortgage loans still potentially renegotiable at 8%, for which the related documentation has still not been submitted.

The latest intervention on this matter was by the Constitutional Court: on 25 February 2002 it passed sentence declaring that art. 1.2 of Decree Law 394/2000 was unlawful in the part where it laid down that the new interest rate was to be applied to the instalments that fell due after 2 January 2001, rather than to those that fell due on the day that the Decree Law came into effect (31 December). The higher charge deriving from the renegotiation of instalments expiring between 31 December 2000 and 2 January 2001 has been put at € 7 million (of which € 6 million pertaining to the Parent Bank), and has been provided for in the provision for other risks and charges.

Anatocism (interest on interest)

Judgement 425 of the Constitutional Court of 17 October 2000 established that the transitional rule laid down by art. 25 of the legislative decree 342/99, which declared clauses in bank contracts signed before the adjustments introduced by the decree permitting the capitalization of interest “valid and effective”, was unconstitutional.

However, such judgement did not discuss the legitimacy of quarterly capitalization, merely stating that capitalization was unconstitutional for formal reasons regarding the excess of power of attorney in contrast with art. 76 of the Constitution. In addition, the matter does not involve contracts stipulated after 22/04/2000, when the new instructions imposing the same calculation period for interest income and expense became effective.

In any event, the legal reasons of previously signed contracts remain unprejudiced, as fundamental for the legitimacy of the quarterly capitalization and aimed at contrasting the recent judgements of the Supreme Court which, by changing the previous consolidated law of the same Court, did not recognize the existence of a regulatory use in this matter, thus nullifying the clause in question.

The matter is still under debate and the outcome is uncertain: in fact, there are recent pronouncements which confirm the legality of quarterly capitalization clauses from various aspects, dissenting from the decisions of the Supreme Court. There have not been any significant changes in the legal situation compared with last year, so in general terms the overall value of the lawsuits that have arisen to date continues to be immaterial. In the light of current jurisprudence, and taking into account the current situation of lawsuits pending, no liability is foreseeable as of now. As of 31 December 2001, however, potential future risks on outstanding disputes are adequately covered by provisions.

Reserve for possible loan losses (caption 90)

Changes during the year in “Reserves for possible loan losses” (table 7.2 B.I.)	(€/mil)

A. Opening balance	35
B. Increases
B1. provisions	11
B2. other changes	—
C. Decreases
C1. releases	3
C2. other changes	2
D. Closing balance	41

This caption reflects provisions made by certain subsidiaries to cover lending risks - including risks deriving from derivatives transactions; these risks are only potential, so the reserve is not set off against asset balances.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

This section comments on the following balance sheet captions:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Shareholders’ equity
• capital (caption 150)	3,932	3,931	—
• additional paid-in capital (caption 160)	22	18	+22.2
• reserves (caption 170)
• legal reserve	793	793	—
• reserve for own shares	304	739	-58.9
• other reserves	1,739	850	+104.6
• revaluation reserves (caption 180)	9	9	—
• reserve for general banking risks (caption 100)	356	355	+0.3
• negative goodwill arising on consolidation (caption 120)	—	—	n.s.
• negative goodwill arising on application of the equity method (caption 130)	118	63	+87.3
• net income for the year (caption 200)	1,203	1,292	-6.9
Group interest in shareholders’ equity	8,476	8,050	+5.3
Own shares (asset caption 140)	304	739	-58.9
of which: own shares held by the Parent Bank (*)	294	697	-57.8
Minority interests (caption 140)	698	715	-2.4
Subordinated liabilities (caption 110)	5,607	5,158	+8.7

(*)       In the reclassified consolidated balance sheet, the Parent Bank’s own shares are shown as an adjustment to the consolidated shareholders’ equity, while other own shares are included in the dealing portfolio.

Group interest in consolidated shareholders’ equity

Capital and equity reserves (captions 150, 160, 170 and 180)

Capital, additional paid-in capital, the legal reserve reflect the amounts reported in the financial statements of the Parent Bank; “Other reserves” comprise the remaining reserves of the Bank and the changes in the Group’s interest in the shareholders’ equity of consolidated companies.

As part of the 1999/2001 stock option plan, 422,916 subscription options for new shares were exercised during the year. This brought a capital increase of € 1 million, booking additional paid-in capital of € 4 million. As of 31 December 2001 the share capital amounts to € 3,932,435,119.2 made up by 1,404,441,114 ordinary shares with a par value of € 2.8 each.

The “Reserve for own shares” was established by the Parent Bank and the subsidiary Banca d’Intermediazione Mobiliare IMI S.p.A. in relation to the year-end stock of SANPAOLO IMI shares. More specifically, own shares of the Parent Bank held by said subsidiary is mainly in connection with dealing activities, essentially to hedge FIB 30 futures and options. The reserve, formed using the portion of reserves specifically destined for this purpose, is offset by a matching balance in asset caption 140 “Own shares”.

The “Revaluation reserves” reflect property revaluation carried out during 2000, pursuant to Law 342 of 21 November 2001 by the subsidiary Banca Fideuram, net of € 3 million attributed to minority interests and shown under “minority interests” (see Part B – Section 4).

Reserve for general banking risks (caption 100)

The reserve for general banking risks reflects the reserve shown in the financial statements of the Parent Bank, € 336 million, and the reserves set up by certain subsidiary companies, € 20 million.

Negative goodwill arising on application of the equity method and on consolidation (liability captions 120 and 130)

Analysis of caption 120 “Negative goodwill arising on consolidation”

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Negative goodwill arising on first-time line-by-line consolidation	952	952	—
Goodwill arising on consolidation:	-952	-952	—
• Banco di Napoli Group	-854	-854	—
• Cassa di Risparmio di Firenze (*)	-98	-98	—
Total	—	—	n.s.

(*)       To integrate the amount of € 75 million to offset all of the negative goodwill arising on first-time consolidation using the equity method (see the following table).

Analysis of caption 130 “Negative goodwill arising on application of the equity method”

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Negative goodwill arising on first-time consolidation using the equity method	75	75	—
Goodwill for the year: Cassa di Risparmio di Firenze	-75	-75	—
Changes in shareholders’ equity after first-time consolidation (*)	118	63	+87.3
Total	118	63	+87.3

(*)       This caption represents the Group’s portion of the increase in shareholders’ equity of investments recorded after the first consolidation. It is mainly attributable to companies operating in the insurance segment.

Asset captions “90. Goodwill arising on consolidation” and “100. Goodwill arising on application of the equity method” are commented on in Part B – Section 5 “Other assets”.

Own shares (asset caption 140)

This caption represents SANPAOLO IMI shares held by the Parent Bank and by other Group companies. More specifically as of 31 December 2001, SANPAOLO IMI S.p.A. had 17,080,403 own shares in portfolio (total par value of € 48 million) carried at a cost of € 294 million (€ 17.2 per share with respect to an average price in the second half of 2001 of € 12.55).

Own shares held by the Parent Bank are carried at cost as they are considered a long-term investment, also because of the main reason for which they have been purchased: namely for extraordinary financial transactions (mergers, spin-offs, share exchanges, etc.). In fact, all of the shares held at the end of 2001 will be used to service the share exchange involved in the merger with Cardine, in accordance with the merger prospectus, which establishes that SANPAOLO IMI can use own shares for this purpose up to a maximum of 70,000,000.

Taking account of the fact that the purpose of the exchange of own shares as part of the merger with Cardine represents for the Parent Bank a way of achieving a medium-term strategic objective, in line with the shares’ inherent nature as a long-term financial investment, we decided that it was not necessary to write them down to market, as the difference is not considered a permanent impairment of value, also bearing in mind that the normal average yield on the shares foreseen by the Group is unlikely to change significantly.

It is also worth mentioning that under resolutions passed by the Board of Directors, the Parent Bank is expected to use own shares to service both the staff incentive plans and the stock option plan reserved for the Managing Directors and the Chairman. The own shares to be used for these purposes will be bought in subsequent years than the one to which these financial statements refer.

At the end of the year, another 815,564 SANPAOLO IMI S.p.A. shares were held in the portfolio of Banca IMI for dealing purposes, as mentioned earlier; they are therefore shown at their market value of € 10 million.

Deferred taxation on reserves in suspense for tax purposes

The deferred taxation that refers to shareholders’ equity items was booked at the end of 1998 by the Parent Company to the following captions:

•                  Reserve for general banking risks;

•                  Reserve ex Law 169/83;

•                  Reserve ex D.Lgs. 213/98.

As regards the Reserve for general banking risks, deferred taxes have been recorded in connection with the probability of loan losses, which given the fiscal nature of the reserve, would not be immediately deductible. This reserve is an equity item that would be taxable however it is used.

Deferred taxes have been charged on the Reserve ex Law 169/83 because of the various circumstances in which it can be taxed. This reserve is unrestricted for statutory purposes and would be taxed not only in the event of distribution, but also if used in certain other ways.

Deferred taxes have also been booked for the Reserve ex art. 21 of D.Lgs. 213/98. At the end of ‘98, deferred taxes were calculated on the net exchange differences that arose on translation of the equity investments expressed in Euro-participating currencies.

The deferred taxation on these equity items has been booked to specific reserves. Movements and balances are shown in Section 7 of these Explanatory Notes.

For completeness sake, we would also point out that the other items in the Parent Bank’s equity that are in suspense for tax purposes, namely the Share Capital (€ 631 million), the Legal Reserve (€ 268 million), the Reserve ex Law 218/90 (€ 80 million) and the Reserve ex D.Lgs. 124/93 (€ 3 million) and the Reserve ex Law 153/99 (€ 641 million) are taxable solely if distributed. Given the extent to which these items are restricted, no deferred taxes have been calculated on them, as the events that might give rise to them being taxed are not expected to take place in the foreseeable future.

Minority interests (liability caption 140)

As of 31 December 2001, the portion of minority interests totalling € 698 million essentially relates to the quota attributable to minority shareholders of the Banca Fideuram, NHS - Nuova Holding SANPAOLO IMI and Banco di Napoli.

A statement of changes in consolidated shareholders’ equity is attached to these notes, together with a reconciliation of the Bank’s net income and shareholders’ equity and the corresponding consolidated amounts.

Shareholders’ equity for supervisory purposes

In accordance with Bank of Italy instructions on disclosure, the composition of regulatory capital and an analysis of the prudent supervisory requirements are given in the table below. The final estimates will be relayed to the Supervisory Body following approval of these financial statements:

Category/value	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
A. Shareholders’ equity for supervisory purposes
A.1 Tier 1 capital	7,656	6,868	+11.5
A.2 Tier 2 capital	3,552	3,257	+9.1
A.3 Items to be deducted	-1,740	-1,259	+38.2
A.4 Shareholders’ equity for supervisory purposes	9,468	8,866	+6.8
B. Minimum regulatory requirements
B.1 Lending risk	7,771	7,604	+2.2
B.2 Market risk	642	647	-0.8
of which:
• risks on dealing portfolio	595	607	-2.0
• exchange risks	47	40	+17.5
• concentration risks	—	—	n.s.
B.2.1 Tier 3 subordinated loans	610	601	+1.5
B.3 Other minimum requirements	43	41	+4.9
B.4 Total minimum requirements	8,456	8,292	+2.0
C. Risk assets and capital-adequacy ratios
C.1 Risk-weighted assets (*)	105,700	103,650	+2.0
C.2 Tier 1 capital/risk weighted assets	7.2%	6.6%
C.3 Regulatory capital/risk weighted assets (**)	9.5%	9.1%

(*)            Total regulatory requirements multiplied by the recovery of the minimum compulsory ratio for lending risk (12.5).

(**)     In accordance with the Bank of Italy’s letter no. 10155 of 3 August 2001, tier 3 subordinated loans are considered a component of overall capital for the purpose of calculating the total risk ratio.

Subordinated liabilities (caption 110)

Loan	Amount in the financial statements as of 31/12/01	Amount in original currency	Interest rate		Issue date	Maturity date		Amount in the financial statements as of 31/12/00
	(€/mil)	(million)						(€/mil)
Preferred Securities in Euro	1,000	1,000	8.126	% (a)	10/11/2000		(b)	1,000
Total innovative capital instruments (Tier 1)	1,000							1,000
Notes in Luxembourg francs (c)	—	1,000	7.63%		09/07/1993	09/07/2001		25
Notes in US dollars (c)	188	165	floating		12/07/1993	30/07/2003		178
Notes in US dollars (c)	101	89	floating		24/09/1993	24/09/2003		86
Notes in US dollars (c)	107	94	floating		30/11/1993	30/11/2005		101
Notes in Canadian dollars (c)	107	151	floating		10/11/1993	10/11/2003		108
Notes in Euro (c)	356	362	floating		30/06/1994	30/06/2004		356
Notes in Italian lire	17	35,725	floating		15/06/1993	15/06/2003		29
Notes in Italian lire	25	48,820	floating		15/10/1993	15/10/2003		36
Notes in Euro	146	150	5.75%		15/09/1999	15/09/2009		150
Notes in Euro (c)	27	27	floating		30/12/1996	20/01/2002		27
Subordinated loan in US dollars	113	100	floating		15/09/1993	15/09/2003		108
Subordinated loan in US dollars	—	10	floating		25/03/1991	25/03/2001		11
Subordinated loan in Italian lire	26	50,000	5.10%		01/06/1998	01/06/2003		39
Subordinated loan in Italian lire	62	120,000	5.30%		01/01/1998	01/01/2003		93
Subordinated loan in Italian lire	57	112,000	floating		01/02/1998	01/02/2003		87
Subordinated loan in Euro	500	500	6.38%		06/04/2000	06/04/2010		500
Subordinated loan in Euro	350	350	floating		06/04/2000	06/04/2010		350
Subordinated loan in Euro	1,000	1,000	floating		27/09/2000	27/09/2010		1,000
Subordinated loan in Euro	300	300	5.55%		31/07/2001	31/07/2008		—
Subordinated loan in Euro	200	200	5.16%		02/10/2001	02/10/2008		—
Subordinated loan in Euro	200	200	floating		01/10/1999	01/10/2009		200
Subordinated loan in Euro	106	150	floating		12/10/1999	12/10/2009		65
Subordinated loan in Euro	8	8	floating		22/12/2000	22/12/2010		8
Subordinated loan in Euro	1	1	3.75%		20/09/2001	20/09/2006		—
Total subordinated liabilities (Tier 2)	3,997							3,557
Subordinated loan in Euro	460	466	5.63%		03/10/2000	03/04/2003		456
Subordinated loan in Euro	150	150	floating		06/11/2000	06/05/2003		145
Total Tier 3 subordinated liabilities	610							601
Total	5,607							5,158

(a)       The remuneration of the preferred securities is fixed at 8.126% up to 10 November 2010. After that date, a floating coupon will be paid at 12 months Euribor increased by 350 b.p..

(b)       The securities cannot be redeemed. Only SANPAOLO IMI has the right to redeem the Notes, totally or partially, and this right can be exercised after November 10, 2010.

(c)        These are issues made on a fiduciary basis against deposits of the Parent Bank’s Nassau branch.

During the year new subordinated loans have been issued for € 501 million, of which € 500 million by the Parent Bank under the form of Tier 2 subordinated loans to finance Group investments.

Subordinated liabilities not included in the calculation of regulatory capital amount to € 432 million, excluding Tier 3 subordinated loans.

Preferred Securities, which are attributable to Tier 1 capital, satisfy the following requirements:

•                  the securities are not redeemable, the issuer’s redemption right, if any, cannot be exercised during the first 10 years after issuance; redemption has to be authorized in advance by the Bank of Italy;

•                  the contract provides for the possibility of suspending interest payments on the securities, even partially, if the Parent Company directly controlling the issuer did not distribute dividends during the previous year;

•                  dividends cannot be accumulated in subsequent years;

•                  in the event of the liquidation of SANPAOLO IMI, the holders of securities can only be reimbursed after all other subordinated and non-subordinated creditors have been paid.

Contractually, subordinated loans included in Tier 2 may not be redeemed prior to maturity, nor converted into capital or any other type of liability. In particular, such contracts lay down that:

•                  early redemption can only take place on the issuer’s initiative and with Bank of Italy authorization;

•                  the duration exceeds 5 years;

•                  in the event that the issuer is put into liquidation, these subordinated loans can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

The Tier 3 subordinated loans, which are deducted from the capital requirements for market risks, meet the following conditions:

•                  the original duration is not less than 2 years;

•                  the payment of interest and principal is suspended if the capital requirements of SANPAOLO IMI should fall below 7% on an individual basis or 8% on a consolidated basis.

•                  in the event that the issuer is put into liquidation, these subordinated loans can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Other information on subordinated liabilities

Information regarding the distribution of subordinated liabilities, by geographical area, currency and maturity, is provided in Part B, Section 11 of these notes.

SECTION 9 - OTHER LIABILITIES

Liability captions 50 and 60 comprise the following:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Other liabilities (caption 50)	15,590	17,420	-10.5
Accrued expenses and deferred income (caption 60)	2,162	3,114	-30.6
Total	17,752	20,534	-13.5

Other liabilities (caption 50)

Analysis of caption 50 “Other liabilities” (table 9.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Valuation of derivatives on interest rates and stockmarket indices	3,846	3,967	-3.1
Unprocessed transactions	2,266	2,890	-21.6
Counterparty of valuations of foreign currency derivatives contracts	1,874	714	+162.5
Amounts available for third parties	1,755	3,024	-42.0
Tax payments accounts	1,019	1,231	-17.2
Amounts in transit with branches	803	986	-18.6
Other items derivative contracts	700	1,275	-45.1
Non-liquid balances from portfolio transactions	374	13	n.s.
Due to the tax authorities	274	340	-19.4
Premiums collected on options sold	259	322	-19.6
Amounts due to employees	170	241	-29.5
Deposits guaranteeing agricultural and construction loans	33	37	-10.8
Items relating to securities transactions	31	17	+82.4
Transactions by foreign branches	17	47	-63.8
Amounts payable due to settlement value date	9	367	-97.5
Other	2,160	1,949	+10.8
Total	15,590	17,420	-10.5

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “Accrued expenses and deferred income” (table 9.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Accrued expenses
• interest on securities issued	693	989	-29.9
• charges on derivative contracts	681	977	-30.3
• interest on amounts due to banks	162	253	-36.0
• payroll and other operating costs	124	81	+53.1
• interest on amounts due to customers	102	184	-44.6
• other	49	271	-81.9
Deferred income
• income from derivative contracts	139	147	-5.4
• interest on discounted notes	47	60	-21.7
• other	165	152	+8.6
Total	2,162	3,114	-30.6

SECTION 10 - GUARANTEES AND COMMITMENTS

Consolidated balance sheet captions 10 and 20, relating to guarantees and commitments that involve lending risk, are detailed as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Guarantees given (caption 10)	16,016	15,670	+2.2
Commitments (caption 20)	24,839	26,518	-6.3
Total	40,855	42,188	-3.2

Guarantees given in favour of third parties comprise:

Analysis of caption 10 “Guarantees given” (table 10.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Commercial guarantees	9,907	12,173	-18.6
b) Financial guarantees	5,984	3,174	+88.5
c) Assets lodged in guarantee	125	323	-61.3
Total	16,016	15,670	+2.2

Commitments outstanding at year end are as follows:

Analysis of caption 20 “Commitments” (table 10.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	8,794	8,260	+6.5
b) Commitments to grant finance (not certain to be called on)	16,045	18,258	-12.1
Total	24,839	26,518	-6.3

Firm commitments are detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Purchase of securities not yet settled	3,631	3,918	-7.3
Commitments certain to be called on for derivative contracts on loans	844	749	+12.7
Other commitments certain to be called on	1,999	1,675	+19.3
Undrawn lines of credit granted	11,641	13,537	-14.0
Put options issued	682	2,226	-69.4
Mortgage loans and leasing contracts to be disbursed	3,631	2,609	+39.2
Deposits and loans to be made	1,826	1,141	+60.0
Membership of Interbank Deposit Guarantee Fund	107	105	+1.9
Other commitments not certain to be called on	478	558	-14.3
Total	24,839	26,518	-6.3

Assets lodged to guarantee the Group’s liabilities

(Table 10.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	7,781	10,119	-23.1
Securities lodged with the clearing-house for transactions on the derivatives market	30	702	-95.7
Securities lodged with central banks to guarantee advances	534	607	-12.0
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	143	142	+0.7
Securities lodged to guarantee promissory notes	39	51	-23.5
Total	8,527	11,621	-26.6

Unused lines of credit

The Group has unused lines of credit, excluding operating limits, as detailed below:

(Table 10.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Central banks	54	38	+42.1
b) Other banks	215	71	n.s.
Total	269	109	+146.8

Forward transactions

Forward transactions, excluding those on behalf of third parties, show the following amounts:

(table 10.5 B.I.)

(€/mil)

	Hedging transactions	Dealing transactions (*)	Other transactions	Total
1. Purchase/sale of
1.1 securities
• purchases	—	3,631	—	3,631
• sales	—	1,958	—	1,958
1.2 currency
• currency against currency	1,550	825	—	2,375
• purchases against euro	11,699	4,717	—	16,416
• sales against euro	5,842	5,173	—	11,015
2. Deposits and loans
• to be disbursed	—	—	1,826	1,826
• to be received	—	—	3,711	3,711
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	2,253	—	2,253
• sales	421	2,809	—	3,230
b) currency
• currency against currency	290	144	—	434
• purchases against euro	2,896	1,205	—	4,101
• sales against euro	1,019	912	—	1,931
c) other instruments
• purchases	—	—	—	—
• sales	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	30	—	—	30
• purchases against euro	11	—	47	58
• sales against euro	—	—	—	—
b) other instruments (**)
• purchases	37,762	156,437	150	194,349
• sales	17,356	153,120	4,282	174,758
Total	78,876	333,184	10,016	422,076

(*)       Including derivative contracts hedging the dealing portfolio, € 3.585 million.

(**)     Including basis swaps, € 14,698 million, and other index swap derivatives, € 8 million, both in purchases and sales.

At year end, hedging contracts entered into by Group companies result in a potential net loss of € 553 million. In compliance with the accounting policies, this amount has not been recorded in the financial statements since the purpose of the derivatives contracts in question is to hedge interest and exchange rate risks with regard to funding activities (particularly deposit-taking transactions made via the issue of bonds with a structured yield) or lending activities. The above-mentioned contracts are in fact recorded on a consistent basis with those adopted for hedged transactions, booking accruals in the financial statements for the interest rate and/or exchange rate differential accruing up to the balance sheet date.

Derivatives contracts included under structured financial instruments amount to € 4,479 million, at nominal value.

Forward transactions outstanding as of 31 December 2001, presented in the table above, essentially reflect the activities of the Parent Bank and those subsidiaries operating in the stockbroking and credit intermediation sector.

See Part C, Section 3 on profits and losses on financial transactions for the results of the valuation of derivative contracts.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee for Bank Supervision, together with the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of forward purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts

(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
OTC trading contracts
• Forward (a)	10,996	7,134	—	—	18,130
• Swap (b)	175,256	987	—	—	176,243
• Options purchased	12,174	653	7,030	—	19,857
• Options sold	12,146	556	6,219	—	18,921
• Other	—	66	993	—	1,059
Exchange traded contracts
• Futures purchased	1,257	—	24	—	1,281
• Futures sold	11,065	—	12	—	11,077
• Options purchased	3,550	—	531	—	4,081
• Options sold	7,540	—	53,171	—	60,711
• Other	—	—	—	—	—
Total trading contracts	233,984	9,396	67,980	—	311,360
Total non-trading contracts	50,563	23,105	7,357	—	81,025
Total contracts (c)	284,547	32,501	75,337	—	392,385
• including OTC contracts	261,119	32,501	21,600	—	315,220

(a)       Including FRAs and forward currency purchase/sale transactions.

(b)       Mainly comprising IRS and CIRS contracts and basis swaps.
(c)        Including basis swaps for € 14,698 million and other index swap derivatives for € 8 million, but excluding forward currency transactions with an original duration of less than 2 days, which total € 3,859 million.

The table below shows the residual duration of the above OTC transactions.

Residual maturity of notional amounts underlying OTC derivative contracts

(€/mil)

	Up to 12 months	Between 1 and 5 years	Beyond 5 years	Total
Interest rate related	131,944	80,980	48,195	261,119
Exchange rate related	28,655	3,393	453	32,501
Stockmarket index related	5,809	11,869	3,922	21,600
Other contracts	—	—	—	—

The table below reports the credit risk equivalent related to OTC contracts broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on

(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	261,119	32,501	21,600	—	315,220
A. Market value of OTC trading contracts
A.1 positive market value	3,523	171	329	—	4,023
A.2 negative market value	-3,211	-117	-102	—	-3,430
B. Add on	828	116	614	—	1,558
C. Market value of OTC non-trading contracts
C.1 positive market value	640	638	377	—	1,655
C.2 negative market value	-1,071	-458	-283	—	-1,812
D. Add on	184	358	267	—	809
Credit risk equivalent (A.1+B+C.1+D)	5,175	1,283	1,587	—	8,045

Market values of hedging and dealing transactions arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the credit risk of off-balance sheet items for solvency ratio purposes. The market values identified in the table above derive from applying such criteria. In particular, such market values include the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

Lastly, the table below shows the breakdown of credit risk equivalent on OTC contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty

(€/mil)

	Positive market value	Add on	Credit risk equivalent (a) (current value)
Governments and central banks	10	—	10
Banks	4,802	2,046	6,848
Other operators	866	321	1,187
Total	5,678	2,367	8,045

(a)       The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days.

The above transactions are not backed by secured or personal guarantees. No losses were incurred during the year on loans linked to derivatives and there are no outstanding derivative contracts matured, but not settled.

Derivative contracts on loans

Transactions in derivatives on loans carried out by the Group as of 31 December 2001 are analysed below:

(Table 10.6 B.I.)

(€/mil)

Categories of operations	Negotiation	Other transactions	Total
1. Hedging purchases
1.1 With exchange of capital
• credit default swap	55	368	423
2. Hedging sales
2.1 With exchange of capital
• credit default swap	47	797	844
2.2 Without exchange of capital
• credit default swap	—	—	—
Total	102	1,165	1,267

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B, Section 11 of these notes, while forward transactions related to dealing on behalf of third parties are described in Part B, Section 12.

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

The table below shows the positions defined as “significant exposures” by the Bank of Italy in compliance with EC guidelines. For this purpose, the positions are considered significant if the overall exposure to a single client (or group of companies) on a consolidated basis is equal to or greater than 10% of the Bank’s regulatory capital. Exposure is calculated using a system of weighting positions exposed to lending risk, which takes into account the nature of the counterparty and the guarantees received.

(Table 11.1 B.I.)

31/12/01
a) Amount (€/mil)	9,236
b) Number	4

Distribution of loans to customers, by category of borrower

Loans to customers are distributed as follows:

(Table 11.2 B.I.)

	31/12/01	31/12/00 (*)	% Change
	(€/mil)	(€/mil)
a) Governments	5,342	5,093	+4.9
b) Other public entities	7,193	7,663	-6.1
c) Non-financial businesses	51,737	52,507	-1.5
d) Financial institutions	13,669	14,765	-7.4
e) Family businesses	3,240	3,388	-4.4
f) Other operators	15,875	15,290	+3.8
Total	97,056	98,706	-1.7

(*)       2000 figures are shown on the same basis as those of 2001.

Distribution of loans to resident non-financial and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by industry:

(Table 11.3 B.I.)

	31/12/01	31/12/00 (*)	% Change
	(€/mil)	(€/mil)
a) Other services for sale	6,583	7,570	-13.0
b) Commerce, salvage and repairs	6,099	6,286	-3.0
c) Energy products	4,768	4,405	+8.2
d) Construction and public works	3,832	3,901	-1.8
e) Transport	2,682	2,735	-1.9
f) Other sectors	20,062	20,738	-3.3
Total	44,026	45,635	-3.5

(*)       2000 figures are shown on the same basis as those of 2001.

Distribution of guarantees given, by category of counterparty

Guarantees given by the Group are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Governments	23	6	n.s.
b) Other public entities	27	132	-79.5
c) Banks	975	800	+21.9
d) Non-financial businesses	13,090	12,820	+2.1
e) Financial institutions	1,421	1,455	-2.3
f) Family businesses	114	115	-0.9
g) Other operators	366	342	+7.0
Total	16,016	15,670	+2.2

Geographical distribution of assets and liabilities

The geographical distribution of the Group’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)

	31/12/01 (€/mil)				31/12/00 (€/mil)
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
1. Assets
1.1 due from banks	8,717	11,207	1,647	21,571	9,861	6,826	2,432	19,119
1.2 loans to customers	80,618	10,122	6,316	97,056	81,607	10,210	6,889	98,706
1.3 securities	15,105	3,834	3,178	22,117	16,794	3,772	4,392	24,958
Total	104,440	25,163	11,141	140,744	108,262	20,808	13,713	142,783
2. Liabilities
2.1 due to banks	6,774	12,645	8,503	27,922	7,406	10,451	11,739	29,596
2.2 due to customers	53,312	8,886	3,647	65,845	49,967	9,312	5,439	64,718
2.3 securities issued	25,151	10,529	5,159	40,839	27,808	7,392	4,138	39,338
2.4 other accounts	3,699	1,008	1,000	5,707	3,222	1,023	1,000	5,245
Total	88,936	33,068	18,309	140,313	88,403	28,178	22,316	138,897
3. Guarantees and commitments	21,201	8,078	11,576	40,855	19,345	8,802	14,041	42,188

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

	Specified duration
			Between	Between 1 and 5 years		Beyond 5 years
	On demand	Up to 3 months	3 and 12 months	Fixed rate	Indexed rate	Fixed rate	Indexed rate	Unspecified duration	Total
1. Assets
1.1 Treasury bonds eligible for refinancing	41	969	2,481	2,250	1,579	985	1,068	—	9,373
1.2 due from banks	3,994	12,770	3,410	234	265	73	37	788	21,571
1.3 loans to customers	15,262	17,984	11,842	13,601	16,482	8,508	12,030	1,347	97,056
1.4 bonds and other debt securities	30	775	3,012	2,053	2,724	1,003	1,619	—	11,216
1.5 off-balance sheet transactions	28,585	118,295	76,566	43,014	4,073	27,653	883	—	299,069
Total assets	47,912	150,793	97,311	61,152	25,123	38,222	15,637	2,135	438,285
2. Liabilities
2.1 due to banks	3,237	14,798	4,257	887	2,315	407	2,021	—	27,922
2.2 due to customers	48,400	14,485	1,485	351	196	660	268	—	65,845
2.3 securities issued:
• bonds	463	902	4,215	7,809	8,633	3,456	2,217	—	27,695
• certificates of deposit	402	5,660	1,795	435	37	17	—	—	8,346
• other securities	661	4,008	129	—	—	—	—	—	4,798
2.4 subordinated liabilities	—	87	494	157	1,058	2,146	1,665	—	5,607
2.5 off-balance sheet transactions	30,093	115,783	77,886	43,074	3,364	28,369	500	—	299,069
Total liabilities	83,256	155,723	90,261	52,713	15,603	35,055	6,671	—	439,282

Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than those of the Euro-zone as of 31 December 2001 are broken down as follows:

(Table 11.7 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Assets
1. due from banks:	3,094	5,547	-44.2
2. loans to customers	10,349	11,543	-10.3
3. securities	3,397	5,247	-35.3
4. equity investments	92	147	-37.4
5. other accounts	33	33	—
Total assets	16,965	22,517	-24.7
b) Liabilities
1. due to banks	10,551	11,333	-6.9
2. due to customers	7,310	10,034	-27.1
3. securities issued	9,573	5,771	+65.9
4. other accounts	616	616	—
Total liabilities	28,050	27,754	+1.1

Taking into consideration the effects of currency swap transactions for specific and generic hedging of transactions in foreign currency, the currency short position shown above is substantially offset.

Securitization operation

Group securitization operations

As of 31 December 2001, the SANPAOLO IMI Group carried out the following securitization operation:

•     Sanpaolo Leasint S.p.A. - In 1997 the subsidiary made a non-recourse assignment of performing loans under leasing contracts as per Law no. 52/91 for a total book value of € 503.5 million. No revolving assignments were carried out during 2001 on the basis of the securitization operation to ensure that the assets initially securitized would remain the equivalent of the securities issued up to the contractual date for redemption of the securities. This transaction was carried out in order to free up part of the loan portfolio, generating sources of additional liquidity and benefiting at the same time from the possibility to reduce lending risk. Junior securities are included in the investment securities portfolio at their original cost of € 50.4 million. Note that, during the course of the operation, these securities act as the financial instrument for recognition of the spread differential (the so-called “excess spread”) between the cash flows generated by the loan portfolio assigned and the securities issued. The assigned portfolio is subject to continuous monitoring which consists of preparing a quarterly settlement report for the various entities involved (rating agencies, factoring company, vehicle company and trustee) with a detailed explanation of the state of the loans and of collections during the period. The servicer requires the separate administration, management and collection of the portfolio originally assigned and of the loans subsequently due, as well as handling any recovery procedures. As of 31 December 2001 loans to be collected amounted to  € 94.6 million.

•     Finconsumo Banca S.p.A(1). - This bank is carrying out two securitization transactions without recourse as per Law 130/99 of performing consumer loans due from households resident in Italy. As part of these programmes, in 2001 the bank sold without recourse € 502.9 million of performing loans to household resident in Italy, of which: a) € 192.4 million represent revolving assignments carried out on the basis of the first securitization (Golden Bar I, completed in December 2000 for an initial amount of € 361.5 million) so as to ensure that the assets initially securitized would remain the equivalent of the securities issued up to the contractual date for redemption of the securities; b) € 310.6 million (€ 258.3 million as initial assignment and € 52.3 as revolving assignment) on the basis of the second operation (Golden Bar II, completed in June 2001). These transactions were carried out in order to free up part of the loans portfolio, generating sources of additional liquidity and optimizing use of capital also from a regulatory point of view. The investment securities portfolio includes junior securities that arose from the securitization exercises carried out in 2000 and 2001, of € 2.0 million and € 1.3 million respectively. Note that, during the course of the operation, these securities act as the financial instrument for recognition of the spread differential (the so-called “excess spread”) between the cash flows generated by the loan portfolio assigned and the securities issued. The assigned portfolio is subject to continuous monitoring which consists of preparing a quarterly settlement report for the various entities involved (rating agencies, vehicle company and trustee) with a detailed explanation of the state of the loans and of collections during the period. The servicer requires the separate administration, management and collection of the portfolio originally assigned and of the loans subsequently due, as well as handling any recovery procedures. At 31 December 2001 there were still loans to be collected from the two outstanding assignments of € 365.4 million and € 238.0 million respectively.

(1)       The company is jointly controlled (SANPAOLO IMI holds 50%). The information on securitizations concerns the whole amount, although the effects on the consolidated financial statements of the SANPAOLO IMI Group are proportional (50%).

Securities in portfolio representing third party securitizations

The Group holds investment and dealing securities that came from third party securitizations, as shown in the following table:

(€/mil)

Type of underlying activities	Credit quality	“Senior” securities	“Mezzanine” securities	“Junior” securities	Total
		book value
Investment securities portfolio
Building mortgage loans	Performing	47	—	—	47
Credit cards	Performing	144	23	—	167
Leasing	Performing	36	—	—	36
Securities portfolio	Performing	23	—	—	23
SACE loans to foreign public sector debtors	Performing	14	—	—	14
Health care receivable	Performing	11	—	—	11
Other loans	Performing	132	14	—	146
		407	37	—	444
Dealing securities portfolio
Building mortgage loans (1)	Performing	48	4	1	53
	Non-performing loans	3	—	—	3
Commercial / industrial / agricultural	Performing	7	3	—	10
mortgage loans	Non-performing loans	7	3	—	10
Leasing	Performing	6	—	—	6
Health care receivable (2)	Performing	24	—	6	30
Public real estate	-	309	—	—	309
Social security contributions	Problem loans	33	—	—	33
Other loans	Performing	115	23	—	138
	Non-performing loans	5	—	—	5
		557	33	7	597
		964	70	7	1,041

(1)       The amount of € 1 million refers to junior securities issued against some € 21 million of securitized assets.

(2)       The amount of € 6 million refers to junior securities issued against some € 142 million of securitized assets.

The investment securities portfolio is shown net of adjustments for a total of € 9.5 million, of which € 8.9 million carried out during the period.

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Dealing in securities

Purchases and sales of securities on behalf of third parties during the year are summarized below:

(Table 12.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Purchases
1. settled	113,763	153,776	-26.0
2. not settled	473	116	n.s.
Total purchases	114,236	153,892	-25.8
b) Sales
1. settled	112,594	146,355	-23.1
2. not settled	542	359	+51.0
Total sales	113,136	146,714	-22.9

Transactions on behalf of third parties include € 49,049 million of settled purchases and € 49,049 million of settled sales involving derivative contracts.

Portfolio management

The total market value of portfolios managed on behalf of customers is detailed below:

(Table 12.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Asset management (1)	34,942	33,113	+5.5

(*)       In accordance with specific Bank of Italy instructions, this information refers solely to personalized portfolio management on behalf of customers, excluding those offered by third parties and distributed by the Group. The figure does not include either the Group’s mutual funds, € 70,618 million (€ 79,376 million at 31 December 2000), or the technical reserves of the insurance subsidiaries consolidated at equity, € 16,267 million (€ 12,418 million al 31 December 2000).

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Third-party securities held on deposit	240,440	211,964	+13.4
b) Third-party securities deposited with third parties	156,178	134,350	+16.2
c) Portfolio securities deposited with third parties (a)	21,304	22,259	-4.3

(a)       Excluding securities deposited with third parties to secure repurchase agreements which, as required, are already included in table 10.3 B.I - Assets lodged to guarantee the Group’s liabilities.

Collection of receivables on behalf of third parties debit and credit adjustments

The notes portfolio has been reclassified on the basis of the related settlement dates, by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	588	741	-20.6
2. central portfolio	31	102	-69.6
3. cash	—	—	n.s.
4. other accounts	37	19	+94.7
b) Credit adjustments
1. current accounts	40	90	-55.6
2. transferors of notes and documents	606	757	-19.9
3. other accounts	15	15	—

Other transactions

Reserve for Research Grants

From January 2000 the Ministry of Education, Universities and Research has taken over direct management of the Reserve for Research Grants, while SANPAOLO IMI continues to manage applications arrived before 31 December 1999.

As of 31 December 2001 there is a balance of loans granted for € 615 million and loans still to be granted for € 1,140 million under contracts already stipulated, in addition to those to be stipulated for € 343 million.

On the subject of R&D Incentives, SANPAOLO IMI continued to operate in 2001 as a bank authorized by the Ministry to evaluate and supervise the implementation of industrial research projects and training programmes for researchers; it also initiated cooperation with the Ministry of Productive Activities with a view to financing development projects out of the “Technology Innovation Fund”.

The Parent Bank received 350 applications for R&D funding worth a total of € 1,420 million, and commissions of more than € 14 million were earned.

Guarantee Fund for small and medium-sized enterprises in Southern Italy (Law 341/95)

By the Convention dated 21 December 1995 between the Italian Treasury and the Bank, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI has been granted the concession to this Fund established under Law 341/95.

The purpose of Law 341/95 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on financing designed to convert short-term bank borrowing into long-term loans, to the granting of supplementary guarantees on participating loans, for the purchase of equity investments and for the debt consolidation described above.

As of 31 December 2001, 3,900 applications are outstanding for € 1,590 million broken down as follows:

•                  € 1,432 million relating to the consolidation of short-term debt (of which € 1,428 million already being paid and € 4 million waiting for the final documentation);

•                  € 158 million for participating loans.

Management activities carried out on behalf of the Treasury were recompensed with commission totalling € 0.9 million.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Parent Bank for third parties without a representation mandate totalled € 795 million at year end (€ 901 million in 2000).

Notes for collection and tax collection services

The nominal value of third parties’ receivables for which the Group was appointed to handle collection as part of portfolio transactions amounts to € 8,926 million.

In addition, through the subsidiaries Banco di Napoli, Sanpaolo Riscossioni Genova and Sanpaolo Riscossioni Prato, the Group handles the collection of tax rolls with or without the obligation to advance amounts not collected for a total of € 20,077 million (including mandates received from other tax collectors).

Asset management services rendered by third parties

The amount of asset management services offered to customers through Group companies as of 31 December 2001 came to € 4,150 million broken down as follows: € 587 million of mutual funds, € 648 million of fund-based portfolio management schemes, € 352 million of portfolio management schemes and € 2,563 million of insurance policies.

Part C - Consolidated statement of income

SECTION 1 - INTEREST

Interest income and expense and similar revenues and charges, detailed below, are reported in captions 10 and 20 of the consolidated statement of income:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Interest income and similar revenues (caption 10)	8,016	7,622
including the contribution of the Banco di Napoli group	1,583	943
Interest expense and similar charges (caption 20)	5,326	5,123
including the contribution of the Banco di Napoli group	827	539

Interest income and similar revenues (caption 10)

Analysis of caption 10 “Interest income and similar revenues” (table 1.1 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) On amounts due from banks	900	991
of which:
• deposits with central banks	63	50
b) On loans to customers	5,999	5,501
of which:
• loans using public funds	—	—
c) On debt securities	1,026	1,006
d) Other interest income	91	87
e) Net differential on hedging transactions (*)	—	37
Total	8,016	7,622

(*)       This balance represents the net effect of hedging derivative differentials.

Detail of caption 10 “Interest income and similar revenues” (table 1.3 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) On assets denominated in foreign currency	506	552

“Interest income and similar revenues” on assets denominated in foreign currency relates to transactions denominated in currencies not included in the Euro-zone.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “Interest expense and similar charges” (table 1.2 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) On amounts due to banks	1,428	1,522
b) On amounts due to customers	1,600	1,401
c) On securities issued	1,961	2,038
of which:
• certificates of deposit	336	436
d) On public funds administered	—	—
e) On subordinated liabilities	241	162
f) Net differential on hedging transactions (*)	96	—
Total	5,326	5,123

(*)       This balance represents the net effect of hedging derivative differentials.

Detail of caption 20 “Interest expense and similar charges” (table 1.4 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) On liabilities denominated in foreign currency	921	762

“Interest expense and similar charges” on liabilities denominated in foreign currency relates to transactions denominated in currencies not included in the Euro-zone.

SECTION 2 - COMMISSION

Commission income and expense, detailed below, is reported in captions 40 and 50 of the consolidated statement of income:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Commission income (caption 40)	3,312	3,452
including the contribution of the Banco di Napoli group	338	182
Commission expense (caption 50)	714	817
including the contribution of the Banco di Napoli group	15	9

The following tables have been prepared on the basis of the new reporting format required by the Bank of Italy in its letter no. 14815 dated 21 November 2001. In the interests of comparability, the 2000 figures have also been reclassified on the basis of this new format.

Commission income (caption 40)

Analysis of caption 40 “Commission income” (table 2.1 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) Guarantees given	68	49
b) Derivative contracts on loans	3	1
c) Management, dealing and advisory services
1. dealing in securities	131	148
2. dealing in currency	35	36
3. portfolio management:
3.1 individual	196	179
3.2 collective	1,476	1,747
4. custody and administration of securities	60	43
5. custodian bank	138	127
6. placement of securities	59	65
7. acceptance of instructions	84	186
8. advisory services	38	40
9. distribution of third party services:
9.1 portfolio management:
a) individual	12	—
b) collective	12	4
9.2 insurance products	137	114
9.3 other products	4	2
d) Collection and payment services	239	219
e) Servicing for securitisation transactions	1	1
f) Tax collection services	83	52
g) Other services	536	439
Total	3,312	3,452

Subcaption g) “Other services” comprises, in particular:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Loans granted	175	145
Deposits and current account overdrafts	215	178
Current accounts	82	66
Loan-arrangement activities	7	6
Other services	57	44
Total	536	439

Commission income by distribution channel is broken down as follows:

Detail of caption 40 “commission income”:”Products and services distribution channels” (table 2.2 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) At own branches:
1. portfolio management	1,028	1,236
2. placement of securities	43	52
3. distribution of third-party services and products	77	50
b) Door-to-door:
1. portfolio management	644	690
2. placement of securities	16	13
3. distribution of third-party services and products	88	68

Commission expense (caption 50)

Analysis of caption 50 “Commission expense” (table 2.3 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) Guarantees received	7	5
b) Derivative contracts on loans	—	—
c) Management, dealing and advisory services
1. dealing in securities	34	44
2. dealing in currency	2	1
3. portfolio management:
3.1 own portfolio	—	—
3.2 third party portfolio	102	38
4. custody and administration of securities	28	29
5. placement of securities	12	8
6. door-to-door sales of securities, financial products & services	430	582
d) Collection and payment services	65	60
e) Other services	34	50
Total	714	817

Subcaption e) “Other services” comprises, in particular:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Loan-arrangement activities	12	2
Loans obtained	2	7
Intermediation in financing transactions	3	8
Other services	17	33
Total	34	50

SECTION 3 - PROFITS (LOSSES) ON FINANCIAL TRANSACTIONS

Profits and losses on financial transactions, detailed below, are reported in caption 60 of the consolidated statement of income:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Profits (losses) on financial transactions (caption 60)	105	165
including the contribution of the Banco di Napoli group	24	9

Profits (losses) on financial transactions (caption 60)

Profits and losses in the consolidated statement of income comprise:

Analysis of caption 60 “Profits (losses) on financial transactions” (table 3.1 B.I.)	(€/mil)

	Security transactions	Currency transactions	Other transactions	Total
A1. Revaluations	238	—	1,490	1,728
A2. Writedowns	-138	—	-3,081	-3,219
B. Other profits and losses	-387	40	1,943	1,596
Total	-287	40	352	105
of which:
1. on government securities	78
2. on other debt securities	45
3. on equities	-153
4. on security derivatives	-257

This mainly reflects one component of the brokerage activity normally carried on by the Group, the results of which are also reflected in the captions relating to interest and dividends. The global performance is outlined in the comment on the investment banking business in the report on operations.

SECTION 4 - ADMINISTRATIVE COSTS

Administrative costs, detailed below, are reported in caption 80 of the consolidated statement of income:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Payroll costs (caption 80.a)	2,221	1,929
including the contribution of the Banco di Napoli group	562	309
including the contribution of the Wargny group	20	—
Other administrative costs (caption 80.b)	1,379	1,147
including the contribution of the Banco di Napoli group	270	115
including the contribution of the Wargny group	18	—
Total	3,600	3,076

Payroll costs (caption 80.a)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Wages and salaries	1,600	1,380
Social security charges	471	425
Termination indemnities	109	97
Pensions and similar commitments	41	27
Total	2,221	1,929

Average number of employees by category (table 4.1 B.I.)

	31/12/01	31/12/00
a) Executives	673	439
b) Supervisors	11,638	5,046
c) Other employees	23,172	24,339
Total	35,483	29,824
of which: of companies consolidated under the proportional method	182	154

The split between executives and supervisors at 31/12/2001 takes into account the category changes contained in the collective national labour contract for banks; so the equivalent figures at 31/12/2000 are not directly comparable.

Other administrative costs (caption 80.b)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
IT costs	340	228
Software maintenance and upgrades	118	71
Maintenance of operating assets	66	50
Data transmission charges	52	41
External data processing	54	48
Database access charges	34	11
Equipment leasing charges	16	7
Property management expenses	237	205
Rented property:	152	125
• rental of premises	142	117
• maintenance of leasehold premises	10	8
Property owned:	23	27
• maintenance of properties owned by the Bank	23	27
Security services	34	30
Cleaning of premises	28	23
General expenses	202	186
Postage and telegraph charges	51	41
Office supplies	28	21
Transport and counting of valuables	14	11
Courier and transport services	10	11
Payroll costs for personnel on secondment	1	—
Other expenses	98	102
Professional and insurance fees	203	171
Consultancy services	128	112
Legal and judiciary expenses	40	31
Investigation/commercial information costs	17	16
Insurance premiums - banks and customers	18	12
Utilities	69	69
Energy	35	33
Telephone	34	36
Promotion, advertising and marketing expenses	65	47
Advertising and entertainment	58	41
Contributions and membership fees to trades unions and business associations	7	6
Indirect payroll costs	64	52
Indirect personnel expenses	64	52
Total	1,180	958
Indirect duties and taxes
• stamp duties	145	133
• substitute tax (Pres. Decree 601/73)	15	18
• local property taxes	10	8
• tax on stock exchange contracts	7	5
• non-recoverable VAT on purchases	4	6
• other	18	19
Total	199	189
Total other administration costs	1,379	1,147

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments and provisions, reported in captions 90, 100, 120, 140 and 150 of the consolidated statement of income, and writebacks, reported in captions 130 and 160, are detailed below:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Adjustments to intangible and tangible fixed assets (caption 90)	543	389
including the contribution of the Banco di Napoli group	106	63
Provisions for risks and charges (caption 100)	136	323
including the contribution of the Banco di Napoli group	34	74
Adjustments to loans and provisions for guarantees and commitments (caption 120)	636	647
including the contribution of the Banco di Napoli group	93	67
Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)	278	417
including the contribution of the Banco di Napoli group	30	14
Provisions to reserves for possible loan losses (caption 140)	11	8
including the contribution of the Banco di Napoli group	—	—
Adjustments to financial fixed assets (caption 150)	235	36
including the contribution of the Banco di Napoli group	9	1
Writebacks of adjustments to financial fixed assets (caption 160)	2	15
including the contribution of the Banco di Napoli group	—	—

Adjustments to intangible and tangible fixed assets (caption 90)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
• amortization of start-up and capital increase expenses	2	1
• amortization of goodwill	1	18
• amortization of merger differences	27	27
• amortization of software costs	125	114
• software permanent writedown	8	—
• amortization of other deferred charges	45	17
• amortization of goodwill arising on consolidation	96	13
• amortization of goodwill arising on application of the equity method	25	32
Adjustments to tangible fixed assets
• depreciation of property	66	59
• depreciation of furniture and installations	148	108
Total	543	389

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provision of accelerated depreciation.

Provisions for risks and charges (caption 100)

Provisions for risks and charges, € 136 million, made during the year reflect the consolidation of the corresponding provision of the Parent Bank (€ 30 million) and provisions made by subsidiary Banco di Napoli (€ 34 million). The remainder refers essentially to provisions made by the subsidiaries operating in the placement and management of financial products against the risks involved in such activities.

The provision made by the Parent Bank is allocated as follows:

•      € 13 million for potential charges deriving from renegotiated mortgage loans, option transactions and other potential liabilities;

•      € 14 million designed to increase the coverage of the reserve for other payroll costs, pension and similar commitments, including € 6 million to cover long-service bonuses to the Bank’s employees, € 6 million to integrate the provisions established to balance the technical deficit of the Bank’s employee pension fund and € 2 million for other potential liabilities;

•      € 3 million to increase supplementary pension liabilities for former IMI S.p.A. personnel already in retirement.

The provision made by Banco di Napoli is allocated as follows:

•      € 13 million to increase the reserve for other risks and charges against lawsuits, above all claims from bankruptcy liquidators;

•      € 11 million for other risks and charges;

•      € 10 million to increase the reserve for other payroll costs.

The provisions made by other subsidiaries relate to prudent provisions made by subsidiaries operating in the area of financial services for households for risks involved in the marketing financial products.

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “Adjustments to loans and provisions for guarantees and commitments” (table 5.1 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
a) Adjustments to loans	622	634
of which:
• general adjustments for country risk	13	16
• other general adjustments	184	114
b) Provisions for guarantees and commitments	14	13
of which:
• general provisions for country risk	—	—
• other general provisions	3	8
Total	636	647

In addition to the above adjustments, default interest of € 142 million due during the year has been reversed from interest income.

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Revaluation of loans previously written down	132	107
Revaluation of loans previously written off	2	1
Revaluation of provisions for guarantees and commitments	2	2
Collection of loan principal previously written down	72	200
Collection of loan principal and interest previously written off	35	46
Collection of default interest previously written down	35	61
Total	278	417

Provisions to reserves for possible loan losses (caption 140)

Provisions to reserves for possible loan losses represent the provisions made by certain subsidiary companies without adjustment effect and do not adjust risks which are only potential.

Adjustments to financial fixed assets (caption 150)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Adjustments to investment securities	11	16
Adjustments to equity investments	224	20
Total	235	36

Adjustments to investment securities mainly refer to the writedown of an investment security of Banco di Napoli in relation with the reorganization of the New York branch.

Adjustments to equity investments (€ 224 million) relate to the writedown of holdings in the following companies to take account of permanent losses in value:

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Santander Central Hispano	80	—
Fiat S.p.A.	72	—
Olivetti S.p.A.	19	—
Hutchinson 3G Italia S.p.A.	19	—
Banca Popolare di Lodi S.c.r.l.	6	3
Enel S.p.A.	4	—
Blixer S.p.A.	4	4
Euromedia Venture Belgique S.A.	3	—
AEM Torino S.p.A.	3	—
Cartiere Fedrigoni S.p.A.	2	—
AC.E.GA.S S.p.A.	2	—
Davide Campari S.p.A.	2	—
Engineering Ingegneria Informatica S.p.A.	1	—
KIWI II Ventura - Serviços de Consultoria S.A.	1	—
ACEA S.p.A.	1	—
Convergenza S.C.A.	1	—
Banca Mediocredito S.p.A.	1	—
Giraglia Immobiliare S.p.A.	1	—
Filos S.p.A.	—	2
Elsacom N.V.	—	8
Other	2	3
Total	224	20

Writebacks of adjustments to financial fixed assets (€ 2 million) refer to equity investments for € 1 million and to investment securities for € 1 million.

SECTION 6 - OTHER CONSOLIDATED STATEMENT OF INCOME CAPTIONS

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Dividends and other revenues (caption 30)	397	231
including the contribution of the Banco di Napoli group	5	4
Other operating income (caption 70)	280	250
including the contribution of the Banco di Napoli group	53	31
Other operating expenses (caption 110)	36	31
including the contribution of the Banco di Napoli group	8	6
Extraordinary income (caption 190)	660	451
including the contribution of the Banco di Napoli group	123	38
Extraordinary expense (caption 200)	269	55
including the contribution of the Banco di Napoli group	160	11
Income taxes for the year (caption 240)	318	785
including the contribution of the Banco di Napoli group	74	-10

Dividends and other revenues (caption 30)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Shares, quotas and other equities
• dividends	172	107
• tax credits	91	62
On equity investments, other than those consolidated on a line-by-line basis or carried at equity
• dividends	102	48
• tax credits	32	14
Total	397	231

Other operating income (caption 70)

Analysis of caption 70 “Other operating income” (table 6.1 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Expenses recovered from customers
• stamp duties	112	122
• other taxes	44	20
• legal costs	7	14
• other recoveries	43	19
Income from merchant banking activities	14	11
Income from IT companies	14	10
Reimbursement of services rendered to third parties	7	7
Rent and other income from property	4	4
Other income from leasing activities	3	2
Other income	32	41
Total	280	250

Other operating expenses (caption 110)

Analysis of caption 110 “Other operating expenses”(table 6.2 B.I.)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Real estate leasing charges	3	3
Other charges on leasing transactions	16	17
Charges from IT companies	8	6
Losses from merchant banking activities	3	—
Other expenses	6	5
Total	36	31

Extraordinary income (caption 190)

Analysis of caption 190 “Extraordinary income”

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Out-of-period income
• use of reserves in excess	16	6
• other out-of-period income	57	74
Amounts not payable	28	5
Out-of-court settlements by Banco di Napoli (1)	66	—
Price review on sale of equity investment (2)	7	—
Insurance reimbursements for bank robberies	2	1
Gains on:
• investments (3)	280	122
• investments in line-by-line consolidated companies	152	137
• investment securities	12	14
• own shares	30	83
• tangible and intangible fixed assets	10	9
Total	660	451

(1)  It includes the reversal of € 42 million from the provision for risks and charges, which became excessive following a settlement relating to a bankruptcy claim in connection with a sizeable loan, as well as the out-of-court settlement of various law suits for € 23 million.

(2)  This is a contractual benefit in favour of SANPAOLO IMI following the final agreement of a settlement between Crediop and one of its subsidiaries.

(3)  The detail of gains on investments is shown in Part B - Section 3 of these notes.

Out-of-period income includes € 1.3 million, which is the estimated realizable value of the receivable involved in the sentence passed by the Rome Court of Appeal on 11 September 2001. This sentence condemned Consorzio Bancario Sir S.p.A. (in liquidation) to reimburse to the Bank the sum of € 506 million (as well as interest at the legal rate) previously paid by IMI (as it then was) to the heirs of Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. This sentence sustained the request for indemnity presented by the Consorzio vis-à-vis Primarosa Battistella (Nino Rovelli’s heir) and Eurovalori S.p.A., obliging them to protect the Consorzio from having to pay this amount.

A recourse to the Supreme Court has been filed against the Court of Appeal’s sentence with a request for its annulment; so even though the sentence is enforceable, it is not definitive.

In preparing the financial statements, the value of the receivable deriving from the sentence of the Rome Court of Appeal, quantified at € 596 million - taking account of the nominal value of the receivable (€ 506 million), legal interest accruing up to 31 December 2001 (€ 73 million) and the tax payable on registration of the sentence (€17 million) which can be claimed back from the loser - has been calculated in accordance with national and international accounting standards for contingent assets and revenue recognition, as confirmed by authoritative opinions, on the basis of its estimated realizable value.

Indeed, based on expert opinions regarding the type of recovery measures that could be taken and the probability of them being successful, the Bank decided that the estimated realizable value of this receivable should be within the bounds of the Consorzio’s ability to pay, namely its book net equity as shown in its financial statements as of 31 December 2000, the latest that are available. In fact, the Consorzio’s net equity as of 31 December 2000 amounts to € 1.3 million; the only asset in the Consorzio’s financial statements is an investment in SIR Finanziaria S.p.A., which is carried at a book value of zero, based on a valuation of the consolidated net worth of the SIR Group; this is due to a considerable amount of litigation, above all with the tax authorities, involving numerous companies of the SIR Group in relation to which the Consorzio does not exclude that there could be additional charges, even of a substantial amount, over and above the provisions that have already been made.

In support of its decision, the Bank has above all considered the opinion of the Bank’s legal defence team, namely that (among other things):

•      the sentence of the Court of Appeal allows the Bank to take action only against the Consorzio;

•      the chances of recovering the receivable are limited to the assets of the Consorzio, which is in liquidation, with prospects that would certainly not improve if it went bankrupt;

•     the Consorzio has a claim against Primarosa Battistella and Eurovalori S.p.A. (though it is not clear if this is a right to indemnity or merely a right to reimbursement). In this connection, the sentence merely ascertains that there is an obligation, without pronouncing a sentence that requires payment to be made.

As further support for the approach taken, the Bank also considered particularly significant the affirmations made on various occasions by the board and management of the Consorzio, both in correspondence with the Bank, which took place between October 2001 and the present day, and at the Shareholders’ Meeting of the Consorzio held on 20 December 2001 regarding its economic and financial situation. In these documents, the Consorzio affirms that it is “without personnel and practically without resources” and it is “in no way able to cope with the consequences of the sentence, even if provisional and reversible. Similar statements are made in the reports contained in the Consorzio’s financial statements of recent years, in which the liquidator (report as of 31/12/2000) affirms that: “…once again this year it was decided not to make any provisions for the dispute in question (litigation with the former IMI) in connection with - among other things - well-known amounts of such a size that not even the whole of the Consorzio’s net worth would be able to cover a reasonable portion of them.”

Therefore, given that this sentence is of uncertain outcome, also because it is not definitive, involving a receivable due by an entity that is in effect insolvent, it was decided to value the receivable within the limits of its estimated realizable value, as explained above. Taking a consistent approach, the investment held in the Consorzio was written down to zero.

The approach taken in booking the receivable was also applied in calculating current and deferred taxes.

Extraordinary expense (caption 200)

Analysis of caption 200 “Extraordinary expense”

	31/12/01	31/12/00
	(€/mil)	(€/mil)
Provisions for disputes concerning the Banco di Napoli supplementary pension (1)	114	—
Amounts not collectible	18	5
Settlement of civil disputes of Banco di Napoli	6	—
Restructuring expenses (2)	10	—
Registration tax on the IMI - SIR sentence	17	—
Expenses for bank robberies	5	4
Severance bonus incentive for voluntary redundancy	31	7
Losses on:
• investment securities	—	5
• equity investments	6	2
• other financial fixed assets	9	—
• tangible fixed assets	—	1
Other out-of-period expenses	53	31
Total	269	55

(1)  This provision has been made against risks and charges that could arise for Banco di Napoli with respect to supplementary pensions, in the light of available information, complex legal situations that have arisen to date and on the types of approach that could be taken. The provision in question is to cover the probability of additional charges as a result of the guarantee given by the Banco to the Staff Pension Fund to meet its funding requirements, possible adjustments that may be needed when the definitive amounts to be paid by the Banco for the staff put into retirement after 1 January 1991 (in addition to the amounts set aside in previous years), and, finally, the sentence of the Court of Cassazione in July 2001 concerning the dispute, in course in previous years, which originated from the emendment, after D.Lgs.503/1992, concerning the company supplementary pension fund..

(2)  Restructuring expenses are mainly for organizational changes made by the subsidiary IMIWEB Bank.

Income taxes for the year (caption 240)

Breakdown of caption 240 “Income taxes for the year” (Bank of Italy instructions dated 03/08/99)

	31/12/01	31/12/00
	(€/mil)	(€/mil)
1. Current income taxes	691	883
2. Change in deferred tax assets	-409	88
3. Change in deferred tax liabilities	36	-10
4. Income taxes	318	785

Structurally, SANPAOLO IMI’s tax rate is lower than the theoretical rate in force in Italy. The different tax treatment (compared to the theoretical situation) has been determined by the rates charged on consolidated revenues in EUcountries with rates lower than the domestic rate (Part C - Section 7). In 2001 the Group tax rate was 19.6%, down on the 36.6% in 2000. This was due essentially to:

•      recovery by subsidiaries of previous tax losses for which the corresponding prepaid taxes were not posted in preceding years because there was not a stable recovery in profit capacity (a reduction of nine percentage points in the rate);

•      extraordinary tax savings connected to rationalization of the Group structure in Italy and abroad (with a reduction of seven percentage points in the rate).

SECTION 7 - OTHER INFORMATION REGARDING THE CONSOLIDATED STATEMENT OF INCOME

Geographical distribution of revenues

The geographical distribution of revenues, based on the location of the Group’s companies and their branches, is as follows:

(table 7.1 B.I.)

	31/12/01				31/12/00 (*)
	(€/mil)				(€/mil)
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
Interest income & similar revenues	6,658	729	629	8,016	5,840	922	823	7,585
Dividends and other revenues	368	29	—	397	216	15	—	231
Commission income	2,209	1,072	31	3,312	2,349	1,077	26	3,452
Profits (losses) on financial transactions	19	84	2	105	138	27	—	165
Other operating income	258	21	1	280	349	-209	110	250
Total revenues	9,512	1,935	663	12,110	8,892	1,832	959	11,683

(*) The details relating to caption “other operating income” are consistently shown with last year.

Part D - Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The remuneration of Directors, including the variable component, and Statutory Auditors for the performance of their duties on behalf of the Parent Bank and subsidiary companies is as follows:

Remuneration (table 1.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Directors	5	5	—
Statutory Auditors	1	1	—

A detailed analysis of emoluments paid to Directors, Statutory Auditors and General Managers in compliance with art. 78 of Consob resolution 11971 dated 14 May 1999, has been included in the explanatory notes to the financial statements of the Bank (Part D - Other information).

Stock option plans are described in the consolidated report on operations and in the explanatory notes to the statutory financial statements – Part D – Section 1 – Directors and Statutory Auditors.

Loans and guarantees given

Loans and guarantees given (table 1.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Directors	44	6	n.s.
Statutory Auditors	—	1	-100.0

The amounts indicated above include loans granted to and guarantees given by the Group to the Directors and Statutory Auditors, € 0.1 million, and to companies and banks identified pursuant to article 136 of the Consolidated Banking Act, € 44.4 million, including the drawdown against credit lines granted to the latter.

Attachments

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

STATEMENT OF CONSOLIDATED CASH FLOWS

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS
AND THE CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA
STATEMENT OF INCOME FOR 2000

LIST AS OF 31 DECEMBER 2001 OF EQUITY INVESTMENTS HIGHER THAN 10%
IN UNLISTED COMPANIES AND IN LIMITED LIABILITY COMPANIES

Statement of changes in consolidated shareholders’ equity

SHAREHOLDERS’ EQUITY AS PER FINANCIAL STATEMENTS

(€/mil)

	Capital	Reserves and retained earnings	Reserve for general banking risks	Goodwill arising on consolidation and on the application of the equity method	Net income	Total
Shareholders’ equity as of 31 December 2000	3,931	2,409	355	63	1,292	8,050

Allocation of 2000 net income
• to reserves	—	418	—	87	-505	—
• to shareholders	—	—	—	—	-787	-787

Reclassifications between reserves	—	32	—	-32	—	—

Change in the reserve for general banking risks	—	—	1	—	—	1

Exercise of stock options	1	4	—	—	—	5

Differences arising on the translation of foreign currency financial statements and other adjustments	—	4	—	—	—	4

Net income	—	—	—	—	1,203	1,203

Shareholders’ equity as of 31 December 2001	3,932	2,867	356	118	1,203	8,476

SHAREHOLDERS’ EQUITY AS PER RECLASSIFIED FINANCIAL STATEMENTS

(€/mil)

	Capital and reserves	Net income	Total
Shareholders’ equity as of 31 December 2000	6,758	1,292	8,050
• Own shares in the Parent Bank’s portfolio as of 31 December 2000	-697	—	-697

Shareholders’ equity as per reclassified financial statements as of 31 December 2000	6,061	1,292	7,353

Changes in the Parent Bank’s own shares during the year
• purchases	-78	—	-78
• sales (*)	486	—	486

Other movements	510	-1,292	-782

Net income	—	1,203	1,203

Shareholders’ equity as per reclassified financial statements as of 31 December 2001	6,979	1,203	8,182

(*) Decreases are shown at cost.

Statement of consolidated cash flows

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations	3,139
Dividends paid	787
Use of reserve for termination indemnities	82
Use of provisions for risks and charges	2,265
Use of reserve for possible loan losses	5

Increase in funds applied	4,978
Cash and deposits with central banks	110
Due from banks	2,452
Equity investments	1,346
Dealing securities	522
Goodwill arising on consolidation and on application of the equity method	185
Tangible fixed assets	147
Intangible fixed assets	216

Decrease in funds taken	4,473
Due to banks	1,674
Other liability items	2,782
Minority interests	17

Total	12,590

(€/mil)

SOURCES OF FUNDS

Funds generated by operations	3,339
Net income	1,203
Provision for termination indemnities	73
Net adjustments to loans and provisions for guarantees and commitments	358
Provisions for risks and charges	913
Provision to the reserve for possible loan losses	11
Provision to the reserve for general banking risks	1
Adjustments to tangible fixed assets	214
Adjustments to intangible fixed assets	208
Net adjustments to financial fixed assets	233
Adjustments to goodwill arising on consolidation and on application of the equity method	121
Exchange differences on translating the net equity of consolidated companies and other adjustments	4

Increase in funds taken	3,094
Due to customers and securities issued	2,640
Subordinated liabilities	449
Exercise of stock options	5

Decrease in funds applied	6,157
Loans to customers	1,292
Investment securities	3,352
Own shares	435
Other assets	1,078

Total	12,590

Reconciliation between the Bank’s financial statements and the consolidated financial statements

(€/mil)

	Net income	Capital and reserves	Share-holders’ equity	Reserve for possible loan losses	Total
Financial statements of the Parent Bank	1,184	6,917	8,101	—	8,101

Balance of subsidiary companies consolidated line-by-line	2,516	7,127	9,643	105	9,748
Consolidation adjustments:
• book value of consolidated investments line-by-line	—	-6,681	-6,681	—	-6,681
• dividends of consolidated companies	-2,709	1,594	-1,115	—	-1,115
• amortization of goodwill arising on consolidation and on application of the equity method	-121	-177	-298	—	-298
• elimination of goodwill arising on consolidation and on application of the equity method	—	-1,263	-1,263	—	-1,263
• elimination of gains on sale of investments	-1,461	9	-1,452		-1,452
• valuation of investments at net equity	79	118	197	—	197
• writedowns of investments	1,777	—	1,777	—	1,777
• minority interests	-101	-597	-698	—	-698
• elimination of reserve for possible loan losses	58	6	64	-64	—
• other	-19	220	201	—	201

Consolidated financial statements	1,203	7,273	8,476	41	8,517

Statement of reclassified consolidated pro forma statement of income for 2000

(€/mil)

	SANPAOLO IMI Group restated (1) (A)	Banco di Napoli S.p.A. (B)	Wargny Group (C)	Effect of consolidating the companies belonging to the Banco di Napoli Group and of the adjustments to shareholders’ equity (D)	Pro forma adjustments (E)	SANPAOLO IMI Group (pro forma) (F)=(A+B+C+D+E)
NET INTEREST INCOME	2,168	788	—	3	-85	2,874
Net commissions and other net dealing revenues	2,469	312	48	23	—	2,852
Profits and losses from financial transactions and dividends on shares	255	31	5	5	—	296
Profits from companies carried at equity and dividends from shareholdings	159	8	—	-3	-17	147

NET INTEREST AND OTHER BANKING INCOME	5,051	1,139	53	28	-102	6,169
Administrative costs	-2,652	-854	-44	-22	—	-3,572
• personnel	-1,620	-594	-22	-20	—	-2,256
• other administrative costs	-859	-226	-22	-2	—	-1,109
• indirect duties and taxes	-173	-34	—	—	—	-207
Other operating income, net	187	56	—	4	—	247
Adjustments to tangible and intangible fixed assets	-237	-90	-1	-2	—	-330

OPERATING INCOME	2,349	251	8	8	-102	2,514
Adjustments to goodwill and merger and consolidation differences	-89	—	-8	-1	-78	-176
Provisions and net adjustments to loans and financial fixed assets	-454	-373	1	187	—	-639

INCOME BEFORE EXTRAORDINARY ITEMS	1,806	-122	1	194	-180	1,699
Net extraordinary income	369	-398	1	430	—	402

INCOME BEFORE TAXES	2,175	-520	2	624	-180	2,101
Income taxes for the period	-795	245	-2	-255	37	-770
Change in reserve for general banking risks	2	367	—	-367	—	2
Income attributable to minority interests	-90	—	-2	-10	—	-102

NET INCOME	1,292	92	-2	-8	-143	1,231

(1)  For simplicity’s sake, the pro forma reclassified consolidated statement of income for 2000 has been prepared starting from the consolidated statement of income of SANPAOLO IMI as of 31 December 2000, the so-called “restated” version. As explained in the notes to the consolidated financial statements for 2000, the “restated” version includes the Banco di Napoli Group consolidated at equity, so the investment was only reflected in the caption “profits of companies valued at equity” (€17 million, eliminated as part of the pro forma adjustments in column “E”).

List as of 31 December 2001 of equity investments higher than 10% in voting shares in unlisted companies and in limited liability companies (Consob Resolution 11715 of 24 November 1998) (1)

Name	Held by	%
Biessefin S.p.A. (in liq.)	Sanpaolo IMI	36.10
BN Commercio e Finanza S.p.A.	Isveimer S.p.A. (in liq.)	100.00
BN Finproget S.p.A.	BN Commercio e Finanza	100.00
Calitri Denim Industries S.p.A.	Isveimer (in liq.)	14.29
Celeasing S.r.l.	Sanpaolo IMI	100.00
Centrale dei Bilanci S.r.l.	Sanpaolo IMI	7.22
	Banco di Napoli	3.33
		10.55
Centro Agroalimentare di Napoli S.c.p.a	Banco di Napoli	15.82
Chateau Bolides	Immobiliare 21	49.00
Cifrali 8 (in liq.)	Banque Sanpaolo	18.30
Cifrali 9	Banque Sanpaolo	14.09
Cive S.p.A.	Sanpaolo IMI	68.97
Dulevo S.p.A. (bankrupt)	Sanpaolo IMI	16.30
Elvetia Edile S.r.l.	Sanpaolo IMI	100.00
Fata Group S.r.l.	NHS - Nuova Holding Sanpaolo IMI	13.17
Fides S.p.A. (bankrupt)	Isveimer (in liq.)	20.00
Finlombarda Leasing S.p.A. (in liq.)	Sanpaolo IMI	14.00
Fonti di Gaverina	Sanpaolo IMI	57.13
Giraglia Immobiliare S.p.A.	Sanpaolo IMI	17.15
Guiness Peat Aviation ATR Ltd	Sanpaolo IMI Bank Ireland	12.50
IAM Piaggio S.p.A.	Sanpaolo IMI	10.00
	Banca Fideuram	3.86
		13.86
Immobiliare dell’Isola Cattaneo S.p.A.	Sanpaolo IMI	48.57
Immobiliare Peonia Rosa S.r.l.	Sanpaolo IMI	57.00
Immobiliare Santa Caterina S.r.l.	Banco di Napoli	100.00
Impianti S.r.l. (in liq.)	Sanpaolo IMI	14.16
Integrated Shipping Company S.p.A.	Sanpaolo IMI	100.00
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	Sanpaolo IMI	8.27
	Banco di Napoli	3.40
	Banca Fideuram	0.34
		12.01
Isveimer S.p.A. (in liq.)	Banco di Napoli	65.22
Italpower S.p.A.	NHS - Nuova Holding Sanpaolo IMI	15.00
Ittica Ugento S.p.A.	Sanpaolo IMI	26.96
Kish Receivables	Tobuk	20.83

Name	Held by	%
Kyle Receivables	Tushingham	11.11
Lillo S.p.A.	Sanpaolo IMI	50.00
Loseri S.p.A.	Sanpaolo IMI	18.40
Pantecna S.p.A. (bankrupt)	Sanpaolo IMI	15.50
Pragma S.r.l.	Sanpaolo IMI	100.00
S.A. Imm. De Construction de Monteclin (in liq.)	Banque Sanpaolo	11.30
S.T.C. Servizio Trasporti Combinati S.p.A.	Sanpaolo IMI	100.00
Sago S.p.A. (2)	Sanpaolo IMI	26.67
Sazic S. a r.l.	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI Balcons Sainte Marie	Banque Sanpaolo	17.95
SCI Boissy Griselle 7	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI Boissy RER 5	Societé Fonciere d’Investissement	90.00
SCI Boissy RER 8	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI Boissy Saint Leger 94	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI La Source de Saint Hilarie (in liq.)	Societé Immobiliere d’Investissement	98.00
SCI Le Chevalier	Societé Immobiliere d’Investissement	99.00
	Societé Fonciere d’Investissement	1.00
		100.00
SCI Le Clos de Noyer (in liq.)	Banque Sanpaolo	15.00
SCI Les Jardin de Farnese (in liq.)	Uni Invest	11.11
Sci Plein Ciel	Banque Sanpaolo	12.00
Serit S.p.A. (in liq.)	Banco di Napoli	18.64
SIOA - Società Organismo di Attestazione S.p.A.	Sanpaolo IMI	14.30
Società Calabrese Imbottigliamento Bevande Gassate S.p.A.	Sanpaolo IMI	91.03
Società Barese Imbottigliamento Bevande Gassate S.r.l.	Sanpaolo IMI	100.00
Società Napoletana Imbottigliamento Bevande Gassate S.r.l.	Sanpaolo IMI	50.00
Sofimer S.p.A.	Isveimer (in liq.)	20.00
Sosib Industriale e Commerciale S.r.l.	Sanpaolo IMI	91.03
SSB - Società per i Servizi Bancari S.p.A.	Sanpaolo IMI	7.24
	Banco di Napoli	7.01
	Banca Fideuram	0.02
		14.27
Sogepi et Cie Le Fournas	Banque Sanpaolo	12.50
Sviluppo Finanza Mobiliare S.p.A.	Banco di Napoli	10.87
Tecnoalimenti S.p.A. (2)	Sanpaolo IMI	20.00

Name	Held by	%
Tecnobiomedica S.p.A. (2)	Sanpaolo IMI	26.32
Tecnocittà S.r.l.	Sanpaolo IMI	12.00
Tecnofarmaci S.p.A. (2)	Sanpaolo IMI	20.50
Tecnogen S.p.A. (2)	Sanpaolo IMI	29.96
Tecnotessile S.r.l. (2)	Sanpaolo IMI	40.00
Torsyl S.A. (in liq.)	Sanpaolo IMI International	15.79
Zwalen & Mayr S.A.	Sanpaolo IMI International	12.96

(1)  Excludes equity investments already listed in Part B - Section 3 of the consolidated explanatory notes.

(2)  Investments deriving from operations as per Law 25 October 1968, no. 1089 (Applied Research Fund).

Parent Bank financial statements and reports

PARENT BANK RECLASSIFIED FINANCIAL STATEMENTS

REPORT ON OPERATIONS

PROPOSAL FOR THE APPROVAL OF THE FINANCIAL STATEMENTS
AND ALLOCATION OF NET INCOME FOR THE YEAR

REPORT OF THE BOARD OF STATUTORY AUDITORS

INDEPENDENT AUDITORS’ REPORT

PARENT BANK FINANCIAL STATEMENTS

ATTACHMENTS

Parent Bank reclassified financial statements

PARENT BANK RECLASSIFIED STATEMENT OF INCOME

PARENT BANK RECLASSIFIED BALANCE SHEET

Parent Bank reclassified statement of income

	2001	2000 pro forma (1)	Change 2001 / 2000 pro forma	2000 Financial Statement
	(€/mil)	(€/mil)	(%)	(€/mil)
NET INTEREST INCOME	1,583	1,622	-2.4	1,759
Net commissions and other net dealing revenues	1,271	1,548	-17.9	1,550
Profits and losses from financial transactions and dividends on shares	72	86	-16.3	86
Dividends from shareholdings	946	737	+28.4	737

NET INTEREST AND OTHER BANKING INCOME	3,872	3,993	-3.0	4,132
Administrative costs	-2,004	-1,982	+1.1	-1,987
• personnel	-1,295	-1,277	+1.4	-1,280
• other administrative costs	-582	-567	+2.6	-569
• indirect duties and taxes	-127	-138	-8.0	-138
Other operating income, net	153	167	-8.4	167
Adjustments to tangible and intangible fixed assets	-183	-153	+19.6	-153

OPERATING INCOME	1,838	2,025	-9.2	2,159
Adjustments to goodwill and merger differences	-28	-27	+3.7	-27
Provisions and net adjustments to loans and financial fixed assets	-521	-570	-8.6	-570

INCOME BEFORE EXTRAORDINARY ITEMS	1,289	1,428	-9.7	1,562
Net extraordinary income	801	348	+130.2	348

INCOME BEFORE TAXES	2,090	1,776	+17.7	1,910
Income taxes for the period	-906	-655	+38.3	-712

NET INCOME	1,184	1,121	+5.6	1,198

(1)  The pro forma statement of income for 2000 has been prepared assuming control of Banco di Napoli and the transfer of public works and infrastructure business to Banca OPI from 1/1/2000. This provides a more consistent comparison with 2001.

The pro forma statement of income for 2000 is unaudited.

Parent Bank reclassified balance sheet

	31/12/2001	31/12/2000	Change 31/12/01-31/12/00
	(€/mil)	(€/mil)	(%)

ASSETS
Cash and deposits with central banks and post offices	570	443	+28.7
Loans	72,220	75,771	-4.7
• due from banks	12,648	14,011	-9.7
• loans to customers	59,572	61,760	-3.5
Dealing securities	8,508	5,457	+55.9
Fixed assets	10,448	9,236	+13.1
• investment securities	725	629	+15.3
• equity investments	8,687	7,549	+15.1
• intangible fixed assets	177	177	—
• tangible fixed assets	859	881	-2.5
Other assets	8,881	8,629	+2.9
Total assets	100,627	99,536	+1.1

LIABILITIES
Payables	79,263	75,969	+4.3
• due to banks	23,254	21,706	+7.1
• due to customers and securities issued	56,009	54,263	+3.2
Provisions	1,649	1,870	-11.8
• for taxation	696	948	-26.6
• for termination indemnities	417	408	+2.2
• for risks and charges	493	471	+4.7
• for pensions and similar	43	43	—
Other liabilities	6,904	10,114	-31.7
Subordinated liabilities	5,004	4,581	+9.2
Shareholders’ equity (1)	7,807	7,002	+11.5
Total liabilities	100,627	99,536	+1.1

GUARANTEES AND COMMITMENTS
Guarantees given	24,720	21,219	+16.5
Commitments	12,315	13,005	-5.3

(1)  Reserves are net of own shares in portfolio, 39,345,982 at a book value of 697 million Euro at 31 December 2000 and 17,080,403 at a book value of 294 million Euro at 31 December 2001.

Report on Operations

THE BANK’S RESULTS

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

SUPPLEMENTARY INFORMATION

SIGNIFICANT EVENTS AFTER THE YEAR END

The Bank’s results

The Bank’s operations and results in 2001 were influenced by the difficult market conditions; revenues showed in general a decrease, partly offset by measures of cost containment and tax optimization. Net income came to 1,184 million Euro, an increase of 5.6% on 2000.

To provide a more consistent comparison, the results of SANPAOLO IMI S.p.A. for 2001 are commented on below taking as a point of reference a pro forma statement of income for 2000, prepared assuming control of Banco di Napoli and the transfer of the public works and infrastructure business to Banca OPI from 1/1/2000.

Note that, as explained in greater detail in the Explanatory Notes, during the year the Bank has changed its method of accounting for dividends from subsidiaries; from 2001, dividends are recorded on an accrual basis, rather than when the dividends are actually received. The 2001 statement of income therefore reflects two years’ dividends from subsidiaries: those referring to 2000 earnings, received in 2001 (reclassified to extraordinary income for 433 million Euro) and those that refer to the earnings generated in 2001, based on the distribution proposal authorized by the Boards of Directors of the companies concerned at the time they approved their draft financial statements for 2001.

Net interest income

Net interest income in 2001 amounted to 1,583 million Euro, 2.4% lower than in 2000. Without taking into account the effects of the application of decree law 394/2000, converted into law 24/2001, which led to the booking of 18 million Euro less in interest income from mortgages, the reduction would have been 1.3%.

The trend in net interest income was affected above all by the continuing downward trend in market interest rates and spreads which began towards the end of 2000; in short-term activity carried out in Italy by the Bank, there was a spread contraction of 5 basis points (from 4.25% to 4.20%), brought about by a 13 basis points decline in the yield on loans compared with an 8 basis points reduction in the cost of sight deposits.

As regards customer volumes handled by the Bank, the average amounts of short-term loans granted by the Italian network, excluding repurchase agreements, reported an increase of 3.8%. On the liabilities side, on the other hand, there was a 7.1% slide in the average volume of deposits, net of repurchase agreements, mainly due to a 16.7% drop in the medium- and long-term component.

Net interest and other banking income

Net interest and other banking income came to 3,872 million Euro, 3% less than in 2000.

This was the result of a 17.9% fall in net commissions, down to 1,271 million Euro following a 29.4% drop in commission income from asset management and dealing activities, which were both penalized by the negative trend in financial markets. In contrast, all other types of commissions showed an increase; in particular, the strong growth in the commissions earned by loans and guarantees (+16.3%), helped by syndacated loans carried out at the end of the year, should be noted.

Net interest income

	2001	2000 pro forma	Change 2001 / 2000 pro forma (%)
	(€/mil)	(€/mil)

Interest income and similar revenues	4,658	5,592	-16.7
Interest expense and similar charges	-3,075	-3,970	-22.5
Net interest income	1,583	1,622	-2.4

Profits from financial transactions and dividends on shares amounted to 72 million Euro compared with 86 million Euro in 2000; again, this reduction is largely attributable to adverse market conditions.

Dividends on equity investments came to 946 million Euro, an increase of 28.4% on 2000; as mentioned previous, the dividends from subsidiaries booked in 2001 refer to the earnings they generated in that year.

Operating income

Operating income showed a reduction of 9.2% compared with 2000, coming to 1,838 million Euro.

The steps taken in the first part of 2001 to hold down costs led to a progressive deceleration in the rate of growth of administrative costs, which amounted to 2,004 million Euro, 1.1% up on 2000.

Net interest and other banking income

	2001	2000 pro forma	Change 2001 / 2000 pro forma (%)
	(€/mil)	(€/mil)
Net interest income	1,583	1,622	-2.4
Net commissions and other net dealing revenues	1,271	1,548	-17.9
• management, dealing and advisory services	755	1,070	-29.4
• asset management	682	923	-26.1
• brokerage/custody of securities and currencies	73	147	-50.3
• loans and guarantees	186	160	+16.3
• collection and payment services	115	112	+2.7
• deposits and current accounts	187	185	+1.1
• other services and net dealing revenues	28	21	+33.3
Profits and losses from financial transactions and dividends on shares	72	86	-16.3
Dividends from shareholdings	946	737	+28.4
Net interest and other banking income	3,872	3,993	-3.0

Operating income

	2001	2000 pro forma	Change 2001 / 2000 pro forma (%)
	(€/mil)	(€/mil)
Net interest and other banking income	3,872	3,993	-3.0
Operating costs	-2,034	-1,968	+3.4
• administrative costs	-2,004	-1,982	+1.1
• personnel	-1,295	-1,277	+1.4
• other administrative costs	-582	-567	+2.6
• indirect duties and taxes	-127	-138	-8.0
• other operating income, net	153	167	-8.4
• adjustments to tangible fixed assets	-109	-95	+14.7
• adjustments to intangible fixed assets	-74	-58	+27.6
Operating income	1,838	2,025	-9.2

Adjustments to tangible and intangible fixed assets went up by 19.6% due to the acceleration, in the second half of 2000, in capital expenditure in intangible assets designed to upgrade the distribution channels.

Income before extraordinary items

Income before extraordinary items, 1,289 million Euro, was 9.7% lower than in 2000.

Adjustments to goodwill and merger differences amounted to 28 million Euro compared with 27 million Euro in 2000.

Provisions and net adjustments to loans and financial fixed assets came to 521 million Euro, 8.6% less than 570 million Euro in 2000. In this connection, note that:

•      the adjustments made in 2001 reflect the higher provisions for credit risks, prudently taken against the deterioration in the economic scenario and designed both to cover the writedowns to market value of specific positions, such as Enron, and to increase the provisioning for the inherent risk associated with performing loans; at the end of the year, the general adjustments to cover the risk inherent in performing loans amounted to 469 million Euro, providing coverage of 0.80%;

•      in contrast, the provisions for risks and charges returned to normal levels, after the peak reached in 2000 to cover the effects of the possible renegotiation of subsidized building mortgages;

•      writedowns of 233 million Euro were also made to equity investments, compared with 213 million in 2000.

Net income

Net income, 1,184 million Euro, showed a 5.6% increase on 2000.

Net extraordinary income amounted to 801 million Euro, compared with 348 million Euro in 2000. Leaving aside the 433 million Euro of dividends paid by subsidiaries and related to the net income accrued in 2000, extraordinary income includes the economic effects that follow the operation of shortening of Banco di Napoli’s control structure, for a net total amount of 368 million Euro. The 30 million Euro capital gain realized on selling own shares to Fondazione Carivenezia as part of the acquisition of a 10.8% interest in Cardine Banca, should also be noted.

Extraordinary income also includes a non operating profit of 1.3 million Euro in connection with the sentence

Income before extraordinary items

	2001	2000 pro forma	Change 2001 / 2000 pro forma (%)
	(€/mil)	(€/mil)

Operating income	1,838	2,025	-9.2
Adjustments to goodwill and merger differences	-28	-27	+3.7
Provisions and net adjustments to loans and financial fixed assets	-521	-570	-8.6
• provisions for risks and charges	-30	-201	-85.1
• adjustments to loans and provisions for guarantees and commitments	-257	-140	+83.6
• net writedowns	-361	-420	-14.0
• net provisions for guarantees and commitments	-7	-8	-12.5
• recoveries	111	288	-61.5
• net adjustments to financial fixed assets	-234	-229	+2.2
• net adjustments of equity investments	-233	-213	+9.4
• net adjustments of investment securities	-1	-16	-93.8
Income before extraordinary items	1,289	1,428	-9.7

passed by the Rome Court of Appeal on 11 September 2001, which condemned the SIR Banking Consortium (in liquidation) to reimburse to SANPAOLO IMI the sum of 506 million Euro (in addition to interest at the legal rate) paid by IMI several years ago to the heirs of Nino Rovelli by way of damages. Without prejudice to the Bank’s ability to take other steps to protect its rights, based on the information currently available, the estimated realizable value of the receivable was calculated in terms of the entire net worth of the Consortium, namely 1.3 million Euro. Non operating profit was therefore booked for this amount, while at the same time writing off the equity investment that the Bank held in the Consortium (0.5 million Euro).

Net income

	2001	2000 pro forma	Change 2001 / 2000 pro forma (%)
	(€/mil)	(€/mil)
Income before extraordinary items	1,289	1,428	-9.7
Net extraordinary income	801	348	+130.2
• net gains on disposal of equity investments	4	255	-98.4
• other net extraordinary items	797	93	n.s.
Income before taxes	2,090	1,776	+17.7
Income taxes for the period	-906	-655	+38.3
Net income	1,184	1,121	+5.6

Operating volumes and organization

Customer financial assets

Customer financial assets at the end of 2001 came to 173.2 billion Euro, an increase of 1.4 billion compared with the start of the year as a result of new inflows which more than offset the devaluation of assets under management and administration brought about by the fall in share prices.

In greater detail, direct customer deposits grew by 3.2%, reaching 56 billion Euro by the end of the year. Within direct deposits taken by the Italian network, the positive trend in the short-term component, which most customers preferred given the uncertainty of the markets, should be noted: current accounts and deposits rose by 3.6%, while repurchase agreements went up by 13.2%. In contrast, medium- and long-term funding continued to slide: compared with the end of 2000, bonds were down 5.6% and certificates of deposit fell by 46.7%. Direct customer deposits taken by the foreign network, 10.7 billion Euro, registered a growth of 17.1% on an annual basis.

Customer financial assets

	31/12/2001		31/12/2000		Change
	Amount	%	Amount	%	31/12/01-31/12/00
	(€/mil)		(€/mil)		(%)
Asset management	64,583	37.3	65,424	38.1	-1.3
Asset administration (1)	52,583	30.4	52,094	30.3	+0.9
Direct deposits	56,009	32.3	54,263	31.6	+3.2
Customer financial assets	173,175	100.0	171,781	100.0	+0.8

(1)  To allow a consistent comparison, figures at 31/12/2000 exclude the assets of customers transferred in the first half of 2001 to Sanpaolo Invest’s accounts, as a consequence of the operational independence obtained by the subsidiary.

Direct customer deposits

	31/12/2001		31/12/2000		Change
	Amount	%	Amount	%	31/12/01-31/12/00
	(€/mil)		(€/mil)		(%)
Domestic network	45,318	80.9	45,137	83.2	+0.4
• Current accounts and deposits	26,863	48.0	25,933	47.8	+3.6
• Certificates of deposit	980	1.7	1,838	3.4	-46.7
• Bonds	11,717	20.9	12,414	22.9	-5.6
• Repurchase agreements and securities lending	3,979	7.1	3,516	6.5	+13.2
• Other deposits	1,779	3.2	1,436	2.6	+23.9
Foreign network	10,691	19.1	9,126	16.8	+17.1
Direct customer deposits	56,009	100.0	54,263	100.0	+3.2

Asset management

	31/12/2001		31/12/2000		Change
	Amount	%	Amount	%	31/12/01-31/12/00
	(€/mil)		(€/mil)		(%)
Mutual funds and fund-based portfolio management	52,310	81.0	55,237	84.4	-5.3
Portfolio management	4,065	6.3	4,249	6.5	-4.3
Life technical reserves	8,208	12.7	5,938	9.1	+38.2
Asset management	64,583	100.0	65,424	100.0	-1.3

At the end of 2001, the Bank had a 4.6% share of the domestic market for direct deposits.

Assets under management came to 64.6 billion Euro, down 1.3% on 12 months; the devaluation of stocks, 3.7 billion Euro, was only partially offset by a net flow of 2.9 billion Euro. Within asset management, the positive performance of the insurance sector should be noted: life technical reserves rose to 8.2 billion Euro, with an increase from the start of the year of 2.3 billion Euro (+38.2%). Mutual funds and fund-based portfolio management at the end of the year came to 52.3 billion Euro (-5.3%); during the year the Bank’s market share in Italy went from 10.4% to 10.5%.

Loans to customers

Net loans to customers, excluding non-performing loans, came to 59 billion Euro, a contraction of 3.5% compared with the end of December 2000. Within this total, medium- and long-term loans were the more dynamic component, with growth of 2.3% over the 12 months, compared with a 9.3% reduction in short-term loans.

Within the medium- and long-term segment, the good performance in lending to the retail sector continued: net mortgages disbursements granted to households amounted to 1.7 billion Euro, 8% up on 2000.

Mutual funds by type

	31/12/2001	31/12/2000
	%	%
Equity	22.6	28.0
Balanced	23.3	31.0
Bond	54.1	41.0
Total mutual funds	100.0	100.0

Loans to customers

	31/12/2001		31/12/2000		Change
	Amount	%	Amount	%	31/12/01-31/12/00
	(€/mil)		(€/mil)		(%)
Short-term loans	27,772	46.6	30,613	49.6	-9.3
Medium- and long-term loans	31,224	52.4	30,517	49.4	+2.3
Loans to customers excluding net NPLs	58,996	99.0	61,130	99.0	-3.5
Net non-performing loans	576	1.0	630	1.0	-8.6
Loans to customers	59,572	100.0	61,760	100.0	-3.5

Loans to customers by counterparty

	31/12/2001		31/12/2000		Change
	Amount	%	Amount	%	31/12/01-31/12/00
	(€/mil)		(€/mil)		(%)
Loans to households	11,579	19.4	10,992	17.8	+5.3
Loans to family businesses and non-financial companies	38,135	64.0	39,563	64.1	-3.6
Loans to financial companies	9,023	15.2	10,009	16.2	-9.9
Loans to governments and public bodies	719	1.2	1,062	1.7	-32.3
Other	116	0.2	134	0.2	-13.4
Loans to customers	59,572	100.0	61,760	100.0	-3.5

Overall, the loans granted in Italy to households, representing around 20% of the total, increased by 5.3% year-on-year.

Doubtful loans

Net doubtful loans decreased by the end of 2001 to 1,362 million Euro compared with 1,498 million at the start of the year, a reduction of 9.1%. This trend was helped by the completion, in May, of a non recourse sale of non-performing loans with a book value of around 110 million Euro. More specifically, in loans to customers:

•     net non-performing loans, 576 million Euro, decreased by 54 million Euro on the beginning of the year; the ratio of net non-performing loans to net loans to customers remained stable at 1%. At the end of December, non-performing loans coverage ratio was 76.7%, taking fiscal write-offs into account;

•      problem, restructured and in course of restructuring loans came to 704 million Euro, down by 22 million on the beginning of the year; coverage ratio was 27.3%;

•      non-guaranteed loans to customers in countries subject to country risk fell from 88 million at the end of 2000 to 26 million Euro at the end of 2001, above all thanks to the repayment of loans to customers resident in Argentina.

Loans to customers by type of lending

	31/12/2001		31/12/2000		Change
	Amount	%	Amount	%	31/12/01-31/12/00
	(€/mil)		(€/mil)		(%)
Loans to households	11,579	19.4	10,992	17.8	+5.3
• Domestic network	11,570	19.4	10,991	17.8	+5.3
• overdraft	619	1.0	717	1.2	-13.7
• personal loans	586	1.0	571	0.9	+2.6
• mortgage loans	9,924	16.7	9,354	15.1	+6.1
• other	441	0.7	349	0.6	+26.4
• Foreign network	9	0.0	1	0.0	n.s.
Loans to family businesses, companies, governments, public bodies and others	47,993	80.6	50,768	82.2	-5.5
• Domestic network	39,149	65.8	41,733	67.6	-6.2
• overdraft	7,111	11.9	8,446	13.7	-15.8
• repurchase agreements	483	0.8	857	1.4	-43.6
• import/export financing	1,843	3.1	1,905	3.1	-3.3
• mortgage loans	16,013	27.0	17,239	27.9	-7.1
• other	13,699	23.0	13,286	21.5	+3.1
• Foreign network	8,844	14.8	9,035	14.6	-2.1
Loans to customers	59,572	100.0	61,760	100.0	-3.5

Analysis of loan portfolio

	31/12/2001		31/12/2000		Change
	Amount	%	Amount	%	31/12/01-31/12/00
	(€/mil)		(€/mil)		(%)
Non-performing loans	576	1.0	630	1.0	-8.6
Problem, restructured and in course of restructuring loans	704	1.2	726	1.2	-3.0
Loans to countries at risk - customers	26	0.0	88	0.1	-70.5
Performing loans	58,266	97.8	60,316	97.7	-3.4
Total loans to customers	59,572	100.0	61,760	100.0	-3.5
Non-performing and problem loans - banks	—		1		n.s.
Loans to countries at risk - banks	56		53		+5.7

Activities on financial markets

The Bank’s securities portfolio at the end of 2001 amounted to 9.2 billion Euro, a 51.7% year-on-year increase; investment securities, 725 million Euro, represented at the end of December 2001 7.9% of the total compared with 10.3% at the end of 2000. The treasury securities portfolio was 5.7 billion Euro at the end of the year; it was made up for more than 70% by government securities, prevalently CCTs and BOTs.

Equity investments

The equity investment portfolio increased during 2001 by a net of 1.1 billion Euro, rising to 8.7 billion Euro. The most important operations during the year, which are explained in greater detail in the Group Report on Operations, involved the following:

•                  the completion of the acquisition from Fondazione Cassa di Risparmio di Venezia of a 10.8% stake in Cardine Banca; SANPAOLO IMI paid for the investment by giving Fondazione Cassa di Risparmio di Venezia 27.5 million of own shares, equal to 1.96% of its share capital, worth 516 million Euro;

•                  the purchase of a 3.5% interest in CDC Ixis, the investment bank of the CDC Group, for 323 million Euro;

•                  the acquisition of 21% of Cassa dei Risparmi di Forlì for a total outlay of 169 million Euro;

•                  the increase from 97.7% to 100% of the stake held in the ordinary capital of Banco di Napoli, for 65 million Euro;

•                  the acquisition of 15% of Banka Koper, a bank operating in Slovenia, for an outlay of 37 million Euro.

Mention should also be made of the sale of 100% of Sanpaolo Immobiliare, the company that specializes in handling the non-performing mortgage loans acquired without recourse from the Parent Bank in 1994, making a pre-tax capital gain of 5 million Euro.

Securities, interbank position and derivatives

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount	%	Amount	%
	(€/mil)		(€/mil)		(%)
Investment securities	725	7.9	629	10.3	+15.3
Dealing securities	8,508	92.1	5,457	89.7	+55.9
Total portfolio	9,233	100.0	6,086	100.0	+51.7
Loans to banks	12,648		14,011		-9.7
Funding from institutional banking organizations	2,618		3,356		-22.0
Funding from other banks	20,636		18,350		+12.5
Derivatives and forward transactions in foreign currencies (at nominal value)	101,945		86,768		+17.5

Equity investments

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
	Amount	%	Amount	%
	(€/mil)		(€/mil)		(%)
Investments	8,687	100.0	7,549	100.0	+15.1
• in Group companies	6,584	75.8	6,335	83.9	+3.9
• others	2,103	24.2	1,214	16.1	+73.2

The distribution network

During the course of 2001, the Bank continued its efforts to reinforce the distribution structure, focusing its action both to the development of innovative channels and to the selective growth in the branch network, accompanied by initiatives designed to introduce a further branch specialization.

As regards innovative channels, at the beginning of March the launch to retail customers of information and statement services through the Internet and mobile phone, was of particular importance; at the end of the year, the number of contracts allowing private customers to operate in an integrated way using both traditional and direct channels amounted to 180,000. Also, companies and small entrepreneurs were provided with Internet services; in this context a remote light service was launched.

The strengthening of the distribution structure was also directed towards the development of the branch networks in terms of both quantity and quality. In terms of quantity, the Bank’s Italian network increased by 44 branches, reaching a total of 1,376 by the end of 2001, while, among the initiatives geared to improving service quality, the launch of a project aimed at specializing each branch in the prevalent customer segment (households and small entrepreneurs on the one hand, and small- and medium-sized companies on the other) was of particular importance. This project, which envisages the opening of 130 business centers, brought to the creation of 35 branches dedicated to entrepreneurs.

The foreign network was involved in buying the Hong Kong branch of Banco di Napoli, as well as in opening three representative offices in Mexico City, Prague and Budapest.

Personnel

The Bank’s personnel, which consisted of 20,228 employees at the end of the year, remained more or less stable during the year; the net change was 9 people, the result of 658 new hires and 649 resignations. This is the result of a rationalization policy to accelerate the generation change, encouraging the recruitment of younger employees and specialists, while at the same time continuing the programs of voluntary incentive retirement.

Distribution network

	31/12/2001	31/12/2000	Change 31/12/01-31/12/00
			(%)
Banking branches and area offices	1,387	1,342	+3.4
• Italy	1,376	1,332	+3.3
• Abroad	11	10	+10.0
Representative offices	16	13	+23.1

Personnel

	31/12/2001		31/12/2000		Change 31/12/01-31/12/00
		%		%	(%)
Period-end headcount	20,228	100.0	20,219	100.0	+0.0
• executives (1)	354	1.8	198	1.0	n.s.
• managers (1)	7,854	38.8	7,408	36.6	n.s.
• other employees	12,020	59.4	12,613	62.4	-4.7

(1)       The distinction between executives and managers at 31/12/2001 follows the changes in the staff organization introduced by the National Collective Labour Contract for the banking sector. The comparison with the previous periods is therefore inconsistent.

Capital and reserves

Net shareholders’ equity

The Bank’s shareholders’ equity at 31 December 2001 was 7,807 million Euro, net of own shares. Movements during the year were as follows:

Movements in the Bank shareholders’ equity	€/mil

Net shareholders’ equity at 1 January 2001	7,002
Decreases	-787
• Dividends	-787
Increases	1,592
• Capital	1
• Share premium reserve	4
• Decrease in own shares held by the Parent Bank	403
• Net income for the year	1,184
Net shareholders’ equity at 31 December 2001	7,807

The increase of 1 million Euro in equity capital and of 4 million Euro in the share premium reserve followed the subscription of 422,916 shares at a unit price of 12.396 Euro by Group senior managers, as part of the stock option plan explained in the Group Report on Operations, to which reference is made.

Own shares

At the end of 2000, the Parent Bank held 39,345,982 shares (for a nominal value of 110 million Euro, with a book value, carried at cost, of 697 million Euro). During 2001, it bought 5,238,150 shares (15 million Euro nominal value, for a total cost of 83 million Euro), and sold 27,503,729 shares (77 million Euro nominal value, for total proceeds of 516 million Euro). At the end of December 2001, the Bank held 17,080,403 shares (48 million Euro nominal value, with a book value of 294 million Euro). On 15 March 2002 the Bank held 34,409,672 own shares, 2.45% of the equity capital, with a book value of 498 million Euro.

Regulatory capital and capital adequacy

The ratio of regulatory capital to total risk-weighted assets for credit and market risk showed a total solvency ratio at the end of 2001 of 12.6%. The ratio between Tier 1 capital and total risk-weighted assets came to 10%.

Regulatory capital and capital adequacy (1)

	31/12/2001	31/12/2000
Regulatory capital (€/mil)
Tier 1 capital	7,829	7,027
Tier 2 capital	2,957	2,659
less: prescribed deductions	-1,010	-297
Regulatory capital	9,776	9,389
Subordinated Tier 3 capital	107	70
Total capital	9,883	9,459
Weighted assets (€/mil)
Credit risk	77,065	73,429
Market risk	1,529	1,000
Other requirements
Total assets	78,594	74,429
Capital adequacy ratios (%)
Tier 1 ratio	10.0	9.4
Total capital ratio	12.6	12.7

(1)       The ratios reflect the Bank of Italy’s regulatory clarifications made in its technical note of 3 August 2001.

Supplementary information

The Board of Directors, Executive Committee and Management

As required by Consob Recommendation 1574/1997 it should be noted that, in accordance with Art. 15 of the Articles of Association, the Board of Directors appointed an Executive Committee from among its members (with the Chairman, the Deputy Chairmen and the Managing Directors as ex officio members), and defined the number of members, mandates, term in office, as well as its working rules and powers. It also appointed the Managing Directors, laying down their powers and duties.

The Executive Committee exercises powers conferred by the Board of Directors in connection with operations, loan recovery, other economic sacrifices, assets and liabilities in dispute and pre-litigation, not involving recoveries, administrative matters, equity investments, personnel and expenditure, as well as a general authority in urgent cases to take any measures needed to protect the Bank’s interests; such action is reported to the Board at its next meeting.

Powers regarding the granting of credit have also been granted to special Committees made up of the Managing Directors and the heads of the relevant departments.

The Managing Directors have also been given powers by the Board of Directors in operational matters, Group system for granting credit limits to banking institutions, country risk, financial risk management and control, loan recovery, other economic sacrifices, assets and liabilities in dispute and pre-litigation, not involving recoveries, administrative matters, equity investments, personnel and structures, and expenditure, as well as - in general terms and within their own decision-making limits or in execution of resolution taken by higher Bodies - all of the powers needed to the ordinary management of the Bank, providing they are not reserved specifically to other Bodies by the Articles of Association or by an exclusive mandate from the Board of Directors.

In accordance with Art. 20 of the Articles of Association, the Board of Directors has appointed a Central Management, deciding on the number of its members, their powers and how their functions are to be divided up among them.

The Central Management - which reports to the Managing Directors - is responsible for implementing the decisions of the Board of Directors, the Executive Committee, the Chairman and the Managing Directors; it handles all matters of day-to-day management; it supervises the Bank’s structure and the functioning of services; it decides on personnel allocations and functions, other than those of executives. It can also delegate certain powers internally and on a continuous basis to executives and other head office personnel, area and branch managers.

Transactions with Group companies and related parties

As explained in greater detail in the Group Report on Operations, transactions between the Bank, subsidiary companies and associated companies take place in accordance with current legislation and are arranged on a mutually equitable basis. Transactions with related parties as defined in the Consob Communications dated 20 February 1997, 27 February 1998 and 6 April 2001 - including those with personnel and officers of the SANPAOLO IMI Group and any companies they control - similarly comply with current legislation and are conducted on an arm’s-length basis. Investments in the Bank and in the companies it controls held by the Directors, Statutory Auditors and General Managers of the Bank are detailed in the Group Report on Operations.

The year’s intercompany transactions between the Bank and other members of the SANPAOLO IMI Banking Group are summarized in the Explanatory Notes.

The stock option plan

The Bank has developed three stock option plans for its managers. The plans are detailed in the Group Report on Operations, to which reference is made.

The Euro project

The Euro project is also detailed in the Group Report on Operations, to which reference is made.

Significant events after the year end

The Bank’s customer financial assets have remained stable at end-2001 levels during the first two months of 2002. Within this overall aggregate, however, there has been a significant shift into asset administration, increased by 1.6 billion Euro from the beginning of the year, against a reduction of 1.3 billion Euro in direct deposits. Net asset management flow, 0.4 billion Euro, has been driven above all by the positive trend in insurance sector: life technical reserves have risen to 8.7 billion Euro at the end of February (+47.4% year on year).

As regards the prospective trend in the Bank’s operating volumes and profit margins, the same considerations apply as were made for the Group. It is worth mentioning that the results for the first two months of the year are mainly in line with budget.

Turin, 26 March 2002

The Board of Directors

Proposal for the approval of the financial statements and allocation of net income for the year

Shareholders,

We submit the 2001 financial statements of Sanpaolo IMI for your approval.

Taking into account the fact that the legal reserve exceeds the maximum limit foreseen by art. 2430.1 of the Civil Code (20% of the share capital) and that it is therefore not necessary to allocate 10% of 2001 net income to the legal reserve, in accordance with the law and art. 22 of the Articles of Association, we would like to propose the following allocation of the net income of € 1,183,725,756.01:

•                  € 800,531,434.98 to the Shareholders, by means of a dividend of € 0.57 for each of the 1,404,441,114 ordinary shares making up the share capital, to be distributed to the shares in circulation, transferring to the extraordinary reserve any dividends referring to any own shares that the Bank may hold on 20 May 2002, the date that the shares go ex-dividend;

•                  € 880,861.53 to the reserve ex art. 13.6. of D.Lgs. 124/93 to take advantage of the tax deductibility deriving from the possibility to set up such a reserve in suspense for tax purposes, for an amount equal to 3% of the portions of employee termination indemnities applied to supplementary pension schemes;

•                  € 382,313,459.50 to the extraordinary reserve.

Dividends will have a full tax credit (56.25%) in accordance with D.Lgs. 467/97 and will be available for collection from 23 May 2002.

The proposed distribution is in line with the positive trends that the Bank is seeing in the early months of 2002, without affecting the adequacy of the Bank’s and the Group’s regulatory capital and solvency ratios.

If this proposal is approved, the Shareholders’ equity of Sanpaolo IMI – after the allocation of net income and without considering the effects of any own shares that may be held by the Bank, the Shareholders’ equity will be composed of:

€

Composition of Shareholders’ equity of Sanpaolo IMI after allocation of 2001 net income
Share capital	3,932,435,119.20
Legal reserve	792,561,421.30
Additional paid-in capital	21,650,168.93
Other reserves	2,217,757,885.43
Reserve D.Lgs. 153/99	641,000,000.00
Reserve art. 7c. 3 L. 218/90	80,359,536.66
Reserve L. 169/83	11,514,113.06
Reserve ex art. 21 D.Lgs. 213/98	41,859,974.96
Reserve ex art.13.c.6 D.Lgs. 124/93	3,626,950.23
Reserve for purchase of own shares	1,000,000,000.00
Extraordinary reserve	439,397,310.52

Reserve for general banking risks	335,696,984.41
7,300,101,579.27

Turin, 26 March 2002

The Board of Directors

Report of the Board of Statutory Auditors as per art. 153 of D. Lgs. 58 of 24 February 1998 and art. 2429.3 of the Italian Civil Code

Shareholders,

The 2001 financial statements that you are being asked to approve, together with the consolidated financial statements which have been made available to you for your information, were sent to us within the legal deadline. They have been prepared in accordance with the provisions of D.Lgs. 87 of 27 January 1992 and with the instructions issued by the Bank of Italy on 30 July 1992 and subsequent updates.

The statutory and consolidated directors’ reports on operations give a complete and exhaustive picture of the results, assets and liabilities and financial position of the Bank and of the Group, their performance during the course 2001, as well as events after the end of the year.

The annual report includes the report on the system of corporate governance and on the Bank’s adoption of the Code of Conduct for Listed Companies promoted by Borsa Italiana S.p.A. This report, which has been prepared in accordance with the guidelines laid down by Borsa Italiana S.p.A., updated on 28 February 2002, indicates that the Bank has confirmed its adherence to the Code. This has entailed, among other things, setting up Technical Committees to handle advisory and investigatory functions with the participation of executive and non-executive directors. They have been assigned the task of monitoring questions of specific interest for effective management of the Bank in relation to matters, such as the system of internal control, the remuneration of directors and top managers, and the completeness of information submitted to the Board of Directors.

In addition to these Committees, which are specifically envisaged by the Code of Conduct, the Bank has also set up two other technical committees to raise the quality and transparency of corporate governance: the Group Technical Risk Committee and the Ethics Committee.

In accordance with the recommendation of the Code, the Bank has also drawn up a set of Regulations Governing Shareholders’ Meetings based on the standard version prepared by ABI together with Assonime.

As regards the organizational changes that have been needed, we would also like to point out that on 26 March 2002 the Bank’s Board of Directors approved Group Regulations that defines the Group’s overall organizational structure, the basic principles according to which it operates, the areas of competence and the responsibilities of the corporate centre, as well as the mechanisms and instruments by which the Group coordinates operations as a whole. These Regulations, integrated by procedures, directives and authorizations, serve to provide a reference framework for the Group’s corporate mission, creating a strong sense of management cohesion and unity, in line with the recommendations of the Bank of Italy and the Group’s own need for healthy and prudent administration.

The directors’ reports on operation and the explanatory notes for the Bank and the Group contain all of the information required by CONSOB and the Bank of Italy. In particular, we have seen that the notes to the statutory and consolidated financial statements contain the information required by CONSOB in its Communication 1011405 of 15 February 2001, sent to banks quoted on regulated markets concerning tax benefits under the Ciampi Law, the renegotiation of subsidized mortgage loans that could be considered “usurious”, and the question of “anatocism”. As regards this last matter, we have taken note of the information given in the notes that at 31 December 2001 there were 210 lawsuits pending, for which according to current jurisprudence, the Bank is of the opinion that there will not be any future liabilities; any contingent liabilities are in any case covered by the portion of the provision for risks and charges set aside for such matters, amounting to € 36.5 million.

We have also checked that the explanatory notes give all of the information on the change in accounting treatment of dividends from subsidiaries, which from 2001 entails booking dividends in the year they accrue, rather than the year in which they are receivable. In accordance with CONSOB and Bank of Italy instructions on this matter, pro forma statements of income restating the situation as though the new treatment of dividends had been applied consistently over time have been prepared as attachments to the financial statements to permit analysis on a comparable basis.

Details of intercompany transactions and transactions with related companies are given in the reports on operations or in the explanatory notes. They form part of the Bank’s normal operations and are conducted on an arm’s-length basis, at conditions that are considered mutually beneficial. We can confirm that all significant transactions between the Parent Bank and related parties are approved by the Board of Directors.

We would also like to recall that the sale of equity investments between the Bank and Compagnia di Sanpaolo approved during the year and currently being finalized is to be considered an atypical or unusual intercompany or related party transaction in 2001 (as per CONSOB Communication of 6 April 2001). The Board of Directors has provided adequate information on this transaction in the report on operations. The Bank has in fact applied for Bank of Italy approval for this transaction, as required, demonstrating that it is totally in line with the regulatory capital structure.

As regards transactions with directors, managers or statutory auditors of the Bank or of Group companies, we can confirm that they take place in compliance with art. 136 of the Consolidated Banking Act (D. Lgs. 385/93); in other words, such transactions have to be unanimously approved by the Board of Directors with the consent of all the Statutory Auditors, applying the normal rules on abstentions. The same procedure also applies to those who act as directors, managers and statutory auditors at a bank or company belonging to the Group for transactions carried out with the same Bank or with another bank or company belonging to the Group. In such cases, transactions have to be approved by the Board and Statutory Auditors of the bank or contracting company, with the Parent Bank’s consent. A particular section of the notes to the financial statements lists, in addition to their remuneration, any loans or guarantees granted to the Directors, Statutory Auditors and General Managers of the Parent Bank.

The information laid down in art. 10 of Law 72/83 have been provided in the sections of the notes on revalued assets.

The 2001 statutory and consolidated half-yearly reports on operations, which were sent to us by the Board of Directors before the legal deadline, were prepared and published as laid down by CONSOB. Quarterly reports were published within the legal deadline.

During the course of the year ended 31 December 2001, we carried out our supervisory activities as laid down by law taking account, among other things, of the Standards of Behaviour for the Board of Statutory Auditors recommended by the Italian Accounting Profession. For example:

•                  we have taken part in 16 meetings of the Board of Directors and 23 meetings of the Executive Committee held during 2001. In the same period we have met 9 times to do our routine audit checks and, pursuant to art. 150 of D.Lgs. 58/98, have obtained from the directors on a quarterly basis information on the exercise of powers within the Parent Bank, on the Bank’s activities and on operations of particular economic or financial importance carried out by the Bank or its subsidiaries, making sure that any action taken was legal and in accordance with the Articles of Association, and that it was not clearly imprudent, risky, in potential conflict of interest or in contrast with resolutions passed by the Shareholders’ Meeting;

•                  we have acquired knowledge about - and monitored - the adequacy of the Bank’s organizational structure and compliance with the principles of good management by means of direct observation, information gathered from the heads of the various functions, and meetings with the independent auditors for a reciprocal exchange of relevant data and information; in particular, during 2001 we have acquired detailed knowledge about the checks carried out by the

Internal Auditing function by reading their quarterly reports on the work performed on the Parent Bank and its subsidiaries, as well as the detailed reports made available to us at the end of each audit. In particular, during the course of our periodic meetings, the head of the Internal Auditing function has explained to us the outcome of the audits that they carried out at the subsidiaries Banca Sanpaolo Invest S.p.A., Banco di Napoli S.p.A. and Sanpaolo IMI Wealth Management S.p.A.; these checks mainly involved the organizational structure, the evolution of risk profiles, credit line authorizations and matters regarding expenses, the supervisory regulations and the functioning of the internal control system;

•                  we have evaluated and monitored the adequacy of the internal control system and of the administrative and accounting system, as well as its reliability to give a true and fair view of operations; we did this by obtaining information from the heads of the various departments, examining company documents and analysing the results of the work performed by the independent auditors. With regard to the organizational structure of the Bank, we would like to point out that the Internal Auditing department verifies that the whole system is adequate to guarantee control over risks from every point of view and that operations are carried out in accordance with official procedures and internal and external regulations; it also has the task of evaluating the whole internal control system and reporting any anomalies. The Internal Auditing department reports quarterly on its work at the Parent Bank, the foreign branches and Group companies to the Board of Directors and provides information to the Board of Statutory Auditors, the Managing Directors and the Audit Technical Committee on the matters that interest them;

•                  we have checked compliance with the law on the format and preparation of the financial statements and of the report on operations, as well as on the adequacy of the instructions issued by the Bank to its subsidiaries pursuant to art. 114.2 of D.Lgs. 58/98, through direct checks and information received from the independent auditors. These checks showed that the administrative and accounting system is adequate and reliable to give a true and fair view of operations.

Based on our work, no significant matters have emerged that would need to be reported to the Supervisory Authorities or mentioned in this report.

As of the date of this report, no complaints have been received as per art. 2408 of the Civil Code, not from Shareholders.

Given the above, having also examined the reports of PwC S.p.A., the independent auditors, and taken into account that the matters that they highlighted are not critical, we express our opinion in favour of the proposal to approve the 2001 financial statements, confirming that the proposed allocation of net income made by the Board of Directors is in accordance with the law and the Articles of Association, as well as being reasonably justified according to the Bank’s economic and capital situation.

Concerning the request for authorization to purchase own shares, we can confirm that the resolution complies with articles 2357 and 2357-ter of the Civil Code, article 132 of D.Lgs. 58 dated 24 February 1998 and with CONSOB’s instructions. The reports prepared by the Directors on the other points on the agenda of the Shareholders’ Meeting called to approve the financial statements are complete and prepared in accordance with the law and the Articles of Association.

In accordance with CONSOB Recommendation 1025564 of 6 April 2001, we would like to inform you that in 2001 the Bank engaged PwC S.p.A. to carry out the following work in additional to the audit of the annual and half-year reports, for fees of € 384,279, with our approval:

•                  due diligence of the Cardine Banca group, in relation to the plan to merge with the Sanpaolo IMI;

•                  the issue of comfort letters in connection with the Offering Circular for the placement of Euro Medium Term Notes and the so-called “Green” Synthetic Securitization.

These engagements form part of the activities for which best practice or foreign market authorities require a compulsory audit by the independent accounting firm which audits the financial statements.

Lastly, we would like to mention that in 2001 the Bank has not made any appointments to entities related to the independent auditors on an ongoing basis. Fees paid during the year to such entities for appointments made in previous years amount to €69,000, including VAT.

Turin, 9 April 2002

The Board of Statutory Auditors

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1.                                       We have audited the financial statements of Sanpaolo IMI SpA (the “Bank”) as of 31 December 2001. These financial statements are the responsibility of Sanpaolo IMI’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.

2.                                       We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange. Those standards and criteria require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain subsidiaries have been audited by other auditors, who have provided us with their related reports. Our opinion expressed on this report, insofar as it relates to the amounts included for such subsidiaries, representing 49 per cent of the caption “Investment in Group companies” and 3 per cent of “Total assets”, is also based upon the audit of other auditors.

For the opinion on the financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to the auditors’ report issued by other auditors on 2 April 2001.

3.                                       In our opinion, the financial statements present fairly the financial position of Sanpaolo IMI SpA as of 31 December 2001 and the results of its operations for the year then ended, in accordance with the Italian regulations governing financial statements.

4.                                       For a more immediate understanding of the financial statements, we draw your attention to the following circumstances, more widely described in the Report on Operation and in the Explanatory Notes to the financial statements:

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981 433 Cap. Soc. 3.754.400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 V. le Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 – Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

(a)                                  the Bank has modified the accounting policy related to the dividends from direct subsidiaries. In particular, such dividends are booked, from the financial year 2001, on an accrual basis instead of on a cash basis, subject to the condition that the subsidiaries’ Boards of Directors have approved the proposals of dividend distribution prior to the Bank’s Board of Directors approval of the financial statements. The effect on the net income and on the shareholders’ equity arising from the new accounting policy, are described in the Report on Operation, within the comments on the result for the year, and in the Explanatory Notes to the financial statements, under Part C, Section 6 and in the attached pro-forma;

(b)                                 the Bank holds controlling interests in subsidiaries and has therefore prepared (as required by law) the Group consolidated financial statements. Such consolidated financial statements represent an integration of the Bank’s stand alone financial statements, in order to provide adequate information with respect to the financial position and results of operations of the Bank and of the Group. The consolidated financial statements have been examined by us and are presented, with the related audit opinion, together with the Bank’s financial statements.

Turin, 9 April 2002

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

Parent Bank financial statements

PARENT BANK BALANCE SHEET

PARENT BANK STATEMENT OF INCOME

EXPLANATORY NOTES TO THE PARENT BANK FINANCIAL STATEMENTS

Parent Bank balance sheet

(in Euro)

		31/12/01		31/12/00
ASSETS
10.	Cash and deposits with central banks and post offices		569,593,198		442,495,988
20.	Treasury bills and similar bills eligible for refinancing with central banks		2,493,463,658		788,672,699
30.	Due from banks		12,648,050,686		14,011,333,447
	a) repayable on demand	1,176,452,625		577,796,973
	b) other deposits	11,471,598,061		13,433,536,474
40.	Loans to customers		59,571,670,316		61,759,856,289
	of which:
	• loans using public funds	63,948,432		37,872,695
50.	Bonds and other debt securities		6,738,624,834		5,285,551,932
	a) public entities	1,972,878,856		2,477,082,377
	b) banks	3,455,335,761		2,007,175,171
	of which:
	• own bonds	252,288,291		430,337,610
	c) financial institutions	488,132,178		145,057,000
	of which:
	• own bonds	—		—
	d) other issuers	822,278,039		656,237,384
60.	Shares, quotas and other equities		1,022,554		11,118,991
70.	Equity investments		2,103,693,615		1,214,306,342
80.	Investments in Group companies		6,583,616,365		6,335,401,554
90.	Intangible fixed assets		176,882,931		177,303,857
	of which:
	• start-up costs	—		—
	• goodwill	4,574,580		—
100.	Tangible fixed assets		859,046,098		880,650,514
120.	Own shares (nominal value € 47,825,125.40)		293,861,409		697,321,064
130.	Other assets		7,423,537,246		6,837,506,399
140.	Accrued income and prepaid expenses		1,456,331,786		1,791,439,436
	a) accrued income	1,246,940,053		1,721,744,067
	b) prepaid expenses	209,391,733		69,695,369
	of which:
	• discounts on bond issues	6,420,992		7,374,924
Total assets			100,919,394,696		100,232,958,512

(in Euro)

		31/12/01		31/12/00
LIABILITIES AND SHAREHOLDERS’ EQUITY
10.	Due to banks		23,254,045,034		21,705,486,596
	a) repayable on demand	1,895,644,707		2,112,952,543
	b) time deposits or with notice period	21,358,400,327		19,592,534,053
20.	Due to customers		40,147,114,980		37,608,980,630
	a) repayable on demand	28,433,023,026		26,274,055,703
	b) time deposits or with notice period	11,714,091,954		11,334,924,927
30.	Securities issued		15,774,967,965		16,596,884,648
	a) bonds	11,706,247,136		12,413,740,279
	b) certificates of deposit	3,644,956,254		3,679,072,349
	c) other	423,764,575		504,072,020
40.	Public funds administered		60,764,152		39,320,020
50.	Other liabilities		5,579,327,982		8,068,600,744
60.	Accrued expense and deferred income		1,350,514,069		2,062,742,749
	a) accrued expense	1,115,238,787		1,848,787,456
	b) deferred income	235,275,282		213,955,293
70.	Provision for termination indemnities		416,819,673		407,683,583
80.	Provisions for risks and charges		1,232,035,666		1,462,765,715
	a) pensions and similar commitments	42,834,590		43,338,262
	b) taxation	695,997,407		947,975,345
	c) other	493,203,669		471,452,108
90.	Reserve for possible loan losses		—		—
100.	Reserve for general banking risks		335,696,984		335,696,984
110.	Subordinated liabilities		5,003,172,161		4,580,712,498
120.	Capital		3,932,435,119		3,931,250,954
130.	Additional paid-in capital		21,650,169		17,591,867
140.	Reserves		2,627,124,986		2,216,629,435
	a) legal reserve	792,561,422		792,561,422
	b) reserve for own shares	293,861,409		697,321,064
	c) statutory reserves	—		—
	d) other reserves	1,540,702,155		726,746,949
160.	Retained earnings		—		—
170.	Net income for the year		1,183,725,756		1,198,612,089
Total liabilities and Shareholders’ equity			100,919,394,696		100,232,958,512

		31/12/01		31/12/00
GUARANTEES AND COMMITMENTS
10.	Guarantees given:		24,720,013,291		21,219,009,169
	of which:
	• acceptances	113,488,197		153,174,321
	• other guarantees	24,606,525,094		21,065,834,848
20.	Commitments		12,315,412,246		13,005,317,113
	of which:
	• for sales with obligation to repurchase			—	—

Parent Bank statement of income

(in Euro)

		2001		2000
10.	Interest income and similar revenues		4,658,406,673		5,232,693,996
	of which:
	• loans to customers	3,678,244,499		4,076,343,587
	• debt securities	341,642,894		375,658,729

20.	Interest expense and similar charges		-3,078,886,204		-3,476,887,951
	of which:
	• deposits from customers	-1,043,414,166		-889,154,886
	• debt securities	-946,260,103		-1,313,473,240
30.	Dividends and other revenues		2,752,727,185		746,306,729
	a) from shares, quotas and other equities	361,475		384,184
	b) from equity investments	82,838,978		108,596,278
	c) on investments in Group companies	2,669,526,732		637,326,267
40.	Commission income		1,349,051,713		1,643,579,509
50.	Commission expense		-78,233,586		-93,614,072
60.	Profits (losses on financial transactions)		72,045,877		85,600,439
70.	Other operating income		160,831,159		172,212,773
80.	Administrative costs		-2,004,002,151		-1,987,521,242
	a) payroll	-1,294,679,085		-1,280,598,310
	of which:
	• wages and salaries	-929,217,538		-917,545,159
	• social security charges	-298,815,734		-295,522,325
	• termination indemnities	-66,645,813		-67,530,826
	• pensions and similar commitments	—		—
	b) other	-709,323,066		-706,922,932
90.	Adjustments to intangible and tangible fixed assets		-211,192,010		-179,580,858
100.	Provisions for risks and charges		-30,223,770		-200,774,931
110.	Other operating expenses		-8,106,706		-5,040,373
120.	Adjustments to loans and provisions for guarantees and commitments		-449,077,566		-494,479,028
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		192,160,127		354,528,717
140.	Provisions to the reserve for possible loan losses		—		—
150.	Adjustments to financial fixed assets		-1,666,577,938		-229,829,831
160.	Writebacks of adjustments to financial fixed assets		1,054,490		236,408
170.	Income from operating activities		1,659,977,293		1,567,430,285
180.	Extraordinary income		492,696,260		374,247,806
190.	Extraordinary expenses		-62,616,454		-32,042,652
200.	Extraordinary net income		430,079,806		342,205,154
220.	Income taxes		-906,331,343		-711,023,350
230.	Net income for the period		1,183,725,756		1,198,612,089

Explanatory notes to the Parent Bank financial statements

Introduction – Background information
• Form and content of the statutory financial statements
• Description of accounting policies
• Restatement of the reclassified financial statements
• Audit of the statutory financial statements
• Half-year report

Part A – Accounting policies
•	Section	1	– Description of accounting policies
•	Section	2	– Adjustments and provisions recorded for fiscal purposes

Part B – Balance sheet
•	Section	1	– Loans
•	Section	2	– Securities
•	Section	3	– Equity investments
•	Section	4	– Tangible and intangible fixed assets
•	Section	5	– Other assets
•	Section	6	– Payables
•	Section	7	– Provisions
•	Section	8	– Capital, equity reserves and subordinated liabilities
•	Section	9	– Other liabilities
•	Section	10	– Guarantees and commitments
•	Section	11	– Concentration and distribution of assets and liabilities
•	Section	12	– Administration and dealing on behalf of third parties

Part C – Statement of income
•	Section	1	– Interest
•	Section	2	– Commissions
•	Section	3	– Profits (losses) on financial transactions
•	Section	4	– Administrative costs
•	Section	5	– Adjustments, writebacks and provisions
•	Section	6	– Other statement of income captions
•	Section	7	– Other information regarding the statement of income

Part D – Other information
•	Section	1	– Directors and statutory auditors
•	Section	2	– Parent Bank

Introduction - Background information

Form and content of the statutory financial statements

The Bank’s statutory financial statements for 2001 have been prepared pursuant to Decree 87 of 27 January 1992, which implemented EEC Directive 86/635. They also take account of the requirements contained in the Bank of Italy regulations dated 30 July 1992, and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to Italian accounting standards.

The statutory financial statements comprise the balance sheet, the statement of income and these explanatory notes, together with the report of the Board of Directors on the results of operations.

The financial statements are consistent with the underlying accounting records, which reflect all of the transactions carried out during the year.

Pursuant to art. 16.3 of Legislative Decree 213/98, effective from 31 December 1999 the Bank has opted for the Euro as its reporting currency, for the preparation of all compulsory accounting documents for publication.

The financial statements for 2001 have therefore been prepared in Euro. More specifically, in line with the regulations issued by the Bank of Italy and by CONSOB, the accounting tables are presented in Euro, whereas the explanatory notes are expressed in millions of Euro.

The explanatory notes are presented with comparative figures as of December 31, 2000. These notes provide all the information required by law, including any additional data considered necessary to give a true and fair view of the financial and operating situation. The tables required by the Bank of Italy are numbered in accordance with Bank of Italy instructions or based on the date of the Instructions.

The following schedules are attached to the financial statements:

•                  Statement of changes in Shareholders’ equity;

•                  Statement of cash flows;

•                  Pro forma statements of income for 2001 and 2000 on the assumption that the same accounting policy for booking dividends on an accrual basis had been applied in both years;

•                  List of properties owned by the Bank.

The financial statements will be lodged at the Bank’s registered offices by the legal deadline, together with the latest approved financial statements of subsidiary companies. Any further financial statements used in the preparation of the financial statements for 2001 of subsidiaries prepared by the respective Boards of Directors for subsequent approval by the respective Shareholders’ Meetings will also be lodged at the registered offices.

In compliance with CONSOB regulations (Art. 77 Resolution 11971/99), the consolidated financial statements, the auditors’ report and the statement of key data of affiliated companies will also be lodged at the Bank’s registered offices.

In the notes, Part B - Section 7 - Provisions contain the information on quoted banks required by CONSOB (Communication 1011405 of 15 February 2001).

Changes in accounting policies

The 2001 financial statements have been prepared on the basis of the same accounting policies and principles used for the 2000 financial statements, with the exception of the treatment of dividends from direct subsidiaries, which from 2001 are booked in the year that they accrue, rather than in the year that they are receivable. This treatment was approved by the Board of Directors at the meeting on 10 April 2001.

On application of this new treatment for the first time, the 2001 statement of income includes two amounts of dividends from direct subsidiaries: those referring to 2000 earnings, received in 2001 (reclassified to extraordinary income for € 433 million) and those that refer to the earnings generated in 2001, based on the distribution proposal authorised by the Board of Directors of the companies concerned at the time they approved their draft financial statements for 2001.

Pro-forma statements of income restating the situation as though the new treatment of dividends had been applied consistently over time have been prepared as attachments to the financial statements to permit analysis on a comparable basis.

Restatement of the reclassified financial statements

The reclassified financial statements of the Bank as of 31 December 2001 are compared with the equivalent figures as of 31 December 2000. For ease of comparison between the results for the two periods, the Bank has prepared reclassified pro forma statement of income for the year to 31 December 2000; it takes into consideration the transfer of the public works and infrastructure business to Banca OPI on 1 July 2000, as well as the financial impact on the consolidated financial statements of assuming that the acquisition of Banco di Napoli took effect from 1 January 2000.

Also in the interests of comparison, the reclassified statement of income for 2001 shows the economic impact of the steps taken to simplify Banco di Napoli’s chain of control, a net of € 368 million, booked to extraordinary income. Of the total: € 1,800 million for dividends approved by BN Holding (booked by the Bank on an accruals basis and collectible in 2002), net of a capital loss of € 1,432 million on the investment in BN Holding, to bring the carrying value into line with the subsidiary’s net equity after distribution of the dividend.

Audit of the statutory financial statements

The Bank’s financial statements are audited by PricewaterhouseCoopers S.p.A., in accordance with the Shareholders’ resolution dated 28 April 2000, which appointed them as auditors for the three-year period 2001-2003.

Half-year report

SANPAOLO IMI prepared and published a half-year report on operations during the first six months of 2001 as required and in the format prescribed by CONSOB.

This half-year report was subject to a limited audit by PricewaterhouseCoopers S.p.A. according to CONSOB Recommendations 97001574 of 20 February 1997 and 10867 of 31 July 1997 in compliance with the Shareholders’ resolution of 28 April 2000.

Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

As already mentioned in the Introduction, the 2001 financial statements have been prepared on the basis of the same accounting policies used for the 2000 financial statements, with the exception of the treatment of dividends from direct subsidiaries, which from 2001 are booked in the year that they accrue, rather than in the year that they are receivable, which is generally the year in which the dividends are approved and paid.

In accordance with CONSOB instructions and the recommendations of Italian accounting standards, booking dividends on an accruals basis depends on the fact that the proposals for distribution of earnings to be submitted to their respective shareholders’ meetings have already been approved by the Boards of Directors of the subsidiaries concerned.

As a result of applying this new policy, the dividends received from direct subsidiaries which refer to previous years have been booked as extraordinary income.

Loans, guarantees and commitments

Loans

Loans, comprising principal not yet due and principal and interest due but not yet collected, are stated at their estimated realizable value, taking account of the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the different categories of borrower. Estimated realizable value is determined following a detailed review of loans outstanding at year-end, considering the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of non-performing, problem and restructured loans, loans being restructured and loans to companies under observation assessed on a case-by-case basis, takes into consideration not only the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In particular:

•                  non-performing loans: being loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                  problem loans: being loans to borrowers in temporary difficulties likely to be resolved within a reasonable period of time, are valued on a case-by-case basis;

•                  restructured loans: being loans for which a syndicate of banks (or a single bank) reschedules the repayment of principal or re-negotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans currently being restructured: being loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: being unsecured loans to borrowers resident in countries with debt-servicing difficulties, are normally adjusted on a general basis by individual country by applying writedown percentages not lower than those specified by the banking association. Certain positions, valued taking into account the level of lending risk hedging offered by underlying guarantees, are an exception to this. They do not include specific positions which are assessed on a case-by-case basis, using objective criteria, with reference to the category of risk concerned;

•                  performing loans: being loans to borrowers who, at this time, do not present specific insolvency risks, are valued on a general basis, except for the positions of certain companies under observation, which are assessed on a case-by-case basis. With reference to the trading activity on the secondary loan market carried out by the New York and London branches, performing loans purchased as part of this activity form part of a separate homogeneous portfolio, which is valued globally at the lower of cost and market. General adjustments to other performing loans are calculated on a historical/statistical basis, integrated by a portfolio model based on risk management methodologies used for monitoring and controlling lending risks.

The historical/statistical method, which provides a historical valuation of portfolio risk, goes through the following steps:

1.               at the year-end, the Bank estimates the performing loans which, based on the movements in the last four years, are likely to become doubtful loans during the next year;

2.               calculation of the potential losses likely to be incurred on the amount mentioned in point 1, assuming that the loss percentage is the same as the average loss on performing loans transferred to doubtful loans in the last four years.

This portfolio model, which provides the extent of the loss that the Bank may suffer in a year, is essentially based on the following elements:

1.               the rating attributed to each counterparty that has a credit line with the Bank, which reflects the risk of insolvency (or the transfer to doubtful loans) over the next twelve months;

2.               the “loss given default”, which measures the average loss percentage in the case of insolvency.

The loss resulting from these two models constitutes the minimum general writedown to cover the inherent risk in performing loans. This is increased by applying a multiplying factor to a value considered adequate to take into account the various phases of the economic cycle.

As regards the method of calculating writedowns by means of discounting, note that they are equal to the difference between:

•                  estimated realizable value;

•                  the net present value of future financial flows (principal and interest).

The discounted present value of financial flows is determined by reference to expected cash receipts, the timing of such receipts and the applicable discounting rate.

The timing and extent of expected cash receipts are determined by input from the department responsible for loan evaluation; if no such input is available, estimates and general statistics deriving from historical data and studies of the business sectors concerned have been used.

With regard to the discounting rate at 31 December 2001, the Bank has used a reference rate of 5.6%. This rate is deemed to reflect the best approximation of the original average yield on the doubtful loan portfolio – considering the contractual rates currently applied by the Bank on medium-long term loans (fixed and floating rate) and on short-term ones (floating rate).

For the purpose of classifying loans as non-performing, problem, restructured or exposed to country-risk, the Bank has made reference to current Bank of Italy regulations on the subject. These have been supplemented by internal instructions which lay down rules for the automatic transfer of loans between the various risk categories. Doubtful loans are classified in the various risk categories (non-performing, problem, restructured and being restructured) by the operating structures, working together with the central functions responsible for credit control.

Following a review by the central functions responsible for the control and recovery of loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to take such decisions.

Default interest accrued during the period is eliminated from the statement of income since, for the sake of prudence, collection is considered unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis discussed above. The original values may be reinstated by means of writebacks, should the reasons for any writedowns cease to apply.

The discounting process automatically means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Bank acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Reverse repurchase agreements on securities

Reverse repurchase agreements that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disboursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, are recorded on an accruals basis as interest in the statement of income.

Loan of securities

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are reported in the financial statements as a combination of two functionally-linked transactions: a loan to and a deposit from a third party (or vice versa). These transactions are essentially the same as repurchase agreements, which means that the securities loaned remain in the portfolio of the lender.

Guarantees and commitments

Guarantees given and commitments taken on by the Bank giving rise to lending risk are recorded at the total value of the exposure, while the related risk is assessed on the basis described in relation to loans. Expected losses in relation to guarantees and commitments are covered by the related provision. Commitments include exposures to debtors underlying loan derivatives in which the Bank has taken over the lending risk (“seller protection”).

Securities and off-balance sheet transactions (other than foreign currency transactions)

Investment securities

Investment securities, due to be held long term by the Bank as stable investments, are valued at cost, determined according to the “average daily cost” method, as adjusted by accrued issue discounts and accrued dealing discounts (the latter being the difference between the purchase cost of the securities and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities can also be written down to take account of market trends (art. 18.1 of D.Lgs. 87/92). The original value of investment securities is reinstated when the reasons for any writedowns cease to apply.

Dealing securities

Securities held for dealing and treasury purposes are stated at their average daily cost as adjusted to reflect accrued issue discounts. Cost is determined as follows:

•                  securities quoted in organized markets: the official price quoted on the last trading day of the period;

•                  securities not quoted in organized markets: at the lower of cost or market value. The latter is calculated by actualizing future financial flows, using current market rates when valuing similar instruments by type and credit risk of the issuer. These estimates, where possible, are also compared with the prices of securities that have similar financial characteristics. The original value of investment securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the accounting treatment of the contracts concerned.

Any transfers between the investment and dealing portfolios are made on the basis of the book value of the securities transferred at the time of the transaction; book value is determined using the method applicable to the originating portfolio. The related economic effects are booked to caption 60. “Profits/(losses) on financial transactions” in the case of dealing securities and to caption 150. “Adjustments to financial fixed assets” in the case of investment securities. Securities transferred and still held at year-end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for securities transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes also into consideration the contractual forward sale price.

Equity investments

Equity investments are stated at cost, as revalued in the past at the time of transformation into a limited company or as a result of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account, among others, any reductions in the equity of the companies concerned. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments can also be written down to take account of market trends pursuant to art. 18.1 of D.Lgs 87/92, or solely for fiscal purposes as allowed by art. 15.3 of D.Lgs 87/92.

Differences between the carrying value of “significant investments” and the corresponding proportion of their shareholders’ equity as shown in the latest set of financial statements, if lower, represent normally goodwill and the higher market value of the assets owned by the companies concerned.

Dividends from direct subsidiaries are booked, inclusive of the related tax credit, on an accruals basis, providing the Boards of Directors of the subsidiaries concerned approve the proposals to distribute earnings to be submitted to their respective Shareholders’ meetings prior to the approval of the draft financial statements by the Bank’s Board of Directors.

Dividends from companies other than direct subsidiaries are booked together with the related tax credit when the tax credit becomes collectible, which is usually in the year that the dividends are approved and paid.

Stock option plans

The stock option plans approved by the Bank, which do not foresee the assignment of own shares, involve the assignment of rights to subscribe to paid increases in capital. Given that neither Italian law nor the accounting principles generally accepted in Italy provide specific instructions on how to account for such plans, they are recorded at the time of the subscription, booking the increase in share capital along with any share premium.

Own shares

Own shares purchased by the Bank are valued at cost, determined according to the “average daily cost” method, as they are considered long-term investments. The main purpose for the Bank buying its own shares is to use them in strategic deals that require the availability of own shares (e.g. share exchanges as part of the acquisition of equity investments, cooperation agreements and other corporate finance deals).

In the event that own shares are used as part of incentive plans or stock option plans, they are classified specifically in separate portfolios valued at market price in the same way as dealing securities.

Foreign currency assets and liabilities (including off-balance sheet transactions other than derivatives)

With the introduction of the Euro, the term “foreign currency” refers to all currencies outside the EMU.

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies, or indexed to foreign exchange movements, are valued using the spot exchange rates applying at period-end. Equity investments denominated in foreign currencies subject to local exchange-control restrictions (non-convertible currencies) funded in currencies different from the functional one and those which are neither entirely or partially hedged by deposits in the same currency are stated, only for the portion funded in currencies other than the functional one, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated using the exchange rates applying at the time they arose .

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged, whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•                  at period-end spot exchange rates, in the case of spot transactions still to be settled;

•                  at year-end forward exchange rates for the maturity dates concerned, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated on transformation of the Bank at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Ordinary maintenance and repairs, which do not lead to an increase in their usefulness and/or useful life, are expensed in the year they are incurred.

Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                  formation and capital increase expenses and other deferred charges are generally amortized on a straight-line basis over five years;

•                  costs incurred for the purchase of software or for its development using external resources are generally amortized on a straight-line basis over three years, taking account of the residual period such software is expected to benefit. Software development costs incurred prior to the year in which the project is finished are capitalized if the software in question is expected to be of use to the Bank and its usefulness is expected to extend over a number of years. In these circumstances, the costs are amortized over a maximum of 5 years. In the year in which the software is completed, the expenses incurred and not yet amortized are booked to intangible fixed assets and the cost is amortized over three years;

•                  the differences arising on the merger of Banca Provinciale Lombarda and Banco Lariano in 1993, net of the portion allocated to more closely reflect the value of the related assets, are amortized on a straight-line basis. Amortization is provided over a period of ten years. These amortization periods are justifiable in view of the durability of the goodwill accumulated by the merged banks, as assessed in expert appraisals prepared for the respective mergers.

Payables

Payables are stated at their nominal value. The difference between the face value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities issued are stated at their issue price plus accrued interest. Consistent with the policies described above, funding repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded among payables, as are related securities borrowing transactions.

Provision for employee termination indemnities

The provision for employee termination indemnities represents the liability to each employee at period-end, accrued in accordance with current legislation and payroll agreements.

Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities whose timing and extent cannot be determined at year-end or at the time the financial statements are prepared.

Pensions and similar commitments

This fund, which can be qualified as an “internal” pension fund, is made up of provisions for supplementary pensions due to retired employees of the former IMI S.p.A. with rights to such benefits. The contingent liability that arises is assessed at the end of the year on the basis of independent actuarial appraisals, in order to determine the provisions to technical reserves needed to cover future pensions.

Taxation

The provision for taxation covers income taxes (IRPEG) and the regional tax on business activities (IRAP), taking account of taxes applicable in the countries in which Bank’s foreign branches operate. The provision also takes into consideration deferred taxation and current or potential fiscal disputes with the tax authorities.

Income taxes for the period are prudently determined on the basis of current fiscal legislation with reference to the expected taxable income for the full year.

Deferred taxation, determined according to the so called “balance sheet liability” method, reflects the tax effect of timing differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years when there is reasonable probability that such differences will reversal. To this end, taxable timing differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible timing differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan write-downs in excess of the fiscally deductible amount).

Deferred tax liabilities are calculated by applying the average tax rate taking into account standard rates of tax and special tax benefits established by law to taxable timing differences likely to generate a tax burden. Deferred tax assets are calculated on deductible timing differences if these are likely to be recovered. Deferred tax assets and liabilities relating to the same kind of tax and reversing in the same period are offset against each other.

In years when deductible timing differences are higher than taxable timing differences, the resulting net deferred tax asset is booked to the balance sheet under caption 130 “Other assets” as the contra-entry to income taxes.

In years when taxable timing differences are higher than deductible timing differences, the resulting deferred tax liability is booked to the balance sheet under sub-caption 80.b “Taxation”, again as a contra-entry to income taxes. The tax credits booked in connection with dividends recorded on an accruals basis are offset by the reserve for deferred taxation: this in application of Par. C.II of Italian Accounting Standard 25 “The accounting treatment of income taxes”, in the same way that IAS 12 envisages offsetting deferred tax assets and liabilities that reverse in the same year. If a balance remains on the reserve for deferred taxation on dividends, it reflects the portion of the limited tax credits that are considered non-recoverable.

If the deferred tax (assets or liabilities) relates to transactions directly involving Shareholders’ equity without affecting the statement of income, it is debited or credited to Shareholders’ equity.

The deferred taxation on equity reserves that will become taxable “however used” is charged against Shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve pursuant to art. 21 of Decree 213/98, is charged directly against this reserve.

No provision is made for equity reserves subject to deferred taxation only in the event of distribution. This is because such reserves are allocated to accounts not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Other provisions

Provisions for guarantees and commitments cover losses in respect of guarantees given and, more generally, the contingencies associated with the Bank’s guarantees and commitments.

Other provisions for risks and charges cover estimated losses arising from legal action and, in particular, from repayments claimed by the receivers of bankrupt customers; possible charges in connection with guarantees given on the sale of equity investments; possible charges in connection with the Bank’s commitment to support the Interbank Deposit Guarantee Fund; possible charges in connection with the renegotiation of low-interest housing mortgage loans (Law 133/99 and provisions dictated by Budget Law 2001) and fixed-rate mortgage loans without special interest terms (Decree Law 394 of 29 December 2000, converted into Law 24 of 28 February 2001); charges in connection with other potential liabilities.

The provision for other personnel charges mainly comprises:

•                  provisions made on the basis of an independent actuarial report to an independent supplementary pension fund (Cassa di Previdenza del Personale) to cover unfunded pension liabilities, obbligatory supplementary insurance provision fund with legal autonomy as well as provisions for contributions that may be due in relation to the personnel of a merged company;

•                  provisions made on an actuarial basis to set up the technical reserve needed to cover long-service bonuses payable when staff celebrate twenty-five and thirty-five years of employment with the Bank;

•                  provisions for discretional bonuses to employees and other potential liabilities, including those for personnel leaving incentives.

Reserve for general banking risks

This reserve covers the general business risks of the Bank and, as such, forms part of Shareholders’ equity in compliance with international supervisory standards and Bank of Italy instructions.

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Other aspects

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The methods of accounting for and valuing derivative contracts are also applied to “embedded” derivatives, which represent components of hybrid financial instruments that include both derivative and “primary” contracts. To this end, “embedded” derivatives are separated from primary contracts and accounted for and valued according to the following methods.

The values determined by valuation are recorded separately in the balance sheet without off-setting assets and liabilities. Agreements between the parties for the compensation of reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreement”) is not relevant for disclosure purposes, but is taken into consideration when assessing the counterparty’s lending risk.

The values determined by the contract valuation process (hedging and non-hedging) are written down on a case-by-case and/or general basis, as appropriate, to reflect the lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging derivative contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)              intent to enter into a hedge;

b)             high degree of correlation between the technical and financial characteristics of the assets and liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the period element of differentials or interest margins on contracts hedging the interest arising from interest-earning / bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The period element of differentials on forward rate agreements hedging the interest arising from interest-earning / bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value of contracts hedging the risk of price fluctuations, and the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”. Contracts hedging investment securities, or loans and deposits considered as a whole, are valued at cost.

Statement of income: where derivative contracts are intended to hedge the interest arising from interest-earning / bearing assets and liabilities, the related economic effect will form part of the interest margin on an accruals basis. In this case, the related differentials and margins are allocated either to interest income or to interest expense, depending on their nature. If, on the other hand, the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated are treated as “Profits (losses) on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest, if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits (losses) on financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging derivative contracts

These are valued as follows:

Derivative contracts on securities, interest rates, stockmarket indices or other assets: contracts quoted in organized markets are stated at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the year . Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at year-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) on financial transactions”. This caption is analyzed in a specific table within the explanatory notes with regard to the portfolios in which the transactions took place (securities, currency, other financial instruments) and to the nature of the income / costs arising (from valuations or elsewhere).

Internal deals

The Bank has adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is inspired mainly by the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives (and sometimes securities) and operate within defined limits on net risk.

These desks serve as counterparties to other desks (which are also autonomous from an accounting point of view) that are not authorized to deal in the market, by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                  internal deals involving derivatives held in specialized desk portfolios are stated at market value if their purpose is dealing/brokerage;

•                  internal deals involving derivatives held in nonspecialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge listed dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Currency and security transactions, interbank deposits and loans and the bills portfolio are recorded with reference to their settlement dates.

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

Value adjustments recorded solely for fiscal purposes

With reference to the investment in Cassa di Risparmio di Firenze S.p.A., the last paragraph of art. 15 of D.Lgs. 87/92 has been applied, as it enables value adjustments to be made solely for fiscal purposes. Since the tax regulations allow quoted equity investments to be written down to the average market price for the last six months of the year, this treatment involved a writedown of € 21 million, reducing income taxes for the year by € 7.6 million.

Provisions recorded solely for fiscal purposes

No provisions have been recorded solely for fiscal purposes.

Part B - Balance sheet

SECTION 1 - LOANS

Due from banks (caption 30)

Amounts due from banks are analyzed below by type of counterparty and technical form:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Due from central banks
• compulsory reserve	378	135	+180.0
• other	778	30	n.s.
Due from other banks
• repurchase agreements and securities borrowed	2,233	2,393	-6.7
• current accounts	685	246	+178.5
• deposits	7,508	9,963	-24.6
• loans	876	1,091	-19.7
• subordinated loans	184	147	+25.2
• other	6	6	—
Total	12,648	14,011	-9.7

The compulsory reserve with the Bank of Italy identified above reflects the year-end position.

Detail of caption 30 “Due from banks” (table 1.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) deposits with central banks	1,156	165	n.s.
b) bills eligible for refinancing with central banks	—	—	—
c) repurchase agreements	2,233	2,393	-6.7
d) securities loaned	—	—	—

Loans to customers (caption 40)

Loans to customers are analyzed below, by technical form:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Mortgage loans	25,965	26,281	-1.2
Other forms of finance not flowing through current accounts – Italian branches	10,668	10,016	+6.5
Current accounts	7,873	9,229	-14.7
Other forms of finance not flowing through current accounts – foreign branches	7,448	7,986	-6.7
Import-export loans	1,848	1,910	-3.2
Advances with recourse	1,480	1,689	-12.4
Repurchase agreements and securities loaned	1,334	1,609	-17.1
Risk on portfolio	654	712	-8.1
Loans purchased by third parties	798	707	+12.9
Non-performing loans	576	630	-8.6
Personal loans	618	601	+2.8
Other loans to customers	310	390	-20.5
Total	59,572	61,760	-3.5

Detail of caption 40 “Loans to customers” (table 1.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	—	—	—
b) Repurchase agreements	1,334	1,609	-17.1
c) Securities loaned	—	—	—

The detail of “secured loans to customers” excluding those granted directly to State or public entities for € 719 million (€ 1,062 million at 31 December 2000), is the following:

Secured loans to customers (table 1.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Mortgages	16,764	16,844	-0.5
b) Pledged assets:
1. cash deposits	18	103	-82.5
2. securities (*)	2,845	2,999	-5.1
3. other instruments	366	110	n.s.
c) Guarantees given by:
1. Governments	1,636	1,703	-3.9
2. other public entities	11	124	-91.1
3. banks	1,108	1,350	-17.9
4. other operators	7,173	8,031	-10.7
Total	29,921	31,264	-4.3

(*)  These include € 1,334 million at 31/12/01 and € 1,609 million at 31/12/00 of repurchasing agreements and similar operations guaranteed by securities.

Loans to customers guaranteed by banks and other operators include € 151 million of positions for which the Bank bought buyer protection against the risk of non-performance, by means of derivative contracts.

Secured loans to customers and those granted directly to Governments or other public entities represent 51% of total loans to customers (52% as of 31 December 2000).

Degree of risk in loan portfolio

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these notes. The related writedowns are effected via direct reduction of the balance sheet asset value of the loans concerned.

The estimated realizable value of problem loans takes into account not only the likelihood of recovery, but also their total or partial lack of income generation and late repayment. Total adjustments as of 31 December 2001 for actualization total € 105 million.

Analysis of loans to customers

(Bank of Italy instructions dated 17.12.98)

	31/12/01			31/12/00
	(€/mil)			(€/mil)
	Gross value	Total adjustments	Net book value	Gross value	Total adjustments	Net book value
A. Doubtful loans	2,817	1,511	1,306	3,430	1,986	1,444
A.1 Non-performing loans	1,811	1,235	576	2,201	1,571	630
A.2 Problem loans	785	209	576	988	355	633
A.3 Loans currently being restructured	66	21	45	16	5	11
A.4 Restructured loans	117	34	83	111	29	82
A.5 Unsecured loans exposed to country risk	38	12	26	114	26	88
B. Performing loans	58,758	492	58,266	60,656	340	60,316
Total loans to customers	61,575	2,003	59,572	64,086	2,326	61,760

Non-performing loans include unsecured loans to residents of nations exposed to country risk, held in portfolio by the Bank, for a gross exposure of € 1 million, written down in full.

The percentage of coverage on non-performing loans, gross of write-offs, is 76.7%. It was 82.9% at 31/12/2000 following the disposal during the year of short-term loans with high coverage by loan loss provisions. The same index applies to problem loans and is 26.7%. As regards the various types of loan, the highest level of coverage is for ordinary loans, while the percentages on construction loans are lower given the existence of mortgage guarantees on these positions.

Analysis of loans to banks

(Bank of Italy instructions dated 17.12.98)

	31/12/01			31/12/00
	(€/mil)			(€/mil)
	Gross value	Total adjustments	Net book value	Gross value	Total adjustments	Net book value
A. Doubtful loans	81	25	56	69	15	54
A.1 Non-performing loans	7	7	—	11	10	1
A.2 Problem loans	—	—	—	—	—	—
A.3 Loans currently being restructured	—	—	—	—	—	—
A.4 Restructured loans	—	—	—	—	—	—
A.5 Unsecured loans exposed to country risk	74	18	56	58	5	53
B. Performing loans	12,592	—	12,592	13,957	—	13,957
Total loans to banks	12,673	25	12,648	14,026	15	14,011

Non-performing loans are essentially unsecured loans to residents in nations subject to country risk.

Non-performing loans (table 1.4.B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Non-performing loans (net amount, including default interest)	576	631	-8.7

Movements during the year in gross doubtful loans to customer

(Bank of Italy instructions dated 17.12.98)	€/mil

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as of 1/1/01	2,201	988	16	111	114
A.1 including: for default interest	554	33	3	—	—
B. Increases	537	665	68	18	2
B.1 inflows from performing loans	71	521	56	—	—
B.2 default interest	78	6	—	—	—
B.3 Transfer from other categories of doubtful loans	343	31	8	10	—
B.4 other increases	45	107	4	8	2
C. Decreases	927	868	18	12	78
C.1 outflows to performing loans	9	110	—	—	—
C.2 write-offs	618	46	1	1	—
C.3 collections	157	350	17	10	78
C.4 disposals	112	2	—	—	—
C.5 Transfers to other categories of doubtful loans	31	360	—	1	—
C.6 other decreases	—	—	—	—	—
D. Gross value as of 31/12/01	1,811	785	66	117	38
D.1 including: for default interest	376	25	—	—	—

The decrease in non-performing loans is mainly due to the assignment without recourse during the year of 18,577 short-term loans. These loans, recorded for a gross value of € 640 million and a net value of € 111 million, have been factored for € 113 million.

Movements during the year in gross doubtful amounts due from banks

(Bank of Italy instructions dated 17.12.98)	€/mil

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as of 1/1/01	11	—	—	—	58
A.1 including: for default interest	—	—	—	—	—
B. Increases	—	—	—	—	21
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 Transfer from other categories of doubtful loans	—	—	—	—	—
B.4 other increases	—	—	—	—	21
C. Decreases	4	—	—	—	5
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	4	—	—	—	—
C.3 collections	—	—	—	—	5
C.4 disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	—	—
C.6 other decreases	—	—	—	—	—
D. Gross value as of 31/12/01	7	—	—	—	74
D.1 including: for default interest	—	—	—	—	—

Changes in adjustments made to loans to customers

(Bank of Italy instructions dated 17.12.98)	€/mil

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 1/1/01	1,571	355	5	29	26	340
A.1 including: for default interest	554	33	3	—	—	4
B. Increases	368	163	21	12	—	188
B.1 adjustments	171	138	19	2	—	185
B.1.1 including: for default interest	78	6	—	—	—	2
B.2 use of reserves for possible loan losses	—	—	—	—	—	—
B.3 Transfer from other categories of doubtful loans	196	24	2	6	—	—
B.4 other increases	1	1	—	4	—	3
C. Decreases	704	309	5	7	14	36
C.1 writebacks from valuations	29	25	—	4	14	8
C1.1 including: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	39	35	4	2	—	2
C2.1 including: for default interest	10	7	2	—	—	2
C.3 write-offs	618	46	1	1	—	19
C.4 Transfers to other categories of doubtful loans	18	203	—	—	—	7
C.5 other decreases	—	—	—	—	—	—
D. Total adjustments as of 31/12/01	1,235	209	21	34	12	492
D.1 including: for default interest	376	25	—	—	—	3

As already discussed, total adjustments include € 105 million relating to the adoption of a policy of discounting doubtful loans. Writedowns for discounting purposes total € 77 million on non-performing loans, € 21 million on problem loans, € 6 million on restructured loans and € 1 million on loans being restructured.

Performing loans include balances of € 233 million, specifically under observation, covered by writedowns totalling € 20 million.

The intrinsic risk associated with other performing loans is covered by a general writedown of € 469 million.

The default interest accrued on performing loans and written down 100% amounts to € 3 million.

Changes in adjustments to loans granted to banks

(Bank of Italy instructions dated 17.12.98)	€/mil

Description/Categories	Non-performing loans	Problem loans	Loans being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 1/1/01	10	—	—	—	5	—
A.1 including: for default interest	—	—	—	—	—	—
B. Increases	1	—	—	—	13	—
B.1 adjustments	—	—	—	—	13	—
B.1.1 including: for default interest	—	—	—	—	—	—
B.2 use of reserves for possible loan losses	—	—	—	—	—	—
B.3 Transfer from other categories of doubtful loans	—	—	—	—	—	—
B.4 other increases	1	—	—	—	—	—
C. Decreases	4	—	—	—	—	—
C.1 writebacks from valuations	—	—	—	—	—	—
C1.1 including: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	—	—	—	—	—	—
C2.1 including: for default interest	—	—	—	—	—	—
C.3 write-offs	4	—	—	—	—	—
C.4 Transfers to other categories of doubtful loans	—	—	—	—	—	—
C.5 other decreases	—	—	—	—	—	—
D. Total adjustments as of 31/12/01	7	—	—	—	18	—
D.1 including: for default interest	—	—	—	—	—	—

Loans to customers and banks resident in nations exposed to country risk

€/mil

	Gross value
		of which: unsecured
Country	Total	book value	weighted value
Brazil	100	66	63
Venezuela	19	15	15
Egypt	13	11	11
Morocco	18	7	7
Argentina	53	5	5
Cameroon	2	2	2
Algeria	4	2	2
Yugoslavia	1	1	1
Russia	349	1	1
Indonesia	1	1	1
Philippines	20	1	1
Iran	59	—	—
Cayman Islands	34	—	—
Bermuda	30	—	—
Other countries	38	—	—
Total gross exposure	741	112	109
Total adjustments		30
Net exposure as of 31/12/01		82

For the purposes of these notes, the countries considered are those listed by the Italian Banking Association, for which, in the absence of specific guarantees, general adjustments have to be made. Adjustments have been made as normal by applying the weighting criteria and the writedown percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans amount to € 629 million, of which € 374 million are insured by SACE or equivalent entities and by sureties from banking operators in the OECD area. The remaining € 255 million refers to loans granted to a prime customer resident in Russia that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the lending risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of country risk, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, industry, geographical area, currency and maturity, is provided in Part B, Section 11 of these notes.

SECTION 2 - SECURITIES

Securities owned by the Bank are analyzed as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	2,493	789	n.s.
Bonds and other debt securities (caption 50)	6,739	5,286	+27.5
Shares, quotas and other equities (caption 60)	1	11	-90.9
Total	9,233	6,086	+51.7
of which:
• investment securities	725	629	+15.3
• dealing securities	8,508	5,457	+55.9

“Treasury bills and similar bills eligible for refinancing” represent securities which may be used for refinancing purposes; at the balance sheet date, securities had not been used for this purpose.

Investment securities

Investment securities, totalling € 725 million, are held for the long term as a stable investment and, as such, are generally held through to redemption. The allocation to the investment portfolio is made on the basis of criteria defined in a specific framework resolution approved by the Board of Directors in the following circumstances:

•                  when there are related forms of funding;

•                  when there are specific control regulations;

•                  the securities are not readily marketable.

Investment securities (table 2.1 B.I.)

			31/12/01		31/12/00
			(€/mil)		(€/mil)
			Book value	Market value	Book value	Market value
1.	Debt securities
	1.1	Government securities
		• quoted	339	348	414	428
		• unquoted	—	—	—	—
	1.2	other securities
		• quoted	121	124	47	49
		• unquoted	265	268	168	167
2.	Equities
	• quoted		—	—	—	—
	• unquoted		—	—	—	—
Total			725	740	629	644

A comparison between the market value and book value of the securities reveals a net unrealized, unrecorded gain of € 9 million on securities not hedged by derivative contracts and € 6 million on securities hedged by interest rate swaps. The valuation of these derivatives reveals an unrealized loss of € 5 million.

A comparison between the market value and book value reveals losses of € 11 million (issue and dealing discounts) which will be recorded in the statement of income on an accrual basis.

Changes in investment securities during the year (table 2.2 B.I.)	€/mil

A.	Opening balance		629
B.	Increases
	B1.	purchases	208
	B2.	writebacks	1
	B3.	transfers from dealing portfolio	—
	B4.	other changes	18
C.	Decreases
	C1.	sales	—
	C2.	redemptions	120
	C3.	adjustments	2
		of which:
		permanent writedowns	—
	C4.	transfers to dealing portfolio	—
	C5.	other changes	9
D.	Closing balance		725

No transfers were made from the investment portfolio to the dealing portfolio during the year, or vice versa.

The “writebacks” in subcaption B2., of € 1 million, refer to the revaluation of debt securities previously written down to market pursuant to art. 18 of D.Lgs. 87/92.

Subcaptions B4. “Increases - other changes” and C5. “Decreases - other changes” reflect exchange differences on securities denominated in foreign currency got € 11 million, less accrued issue and dealing discounts € 2 million.

The “adjustments” in subcaption C3., of € 2 million, refer to the writedown of debt securities to market pursuant to art. 18 of D.Lgs. 87/92.

It is worth remembering that by board resolution the maximum size of the investment securities portfolio is the lower of:

•                  25% of the total securities owned;

•                  the Bank’s regulatory capital.

Dealing securities

These securities, held for treasury and dealing purposes, amount to € 8,508 million, and comprise:

•                  € 2,848 million linked to derivative contracts;

•                  € 5,660 million not linked to derivative contracts.

Dealing securities (table 2.3 B.I.)

			31/12/01		31/12/00
			(€/mil)		(€/mil)
			Book value	Market value	Book value	Market value
1.	Debt securities
	1.1	Government securities
		• quoted	3,885	3,885	2,378	2,378
		• unquoted	—	—	227	227
	1.2	other securities
		• quoted	690	690	580	580
		• unquoted	3,932	3,933	2,261	2,263
2.	Equities
	• quoted		1	1	11	11
	• unquoted		—	—	—	—
Total			8,508	8,509	5,457	5,459

Unquoted dealing securities not linked to derivative contracts, valued at the lower of cost and market, have led to writedowns amounting to € 4 million.

Changes in dealing securities during the year (table 2.4 B.I.)	€/mil

A.	Opening balance		5,457
B.	Increases
	B1.	purchases
		• debt securities
		• government securities	18,394
		• other securities	11,836
		• equities	239
	B2.	writebacks and revaluations	12
	B3.	transfers from investment portfolio	—
	B4.	other changes	259
C.	Decreases
	C1.	sales and redemptions
		• debt securities
		• government securities	17,196
		• other securities	10,189
		• equities	245
	C2.	adjustments	15
	C3.	transfers to investment portfolio	—
	C5.	other changes	44
D.	Closing balance		8,508

Subcaption B4. “Increases - other changes” is detailed as follows:

B4. “Increases - other changes”	€/mil

Exchange differences	88
Capitalization of accrued interest on treasury bills (BOT) and zero coupon bonds (BTZ)	58
Gains on disposal	54
Accrued issue discounts	4
Other	55
Total other changes	259

Subcaption C5. C3 “Decreases - other changes” is detailed as follows:

C5. “Decreases - other changes”	€/mil

Exchange differences	14
Losses on disposals	12
Other	18
Total other changes	44

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 are detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Equity investments (caption 70)	2,103	1,214	+73.2
Investments in Group companies (caption 80)	6,584	6,335	+3.9
Total	8,687	7,549	+15.1
of which:
• significant investments	7,053	6,648	+6.1
• other holdings	1,634	901	+81.3

Significant investments

Significant investments held by the Bank, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of Decree 87/92, are indicated in the table below:

Significant investments (table 3.1 B.I.)	€/mil

Name of company	Registered offices	Activity	Shareholders’ equity (a)	Net income (loss)	Percentage ownership	Book value
A. Subsidiary companies
Banca Fideuram S.p.A.	Milan	banking	733	239	61.29	23
Banca IMI S.p.A.	Milan	banking	347	-5	100.00	304
Banca OPI S.p.A.	Rome	banking	349	32	100.00	239
Banca Sanpaolo Invest S.p.A.	Rome	banking	93	15	100.00	61
Banco di Napoli S.p.A. (b)	Naples	banking	1,353	3	93.63	2,738
Banque Sanpaolo S.A.	Paris	banking	386	37	100.00	386
BNH S.p.A.	Turin	finance	302	1,156	100.00	302
Consorzio Studi e Ricerche Fiscali	Rome	tax consultancy	—	—	50.00	—
Invesp S.p.A.	Turin	finance	231	211	100.00	153
NHS - Nuova Holding Sanpaolo Imi S.p.A.	Turin	finance	758	63	51.00	374
Prospettive 2001 S.p.A.	Turin	non-finance	14	—	100.00	13
Rsp S.r.l.	Turin	non-finance	—	—	100.00	—
Sanpaolo Imi Bank (International) S.A.	Madeira	banking	176	7	69.01	95
Sanpaolo Imi Bank Ireland Plc	Dublin	banking	469	20	100.00	459
Sanpaolo Imi Capital Company I L.l.c. (b)	Wilmington	finance	1,047	—	4.31	45
Sanpaolo Imi International S.A.	Luxembourg	finance	1,043	7	100.00	987
Sanpaolo Imi Us Financial Co.	Wilmington	finance	—	—	100.00	—
Sanpaolo Imi Wealth Management S.p.A.	Milan	finance	533	320	100.00	338
Sanpaolo Leasint S.p.A.	Milan	leasing	52	8	100.00	54
Sanpaolo Riscossioni Genova S.p.A.	Genoa	tax collection	7	—	100.00	6
Sanpaolo Riscossioni Prato S.p.A. (c)	Prato	tax collection	4	—	36.24	1
Sep - Servizi e Progetti S.p.A.	Turin	operating	2	—	100.00	2
Gedit S.A. - in liquidation	Luxembourg	holding company	—	—	90.00	—
Imifin S.p.A. - in liquidation	Rome	finance	—	—	100.00	—
Sanpaolo Us Holding Co. - in liquidation (d)	Wilmington	finance	3	—	100.00	4
Total						6,584

B. Joint ventures
Centradia Group Ltd	London	finance	44	—	29.03	11
Finconsumo Banca S.p.A.	Turin	finance	51	8	50.00	17
Total						28

(a)       Excluding share of net income and reserves due for distribution

(b)       The percentage ownership refers to the total capital. The percentage ownership on ordinary capital amounts to 100%.

(c)        The percentage ownership in Sanpaolo Riscossioni Prato has decreased as a result of the increase in capital reserved for Sanpaolo Riscossioni Genoa; the company is therefore wholly owned if both direct and indirect interests are taken into consideration.

(d)       Financial statements as of 31/12/00.

Significant investments (table 3.1 B.I.)	€/mil

Name of company	Registered offices	Activity	Shareholders’ equity (a)	Net income (loss)	Percentage ownership	Book value
C. Companies subject to significant influence
Cassa dei Risparmi di Forlì S.p.A. (b)	Forlì	banking	190	18	21.02	169
Cassa di Risparmio di Firenze S.p.A.	Florence	banking	809	85	18.73	222
Cbe Service S.p.r.l.	Bruxelles	non-finance	—	—	26.70	—
CR Firenze Gestion Internationale S.A. (b)	Luxembourg	finance	—	—	20.00	—
Esatri S.p.A.	Milan	tax collection	44	17	31.50	4
HDI Assicurazioni S.p.A. (b)	Rome	insurance	137	-19	28.32	38
Inter-Europa Bank Rt (b)	Budapest	banking	37	3	32.51	8
Consorzio Bancario Sir S.p.A. - in liquidation (b)	Rome	finance	1	—	32.49	—
Finexpance S.p.A. - in liquidation (b)	Chiavari	non-finance	-8	—	30.00	—
Galileo Holding S.p.A. - in liquidation (b)	Venice	holding company	-25	-6	31.52	—
Total						441

(a)  Excluding share of net income and reserves due for distribution

(b)  Financial statements as of 31/12/00.

As described in Part A, Section 1 of these notes, the difference between the book value of significant investments and the value of the Bank’s share of their latest reported shareholders’ equity, if lower, can generally be justified as goodwill and the higher market value of their tangible fixed assets.  In particular:

•                  the difference of € 1,471 million, relating to Banco di Napoli S.p.A., acquired after a series of take-over bids, reflects the goodwill inherent in the difference between the bid price set on each occasion and the portion of the company’s net equity held;

•                  the differences of € 129 million for Cassa dei Risparmi di Forlì, € 70 million for Cassa di Risparmio di Firenze and € 2 million for Sanpaolo Leasint, reflect purchased goodwill representing the income-earning potential of these companies;

•                  as regards the investment in Galileo Holding, acquired as part of the restructuring of that group, the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables.

Other equity investments

The remaining major equity investments of the Bank, are:

€/mil

Name and location of registered offices	Activity	Percentage ownership	Book value
Cardine Banca S.p.A.	banking	1.15	458
SCH S.A.	banking	10.81	516
CDC Finance IXIS	banking	3.88	323
Banca Agricola Mantovana S.p.A. (a)	banking	8.49	206
Banca d’Italia	banking	2.00	55
Banka Koper d.d.	banking	15.00	37
Other			39
Total			1,634

(a)  Financial investment made in 1999 as part of the placement of 19% of the company’s share capital by the SANPAOLO IMI Group.

Composition of investment portfolio

Analysis of caption 80 “Investments in Group companies” (table 3.5 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Investment in banks
1. quoted	23	1,252	-98.2
2. unquoted	4,282	1,598	+168.0
b) Investment in financial institutions
1. quoted	—	—	—
2. unquoted	2,264	3,269	-30.7
c) other
1. quoted	—	—	—
2. unquoted	15	216	-93.1
Total	6,584	6,335	+3.9

Analysis of caption 70 “Equity investments” (table 3.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Investment in banks
1. quoted	939	923	+1.7
2. unquoted	1,098	80	n.s.
b) Investment in financial institutions
1. quoted	—	—	—
2. unquoted	23	29	-20.7
c) other
1. quoted	1	138	-99.3
2. unquoted	42	44	-4.5
Total	2,103	1,214	+73.2

Changes during the year in the equity investment portfolio

Investments in Group companies (table 3.6.1 B.I.)	€/mil

A. Opening balance	6,335
B. Increases
B1. purchases	2,268
B2. writebacks	—
B3. revaluations	—
B4. other changes	27
C. Decreases
C1. sales	8
C2. adjustments	1,640
of which:
• permanent writedowns	1,640
C3. other changes	398
D. Closing balance	6,584
E. Total revaluations	43
F. Total adjustments	1,882

The subcaption B.1 “Purchases” is made up of the following transactions:

•                  acquisition by BNH SpA of 1,045,379,528 ordinary shares of Banco di Napoli SpA for € 1,706 million;

•                  acquisition by means of a residual take-over bid of 35,754,765 ordinary shares of Banco di Napoli SpA for an outlay of € 55.4 million and the subsequent acquisition, by exercising the “squeeze out” right as per Art. 111 of Lgs. 58/98, of the residual outstanding ordinary shares of Banco di Napoli SpA (6,348,782) for € 9.8 million; as of 31 December 2001, the Bank holds 100% of the ordinary shares and 0.85% of the savings shares, the equivalent of 93.63% of the entire capital;

•                  acquisition from Invesp SpA of 100% of Sanpaolo IMI WM SpA at a price that reflected its net worth (€ 1.6 million); subsequent transfer to Sanpaolo IMI WM SpA of the following investments: Sanpaolo Fiduciaria, Sanpaolo Vita, Sanpaolo IMI Asset Management SGR, Sanpaolo Bank, Sanpaolo Gestion Internationale and Sanpaolo Services Luxembourg at a total book value of € 336.5 million.  This led to the creation of a wealth management holding company that specializes in the provision of integrated products (funds, portfolio management, insurance policies, etc.).

•                  subscription of an increase in capital of Invesp SpA for € 150.6 million by transferring the following investments to it at book value: Banca Agrileasing, Beni Stabili, Finnat Investments, UBAE, Mediocredito Fondiario Centroitalia, Banca Mediocredito and Banca Fideuram (12.9% of the share capital).

Subcaption C.1 “Sales” refers to the sale of 100% of Sanpaolo Immobiliare SpA to Naviglio 11 Srl (a member of the Intek Group) for € 7.6 million, making a capital gain of € 4.6 million.

Subcaption C.2 “Adjustments” reflects above all:

•                  for € 1,432 million the writedown of the investment in BNH, in order to bring the carrying value into line with the company’s net equity after the distribution of earnings approved by the shareholders’ meeting;

•                  for € 206 million the writedown of the investment in Banco di Napoli in proportion to the reduction in the Banco’s net equity after the investment was acquired.  The amount of the adjustment reflects the maximum amount recognized for tax purposes.

Subcaptions B4. “Increases - other changes” and C3. “Decreases - other changes” are detailed below:

B4. “Increases - other changes”	€/mil

Translation effect	22
Gains on disposals	5
Total	27

C3. “Decreases - other changes”	€/mil

Transfer of investments to Invesp S.p.A. (a)	61
Transfer of investments to Sanpaolo IMI Wealth Management S.p.A. (b)	337
Total	398

(a)            transfer to Invesp SpA of the 12.9% interest in Banca Fideuram at a book value of € 61.1 million.

(b)            transfer to Sanpaolo IMI WM SpA of the following investments at book value: Sanpaolo Vita (€ 198.4 million), Sanpaolo IMI Asset Management SGR (€ 58.2 million), Sanpaolo Gestion Internationale (€ 2.7 million), Sanpaolo Bank (€ 75.7 million), Sanpaolo Services Luxembourg (€ 0.3 million) and Sanpaolo Fiduciaria (€ 1.2 million).

Other equity investments (table 3.6.2 B.I.)	€/mil

A. Opening balance	1,214
B. Increases
B1. purchases	1,063
B2. writebacks	—
B3. revaluations	—
B4. other changes	62
C. Decreases
C1. sales	60
C2. adjustments	24
of which:
• permanent writedowns	3
C3. other changes	152
D. Closing balance	2,103
E. Total revaluations	104
F. Total adjustments	459

Subcaption C.2 “Adjustments” mainly reflects the writedown of € 21 million of the investment in Cassa di Risparmio di Firenze; this writedown was made exclusively for fiscal purposes, as explained in the Introduction, Part A Section 2, of these notes.

The subcaption B.1 “Purchases” is made up of the following transactions:

•                  acquisition from “Fondazione Cassa di Risparmio di Venezia” of 29,718,340 ordinary shares of Cardine Banca SpA representing 10.81% of the share capital, for a total of € 516.5 million; this price may be revised depending on the difference between the values of Cardine and SANPAOLO IMI shares in the 24 months after the closing date (12 January 2001), subject to a deductible of € 31 million.  This price revision could lead to an increase in the book value of the investment;

•                  acquisition from Caisse des Depots et Consignations of 3.88% of CDC IXIS, the French group’s investment bank, at a price of € 323 million; the CDC Group made a similar investment (through CDC Ixis Italia Holding, a subsidiary of CDC Ixis), purchasing 2% of SANPAOLO IMI on the market;

•                  acquisition from Fondazione Cassa dei Risparmi di Forlì of 2,775,000 ordinary shares of Cassa dei Risparmi di Forlì, representing 15% of the share capital, for an outlay of € 122 million; subsequent acquisition by means of a take-over bid of 483,600 ordinary shares and 630,750 ordinary shares with preferred yield of Cassa dei Risparmi di Forlì for a total of €46.7 million.  The Bank’s holding amounts to 21.02%;

•                  acquisition from Luka Koper of 15% of the share capital of Banka Koper d.d. for SIT 8 billion (€ 37 million); the exchange risk on this investment was partially hedged by taking deposits of SIT 5.2 billion (approx. € 23 million);

•                  creation together with SCH, RBS-Natwest and SocGen of a joint venture called Centradia Group Ltd to offer treasury and capital market products via Internet to companies, SMEs, large corporate customers and institutional investors; this investment, which entailed an outlay of € 11.3 million, gave the Bank 29.03% of the share capital and joint control of the company, thanks to the agreements signed with the other shareholders.

Subcaption C1.  “Sales” refers to the disposal to Invesp SpA of the investment in Olivetti SpA for € 60.3 million, almost the same as its book value.

Subcaption B4. “Increases - other changes” refers for € 61 million to the exchange of Tecnost shares with which Olivetti transferred the carrying value from the first to the second, while for € 1 million it refers to capital gains on disposal or transfer.  Subcaption C3. C3 “Decreases - other changes” is as follows :

C. “Decreases - other changes”	€/mil

Transfer of investments to Invesp S.p.A. (a)	90
Tecnost/Olivetti share exchange	61
Capital loss on disposal or transfer	1
Total	152

(a)            transfer to Invesp SpA of the following investments: Finnat (€ 0.1 million), Beni Stabili (€ 80.7 million), UBAE (€ 2.1 million), Mediocredito Fondiario Centroitalia (€ 0.9 million), Banca Mediocredito (€ 3.1 million) and Banca Agrileasing (€ 2.6 million).

Amounts due to and from Group companies and investments (non-Group companies)

The following table sets out the amounts due to and from companies belonging to the Group as of 12/31/00, as defined pursuant to article 4 of Decree 87/92, and the amounts due to and from investments subject to significant influence:

€/mil

Group companies	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Banca Fideuram S.p.A.	1	—	—	1	3
Banca IMI S.p.A.	276	66	351	40	55
Banca OPI S.p.A.	7,276	162	1,011	276	17
Banca Sanpaolo Invest S.p.A.	3	79	—	6	5
Banco di Napoli S.p.A.	505	16	—	33	3
Banque Sanpaolo S.A.	166	—	—	10	1
BNH S.p.A.	—	1,462	—	—	1
Consorzio Studi e Ricerche Fiscali	—	—	—	—	1
Fideuram Bank (Suisse) A.G.	—	—	10	—	—
Fideuram Bank S.A.	—	—	—	—	1
Imi Bank (Lux) S.A.	78	146	—	2	4
Imi Capital Markets USA Corp.	136	—	—	8	—
Imiweb Bank S.p.A.	—	1	7	—	—
Invesp S.p.A.	—	1	2	—	—
Ldv Holding B.V.	—	2	—	—	—
NHS - Nuova Holding Sanpaolo Imi S.p.A.	103	—	2	1	—
Prospettive 2001 S.p.A.	—	14	—	—	—
Rsp S.r.l.	1	1	—	—	—
Sanpaolo Bank (Austria) A.G.	—	1	—	—	—
Sanpaolo Bank S.A.	135	382	30	5	25
Sanpaolo Fiduciaria S.p.A.	—	2	—	—	—
Sanpaolo Gestion Internationale S.A.	—	—	—	99	—
Sanpaolo Imi Alternative Investments Sgr	—	1	—	—	—
Sanpaolo Imi Asset Management Sgr S.p.A.	—	91	1	481	3
Sanpaolo Imi Bank (International) S.A.	3	6,293	6,824	—	224
Sanpaolo Imi Bank Ireland P.l.c.	87	8	20	3	1
Sanpaolo Imi Capital Company I L.l.c.	—	1,000	—	—	79
Sanpaolo Imi Institutional Asset Management	—	4	—	1	—
Sanpaolo Imi International S.A.	—	—	127	—	—
Sanpaolo Imi Us Financial Co.	—	3,402	3,402	—	127
Sanpaolo Leasint GmBH	7	—	—	—	—
Sanpaolo Leasint S.p.A.	1,793	6	116	67	6
Sanpaolo Riscossioni Genova S.p.A.	142	3	—	2	1
Sanpaolo Riscossioni Prato S.p.A.	19	—	4	—	—
Sanpaolo Vita S.p.A.	152	67	1	22	3
Sep - Servizi e Progetti S.p.A.	—	1	—	1	7
Sanpaolo Imi Wealth Management S.p.A.	—	31	—	—	—
Total Group companies	10,883	13,242	11,908	1,058	567

Joint ventures
Finconsumo Banca S.p.A.	85	11	30	5	—
Fc Factor S.p.A.	2	—	—	—	—
Total	10,970	13,253	11,938	1,063	567

(a)  Excluding the book value of the investment

(b)  Excluding commitments to subscribe to increases in capital

(c)  Excluding dividends received

€/mil

Other significant investments	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
HDI Assicurazioni S.p.A.	—	16	1	—	1
Cassa di Risparmio di Firenze S.p.A.	6	2	—	2	—
Esatri S.p.A.	260	—	168	3	—
Inter-Europa Bank Rt	20	105	10	2	1
Total	286	123	179	7	2

(a)  Excluding the book value of the investment

(b)  Excluding commitments to subscribe to increases in capital

(c)  Excluding dividends received

Amounts due to and from Group companies (table 3.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Assets
1. due from banks	6,921	5,939	+16.5
of which:
• subordinated	148	118	+25.4
2. due from financial institutions	2,200	1,996	+10.2
of which:
• subordinated	—	—	—
3. due from other customers	153	108	+41.7
of which:
• subordinated	—	—	—
4. bonds and other debt securities	1,609	200	n.s.
of which:
• subordinated	44	85	-48.2
Total assets	10,883	8,243	+32.0
b) Liabilities
1. due to banks	7,154	5,078	+40.9
2. due to financial institutions	5,005	2,657	+88.4
3. due to other customers	83	3	n.s.
4. securities issued	—	—	—
5. subordinated liabilities	1,000	1,000	—
Total liabilities	13,242	8,738	+51.5
c) Guarantees and commitments
1. guarantees given	11,719	8,525	+37.5
2. commitments	189	31	n.s.
Total guarantees and commitments	11,908	8,556	+39.2

Amounts due to and from investments (non-Group companies) (table 3.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Assets
1. due from banks (*)	1,257	448	+180.6
of which:
• subordinated	37	20	+85.0
2. due from financial institutions	642	660	-2.7
of which:
• subordinated	—	17	n.s.
3. due from other customers	19	44	-56.8
of which:
• subordinated	—	—	—
4. bonds and other debt securities	1	3	-66.7
of which:
• subordinated	—	—	—
Total assets	1,919	1,155	+66.1
b) Liabilities
1. due to banks	1,430	1,089	+31.3
2. due to financial institutions	67	85	-21.2
3. due to other customers	26	28	-7.1
4. securities issued	—	—	—
5. subordinated liabilities	—	—	—
Total liabilities	1,523	1,202	+26.7
c) Guarantees and commitments
1. guarantees given	328	332	-1.2
2. commitments	—	25	n.s.
Total guarantees and commitments	328	357	-8.1

(*)       Including the compulsory reserve deposited with the Bank of Italy

Assets and liabilities outstanding at year-end in relation to Group companies and investments in non-Group companies are indicated in Part C, Section 7 of these notes.

Other information relating to equity investments

The information required pursuant to article 10 of Law 72/83 is as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Historical cost	8,540	7,400	+15.4
Law 72/83	43	43	—
Law 218/90	74	76	-2.6
Cancellation deficit on merger of Crediop S.p.A.	30	30	—
Total revaluations	147	149	-1.3
Gross book value	8,687	7,549	+15.1

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets (caption 100)

They comprise the following:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Property
• operating	736	763	-3.5
• non-operating	30	33	-9.1
Furniture and installations
• vehicles	—	—	—
• office furniture and machines	11	10	+10.0
• electronic machines	64	59	+8.5
• general and specific installations	18	16	+12.5
Total	859	881	-2.5

Changes in tangible fixed assets during the year (table 4.1 B.I.)	€/mil

A. Opening balance	881
B. Increases
B1. purchases	84
B2. writebacks	—
B3. revaluations	—
B4. other changes	6
C. Decreases
C1. sales	1
C2. adjustments
a) depreciation	109
b) permanent writedowns	—
C3. other changes	2
D. Closing balance	859
E. Total revaluations	892
F. Total adjustments
a) accumulated depreciation	1,189
b) permanent writedowns	1

Changes in tangible fixed assets during the year are detailed below:	€/mil

	Property	Furniture and installations
Opening balance	796	85
Increases
• purchases	3	81
• other changes
• incremental costs	6	—
• gains on disposals	—	—
• exchange differences	—	—
Decreases
• sales	1	—
• adjustments
• depreciation	38	71
• permanent writedowns	—	—
• other changes
• losses on disposals	—	—
• exchange differences	—	2
Closing balance	766	93

Total revaluations	892	—
Total adjustments
• accumulated depreciation	489	700
• permanent writedowns	1	—

The table attached shows the list of properties, with indication of dimensions and book values.

Intangible fixed assets (caption 90)

They comprise the following:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Merger differences (goodwill of merged companies)	27	54	-50.0
Goodwill	5	—	n.s.
Software in use	63	34	+85.3
Software not yet in use	63	73	-13.7
Other deferred charges	19	16	+18.8
Total	177	177	—

The differences arising on the mergers of Banca Provinciale Lombarda and Banco Lariano in 1993 are recorded in the financial statements since they represent goodwill relating to merged companies.  Such differences are stated net of the amounts allocated to the related assets acquired.

The goodwill was paid at the time that Banco di Napoli’s Hong Kong branch was taken over.

During the year, software investments increased significantly because of the new extraordinary initiatives aimed at strengthening the Bank’s data processing system, modernizing branch and central offices hardware, developing new software applications, as well as continuing the development of distribution channels through the Internet.

Other deferred charges include leasehold improvements.

Changes in intangible fixed assets during the year (table 4.2 B.I.)	€/mil

A. Opening balance	177
B. Increases
B1. purchases	102
B2. writebacks	—
B3. revaluations	—
B4. other changes	52
C. Decreases
C1. sales	—
C2. adjustments
a) amortization	102
b) permanent writedowns	—
C3. other changes	52
D. Closing balance	177
E. Total revaluations	—
F. Total adjustments
a) accumulated depreciation	371
b) permanent writedowns	—

Changes in intangible fixed assets during the year are detailed below:

€/mil

	Merger differences (goodwill of merged companies)	Goodwill	Software in use	Software not yet in use	Other deferred charges
Opening balance	54	—	34	73	16
Increases
• purchases	—	6	22	64	10
• other changes:
• transfer of software developed in 2001	—	—	52	—	—
• exchange differences	—	—	—	—	—
Decreases
• sales	—	—	—	—	—
• adjustments:
• amortization	27	1	45	22	7
• permanent writedowns	—	—	—	—	—
• other changes
• transfer of software developed in 2001	—	—	—	52	—
• exchange differences and other changes	—	—	—	—	—
Closing balance	27	5	63	63	19
Total revaluations	—	—	—	—	—
Total adjustments
• accumulated depreciation	244	1	53	61	12
• permanent writedowns	—	—	—	—	—

The item “software in use” relates to the acquisition of new programs to update operating network procedures

The amounts booked as “software not yet in use” relate to programs being developed by third parties and still to be completed.

Costs for the year relating to the introduction of the Euro amount to € 13 million and have been booked €11 million to administrative costs and € 2 million to tangible fixed assets.  Total costs incurred for the introduction of the Euro since 1998 amount to € 40 million, split as follows:

•                  € 30 million booked to administrative costs;

•                  € 10 million booked to software for € 3 million, net of amortization of € 7 million.

No advances have been paid for the purchase of intangible fixed assets.

Other information relating to tangible and intangible fixed assets

Property revaluations are as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Historical cost	364	355	+2.5
Law 823/73 (a)	14	14	—
Law 576/75 (a)	17	17	—
Law 72/83 (a)	167	167	—
Others (a)	8	8	—
Law 218/90 (b)	443	444	-0.2
Law 408/90 (a)	120	120	—
Law 413/91 (a)	29	29	—
Merger of Banca Provinciale Lombarda and Banco Lariano	94	94	—
Total revaluations	892	893	-0.1
Gross book value	1,256	1,248	+0.6

(a)       Revaluations carried out by the Bank and by the merged banks.

(b)       Higher values attributed on transformation from a public credit institution into a limited company.

SECTION 5 - OTHER ASSETS

Other assets (caption 130)

Analysis of caption 130 “Other assets” (table 5.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Unprocessed transactions and transactions by foreign branches:	1,884	3,965	-52.5
• unprocessed transactions - Italian branches (a)	1,421	3,237	-56.1
• amounts in transit between Italian branches (a)	443	674	-34.3
• transactions by foreign branches	20	54	-63.0
Accrued dividends receivable from subsidiaries	1,761	—	n.s.
Amounts related to derivative contracts and foreign exchange transactions	1,137	1,076	+5.7
• amounts related to currency hedges, cross-currency swaps and forex swaps	707	572	+23.6
• valuation of derivatives on interest rates and stockmarket indices	415	492	-15.7
• premiums paid on purchased options	15	12	+25.0
Due from tax authorities :	723	686	+5.4
• prepaid current year direct taxes	356	117	n.s.
• tax credits on dividends and withholding taxes withheld	161	157	+2.5
• tax credits relating to prior years	163	367	-55.6
• taxes paid in advance on termination indemnities - Law 662/96	43	45	-4.4
Net effect of translating funds from international agencies using current rates, with the exchange risk borne by third parties	46	66	-30.3
Checks and other instruments held	19	11	+72.7
Deferred tax assets	925	455	+103.3
Deposits with clearing-houses	173	—	n.s.
Other	755	579	+30.4
Total	7,423	6,838	+8.6

a)            mostly settled at the beginning of 2000.

“Other” includes € 1.3 million at estimated realizable value of the receivable arising from the Rome Court of Appeal judgement of 11 September 2002 concerning the IMI-SIR dispute.  Reference should be made to Section 6, Part C of these notes for further details on this matter.

Valuation of the assets in question did not give rise to any adjustments.

Accrued income and prepaid expenses (caption 140)

Analysis of caption 140 “Accrued income and prepaid expenses” (table 5.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Accrued income
• income from derivative contracts (a)	632	911	-30.6
• interest from loans to customers	476	583	-18.4
• interest on securities	70	111	-36.9
• bank interest	48	109	-56.0
• other	21	8	+162.5
Prepaid expenses
• charges on derivative contracts	44	15	+193.3
• commission on placement of securities and mortgage loans	122	18	n.s.
• discounts on bond issues	6	7	-14.3
• other	37	29	+27.6
Total	1,456	1,791	-18.7

(a)       Accrued income from derivative contracts is recognized on a contract-by-contract basis with reference to the interest rates applicable at the time.

Other information

Distribution of subordinated assets (table 5.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Due from banks	185	147	+25.9
b) Loans to customers	—	17	n.s.
c) Bonds and other debt securities	54	91	-40.7
Total	239	255	-6.2

SECTION 6 - PAYABLES

Due to banks (caption 10)

Deposits taken from banks are analyzed as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Due to central banks
• repurchase agreements and securities borrowed	1,000	763	+31.1
• other deposits from the Italian Exchange Office	127	54	+135.2
• other deposits from central banks	1,147	1,081	+6.1
Due to banks
• deposits	11,369	12,628	-10.0
• repurchase agreements and securities borrowed	166	332	-50.0
• medium and long-term loans from international bodies	2,618	3,356	-22.0
• current accounts	621	334	+85.9
• other	19	24	-20.8
• other loans	6,187	3,134	+97.4
Total	23,254	21,706	+7.1

Detail of “Due to banks” (table 6.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Repurchase agreements	1,166	1,095	+6.5
b) Securities borrowed	—	—	—

The changes in the various forms of due to banks are the result of repositioning to Group companies certain types of funding previously carried out by third parties.

Long-term loans from international bodies include loans used by the Bank to finance investment projects in industrial sectors and public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Due to customers
• current accounts	24,366	23,133	+5.3
• repurchase agreements and securities borrowed	3,979	3,516	+13.2
• deposits	10,453	9,976	+4.8
• short-term payables relating to special management services carried out for the government	663	751	-11.7
• other	686	233	+194.4
Securities issued
• bonds	11,706	12,414	-5.7
• certificates of deposit	3,645	3,679	-0.9
• bankers’ drafts	413	489	-15.5
• other securities	11	15	-26.7
Total	55,922	54,206	+3.2

Detail of “Due to customers” (table 6.2 B.I.)

	31/12/01	31/12/00	%Change
	(€/mil)	(€/mil)
a) Repurchase agreements	3,979	3,516	+13.2
b) Securities borrowed	—	—	—

Securities issued comprise those due or ready for repayment totalling € 1 million.

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and other public entities mainly to act as a source of subsidized loans to customers.  These funds are analyzed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Funds provided by the State	17	20	-15.0
Funds provided by regional public agencies	5	5	—
Other funds	39	14	+178.6
Total	61	39	+56.4
of which: funds with risk borne by the Government under Law 19 of 2/6/87	12	13	-7.7

Other information relating to payables

Information regarding the distribution of deposits by geographical area, currency and degree of liquidity is given in Part B, Section 11 of these notes.

SECTION 7 - PROVISIONS

These provisions are analyzed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Provisions for termination indemnities (caption 70)	417	408	+2.2
Provisions for risks and charges (caption 80)
• pensions and similar commitments (caption 80a)	43	43	—
• taxation (caption 80b)	696	948	-26.6
• other (caption 80c)
• provisions for guarantees and commitments	43	36	+19.4
• provisions for other risks and charges	280	312	-10.3
• provisions for other personnel charges	170	123	+38.2
Total	1,649	1,870	-11.8

Provisions for termination indemnities (caption 70)

Changes in the provisions for termination indemnities during the year	€/mil

Opening balance	408
Increases
• provisions	36
• transfers	—
Decreases
• advances allowed under Law 297/82	7
• indemnities to employees leaving the Bank	19
• transfers	—
• other changes	1
Closing balance	417

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in the provisions for pensions and similar commitments during the year	€/mil

Opening balance	43
Increases
• provisions	3
Decreases
• utilizations	3
Closing balance	43

This provision was created to cover supplementary pension liabilities for former IMI S.p.A. personnel already in retirement.  Utilizations during the year refer to the payment of supplementary pensions due for the year under review.

The adequacy of the technical reserves of the fund, which can be considered an “internal” pension fund, is calculated annually based on the valuations of an independent professional actuary.  After the provision of € 3 million charged to the year, the technical reserves seem adequate to cover the estimated commitments.

Taxation (caption 80.b)

Changes in “Taxation” during the year	€/mil

	Income taxes	Deferred taxation on the Reserve for General Banking Risks	Deferred taxes on the Reserve ex L. 169/83	Deferred taxes on the Reserve ex Decree 213/98	Deferred taxes on accrued dividends	Total
Opening balance	805	114	4	25	—	948
Increases
• provisions for 2001 income taxes	328	—	—	—	—	328
• deferred taxation	—	—	—	—	21	21
• exchange differences	—	—	—	—	—	—
• other changes	—	—	—	—	—	—
Decreases
• payment of income taxes	597	—	—	—	—	597
• exchange differences	—	—	—	—	—	—
• other changes	—	4	—	—	—	4
Closing balance	536	110	4	25	21	696

Current taxes cover income taxes due, including local taxes payable by foreign branches, as well as outstanding and potential fiscal disputes.

The deferred tax reserves refer to certain reserves which are in suspense for tax purposes and booked as the contra-entries to their corresponding asset entries; this with the exception of the reserve for deferred taxes on accrued dividends which refers to an estimate of the portion of limited tax credits on dividends (accounted for under the new accruals principle) considered unrecoverable in the year that the dividends will be collected.

Movements on deferred tax assets credited to the statement of income are as follows:

Deferred tax assets credited to the statement of income (Bank of Italy instructions dated 08.03.99)	€/mil

1. Opening balance	455
2. Increases
2.1 Deferred tax assets arising during the year	563
2.2 Other increases	—
3. Decreases
3.1 Deferred tax assets reversing during the year	92
3.2 Other decreases	1
4. Closing balance	925

The Bank reports in the balance sheet deferred tax assets totalling approximately € 925 million; these taxes refer to timing differences between the book value and fiscal value of assets and liabilities accrued in 2001 and in prior years, which are reasonably certain to reverse in the future to the benefit of the Bank.

The table below reports the fiscal effects of deductible and taxable timing differences at the end of the year, broken down by type, excluding the tax effects of the dividends accrued according to the new accounting principle.

Principal timing differences	€/mil

	IRPEG (corporate income taxes)	IRAP (regional income taxes)
A. Deductible timing differences
Adjustments of receivables deductible in future years	208	24
Provision for future charges	141	—
Writedowns of equity investments	521	—
Other	34	—
B. Taxable timing differences
Accrued capital gains	-3	—
Total	901	24

Deductible timing differences are offset against taxable timing differences if they involve the same type of tax and are going to reverse in the same year.  According to our estimates, there will never be taxable timing differences in future years higher than the deductible timing differences.

Deferred tax liabilities have been booked against certain equity reserves that are in suspense for tax purposes, which have already been reported in the table of changes in “Taxation”.  The following table gives details of the movements in these liabilities:

Deferred tax liabilities charged to shareholders’ equity (Bank of Italy instructions dated 3.8.99)	€/mil

1. Opening balance	143
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities reversing during the year	4
3.2 Other decreases	—
4. Closing balance	139

“Deferred tax liabilities reversing during the year” relate to the utilization of the reserve for deferred taxation relating to the reserve for general banking risks to cover losses recorded by the Bank during the year, which cannot be deducted for tax purposes.

Deferred tax liabilities charged to Statement of income (Bank of Italy instructions dated 3.8.99)	€/mil

1. Opening balance	—
2. Increases
2.1 Deferred tax liabilities arising during the year	21
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities reversing during the year	—
3.2 Other decreases	—
4. Closing balance	21

The deferred tax liabilities arising during the year relate to the excess of deferred taxes on dividends booked in accordance with the new accruals principle compared with the tax credits recognized on the dividends themselves.  This difference is equal to the estimated portion of the limited tax credits on dividends from Italian companies that is considered unrecoverable, as well as the deferred taxes on foreign dividends;

Information as per CONSOB Communication 1011405 of 15 February 2001.

Tax benefits under Decree Law 153 of 17/5/99 (Ciampi Law)

Decree Law 153 of 17 May 1999 –known as the “Ciampi Law” - on the concentration of banks and banking groups, provides for tax at a reduced rate of 12.50% on income allocated to a special reserve up to a maximum amount of 1.2% of the difference between receivables and payables of all of the banks taking part in such operations and the equivalent figures of the largest bank involved in the concentration.  The resulting figure then has to be spread over five years.

In December 2001, the European Commission informed the Italian Government of its decision C (2001) 3955, declaring the tax benefits under the Ciampi Law incompatible with Community principles.  The Italian Government has appealed against this decision to the European Court of Justice (of first degree in Luxembourg), together with ABI (the Italian Bankers Association) and the banks concerned, which includes SANPAOLO IMI.

The tax benefit in question has been suspended from 2001, as instructed by the Council of Ministers on 11 April 2002.  Deferred taxes have been calculated using the average tax rate without considering the tax relief mentioned above.

Provisions for risks and charges - Other provisions (caption 80.c)

Analysis of caption 80c “Provisions for risks and charges - Other provisions” (table 7.3 B.I.)	€/mil

	Guarantees and commitments	Other risks and charges	Other personnel charges		Total
Opening balance	36	312	123		471
Increases
• provisions	7	13	49	(*)	69
• other changes	—	—	23	(**)	23
Decreases
• released to cover losses on guarantees given	—	—	—		—
• used to cover charges on settlement of disputes	—	—	—		—
• used to cover long-service bonuses and other payments	—	—	7		7
• utilization to cover other liabilities	—	45	18		63
Closing balance	43	280	170		493

(*)                 The provision includes:

•               € 9 million for personnel leaving incentives booked to “extraordinary expenses”

•               € 25 million as an allowance for possible liabilities, mainly for bonuses and incentives which are at the Bank’s discretion; these have been included in “payroll costs”.

(**)          The other changes relate to the reclassification to the provision for risks and charges of possible liabilities for staff bonuses (€ 17 million), for self-insurance of accidents to the staff (€ 1 million) and for other potential charges that could arise in the future (€ 5 million).

Provisions for guarantees and commitments, € 43 million, cover expected losses in respect of guarantees and, more generally, the contingencies associated with the Bank’s guarantees and commitments.

Other provisions for risks and charges amounting to € 280 million include:

•                  € 117 million, provisions against potential charges deriving from the possible renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available;

•                  € 163 million provided to cover estimated losses arising from legal action and, in particular, from repayments claimed by the receivers of bankrupt customers.  They also cover possible charges in connection with guarantees given on the sale of equity investments, with the Bank’s commitment to support the Interbank Deposit Guarantee Fund and with other potential liabilities.

The provisions for other personnel charges, € 170 million, include:

•                  € 112 million relating to provisions made by the Bank, on the basis of independent actuarial appraisals, to cover the technical deficit of its supplementary pension fund, an independent entity, which integrates the compulsory pension fund;

•                  € 25 million relating to provisions for potential liabilities principally for staff bonuses and incentives which are left to the discretion of the Bank;

•                  € 16 million provided to the technical reserves, determined on the basis of mathematical and actuarial criteria, designed to cover long-service bonuses to the Bank’s employees;

•                  € 9 million for personnel leaving incentives;

•                  € 4 million for the provisions made to the technical reserve under Law 336/70;

•                  € 1 million in relation to the provision to cover potential contributions for the employees of a merged subsidiary;

•                  € 3 million to cover accidents to staff and other minor provisions.

Information as per CONSOB Communication 1011405 of 15 February 2001.

Low-interest building mortgage loans

Law 133/99, implemented by Ministerial Decree 110/2000 (against which there is an appeal outstanding before the Regional Administrative Tribunal of Lazio, as well as before the equivalent tribunals in the other regions involved) obliged banks to revise their interest rates, on the request of the borrowers or loan sponsoring entities, on mortgages paid totally or partially by the public sector.

Given that this rule does not prescribe a “threshold interest rate”, art. 145. 62 of the Budget Law 2001 made it clear that the renegotiation interest rate “is to be intended as the actual average overall rate on home mortgage loans currently being repaid”.  The Treasury Ministry issued guidelines on identifying the types of loans to be analysed to establish a renegotiation interest rate and the Bank of Italy issued instructions on how these guidelines should be applied.

This analysis has now been completed, while the regulatory process is not yet ended with the expected Treasury decree establishing the renegotiation interest rate.

Given that the general picture still has to be defined, we have taken account of the Bank of Italy’s instructions and estimated the potential cost at € 108 million of which: € 70 million for the period 1 July 1999 - 31 December 2000 and € 38 million for 2001, which is adequately covered by the provision for other risks and charges.  In the years after 2001 the negative impact on the statement of income will progressively decline following the expiry of outstanding mortgage loans.

Low-interest agricultural mortgage loans

Art. 128 of Law 388/2000 (Budget Law 2001) gave borrowers the possibility to renegotiate outstanding repayments at the current rates on interest-assisted loans, which are now more favourable.  Renegotiation is subject to a Ministerial Decree with the rules on implementation, which has still not been issued.

Fixed-rate unsubsidized mortgage loans (usury):

On 27 February 2001, Decree 394 of 29/12/00 concerning usury was converted into law.  This provision concerning fixed-rate mortgage loans, which is applicable to instalments expiring after 2 January 2001, laid down an obligation to renegotiate outstanding loans on the basis of a “substitute rate” set at 9.96% for mortgage loans of households and companies, reduced to 8% for mortgage loans up to 150 million lire for the purchase of the primary residence (provided it is not considered a luxury home).

During 2001, steps were taken to adjust the rate on all loans affected by this law automatically to 9.96%.  As regards mortgage loans of up to 150 million lire to buy a non-luxury first home, the renegotiated rate was reduced even further to 8% on the basis of autocertification produced by the borrowers.  The expenses for 2001 were booked as a reduction to net interest income for € 18 million; in addition, € 3 million of the provision for other risks and charges remains against mortgage loans still potentially renegotiable at 8%, for which the related documentation has still not been submitted.

The latest intervention on this matter was by the Constitutional Court: on 25 February 2002 it passed sentence declaring that art. 1.2 of Decree Law 394/2000 was unlawful in the part where it laid down that the new interest rate was to be applied to the instalments that fell due after 2 January 2001, rather than to those that fell due on the day that the Decree Law came into effect (31 December).  The higher charge deriving from the renegotiation of instalments expiring between 31 December 2000 and 2 January 2001 has been put at € 6 million and has been provided for in the provision for other risks and charges.

Anatocism (interest on interest)

Constitutional Court sentence 425 of 17 October 2000 established that the transitional rule laid down by art. 25 of D.Lgs. 342/99, which declared clauses in bank contracts signed before the adjustments introduced by the decree permitting the capitalization of interest “valid and effective”, was unconstitutional.

However, such judgement did not discuss the legitimacy of quarterly capitalization, merely stating that capitalization was unconstitutional for formal reasons regarding the excess of power of attorney in contrast with art. 76 of the Constitution.  In addition, the matter does not involve contracts stipulated after 22/04/2000, when the new instructions imposing the same calculation period for interest income and expense became effective.

In any event, the legal reasons of previously signed contracts remain unprejudiced, as fundamental for the legitimacy of the quarterly capitalization and aimed at contrasting the recent judgements of the Supreme Court which, by changing the previous consolidated law of the same Court, did not recognize the existence of a regulatory use in this matter, thus nullifying the clause in question.

The matter is still under debate and the outcome is uncertain: in fact, there are recent pronouncements which confirm the legality of quarterly capitalization clauses from various aspects, dissenting from the decisions of the Supreme Court.  There have not been any significant changes in the legal situation compared with last year, so in general terms the overall value of the lawsuits that have arisen to date continues to be immaterial: there are 210 lawsuits pending for which no estimate has been made of the potential reimbursements that might be requested.  In the light of current jurisprudence, and taking into account the current situation of lawsuits pending, no liability is foreseeable for the Bank as of now.  Any contingent liabilities are in any case covered by the portion of the provision for risks and charges set aside for lawsuits that have not been quantified or which have an uncertain outcome, amounting to € 36.5 million.

SECTION 8 - CAPITAL, EQUITY RESERVES AND SUBORDINATED LIABILITIES

Shareholders’ equity is detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Shareholders’ equity
• capital (caption 120)	3,932	3,931	—
• additional paid-in capital (caption 130)	22	18	+22.2
• reserves (caption 140)
a) legal reserve	792	792	—
b) reserve for own shares	294	697	-57.8
c) other reserves:	1,541	727	+112.0
• reserve (art. 7.c.3, Law 218/90)	80	80	—
• reserve (art. 13.c.6, Decree 124/93)	3	2	+50.0
• reserve Decree153/99	641	260	+146.5
• extraordinary reserve	58	35	+65.7
• unrestricted reserve for the purchase of own shares	706	283	+149.5
• reserve Law 169/83	11	11	—
• reserve Decree 153/99 213/98	42	42	—
• merger differences	—	14	n.s.
• reserve for general banking risks (caption 100)	336	336	—
• distributable net income (caption 170)	1,184	1,198	-1.2
Total shareholders’ equity	8,101	7,699	+5.2
Own shares in portfolio (*)	294	697	-57.8
Subordinated liabilities (caption 110)	5,003	4,581	+9.2

(*) In the reclassified balance sheet, own shares are shown as a deduction from Shareholders’ equity.

Capital and Additional paid-in capital

As part of the 1999/2001 stock option plan, 422,916 subscription options for new shares were exercised during the year.  This brought about a capital increase of € 1 million, booking additional paid-in capital of € 4 million.

As of 31 December 2001 the capital amounts to € 3,932,435,119.2 made up of 1,404,441,114 ordinary shares with a par value of € 2.8 each.

Other reserves

Other reserves comprise:

•                  the reserve ex art. 7 c. 3 Law 218/90 (“Amato Law”), created to take advantage of the tax benefits offered to banks involved in concentrations;

•                  the reserve art. 13 c. 6 Decree 124/93, created to take advantage of the tax benefits deriving from the allocation of portions of employee termination indemnities to pension funds;

•                  the reserve Law 169/83, created by the former IMI from gains realized on the Stock Exchange and held in suspense for tax purposes following their reinvestment in properties;

•                  the reserve ex Decree 213/98, created in 1998 following the revaluation of equity investments expressed in Euro-zone currencies at the fixed Euro exchange rate.

The most significant changes in other reserves concerned:

•                  the net increase in the extraordinary reserve of € 23 million as a result of the allocation of net income for the year 2000 of € 29 million, net of € 6 million allocated to the reserve for purchase of own shares;

•                  the increase in the reserve Decree 153/99, (“Law Ciampi”), for € 381 million;

•                  the increase in the reserve for purchase of own shares from € 980 million to € 1,000 million, following the resolution of the ordinary shareholders’ meeting of 30 April 2001, by releasing € 14 million from the merger surplus and € 6 million from the extraordinary reserve.  As of 31 December 2001, the restricted portion of this reserve for own shares in portfolio amounted to € 294 million, while the unrestricted portion amounted to € 706 million.

Operations in own shares

During the course of 2001, SANPAOLO IMI bought 5,238,150 shares (€ 15 million at par) for a total cost of € 83 million, and sold 27,503,729 shares (€ 77 million at par) with total proceeds of € 516 million, making a capital gain of € 30 million;

The sale of 27,503,729 SANPAOLO IMI shares was to Fondazione Cassa di Risparmio di Venezia, as part of the acquisition of an interest in the Cardine Group.

As of 31 December 2001, the Bank had 17,080,403 own shares in portfolio (total par value of € 48 million) carried at a cost of € 294 million (€ 17.2 per share compared with an average price in the second half of 2001 of € 12.55).

These own shares are carried at cost as they are considered a long-term investment, also because of the main reason for which they have been purchased: namely for extraordinary financial transactions (mergers, spin-offs, share exchanges, etc.).  In fact, all of the shares held at the end of 2001 will be used to service the share exchange involved in the merger of Cardine, in accordance with the merger prospectus, which establishes that SANPAOLO IMI can use own shares for this purpose up to a maximum of 70,000,000.

Taking account of the fact that the purpose of the exchange of own shares as part of the merger with Cardine represents for the Bank a way of achieving a medium-term strategic objective, in line with the shares’ inherent nature as a long-term financial investment, we decided that it was not necessary to write them down to market, as the difference is not considered a permanent impairment of value, also bearing in mind that the normal average yield on the shares foreseen by the Group is unlikely to change significantly.

Under resolutions passed by the Board of Directors, the Bank is expected to use own shares to service both the staff incentive plans and the stock option plan reserved for the Managing Directors and the Chairman.  The own shares to be used for these purposes will be bought in subsequent years than the one to which these financial statements refer.

Deferred taxation on reserves in suspense for tax purposes

The deferred taxation that refers to shareholders’ equity items was booked at the end of ‘98 to the following captions:

•                  Reserve for General Banking Risks;

•                  Reserve Law 169/83;

•                  Reserve ex D.Lgs. n. 213/98.

As regards the Reserve for general banking risks, deferred taxes have been recorded in connection with the probability of loan losses, which given the fiscal nature of the reserve, would not be immediately deductible.  This reserve is an equity item that would be taxable however it is used.

Deferred taxes have been charged on the Reserve ex Law 169/83 because of the various circumstances in which it can be taxed.  This reserve is unrestricted for statutory purposes and would be taxed not only in the event of distribution, but also if used in certain other ways.

Deferred taxes have also been booked for the Reserve ex art. 21 of D.Lgs. 213/98.  At the end of ‘98, deferred taxes were calculated on the net exchange differences that arose on translation of the equity investments expressed in Euro-participating currencies.

The deferred taxation on these equity items has been booked to specific reserves.  Movements and balances are shown in Section 7 of these Explanatory Notes.

For completeness sake, we would also point out that the other items in SANPAOLO IMI’s equity that are in suspense for tax purposes, namely the Share Capital (€ 631 million), the Legal Reserve (€ 268 million), the Reserve ex Law 218/90 (€ 80 million) and the Reserve ex D.Lgs. 124/93 (€ 2 million), are taxable solely if distributed.  Given the extent to which these items are restricted, no deferred taxes have been calculated on them, as the events that might give rise to them being taxed are not expected to take place in the foreseeable future.

Other information

In line with Bank of Italy guidelines on disclosure of information, we provide below the breakdown of the regulatory capital as well as a description of the minimum requirements for supervisory purposes.

(Bank of Italy instructions dated 17.12.98)

Category/value	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	7,829	7,027	+11.5
A.2 Tier 2 capital	2,957	2,659	+11.2
A.3 Items to be deducted	1,010	297	n.s.
A.4 Regulatory capital	9,776	9,389	+4.2
B. Minimum regulatory requirements
B.1 Lending risk	5,394	5,140	+4.9
B.2 Market risk (*)	107	70	+52.9
B.2.1 Tier 3 subordinated loans	107	70	+52.9
B.3 Other minimum requirements	—	—	—
B.4 Total minimum requirements	5,501	5,210	+5.6
C. Risk assets and capital-adequacy ratios
C.1 Risk-weighted assets	78,594	74,429	+5.6
C.2 Tier 1 capital/risk weighted assets	10.0%	9.4%
C.3 Regulatory capital/risk weighted assets	12.6%	12.7%

(*)       Market risks, amounting to € 107 million of which € 92 million relating to the dealing portfolio and € 15 million to exchange risks, are covered by issues of Tier 3 subordinated liabilities.  The latter, equal to € 616 million, cover market risks attributable both to the Parent Bank and to other Group companies.

An attachment provides a statement of changes in shareholders equity for the year.

Subordinated liabilities (caption 110)

Loan	Amount in the financial statements as of 31/12/01	Original currency	Interest rate	Issue date	Maturity date		Amount in the financial statements as of 31/12/00
	(€/mil)	(in millions)					(€/mil)
Subordinated deposit linked to the issuance of Preferred Shares in euro	1,000	1,000	(a)	10/11/2000		(a)	1,000
Total innovative capital instruments (Tier 1)	1,000						1,000
Notes in Luxembourg francs	—	1,000	7.63%	09/07/1993	09/07/2001		25
Notes in US dollars (b)	188	165	floating	12/07/1993	30/07/2003		178
Notes in US dollars (b)	101	89	floating	24/09/1993	24/09/2003		96
Notes in US dollars (b)	107	94	floating	30/11/1993	30/11/2005		101
Notes in Canadian dollars (b)	107	151	floating	10/11/1993	10/11/2003		108
Notes in Euro (b)	361	362	floating	30/06/1994	30/06/2004		361
Notes in Euro (b)	27	27	floating	30/12/1996	20/01/2002		27
Subordinated loan in Italian lire	26	50,000	5.10%	01/06/1998	01/06/2003		39
Subordinated loan in Italian lire	62	120,000	5.30%	01/01/1998	01/01/2003		93
Subordinated loan in Italian lire	58	112,000	floating	01/02/1998	01/02/2003		87
Subordinated loan in Euro	500	500	6.38%	06/04/2000	06/04/2010		500
Subordinated loan in Euro	350	350	floating	06/04/2000	06/04/2010		350
Subordinated loan in Euro	1,000	1,000	floating	27/09/2000	27/09/2010		1,000
Subordinated loan in Euro	300	300	5.55%	31/07/2001	31/07/2008		—
Subordinated loan in Euro	200	200	5.16%	02/10/2001	02/10/2008		—
Total subordinated liabilities (Tier 2)	3,387						2,965
Subordinated loan in Euro	466	466	5.63%	03/10/2000	03/04/2003		466
Subordinated loan in Euro	150	150	floating	06/11/2000	06/05/2003		150
Total Tier 3 subordinated liabilities	616						616
Total	5,003						4,581

(a)       The deposit expires on 31/12/2100 and can be reimbursed early from 10/11/2010, date of review of the interest rate, which is set at a fixed rate of 7.88% for the period 10/11/2000-10/11/2010 and floating for subsequent periods.

(b)       These are issues made on a fiduciary basis against deposits of the Bank’s Nassau branch.

During the year, SANPAOLO IMI issued new subordinated loans per € 500 million in the form of subordinated loans (Tier 2) to support the Group’s equity investment plans.

Note that subordinated liabilities not included in the calculation of regulatory capital amount to € 369 million.

Contractually, subordinated loans included in Tier 2 may not be redeemed prior to maturity, nor converted into capital or any other type of liability.  In particular, such contracts lay down that:

•                  early redemption can only take place on the issuer’s initiative and with Bank of Italy authorization;

•                  the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•                  in the event that the issuer is put into liquidation, these subordinated loans can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Other information on subordinated liabilities

Information regarding the distribution of subordinated liabilities by geographical area, currency and degree of liquidity is reported in Part B, Section 11 of these notes.

SECTION 9 - OTHER LIABILITIES

Other liabilities (caption 50)

Analysis of caption 50 “Other liabilities” (table 9.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Unprocessed transactions and transactions by foreign branches:	1,914	3,183	-39.9
• unprocessed transactions (a)	1,557	2,419	-35.6
• amounts in transit between Italian branches (a)	341	718	-52.5
• transactions by foreign branches	16	46	-65.2
Amounts related to derivative contracts and foreign exchange transactions	918	923	-0.5
• Effect of currency hedges, cross-currency swap and forex swap transactions	444	414	+7.2
• Valuation of derivatives on interest rates and stockmarket indices	459	496	-7.5
• Premiums collected on options sold	15	13	+15.4
Amounts available for third parties	1,300	2,672	-51.3
Due to the tax authorities	120	165	-27.3
Non-liquid balances from portfolio transactions	332	8	n.s.
Amounts due to employees	122	199	-38.7
Amounts payable due to settlement value date	—	366	-100.0
Deposits guaranteeing agricultural and construction loans	33	37	-10.8
Items relating to securities transactions	26	19	+36.8
of which “short position”	26	17	+52.9
Other	814	497	+63.8
Total	5,579	8,069	-30.9

(a)       Mostly settled at the beginning of 2002.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “Accrued expenses and deferred income” (table 9.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Accrued expenses
• charges on derivative contracts (a)	455	819	-44.4
• interest on securities issued	397	632	-37.2
• interest on amounts due to banks	162	249	-34.9
• interest on amounts due to customers	57	108	-47.2
• payroll and other operating costs	36	34	+5.9
• other	9	7	+28.6
Deferred income
• interest on discounted notes	30	38	-21.1
• income from derivative contracts	134	141	-5.0
• bond issue discount/premium	2	—	n.s.
• other	69	35	+97.1
Total	1,351	2,063	-34.5

(a)       Accrued expenses relating to derivative contracts are recorded on a contract-by-contract basis with reference to the interest rates ruling at the time.

SECTION 10 - GUARANTEES AND COMMITMENTS

Guarantees given (caption 10)

Analysis of caption 10 “Guarantees given” (table 10.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Commercial guarantees	7,987	10,068	-20.7
b) Financial guarantees	16,726	11,145	+50.1
c) Assets lodged in guarantee	7	6	+16.7
Total	24,720	21,219	+16.5

Unsecured guarantees given by the Bank, together with assets lodged to guarantee third-party commitments, comprise the following:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Endorsements and sureties	14,599	12,907	+13.1
Documentary credits	515	445	+15.7
Acceptances	113	153	-26.1
Other	9,486	7,708	+23.1
Assets lodged in guarantee :
• securities	—	—	—
• other	7	6	+16.7
Total	24,720	21,219	+16.5

Commitments (caption 20)

Analysis of caption 20 “Commitments” (table 10.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	1,158	1,718	-32.6
b) Commitments to grant finance (not certain to be called on)	11,157	11,287	-1.2
Total	12,315	13,005	-5.3

Firm commitments are detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Undrawn lines of credit granted	10,168	10,383	-2.1
Deposits and loans to be made	92	302	-69.5
Purchase of securities	85	623	-86.4
Put options issued	126	12	n.s.
Mortgage loans to be disbursed	798	803	-0.6
Membership of Interbank Deposit Guarantee Fund	63	63	—
Other commitments certain to be called on	981	792	+23.9
Other commitments not certain to be called on	2	27	-92.6
Total	12,315	13,005	-5.3

Assets lodged to guarantee the Group’s liabilities

(Table 10.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	2,897	1,823	+58.9
Securities lodged with central banks to guarantee advances	67	65	+3.1
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	64	55	—
Total	3,028	1,943	+55.8

Unused lines of credit

The Bank has unused lines of credit, excluding operating limits, as detailed below:

(Table 10.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Central banks	27	27	—
b) Other banks	215	120	+79.2
Total	242	147	+64.6

Forward transactions

Forward transactions, excluding transactions between the Bank’s head office and foreign branches as well as those carried out within organizational units and on behalf of third parties, are detailed below:

(Table 10.5 B.I.)	€/mil

	Hedging transactions	Dealing transactions	Other transactions	Total
1. Purchase/sale of
1.1 securities
• purchases	—	85	—	85
• sales	—	157	—	157
1.2 currency
• currency against currency	1,429	593	—	2,022
• purchases against euro	9,599	1,182	—	10,781
• sales against euro	2,599	551	—	3,150
2. Deposits and loans
• to be disbursed	—	—	92	92
• to be received	—	—	1,235	1,235
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	268	—	268
• sales	421	—	—	421
b) currency
• currency against currency	226	152	—	378
• purchases against euro	2,682	715	—	3,397
• sales against euro	185	714	—	899
c) other instruments
• purchases	—	—	—	—
• sales	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	—	—	—	—
• purchases against euro	11	—	47	58
• sales against euro	—	—	—	—
b) other instruments
• purchases	38,423	9,646	150	48,219
• sales	15,449	12,762	4,141	32,352
Total (a)	71,024	26,825	5,665	103,514

(a)       Interest rate related basis swaps (shown in point 3.2 b) are included in both purchases and sales for a total of € 6,254 million.

At year end, hedging derivative contracts show an unrecognized net loss of € 426 million.  In compliance with the accounting policies, this amount has not been recorded in the financial statements since the purpose of the derivatives contracts in question is to hedge interest and exchange rate risks with regard to funding activities (particularly deposit-taking transactions made via the issue of bonds with a structured yield) or lending activities.  These contracts are in fact recorded on a consistent basis with those adopted for hedging transactions, booking accruals in the financial statements for the interest rate and/or exchange rate differential accruing up to the balance sheet date.

Derivative transactions hedging trading transactions and shown under dealing transactions amount to € 2,846 million.

Derivative contracts included under structured financial instruments amount to € 4,338 million, at nominal value.

Internal deals

Internal deals come to a total of € 453 million at nominal value.  The following table provides a breakdown of internal deals, reporting the same contract in both purchases and sales.

€/mil

	Hedging transactions	Dealing transactions
Derivative contracts with exchange of capital
a) securities
• purchases	—	—
• sales	—	—
b) currency
• currency against currency	—	—
• purchases against euro	414	12
• sales against euro	414	12
Derivative contracts without exchange of capital
b) other instruments
• purchases	26	1
• sales	26	1
Total	880	26

Marking to market internal deals made to hedge assets or liabilities valued at cost gives rise to unrealized gains and losses that more or less offset each other.

The valuation of derivative contracts is described in the note concerning profits and losses on financial transactions in Part C, Section 3.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee for Bank Supervision, together with the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts	€/mil

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
OTC trading contracts
• Forward (a)	108	734	—	—	842
• Swap (b)	17,154	484	—	—	17,638
• Options purchased	1,681	549	305	—	2,535
• Options sold	1,681	549	305	—	2,535
Exchange traded contracts
• Futures purchased	—	—	—	—	—
• Futures sold	—	—	—	—	—
• Options purchased	—	—	—	—	—
• Options sold	—	—	—	—	—
Total trading contracts	20,624	2,316	610	—	23,550
Total non-trading contracts	48,999	16,679	7,899		73,577
Total contracts (c)	69,623	18,995	8,509	—	97,127
• including OTC contracts	69,623	18,995	8,509	—	97,127

(a)       Including FRAs and forward currency purchase/sale transactions.

(b)       Mainly comprising IRS and CIRS contracts, and basis swap transactions.

(c)        Including basis swaps for € 3,127 million and excluding forward currency transactions with an original duration of less than 2 working days, which total € 1,691 million.

The table below shows the residual duration of the above OTC transactions.

Residual maturity of notional amounts underlying OTC derivative contracts	€/mil

	Up to 12 months	Between 1 and 5 years	Beyond 5 years	Total
Interest rate related	35,272	18,754	15,597	69,623
Exchange rate related	15,745	2,806	444	18,995
Stockmarket index related	2,239	4,730	1,540	8,509
Other contracts	—	—	—	—

The table below reports the credit risk equivalent related to OTC contracts broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on	€/mil

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	69,623	18,995	8,509	—	97,127
A. Market value of OTC trading contracts
A.1 positive market value	405	85	9	—	499
A.2 negative market value	-462	-84	-15	—	-561
B. Add on	131	33	9	—	173
C. Market value of OTC non-trading contracts:
C.1 positive market value	777	440	360	—	1,577
C.2 negative market value	-1,046	-252	-269	—	-1,567
D. Add on	153	287	313	—	753
Credit risk equivalent (A.1+B+C.1+D)	1,466	845	691	—	3,002

Market values of hedging and dealing derivatives arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the credit risk of off-balance sheet items for solvency ratio purposes.  The market values identified in the table above derive from applying such criteria.  In particular, such market values include the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

The above transactions are not backed by secured or personal guarantees.  No losses were incurred during the year on loans linked to derivatives and there are no outstanding derivative contracts matured, but not settled.

Lastly, the table below shows the breakdown of credit risk equivalent on OTC contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	€/mil

	Positive market value	Add on	Credit risk equivalent (a) (current value)
Governments and central banks	10	—	10
Banks	1,801	790	2,591
Other operators	265	136	401
Total	2,076	926	3,002

(a)       The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days.  The existence of Master Netting Agreements allows a reduction in the equivalent credit risk of € 1,166 million relative to other operators.

Derivative contracts on loans

In relation to the derivative contracts through which the lending risk inherent in certain outstanding loans is transferred, the following table shows the notional capital referring to contracts signed by the Bank

(Table 10.6 B.I.)	€/mil

Categories of operations	Negotiation	Other transactions	Total
1. Hedging purchases
1.1 With exchange of capital
• credit default swap	—	368	368
2. Hedging sales
2.1 With exchange of capital
• credit default swap	—	401	401
Total	—	769	769

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B, Section 11 of these notes, while forward transactions related to dealing on behalf of third parties are described in Part B, Section 12.

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

Major lines of credit that exceed 10% of the Bank’s equity and defined by the Bank of Italy as “significant exposures”, are as follows:

(Table 11.1 B.I.)	31/12/01

a) Amount (in millions of euro)	6,918
b) Number	4

These positions comprise total assets at risk (loans, shares, bonds, etc.) outstanding in relation to customers and groups of related customers (including banks).

Distribution of loans to customers, by category of borrower

Loans to customers are distributed as follows:

(Table 11.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Governments	413	626	-34.0
b) Other public entities	306	436	-29.8
c) Non-financial businesses	35,965	37,282	-3.5
d) Financial institutions	9,023	10,009	-9.9
e) Family businesses	2,170	2,281	-4.9
f) Other operators	11,695	11,126	+5.1
Total	59,572	61,760	-3.5

Distribution of loans to resident non-financial and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by industry:

(Table 11.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Sales and distribution services	5,028	5,902	-14.8
b) Commerce, salvage and repairs	4,415	4,488	-1.6
c) Construction and public works	2,717	2,791	-2.7
d) Energy products	2,633	2,768	-4.9
e) Transport	2,065	2,315	-10.8
f) Other sectors	14,017	14,790	-5.2
Total	30,875	33,054	-6.6

Distribution of derivative contracts on loans by category of borrower

Derivative contracts on loans are distributed as follows:

(Bank of Italy instructions dated 31.7.00)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Banks	671	288	+133.0
Financial institutions	98	60	+63.3
Other operators	—	—	n.s.
Total	769	348	+121.0

Distribution of guarantees given, by category of counterparty

Guarantees given by the Bank are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Governments	—	6	-100.0
b) Other public entities	21	17	+23.5
c) Banks	8,782	6,504	+35.0
d) Non-financial businesses	10,673	10,427	+2.4
e) Financial institutions	4,883	3,921	+24.5
f) Family businesses	88	89	-1.1
g) Other operators	273	255	+7.1
Total	24,720	21,219	+16.5

Geographical distribution of assets and liabilities

The geographical distribution of the Bank’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(table 11.5 B.I.)	€/mil

	31/12/01				31/12/00
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
1. Assets
1.1 due from banks	8,859	3,084	705	12,648	9,304	3,271	1,436	14,011
1.2 loans to customers	49,647	4,498	5,427	59,572	51,272	4,717	5,771	61,760
1.3 securities	7,042	227	1,964	9,233	4,390	405	1,291	6,086
Total	65,548	7,809	8,096	81,453	64,966	8,393	8,498	81,857
2. Liabilities
2.1 due to banks	3,034	12,749	7,471	23,254	2,908	8,680	10,118	21,706
2.2 due to customers	32,027	1,838	6,282	40,147	29,867	1,562	6,180	37,609
2.3 securities issued	13,109	1,117	1,549	15,775	14,756	453	1,388	16,597
2.4 other accounts	3,172	892	1,000	5,064	2,723	897	1,000	4,620
Total	51,342	16,596	16,302	84,240	50,254	11,592	18,686	80,532
3. Guarantees and commitments	12,103	11,213	13,719	37,035	12,222	9,200	12,802	34,224

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	€/mil

	Specified duration
				Between 1 and 5 years		Beyond 5 years
	On demand	Up to 3 months	Between 3 and 12 months	Fixed rate	Indexed rate	Fixed rate	Indexed rate	Unspecified duration	Total

1. Assets
1.1 Treasury bonds eligible for refinancing	30	554	889	279	727	10	4	—	2,493
1.2 due from banks	1,202	5,308	1,330	107	1,610	147	2,564	380	12,648
1.3 loans to customers	10,546	13,911	6,821	8,414	9,422	3,803	5,857	798	59,572
1.4 bonds and other debt securities	13	412	1,982	638	2,673	146	875	—	6,739
1.5 off-balance sheet transactions	852	27,627	23,625	10,893	2,583	8,802	378	—	74,760
Total assets	12,643	47,812	34,647	20,331	17,015	12,908	9,678	1,178	156,212
2. Liabilities
2.1 due to banks	1,945	9,125	4,652	911	4,587	383	1,651	—	23,254
2.2 due to customers	28,737	9,368	1,884	81	3	5	69	—	40,147
2.3 securities issued:
• bonds	315	288	1,325	5,069	2,131	1,796	782	—	11,706
• certificates of deposit	31	2,898	671	13	32	—	—	—	3,645
• other securities	424	—	—	—	—	—	—	—	424
2.4 subordinated liabilities	—	87	478	44	1,044	1,000	2,350	—	5,003
2.5 off-balance sheet transactions	588	31,552	24,237	8,532	2,598	6,830	423	—	74,760
Total liabilities	32,040	53,318	33,247	14,650	10,395	10,014	5,275	—	158,939

Assets and liabilities denominated in foreign currencies

The Bank’s assets and liabilities denominated in foreign currencies are detailed below:

(Table 11.7 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Assets
1. due from banks	1,691	3,651	-53.7
2. loans to customers	8,757	9,516	-8.0
3. securities	2,006	1,835	+9.3
4. equity investments	487	426	+14.3
5. other accounts	23	25	-8.0
Total assets	12,964	15,453	-16.1
b) Liabilities
1. due to banks	12,378	9,421	+31.4
2. due to customers	7,619	7,781	-2.1
3. securities issued	2,593	1,538	+68.6
4. other accounts	503	483	+4.1
Total liabilities	23,093	19,223	+20.1

The principal spot exchange rates, as of 31 December 2001, used to translate the Bank’s foreign currency assets and liabilities are indicated below on a comparative basis with the exchange rates as of 31 December 2000:

	31/12/01	31/12/00	% Change
US dollar	0.8813	0.9305	-5.3
Swiss franc	1.4829	1.5232	-2.6
Pound sterling	0.6085	0.6241	-2.5
Japanese yen	115.33	106.92	+7.9

Securities in portfolio representing third-party securitizations (Bank of Italy Letter 10155 of 3/8/2001)

The Bank holds securities classified in the investment portfolio which represent securitizations carried out by third parties on SACE receivables from foreign public sector debtors; they are senior securities carried in the balance sheet at a value of € 14 million, which reflects their market value.

The Bank also holds securities representing securitizations which are booked to the dealing portfolio:

•                  carried out by the State on receivables deriving from the sale of public real estate assets; they are senior securities carried in the balance sheet at a value of € 304 million, which reflects their market value.

•                  carried out by banks on receivables from the SEAT Pagine Gialle Group; they are senior securities carried in the balance sheet at a value of € 1 million, which reflects their market value.

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Dealing in securities

No transactions have taken place during the year.  Purchases and sales of securities on behalf of third parties during 2000 related exclusively to futures contracts.

(Table 12.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Purchases
1. settled	—	3	n.s.
2. not settled	—	—	—
Total purchases	—	3	n.s.
b) Sales
1. settled	—	4	n.s.
2. not settled	—	—	—
Total sales	—	4	n.s.

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Third-party securities held on deposit (excluding portfolio management)
1. securities issued by the Bank that prepares the financial statements	8,919	9,929	-10.2
2. other securities	134,688	113,806	+18.3
b) Third-party securities deposited with third parties	93,981	79,027	+18.9
c) Portfolio securities deposited with third parties	10,089	7,377	+36.8

Third party securities deposited as of 31 December 2001 include securities on deposit with the Bank acting as a depositary bank, broken down as follows:

•                  € 50 million of securities issued by the Bank;

•                  € 37,292 million of other securities.

Collection of receivables on behalf of third parties: debit and credit adjustments

The Bank has received instructions to collect third-party receivables as part of its portfolio transactions.  The nominal value of such receivables is € 8,457 million.

The notes portfolio has been reclassified on the basis of the related settlement dates, by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	567	718	-21.0
2. central portfolio	31	72	-56.9
3. cash	—	—	—
4. other accounts	—	—	—
b) Credit adjustments
1. current accounts	31	72	-56.9
2. transferors of notes and documents	567	718	-21.0
3. other accounts	—	—	—

Other transactions

Reserve for Research Grants

From January 2000 the Ministry of Education, Universities and Research took over direct management of the Reserve for Research Grants, while SANPAOLO IMI continues to manage applications that arrived before 31 December 1999.

As of 31 December 2001 there is a balance of loans granted for € 615 million and loans still to be granted for € 1,140 million under contracts already stipulated, in addition to those to be stipulated for € 343 million.

On the subject of R&D Incentives, SANPAOLO IMI continued to operate in 2001 as a bank authorized by the Ministry to evaluate and supervise the implementation of industrial research projects and training programmes for researchers; it also initiated cooperation with the Ministry of Productive Activities with a view to financing development projects out of the “Technology Innovation Fund”.

The Bank received 350 applications for R&D funding worth a total of € 1,420 million, and commissions of more than € 14 million were earned.

Guarantee Fund for small and medium-sized enterprises in Southern Italy (Law 341/95)

Under the Convention dated 21 December 1995 between the Italian Treasury and the Bank, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI has been granted the concession to this Fund established under Law 341/95.

The purpose of Law 341/95 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters.  This involves measures of various types, from interest-relief grants on financing designed to convert short-term bank borrowing into long-term loans, to the granting of supplementary guarantees on participating loans, for the purchase of equity investments and for the debt consolidation described above.

As of 31 December 2001, 3,900 applications are outstanding for € 1,590 million, broken down as follows:

•                  € 1,432 million relating to the consolidation of short-term debt (of which € 1,428 million already being paid and € 4 million waiting for the final documentation);

•                  € 158 million for participating loans;

Management activities carried out on behalf of the Treasury were recompensed with commission totalling € 0.9 million.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Bank for third parties without a representation mandate totalled € 795 million at year end (€ 901 million in 2000).

Asset management services rendered by third parties

The value of asset management services rendered to customers by Group companies amounts to € 4,065 million (€ 4,309 million as of 31/12/2000).

Part C - Statement of income

SECTION 1 - INTEREST

Interest income and similar revenues (caption 10)

Analysis of caption 10 “Interest income and similar revenues” (table 1.1 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	On amounts due from banks	633	688	-8.0
	of which:
	• deposits with central banks	39	33	+18.2
b)	On loans to customers	3,678	4,076	-9.8
	of which:
	• loans using public funds	—	—	—
c)	On debt securities	342	376	-9.0
d)	Other interest income	5	4	+25.0
e)	Net differential on hedging transactions	—	88	n.s.
Total		4,658	5,232	-11.0

Detail of caption 10 “Interest income and similar revenues” (table 1.3 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	On assets denominated in foreign currency	160	293	-45.4

Default interest accrued during 2001 amounting to € 86 million has been prudently eliminated from the statement of income, since collection is considered unlikely.

Interest income includes € 172 million relating to repurchase agreements with an obligation to resell.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “Interest expense and similar charges” (table 1.2 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	On amounts due to banks	1,038	1,234	-15.9
b)	On amounts due to customers	951	862	+10.3
c)	On securities issued	796	1,247	-36.2
	of which:
	• certificates of deposit	123	303	-59.4
d)	On public funds administered	—	—	—
e)	On subordinated liabilities	283	134	+111.2
(f)	Net differential on hedging transactions	11	—	n.s.
Total		3,079	3,477	-11.4

Detail of caption 20 “Interest expense and similar charges” (table 1.4 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	On liabilities denominated in foreign currency	314	417	-24.7

Interest expense includes the annual charge of € 1 million relating to issue discounts on bonds and certificates of deposit.  The caption also includes charges of € 211 million relating to repurchase agreements with an obbligation to resell.

Other information relating to interest

Information concerning the interest arising on transactions with Group companies is reported in part C, section 7 of these notes.

SECTION 2 - COMMISSIONS

The following tables have been prepared on the basis of the new reporting format required by the Bank of Italy in its letter no. 14815 dated 21 November 2001.  In the interests of comparability, the 2000 figures have also been reclassified on the basis of this new format.

Commission income (caption 40)

Analysis of caption 40 “Commission income” (table 2.1 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	Guarantees given	47	43	+9.3
b)	Derivative contracts on loans	2	—	n.s.
c)	Management, dealing and advisory services	766	1,092	-29.9
	1. dealing in securities	7	11	-36.4
	2. dealing in currency	21	23	-8.7
	3. portfolio management	—	—	—
	3.1. individual	—	—	—
	3.2. collective	—	—	—
	4. custody and administration of securities	20	23	-13.0
	5. custodian bank	48	51	-5.9
	6. placement of securities (a)	445	660	-32.6
	7. acceptance of instructions	33	99	-66.7
	8. consultancy services	1	1	—
	9. distribution of third-party services:	191	224	-14.7
	9.1. portfolio management:	129	164	-21.3
	a) individual	129	164	-21.3
	b) collective	—	—	—
	9.2. insurance products	60	58	+3.4
	9.3. other products	2	2	—
d)	Collection and payment services	164	162	+1.2
e)	Servicing securitization operations	—	—	—
f)	Tax collection services	—	—	—
g)	Other services	370	347	+6.6
Total		1,349	1,644	-17.9

a) The commission earned on the placement of securities also includes the commission earned on the placement of mutual fund units for € 442 million as of 31/12/01 and € 648 million as of 31/12/00.

Subcaption g) “Other services” are made up as follows:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Loans granted	147	129	+14.0
Deposits and current account overdrafts	133	128	+3.9
Current accounts	54	58	-6.9
Other services - Italy	34	25	+36.0
Other services - foreign branches	2	7	-71.4
Total	370	347	+6.6

Analysis of caption 40 “Commission income” (table 2.2 B.I.) - distribution channels for products and services

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	At own branches
	1. portfolio management	—	—	—
	2. placement of securities	445	660	-32.6
	3. third-party products and services	191	224	-14.7
b)	Door-to-door:
	1. portfolio management	—	—	—
	2. placement of securities	—	—	—
	3. third-party products and services	—	—	—
Total		636	884	-28.1

Commission expense (caption 50)

Analysis of caption 50 “Commission expense” (table 2.3 B.I.)

		31/12/01	31/12/00	% Change
		(€/mil)	(€/mil)
a)	Guarantees received	6	5	+20.0
b)	Derivative contracts on loans	—	—	—
c)	Management, dealing and advisory services	12	22	-45.5
	1. dealing in securities	1	5	-80.0
	2. dealing in currency	—	—	—
	3. portfolio management	—	—	—
	3.1. own account	—	—	—
	3.2. third-party account	—	—	—
	4. custody and administration of securities	11	17	-35.3
	5. placement of securities	—	—	—
	6. door-to-door sales of securities and financial products and services	—	—	—
d)	Collection and payment services	49	50	-2.0
e)	Other services	11	17	-35.3
Total		78	94	-17.0

Subcaption (e) “Other services” comprises, in particular:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Intermediation on financing transactions	—	1	n.s.
Loans obtained	2	6	-66.7
Loan arrangement activities	1	1	—
Other services - Italy	7	8	-12.5
Other services - foreign branches	1	1	—
Total	11	17	-35.3

Other information relating to commission

Details of commission arising from transactions with Group companies are included in Part C, Section 7 of these notes.

SECTION 3 - PROFITS (LOSSES) ON FINANCIAL TRANSACTIONS

Profits (losses) on financial transactions (caption 60)

Analysis of caption 60 “Profits (losses) on financial transactions” (table 3.1. B.I.)	€/mil

		Security transactions		Currency transactions		Other transactions	Total
A1.	Revaluations	16	(a)	—		464	480
A2.	Writedowns	-15	(b)	—		-465	-480
B.	Other profits and losses	42	(c)	35	(d)	-5	72
Totali		43		35		-6	72
	of which:
	1. on government securities	19
	2. on other debt securities	23
	3. on equities	1
	4. on security derivatives	0

(a) Of which € 12 million on securities and € 4 million on securities transactions to be settled.

(b) The writedowns of € 15 million relate to capital losses on securities.

(c) The other profits and losses of € 42 million relate to net gains from dealing in securities.

(d) Includes exchange gains of € 30 million and income on transactions in foreign currency derivative contracts of € 5 million.

SECTION 4 — ADMINISTRATIVE COSTS

Payroll (caption 80a)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Wages and salaries	929	918	+1.2
Social security charges	299	295	+1.4
Termination indemnities
• provision for termination indemnities	36	33	+9.1
• indemnities accrued and paid during the year	1	1	—
• provisions for supplementary pension fund	30	33	-9.1
Total	1,295	1,280	+1.2

Average number of employees by category (table 4.1 B.I.)

	31/12/01	31/12/00	% Change
a) Executives	276	202	n.s.
b) Supervisors	7,631	7,357	n.s.
c) Other employees	12,316	12,556	-1.9
Total	20,223	20,115	+0.5

The split between executives and supervisors at 31/12/2001 takes into account the category changes contained in the collective national labour contract for banks; the comparison with 31/12/2000 is not, therefore, homogeneous.

Other administrative costs (caption 80b)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
IT costs	166	138	+20.3
Software maintenance and upgrades	62	45	+37.8
Maintenance of hardware, other fixed assets and plant	33	33	—
External data processing	31	26	+19.2
Data transmission charges	20	17	+17.6
Databank access charges	14	11	+27.3
Equipment leasing charges	6	6	—
Property management expenses	134	140	-4.3
Rented property:	87	85	+2.4
• rental of premises	80	77	+3.9
• maintenance of leasehold premises	7	8	-12.5
Property owned:	10	17	-41.2
• maintenance of properties owned by the Bank	10	17	-41.2
Security services	20	22	-9.1
Cleaning of premises	17	16	+6.3
General expenses	77	77	—
Postage and telegraph charges	24	25	-4.0
Office supplies	14	13	+7.7
Transport and counting of valuables	10	9	+11.1
Courier and transport services	6	7	-14.3
Other expenses	23	23	—
Professional and insurance fees	94	103	-8.7
Consultancy services	51	61	-16.4
Legal and judiciary expenses	24	21	+14.3
Investigation/commercial information costs	12	13	-7.7
Insurance premiums - banks and customers	7	8	-12.5
Utilities	38	45	-15.6
Telephone	15	20	-25.0
Energy	23	25	-8.0
Promotion, advertising and marketing expenses	33	27	+22.2
Advertising and entertainment	29	23	+26.1
Contributions and membership fees to trades unions and business associations	4	4	—
Indirect payroll costs	40	39	+2.6
Other expenses for personnel training, travel and assignments	40	39	+2.6
Total	582	569	+2.3
Indirect duties and taxes
• stamp duties	98	105	-6.7
• taxes on stock exchange contracts	4	4	—
• local property taxes	7	7	—
• substitute tax (Pres. Decree 601/73)	11	15	-26.7
• other	7	7	—
Total	127	138	-8.0
Total other administration costs	709	707	+0.3

Consultancy services include fees paid to PricewaterhouseCoopers S.p.A., both for compulsory audit work and for engagements approved by the Bank’s Board of Directors in accordance with CONSOB Recommendation 97001574 of 20/2/97, as detailed below:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Statutory and consolidated financial statements	0.6	0.5	+20.0
Audit of foreign branches	0.3	0.6	-50.0
Statutory and consolidated half-year reports	0.2	0.2	—
Half-year audit of foreign branches	0.1	0.1	—
Other activities:
• Form 20-F (a)	—	0.4	n.s.
• activities related to the merger with Cardine Banca	0.3	—	n.s.
• other (b)	0.1	0.5	-80.0
Total	1.6	2.3	-30.4

(a)  Fee included in the costs of the audit of the 2001 financial statements.

(b)  This item includes the fees for issuing a Comfort Letter in connection with the Offering Circular for the placement of Euro Medium Term Notes and a Comfort Letter in connection with the so-called “Green” Synthetic Securitization.

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments to intangible and tangible fixed assets (caption 90)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
• amortization of merger differences representing the goodwill of merged banks	27	27	—
• amortization of goodwill	1	—	n.s.
• amortization of software in use	45	27	+66.7
• amortization of software not yet in use	22	24	-8.3
• amortization of other deferred charges	7	7	—
Adjustments to tangible fixed assets
• depreciation of property	38	37	+2.7
• depreciation of furniture and installations	71	58	+22.4
Total	211	180	+17.2

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provision of accelerated depreciation.

Provisions for risks and charges (caption 100)

Provisions for risks and charges, € 30 million, recorded during the year, include the following:

•         € 13 million, for potential charges deriving from the possible renegotiation of mortgage loans, as explained in Part B -Section 7 of these Notes, option transactions and other potential liabilities;

•         € 14 million designed to increase the coverage of the reserve for other payroll costs, pension and similar commitments, including € 6 million to cover long-service bonuses to the Bank’s employees, and € 6 to integrate the provisions established to balance the technical deficit of the Bank’s employee pension fund and € 2 million for other potential liabilities;

•         € 3 million to increase the supplementary pension fund for former IMI S.p.A. personnel in retirement, as shown in Part B - Section 7 of the notes.

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “Adjustments to loans and provisions for guarantees and commitments” (table 5.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
a) Adjustments to loans	442	486	-9.1
of which:
• general adjustments for country risk	13	16	-18.8
• other general adjustments	169	114	+48.2
b) Provisions for guarantees and commitments	7	8	-12.5
of which:
• general provisions for country risk	—	—	—
• other general provisions	3	8	-62.5
Total	449	494	-9.1

Adjustments to loans include losses on transactions and disposals for € 11 million.

In addition to the above adjustments, default interest of € 86 million due during the year has been reversed from interest income.

Writebacks of adjustments to loans and of provisions for guarantees and commitments (caption 130)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Revaluation of loans previously written down	80	66	+21.2
Revaluation of loans previously written off	1	1	—
Revaluation of provisions for guarantees and commitments	—	—	—
Collection of default interest previously written down	21	49	-57.1
Collection of loans previously written off	29	44	-34.1
Collection of loan principal previously written down	61	195	-68.7
Total	192	355	-45.9

Adjustments to financial fixed assets (caption 150)

Adjustments to investment securities

The adjustments, totalling € 2 million, relate to the writedown of debt securities to market, pursuant to Art. 18 of D.Lgs 87/92.

Adjustments to equity investments

Adjustments to equity investments relate to the writedown of holdings in the following companies:

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
BNH S.p.A.	1,432	—	n.s.
Banco di Napoli S.p.A.	206	19	n.s.
Cassa di Risparmio di Firenze S.p.A.	21	189	-88.9
HDI Assicurazioni S.p.A.	1	6	-83.3
Sanpaolo Riscossioni Prato S.p.A.	1	—	n.s.
Giraglia Immobiliare S.p.A.	1	—	n.s.
Other	3	—	n.s.
Total	1,665	214	n.s.

In detail:

•             BNH S.p.A. has been written down to bring its book value into line with its net equity after approval of the proposed distribution of earnings;

•             Banco di Napoli S.p.A. has been written down in proportion to the reduction in net equity since the time that the investment was acquired;

•             Cassa di Risparmio di Firenze S.p.A. has been written down solely for fiscal purposes by adjusting its carrying value to the average Stock Exchange price for the last six months of the year;

•             HDI Assicurazioni S.p.A. has been written down based on the company’s earnings prospects;

•             Sanpaolo Riscossioni Prato S.p.A. has been written down to bring the book value into line with the company’s new capital valuation and earnings prospects;

•             Giraglia Immobiliare S.p.A. has been written down to zero to eliminate the impact of an increase in capital.

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

Dividends and other revenues (caption 30)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Equity investments
• BNH S.p.A.	1,161	—	n.s.
• Invesp S.p.A.	134	—	n.s.
• Banca Fideuram S.p.A.	128	63	+103.2
• Wealth Management S.p.A.	125	25	n.s.
• Sanpaolo Imi International S.A.	69	248	-72.2
• Banque Sanpaolo S.A.	54	2	n.s.
• NHS S.p.A.	27	10	n.s.
• Banca OPI S.p.A.	25	—	n.s.
• Sanpaolo Imi Bank Ireland P.l.c.	20	27	-25.9
• Banca Sanpaolo Invest S.p.A.	12	19	-36.8
• Sanpaolo Imi Bank (International) S.A.	9	14	-35.7
• Sanpaolo Leasint S.p.A.	8	5	+60.0
• Banca IMI S.p.A.	—	61	n.s.
• Sanpaolo Vita S.p.A.	—	22	n.s.
• SCH S.A.	17	12	+41.7
• Cardine Banca S.p.A.	17	—	n.s.
• Cassa di Risparmio di Firenze S.p.A.	11	21	-47.6
• other dividends received	15	65	-76.9
• tax credits	920	152	n.s.
Total	2,752	746	+268.9

In 2000, the dividends paid by direct subsidiaries shown in the table are accounted for on a cash basis, so the comparison with the 2001 figures is not homogeneous.

As mentioned in the introduction to these notes, from 2001 the Bank now books dividends from subsidiaries on an accruals basis.  When applying this new accounting principle, in accordance with CONSOB’s instructions, dividends from subsidiaries have to have been approved by the Boards of Directors and shareholders’ meetings of the companies concerned, prior to the date that the Bank’s Board of Directors approves the draft financial statements.  The following table shows the date on which the subsidiaries’ boards and AGMs approved the distribution of 2001 dividends to the Bank.

Dividends approved by subsidiaries

	31/12/01	Date Board	Date AGM
	(€/mil)
• BNH S.p.A.	1,161	10/10/01	15/10/01
• Invesp S.p.A.	134	06/03/02	09/04/02
• Banca Fideuram S.p.A.	128	12/03/02	29/04/02
• Wealth Management S.p.A.	125	12/03/02	12/04/02
• Sanpaolo Imi International S.A.	69	11/03/02	27/03/02
• Banque Sanpaolo S.A.	54	11/03/02	12/04/02
• NHS S.p.A.	27	12/03/02	12/04/02
• Banca OPI S.p.A.	25	08/03/02	05/04/02
• Sanpaolo Imi Bank Ireland P.l.c.	20	12/03/02	28/03/02
• Banca Sanpaolo Invest S.p.A.	12	07/03/02	09/04/02
• Sanpaolo Imi Bank (International) S.A.	9	05/02/02	28/02/02
• Sanpaolo Leasint S.p.A.	8	06/03/02	05/04/02

Other operating income (caption 70)

(table 6.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Expenses recovered from customers
• stamp duties	94	101	-6.9
• other taxes	14	17	-17.6
• legal costs	7	13	-46.2
• other recoveries	1	1	—
Reimbursement of services rendered to third parties	30	20	+50.0
Property rental income	4	4	—
Other income	11	16	-31.3
Total	161	172	-6.4

Other operating expenses (caption 110)

(table 6.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Finance leasing charges	8	5	+60.0

Extraordinary income (caption 180)

(table 6.3 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Out-of-period income	23	17	+35.3
Dividends received from subsidiaries (including tax credit):	433	—	n.s.
• Banca Fideuram	148	—	n.s.
• Banca IMI	77	—	n.s.
• Banque Sanpaolo	62	—	n.s.
• NHS	58	—	n.s.
• Sanpaolo Bank S.A.	47	—	n.s.
• Banca Sanpaolo Invest	22	—	n.s.
• Sanpaolo Leasint	10	—	n.s.
• Sanpaolo Riscossioni Genova	5	—	n.s.
• Sanpaolo Riscossioni Prato	1	—	n.s.
• Other	3	—	n.s.
Gains on disposal of:
• financial fixed assets - equity investments	6	256	-97.7
• financial fixed assets - investment securities	—	10	n.s.
• tangible fixed assets	1	8	-87.5
• Own shares in portfolio	30	83	-63.9
Total	493	374	+31.8

Out-of-period income includes € 1.3 million, which is the estimated realizable value of the receivable involved in the sentence passed by the Rome Court of Appeal on 11 September 2001.  This sentence condemned Consorzio Bancario Sir S.p.A. (in liquidation) to reimburse to the Bank the sum of € 506 million (as well as interest at the legal rate) previously paid by IMI (as it then was) to the heirs of Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990.  This sentence sustained the request for indemnity presented by the Consorzio vis-à-vis Primarosa Battistella (Nino Rovelli’s heir) and Eurovalori S.p.A., obliging them to protect the Consorzio from having to pay this amount.

A recourse to the Supreme Court has been filed against the Court of Appeal’s sentence with a request for its annulment; so even though the sentence is enforceable, it is not definitive.

In preparing the financial statements, the value of the receivable deriving from the sentence of the Rome Court of Appeal, quantified at € 596 million - taking account of the nominal value of the receivable (€ 506 million), legal interest accruing up to 31 December 2001 (€ 73 million) and the tax payable on registration of the sentence (€17 million) which can be claimed back from the loser - has been calculated in accordance with national and international accounting standards for contingent assets and revenue recognition, as confirmed by authoritative opinions, on the basis of its estimated realizable value.

Indeed, based on expert opinions regarding the type of recovery measures that could be taken and the probability of them being successful, the Bank decided that the estimated realizable value of this receivable should be within the bounds of the Consorzio’s ability to pay, namely its book net equity as shown in its financial statements as of 31 December 2000, the latest that are available.  In fact, the Consorzio’s net equity as of 31 December 2000 amounts to € 1.3 million; the only asset in the Consorzio’s financial statements is an investment in SIR Finanziaria S.p.A., which is carried at a book value of zero, based on a valuation of the consolidated net worth of the SIR Group; this is due to a considerable amount of litigation, above all with the tax authorities, involving numerous companies of the SIR Group in relation to which the Consorzio does not exclude that there could be additional charges, even of a substantial amount, over and above the provisions that have already been made.

In support of its decision, the Bank has above all considered the opinion of the Bank’s legal defence team, namely that (among other things):

•             the sentence of the Court of Appeal allows the Bank to take action only against the Consorzio;

•             the chances of recovering the receivable are limited to the assets of the Consorzio, which is in liquidation, with prospects that would certainly not improve if it went bankrupt;

•             the Consorzio has a claim against Primarosa Battistella and Eurovalori S.p.A. (though it is not clear if this is a right to indemnity or merely a right to reimbursement).  In this connection, the sentence merely ascertains that there is an obligation, without pronouncing a sentence that requires payment to be made.

As further support for the approach taken, the Bank also considered particularly significant the affirmations made on various occasions by the board and management of the Consorzio, both in correspondence with the Bank, which took place between October 2001 and the present day, and at the Shareholders’ Meeting of the Consorzio held on 20 December 2001 regarding its economic and financial situation.  In these documents, the Consorzio affirms that it is “without personnel and practically without resources” and it is “in no way able to cope with the consequences of the sentence, even if provisional and reversable”.  Similar statements are made in the reports contained in the Consorzio’s financial statements of recent years, in which the liquidator (report as of 31/12/2000) affirms that: “once again this year it was decided not to make any provisions for the dispute in question (litigation with the former I.M.I.) in connection with - among other things - well-known amounts of such a size that not even the whole of the Consorzio’s net worth would be able to cover a reasonable portion of them”.

Therefore, given that this sentence is of uncertain outcome, also because it is not definitive, involving a receivable due by an entity that is in effect insolvent, it was decided to value the receivable within the limits of its estimated realizable value, as explained above.  Taking a consistent approach, the investment held in the Consorzio was written down to zero.

The approach taken in booking the receivable was also applied in calculating current and deferred taxes.

Extraordinary expense (caption190)

(table 6.4 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Tax for registration of the IMI-SIR sentence	17	—	n.s.
Severance bonus incentive for voluntary redundancy	29	5	n.s.
Other out-ofperiod expenses	15	20	-25.0
Losses on disposal of:
• financial fixed assets - equity investments	2	1	+100.0
• financial fixed assets - investment securities	—	4	n.s.
• tangible fixed assets	—	1	n.s.
Loss on transfer of a business	—	1	n.s.
Total	63	32	+96.9

Income taxes for the year (caption 220)

Breakdown of caption 220 “Income taxes for the year” (Bank of Italy instructions dated 03.08.99)	€/mil

1. Current income taxes	462
2. Change in deferred tax assets	-470
3. Change in deferred tax liabilities	914
4. Income taxes	906

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Current income taxes and charges from possible fiscal disputes	446	689	-35.3
Local taxes applicable to foreign branches	16	18	-11.1
Total current income taxes and charges from possible fiscal disputes	462	707	-34.7
Deferred tax assets that reversed during the year	92	111	-17.1
Deferred tax assets that arose during the year	-562	-100	n.s.
Deferred taxes on accrued dividends	918	—	n.s.
Use of the deferred tax reserve on the Reserve for general banking risks	-4	-6	-33.3
Income taxes for the year	906	712	+27.2

Given that there is a difference between the income taxes shown in the statement of income and the amount that would result from applying the standard rates of tax (IRPEG - corporation tax at 36% and IRAP - regional business tax at 5%) to the Bank’s pre-tax income, the following table explains the reasons for this difference.

Reconciliation	Income taxes	%
Income taxes at standard rate	851	41.0%
Increases in taxes
Substitute tax on INA spin-off deficit	134	6.5%
Non-deductible costs (ICI, payroll costs, etc.)	10	0.5%
Income taxes related to limited tax credit	6	0.3%
Other changes	15	0.7%
Decreases in taxes
Lower tax base for IRAP	-13	-0.6%
Foreign dividends taxed at a lower rate	-80	-3.9%
Benefit under “Visco Law” (L. 133/99)	-10	-0.5%
Income subject to special rate	-7	-0.3%
Total changes in tax	55	2.6%
Income taxes shown in statement of income	906	43.6%

SECTION 7 - OTHER INFORMATION REGARDING THE STATEMENT OF INCOME

Other information provided below regarding the statement of income covers the geographical distribution of the Bank’s revenues and transactions with companies of the SANPAOLO IMI Group and with other non-Group companies.

Geographical distribution of revenues

The geographical distribution of the Bank’s revenues, based on the location of branches, is as follows:

(table 7.1 B.I.)	€/mil

	31/12/01				31/12/00
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total

Interest income and similar revenues	3,672	448	538	4,658	4,047	522	663	5,232
Dividends and other revenues	2,752	—	—	2,752	746	—	—	746
Commission income	1,304	25	20	1,349	1,600	24	20	1,644
Profits (losses) on financial transactions	70	1	1	72	83	3	—	86
Other operating income	159	2	—	161	170	2	—	172
Total revenues	7,957	476	559	8,992	6,646	551	683	7,880

Income and charges arising from transactions with Group companies and non-Group companies

Income and expenses arising from transactions with companies of the SANPAOLO IMI Group, as defined in article 4 of Decree 87/92, are detailed below, together with those relating to non-Group companies:

€/mil

	31/12/01			31/12/00
	Group companies	Non-Group companies	Total	Group companies	Non-Group companies	Total
Income
• interest income and similar revenues	425	41	466	230	57	287
• dividends and other revenues	2,669	83	2,752	637	109	746
• commission income	599	—	599	872	1	873
• other operating income	34	1	35	30	1	31
• extraordinary income (dividends)	433	—	433	—	—	—
Total	4,160	125	4,285	1,769	168	1,937
Expenses
• interest expense and similar charges	552	123	675	477	100	577
• commission expense	1	—	1	1	—	1
• other operating expenses	14	—	14	13	—	13
Total	567	123	690	491	100	591

Assets and liabilities outstanding at year-end in relation to Group companies and non-Group companies are indicated in Part B, Section 3 of these notes.

Part D - Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The annual remuneration of the Directors and the Statutory Auditors of the Bank is reported below:

(table 1.1 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Directors	5	5	—
Statutory Auditors	—	—	—

The remuneration due to the Statutory Auditors for 2001 amounts to € 0.3 million.

In compliance with article 78 of CONSOB resolution no. 11971 of 14/5/99, we provide below the detail of the remuneration pertaining to 2001 paid to Directors, Statutory Auditors and General Managers.

COMPENSATION OF DIRECTORS, STATUTORY AUDITORS AND GENERAL MANAGERS (pursuant to Article 78 of Consob Resolution 11971 of 14 May 1999)

Directors, Statutory Auditors and General Managers in office

	Office						Compensation (thousands of Euro)
Surname and name	Description of office		Period in office		Remuneration for the office		Non-monetary benefits	Bonuses and other incentives (1)		Other compensation (2)
ARCUTI Luigi	Chairman	(3)(5)	1.1.2001 / 30.4.2001		125			2,744	(6)	13
MASERA Rainer Stefano	Chairman	(3)	1.5.2001 / 2003		437		6	441			(a)
	Managing Director		1.1.2001 / 30.4.2001		79
	General Manager		1.1.2001 / 30.4.2001		159		7
SALZA Enrico	Deputy Chairman	(3)	1.5.2001 / 2003		95			162		25
IOZZO Alfonso	Managing Director	(3)	1.5.2001 / 2003		436			441			(b)
MARANZANA Luigi	Managing Director	(3)	1.1.2001 / 2003		513			441			(c)
	General Manager		1.1.2001 / 30.4.2001		257		1
CARMI Alberto	Director		1.1.2001 / 2003		47			22		—
FONTANA Giuseppe	Director		1.1.2001 / 2003		59			152		53
GALATERI DI GENOLA Gabriele	Director	(3)	1.1.2001 / 2003		95			130		25
GARDNER Richard	Director		1.5.2001 / 2003		34			—		—
MANULI Mario	Director		1.5.2001 / 2003		34			—		—
MARRONE Virgilio	Director		1.1.2001 / 2003			(d)			(d)	—
MATUTES Abel	Director		1.5.2001 / 2003		34			—		—
MIHALICH Iti	Director	(3)	1.1.2001 / 2003		101			152		25
OTTOLENGHI Emilio	Director		1.1.2001 / 2003		54			152		93
VERMEIREN Remi François	Director		1.1.2001 / 2003		45			—		—
ALBANI CASTELBARCO VISCONTI Carlo	Director		1.1.2001 / 30.4.2001		19			152		—
BOTIN Emilio	Director		1.1.2001 / 30.4.2001		13			33		—
INCIARTE Juan Rodriguez	Director	(3)	1.1.2001 / 30.4.2001		23			130		12
MASINI Mario	Director	(3)	1.1.2001 / 30.4.2001		28			162		12
PREDA Stefano	Director			(4)	—			98		—
SCLAVI Antonio	Director	(3)	25.5.1999 / 30.4.2001		21			141		12
VERCELLI Alessandro	Director		22.6.1999 / 30.4.2001		13			141		—
PAOLILLO Mario	Chairman of Statutory Auditors		1999 / 2001		92			—		133
BENEDETTI Aureliano	Statutory Auditor		1999 / 2001		63			—		109
DALLOCCHIO Maurizio	Statutory Auditor		1999 / 2001		64			—		—
MIGLIETTA Angelo	Statutory Auditor		1999 / 2001		61			—		49
RAGAZZONI Ruggero	Statutory Auditor		1999 / 2001		64			—		52

(1)                 This includes the bonuses for the Directors for the year 2000 (€ 1,938,263), divided proportionally to their presence at meetings held during the year, on the basis of a motion of the Board of Directors following the approval of the financial statements for 2000.  For 2001, the members of the Board of Directors may expect a total bonus of € 1.203.000, calculated according to Group results.  The allocation to individual members will be made following the approval of the financial statements for 2001 and similarly to last year: this bonus will thus be reported in the table attached to the financial statements for 2002.

(2)                 Compensation from subsidiaries.

(3)                 Members of the Executive Committee.

(4)                 Member of the Board of Directors stepping down from office in 2000 for which only the portion relating to the bonus for 2000 is shown.

(5)                 The Board of Directors has moved to appoint Dr. Arcuti as a consultant for three years.  The compensation for 2001 was € 172,152.

(6)                 The amount includes a special emolument, voted by the Board of Directors, of € 2,582,284, to recognize his extraordinary contribution to the development of the Group.  The Shareholders’ Meeting of 30 April 2001 approved the nomination of Dr. Arcuti as Honorary Chairman.

(a)                 € 39,466 to SANPAOLO IMI SpA.

(b)                 € 21,563 to SANPAOLO IMI SpA.

(c)                  € 70,773 to SANPAOLO IMI SpA.

(d)                 € 71,680 in emoluments of office and € 151,596 in bonus and other incentives to IFI SpA.

In accordance with article 78 of CONSOB Resolution 11971 of 14 May 1999, we can report that with reference to the 1999-2001 stock option plan, Rainer Stefano Masera exercised 123,416 rights for the Bank’s shares during the year at a price of € 12.396.

During the course of 2000, the Board of Directors approved a new stock option plan for the period 2003/2005, which foresees for the two Managing Directors the assignment of 188,285 rights to subscribe the Bank’s shares at a price of € 16.45573.

Note that from 1 May 2001, the Bank’s organizational structure no longer envisages the role of the General Managers.  In accordance with a resolution passed by the Board of Directors on 30 April 2001 in connection with the pre-existing stock option plans, Mr. Masera’s promotion from Managing Director and General Manager to Chairman, and Mr. Maranzana’s promotion from Managing Director and General Manager to Managing Director have not had any effect on the rights assigned to them.

Lastly, note that on separate occasions the Board of Directors has:

•      decided in accordance with art. 15.9 of the Articles of Association that the remuneration of the Chairman, Mr. Rainer Masera, and of the Managing Directors, Mr. Alfonso Iozzo and Mr. Luigi Maranzana, should be supplemented by means of a stock option plan assigning to each of them 450,000 fixed rights for the three years of their term of office (2001-2003), plus another 150,000 rights on condition that the SANPAOLO IMI stock reach a price of € 20 by the end of the three-year period;

•      decided, also in accordance with art. 15.9 of the Articles of Association, on the appointment of Mr. Pio Bussolotto as Managing Director, that his remuneration should be supplemented by means of a stock option plan assigning him 300,000 fixed rights for the two years of his term of office (2002-2003), plus another 100,000 rights on condition that the SANPAOLO IMI stock reach a price of € 20 by the end of the two-year period;

•      approved a voluntary bonus issue of shares to employees of the Bank for an amount varying according to the individual’s level of remuneration, to substitute the productivity bonus.  The shares will be assigned during 2002, at the time that the 2001 productivity bonus is paid.

To implement this stock option plan, a proposal will be made to the shareholders’ meeting called to approve the 2001 Annual Report, to authorize the purchase of own shares, as foreseen in the next point on the agenda.  The assignment price will be the “normal value” of the shares according to current tax regulations.

Additional and more detailed information on these plans are contained in the Report on operations, as recommended by CONSOB.

Loans and guarantees given

(table 1.2 B.I.)

	31/12/01	31/12/00	% Change
	(€/mil)	(€/mil)
Directors	44	6	n.s.
Statutory Auditors	—	1	n.s.

The amounts indicated above include loans granted to and guarantees given by the Bank to the Directors and Statutory Auditors, € 0.1 million, and to companies and banks identified pursuant to article 136 of the Consolidated Banking Act, € 44.4 million, including the drawdown against credit lines granted to the latter.

SECTION 2 - PARENT BANK

2.1 - Name

SANPAOLO IMI S.p.A.

2.2 - Registered offices

Piazza San Carlo, 156

10121 Turin, Italy

Secondary head office

Viale dell’Arte, 25

00144 Rome, Italy

Registered banking group no. 1025/6

Attachments

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

STATEMENT OF CASH FLOWS

COMPARISON OF STATEMENT OF INCOME ASSUMING CONSISTENT APPLICATION

OF THE METHOD OF ACCOUNTING FOR DIVIDENDS ON AN ACCRUAL BASIS

LIST OF PROPERTIES OWNED BY THE BANK

Statement of changes in shareholders’ equity

€/mil
	capital	legal reserve	addition- al paid-in capital	extraor- dinary reserve		unrestricted reserve for purchase of own shares	restricted reserve for own shares	reserve ex art. 13.c.6 D.Lgs. 124/93	reserve (art. 7.c.3, L. 218/90)	merger surplus	reserve ex Law 169/83	reserve D.Lgs. 213/98	reserve D.Lgs. 153/99	reserve for general banking risks	net income for the year	Total
Shareholders’ equity as of 1 January 2001	3,931	792	18	35		283	697	2	80	14	11	42	260	336	1,198	7,699
Allocation of 2000 net income
• reserve D.Lgs. 153/99													381		-381	—
• extraordinary reserve				29											-29	—
• reserve ex art.13.c.6 D.Lgs. 124/93								1							-1	—
• dividends distributed															-787	-787
Increases in unrestricted reserve for the purchase of own shares				-6	`	423	-403			-14						—
Stock option plan for 422,916 shares	1		4													5
Net income as of 31/12/2001															1,184	1,184
Shareholders’ equity as of 31 December 2001	3,932	792	22	58		706	294	3	80	—	11	42	641	336	1,184	8,101
Own shares in portfolio							-294									-294
Shareholders’ equity as per reclassified balance sheet	3,932	792	22	58		706	—	3	80	—	11	42	641	336	1,184	7,807

Statement of cash flows

APPLICATION OF FUNDS	€/mil

Use of funds generated by operations		877
Dividends paid	787
Use of reserves for termination indemnities and pensions	24
Use of provisions for risks and charges	66
Increase in funds applied		6,504
Cash and deposits with central banks	127
Equity investments	2,802
Dealing securities	3,052
Investment securities	97
Intangible fixed assets	102
Tangible fixed assets	87
Other assets	237
Decrease in funds taken		3,415
Other liabilities	3,415
Total		10,796

SOURCES OF FUNDS	€/mil

Funds generated by operations		3,385
Net income for the period	1,184
Provision for termination indemnities	37
Net adjustments to loans and provisions for guarantees and commitments	257
Provisions for risks and charges	30
Adjustments to tangible fixed assets	109
Adjustments to intangible fixed assets	102
Net adjustments to financial fixed assets	1,666
Increase in funds taken		4,117
Due to banks	1,549
Customer deposits and securities issued	1,738
Subordinated liabilities	422
Decrease in funds applied		3,294
Due from banks	1,350
Loans to customers	1,944
Total		10,796

Comparison of statement of income assuming consistent application of the method of accounting for dividends on an accrual basis

	Year 2001	Year 2001 pro forma	Year 2000	Year 2000 pro forma	Changes 2001 pro forma/ 2000 pro forma
	(€/mil)	(€/mil)	(€/mil)	(€/mil)
NET INTEREST INCOME	1,583	1,583	1,759	1,622	-2.4
Net commission and other dealing revenues	1,271	1,271	1,550	1,548	-17.9
Profits (losses) on financial transactions and dividends	72	72	86	86	-16.3
Dividends on equity investments	946	946	737	546	+73.3
NET INTEREST AND OTHER BANKING INCOME	3,872	3,872	4,132	3,802	+1.8
Administrative costs	-2,004	-2,004	-1,987	-1,982	+1.1
of which:
– payroll costs	-1,295	-1,295	-1,280	-1,277	+1.4
– other administrative costs	-582	-582	-569	-567	+2.6
– indirect duties and taxes	-127	-127	-138	-138	-8.0
Other operating income	153	153	167	167	-8.4
Adjustments to fixed assets	-183	-183	-153	-153	+19.6
OPERATING INCOME	1,838	1,838	2,159	1,834	+0.2
Adjustments to goodwill and merger differences	-28	-28	-27	-27	+3.7
Provisions and net adjustments to loans and financial fixed assets	-521	-521	-570	-570	-8.6
INCOME BEFORE EXTRAORDINARY ITEMS	1,289	1,289	1,562	1,237	+4.2
Net extraordinary income	801	368	348	348	+5.7
INCOME BEFORE TAXES	2,090	1,657	1,910	1,585	+4.5
Income taxes	-906	-774	-712	-650	+19.1
PRO FORMA NET INCOME	1,184	883	1,198	935	-5.6
Adjustment to net income	—	301	—	263	+14.4
NET INCOME ATTRIBUTABLE TO THE GROUP	1,184	1,184	1,198	1,198	-1.2

The effects on the balance sheet of applying the new method of accounting for dividends consist exclusively of a theoretical recomposition of the Bank’s net equity.

The pro-forma reclassified statements of income are unaudited.

List of properties owned by the Bank

Amounts in Euro

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
ACQUI TERME Piazza Italia 10	2,105	849,412	2,033,539	2,882,951	1,336,398	1,546,553
AGNADELLO Piazza della Chiesa 5/15	199	57,439	181,033	238,472	92,538	145,934
ALASSIO Via Don Bosco 2	1,031	197,019	2,764,136	2,961,155	1,204,789	1,756,366
ALBA Piazza Savona 1	1,078	363,447	1,750,827	2,114,274	957,342	1,156,932
ALBA Via Cuneo 9 ang. Vic. San Biagio	54	4,132	36,637	40,769	19,750	21,019
ALBENGA Fil. 1 Via Genova 86	70	38,044	142,126	180,170	51,931	128,239
ALBENGA Via Valle d’Aosta 6	1,400	2,857,520	—	2,857,520	852,911	2,004,609
ALBESE Via Vittorio Veneto 6/a	262	27,531	343,585	371,116	129,345	241,771
ALBINO Via Mazzini 182	982	1,125,876	491,047	1,616,923	455,277	1,161,646
ALESSANDRIA Fil. 1 Corso Roma 17/19	1,386	361,391	2,337,334	2,698,725	827,478	1,871,247
ALESSANDRIA P.zza Garibaldi 57/58 / Via Savona	5,670	4,702,421	4,308,845	9,011,266	3,728,064	5,283,202
ALMENNO SAN BARTOLOMEO Via Martiri della Libertà	456	383,874	315,395	699,269	425,241	274,028
ALPIGNANO Via Mazzini 5	1,366	1,048,209	1,044,667	2,092,876	1,259,492	833,384
ANCONA Via Montebello 49/63	2,270	1,749,595	2,024,756	3,774,351	1,755,220	2,019,131
ANTEGNATE Via Muoni 13	356	6,136	248,900	255,036	101,642	153,394
ANTEY ST. ANDRE’ Via Grandi Mulini S.S. 40	94	30,833	90,431	121,264	56,176	65,088
AOSTA Fil. 1 Corso Battaglione Aosta 65	706	247,085	912,346	1,159,431	507,998	651,433
AOSTA Sede Piazza Chanoux 38 / Via del Collegio 2	2,760	1,480,126	5,147,213	6,627,339	2,489,583	4,137,756
APPIANO GENTILE Via Volta 14	278	105,878	300,541	406,419	143,426	262,993
ARCONATE Piazza Libertà 1	589	58,567	697,808	756,375	266,685	489,690
ARENA PO Via Roma 10	360	225,860	108,316	334,176	138,159	196,017
AREZZO via Mecenate 2	2,368	280,242	—	280,242	24,487	255,755
ARGEGNO Via Lungotelo di Destra 6	118	20,669	97,819	118,488	47,893	70,595
ARONA Corso Repubblica 1	1,021	456,387	1,562,959	2,019,346	921,067	1,098,279
ARQUATA SCRIVIA Via Libarna 211	490	148,512	401,501	550,013	236,572	313,441
ARZANO Via Rimini 6	488	569,593	351,353	920,946	507,716	413,230
ASTI Via C. Battisti 3 / C. Dante 6	1,712	1,533,240	2,809,100	4,342,340	1,765,050	2,577,290
AVELLINO Via Guarini 40 / Via De Conciliis 14	942	1,365,834	339,923	1,705,757	563,123	1,142,634
AVIGLIANA Fil. Corso Torino 158	1,439	991,483	1,834,966	2,826,449	1,614,873	1,211,576
AZZANELLO Via A. Valcarenghi 10	187	340	120,867	121,207	40,993	80,214
BARDONECCHIA Via Medail 53	508	156,949	826,849	983,798	459,260	524,538
BARI Fil. 1 Via Amendola 168/5	1,647	102,845	—	102,845	15,427	87,418
BARI Via De Rossi 51-53	509	172,595	458,011	630,606	288,490	342,116
BELGIOIOSO Via XX Settembre 30	220	377,014	—	377,014	67,705	309,309
BELLAGIO Lungo Lario Manzoni 32/34	413	58,377	682,962	741,339	257,416	483,923
BERGAMO Fil. 13 Sede Via XX Settembre 57	3,113	439,999	7,926,401	8,366,400	3,603,302	4,763,098
BERGAMO Fil. 4 Via S. Bernardino 72/d	772	57,423	1,252,893	1,310,316	511,763	798,553
BERGAMO Fil. 5 Via Suardi 85/87	1,060	467,508	1,233,039	1,700,547	689,887	1,010,660
BERGAMO Fil. 6 Via Statuto 18	339	46,226	530,697	576,923	203,040	373,883
BERGAMO Sede Via Camozzi 27 / Piazza Cavour 9	8,166	9,379,905	14,300,568	23,680,473	8,321,192	15,359,281
BERGAMO Via Stendhal 5 / Via Campagnola	6,645	118,785	—	118,785	21,381	97,404
BIELLA Fil. 1 Via Cottolengo	475	435,655	55,625	491,280	169,912	321,368
BIELLA Via G. Marconi 9	2,443	268,104	3,006,845	3,274,949	1,025,171	2,249,778
BIELLA Via Lamarmora / Torino / Delleani	314	570,829	—	570,829	51,375	519,454
BISTAGNO Corso Italia 46	386	32,284	292,760	325,044	138,010	187,034
BOLLATE Via Vittorio Veneto 2	801	304,750	1,098,518	1,403,268	482,385	920,883
BOLOGNA Via Rizzoli 20	1,032	410,705	3,678,600	4,089,305	1,218,434	2,870,871
BONATE SOTTO Via V. Veneto 57/b	724	52,844	599,467	652,311	191,260	461,051
BORDIGHERA Corso Italia 32	832	1,501,502	299,923	1,801,425	681,762	1,119,663
BORGHETTO LODIGIANO Piazza Dalla Chiesa 1/a	270	2,167	305,515	307,682	84,443	223,239
BORGHETTO S.S. Via IV Novembre 8	580	100,891	1,187,594	1,288,485	478,173	810,312
BORGO SAN DALMAZZO Corso Barale 22	1,643	992,307	785,597	1,777,904	643,089	1,134,815
BORGO SAN GIACOMO Via Ferrari 5	250	413	222,672	223,085	61,344	161,741
BORGOFRANCO D’IVREA Via Aosta 28	314	108,082	314,750	422,832	171,667	251,165
BORGONE DI SUSA Via A. Abegg 5 bis	565	110,626	437,012	547,638	247,677	299,961
BORGOSESIA Viale Carlo Fassò 2	2,435	1,124,384	2,627,497	3,751,881	1,830,782	1,921,099
BOSCOMARENGO Via Roma 6 bis	479	267,939	113,157	381,096	179,224	201,872
BOSCOREALE Via S.Ten.Cirillo 12 / Via S.Felice 2	627	462,373	316,558	778,931	386,262	392,669
BOSISIO PARINI Piazza Parini 12	462	413,246	155,778	569,024	223,574	345,450
BRA Via Principi di Piemonte 32	1,143	242,935	1,679,278	1,922,213	706,992	1,215,221
BRANDIZZO Via Torino 196	612	185,833	618,311	804,144	329,837	474,307
BREMBIO Via Garibaldi 10	289	258	202,166	202,424	60,677	141,747
BRESCIA P.za Garibaldi 5 / Via Tartaglia	3,531	5,081,754	—	5,081,754	1,515,195	3,566,559

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
BRIGA NOVARESE Via Borgomanero 19/21	729	167,722	612,411	780,133	377,341	402,792
BRONI Piazza Garibaldi 7 ang. Via Cavour	827	557,772	1,468,747	2,026,519	809,194	1,217,325
BURAGO DI MOLGORA Via Enrico Toti 2/3	756	348,771	578,372	927,143	368,580	558,563
BUSTO ARSIZIO Fil. 2 Via Gavinana 8	526	358,294	316,705	674,999	271,563	403,436
BUSTO ARSIZIO Fil. 3 Via Torino 48	645	194,204	479,338	673,542	214,941	458,601
BUSTO ARSIZIO Fil. 4 Sacconago - P.za Chiesa Vecchia 6/b	577	67,500	575,735	643,235	219,211	424,024
BUSTO ARSIZIO Fil. 5 Borsano - Via Novara 1	245	516	327,373	327,889	105,477	222,412
BUSTO ARSIZIO Piazza Manzoni / Via Matteotti	1,329	2,393,155	—	2,393,155	430,740	1,962,415
BUSTO ARSIZIO Sede Via Milano 14	3,875	243,594	7,060,357	7,303,951	2,642,634	4,661,317
BUSTO GAROLFO Piazza Lombardia 3	358	128,460	277,931	406,391	144,781	261,610
CABIATE Via A. Grandi 6	379	92,466	346,141	438,607	160,263	278,344
CAGLIARI Piazza Deffenu 4	4,403	4,437,128	6,995,519	11,432,647	4,813,878	6,618,769
CAGLIARI Via Paoli 31/33	753	664,607	375,021	1,039,628	311,888	727,740
CAIRO MONTENOTTE Piazza della Vittoria 24	712	129,842	876,957	1,006,799	359,394	647,405
CALOSSO Via R. Margherita 24/26	271	48,368	109,390	157,758	77,136	80,622
CALUSCO D’ADDA Via Marconi 36/38	1,008	355,554	786,934	1,142,488	357,512	784,976
CALUSO Via San Clemente 1	437	116,737	375,565	492,302	196,369	295,933
CALVATONE Via Umberto I 83	215	6,823	185,280	192,103	75,918	116,185
CAMPOMORONE Via A. Gavino 110/d	655	167,138	887,393	1,054,531	461,521	593,010
CANDELO Via Mazzini ang. Via Moglia 1	607	183,256	313,591	496,847	142,230	354,617
CANELLI P.za A. d’Aosta 20 / Via M. d’Azeglio 2	860	324,973	437,056	762,029	285,955	476,074
CANICATTI’ Via Carlo Alberto 4/12	870	237,494	372,526	610,020	311,135	298,885
CANICATTI’ Via Regina Margherita 2	1,000	118,519	1,078,155	1,196,674	553,620	643,054
CANTOIRA Via Roma 21	82	42,741	40,954	83,695	52,253	31,442
CANTU’ Piazza degli Alpini 1	1,075	71,208	1,410,596	1,481,804	508,630	973,174
CAPRIOLO Via IV Novembre 90	652	142,603	628,622	771,225	258,868	512,357
CARAGLIO P.za Garibaldi 10 ang. Via Roma	333	500,963	—	500,963	134,978	365,985
CARAMAGNA Via Luigi Ornato 37	377	1,019,058	152,817	1,171,875	340,536	831,339
CARESANA Corso Italia 32	166	5,501	99,561	105,062	41,453	63,609
CARIGNANO Via Umberto I 118	609	176,124	649,770	825,894	407,952	417,942
CARMAGNOLA Piazza Martiri della Libertà 31	856	223,694	941,106	1,164,800	541,688	623,112
CARRU’ Piazza Generale Perotti 11	292	12,853	352,144	364,997	173,392	191,605
CASALE MONFERRATO Via Magnocavallo 23	2,983	1,325,029	2,911,375	4,236,404	1,842,420	2,393,984
CASALMAGGIORE Via Cairoli 7	743	457,911	579,848	1,037,759	374,415	663,344
CASALPUSTERLENGO Via Garibaldi 22	477	102,221	486,338	588,559	239,078	349,481
CASAZZA Via della Pieve 1	1,212	1,031,881	321,174	1,353,055	386,428	966,627
CASELLE LANDI Via IV Novembre 10	254	3,357	144,002	147,359	46,563	100,796
CASELLE TORINESE Via Cuorgné 86 bis	717	213,015	669,070	882,085	354,644	527,441
CASNIGO Piazza Caduti 7	435	50,228	305,215	355,443	117,514	237,929
CASOREZZO Piazza S. Giorgio 9	392	9,933	368,537	378,470	129,160	249,310
CASSINA DE’ PECCHI Via Trento 2 ang. Via Venezia	1,283	698,699	1,983,075	2,681,774	1,307,898	1,373,876
CASTAGNOLE MONFERRATO Piazza Statuto 1/b	184	31,888	107,000	138,888	52,823	86,065
CASTEL GOFFREDO Piazza Gonzaga 3	590	516,457	364,877	881,334	351,978	529,356
CASTELLAMONTE Piazza Martiri della Libertà 2	515	87,140	438,749	525,889	211,070	314,819
CASTELLANZA Via Matteotti 16/b	842	160,663	759,713	920,376	334,141	586,235
CASTELLEONE Via Cappi 4	915	1,122,261	258,914	1,381,175	531,178	849,997
CASTELNUOVO BOCCA D’ADDA Via Umberto I 1	234	767	184,427	185,194	62,319	122,875
CASTELNUOVO SCRIVIA Via Nino Bixio 15	910	293,370	528,871	822,241	396,898	425,343
CASTELVETRANO Piazza Matteotti 9/10	270	477,598	397,819	875,417	494,629	380,788
CASTIGLIONE D’ADDA Via della Chiesa 1	259	3,109	223,302	226,411	69,820	156,591
CASTROFILIPPO Corso Umberto 42	194	12,527	109,751	122,278	59,068	63,210
CAVA MANARA Via Garibaldi 19	499	168,417	258,534	426,951	178,953	247,998
CAVENAGO D’ADDA Via G. Conti 6/4	140	211	117,004	117,215	36,380	80,835
CENTALLO Via Bonifanti 3/5/7	250	260,130	30,851	290,981	96,982	193,999
CERAMI Via Roma 88/90/92	110	70,575	114,984	185,559	103,278	82,281
CERCOLA Via D. Riccardi 127	1,188	1,040,152	285,923	1,326,075	563,592	762,483
CERMENATE Via G. da Cermenate / Via Matteotti 45	494	468,735	128,407	597,142	160,551	436,591
CERNOBBIO Via Dell’Orto 3	487	8,557	655,505	664,062	233,560	430,502
CERNUSCO SUL NAVIGLIO Piazza Ghezzi 5	959	983,202	1,373,131	2,356,333	1,174,324	1,182,009
CERRO MAGGIORE Via S. Bartolomeo 8	176	14,564	201,473	216,037	71,778	144,259
CESANA TORINESE Via Roma 14	476	79,161	358,516	437,677	186,655	251,022
CEVA Via Moretti 7	472	200,483	458,351	658,834	351,017	307,817
CHIARI Via delle Battaglie 3/e	798	1,331,426	142,893	1,474,319	433,621	1,040,698
CHIAVARI Corso Dante Alighieri 73	804	369,381	1,588,965	1,958,346	699,937	1,258,409
CHIERI Piazza Cavour 1	1,109	168,926	1,325,426	1,494,352	633,786	860,566
CHIERI Piazza Cavour 8	4,100	4,989,100	1,941,281	6,930,381	2,435,754	4,494,627

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
CHIGNOLO PO Via Garibaldi 143	247	13,025	175,662	188,687	64,349	124,338
CHIVASSO Piazza A. Carletti 1/c	1,151	237,386	1,649,516	1,886,902	719,856	1,167,046
CIGLIANO Corso Umberto I 46	689	103,625	481,364	584,989	251,059	333,930
CILAVEGNA Piazza Garibaldi 5	359	43,648	253,441	297,089	127,753	169,336
CIRIE’ Via San Ciriaco 25	1,898	1,206,079	2,049,313	3,255,392	1,030,856	2,224,536
CODOGNO Via Alberici 28	946	332,120	1,409,709	1,741,829	508,222	1,233,607
COGNE Via Grappein	212	191,849	160,738	352,587	174,006	178,581
COLLEGNO Via Manzoni 1	1,974	1,321,784	1,642,511	2,964,295	1,575,095	1,389,200
COMO Fil. 2 Via Milano 178	422	108,784	575,323	684,107	260,964	423,143
COMO Fil. 4 Albate / Via Canturina 186	340	372,221	168,080	540,301	200,363	339,938
COMO Fil. 5 Via Bellinzona 349	213	22,977	318,511	341,488	147,733	193,755
COMO Piazza Cavour 15	5,021	405,974	14,536,785	14,942,759	4,808,091	10,134,668
CORNAREDO Piazza Libertà 54	1,059	160,596	1,365,419	1,526,015	572,883	953,132
CORNAREDO Via Milano 95	522	283,906	463,323	747,229	201,768	545,461
CORSICO Fil. 1 Via Dante ang. via Monti 31/b	845	2,334,632	—	2,334,632	626,951	1,707,681
CORSICO Via Caboto 37/41	1,927	2,019,769	3,102,633	5,122,402	2,606,898	2,515,504
COSSATO Via del Mercato 40	310	464,580	127,332	591,912	196,699	395,213
COSTIGLIOLE D’ASTI Piazza Umberto I 21	636	225,379	425,510	650,889	346,912	303,977
COURMAYEUR Via M. Bianco 29 / P.za Brocherelle 3	601	208,699	1,941,270	2,149,969	718,911	1,431,058
CREMA Fil. 1 Via De Gasperi 62	1,500	145,771	—	145,771	43,474	102,297
CREMA Piazza Duomo 1 / Via dei Racchetti 1	1,006	171,811	1,329,412	1,501,223	544,816	956,407
CREMONA Fil.1 C.so Garibaldi 232 / Via Montello	1,720	1,104,141	2,012,235	3,116,376	1,617,019	1,499,357
CREMONA Sede Piazza Cavour 1 / Via Gramsci	3,896	397,862	5,333,302	5,731,164	2,274,931	3,456,233
CREMONA Via dei Tigli 3	204	64,688	62,641	127,329	74,824	52,505
CRESCENTINO Corso Roma 55/57	808	108,924	635,213	744,137	300,521	443,616
CUNEO Corso Giolitti ang. P.za Europa	2,370	1,317,944	4,558,279	5,876,223	2,654,653	3,221,570
CUORGNE’ Via Ivrea 7	857	159,055	761,652	920,707	357,365	563,342
DAIRAGO Via XXV Aprile 52/c	383	52,139	410,583	462,722	167,843	294,879
DALMINE Via Betelli 11	1,601	763,944	1,441,818	2,205,762	630,982	1,574,780
DOGLIANI Piazza Carlo Alberto 30 / Via 31 Luglio 21	677	393,484	520,251	913,735	548,018	365,717
DOMODOSSOLA Piazza Matteotti 16 / Via Gramsci	1,012	1,153,246	455,363	1,608,609	476,746	1,131,863
DONNAS Via Roma 36	1,280	317,286	1,083,002	1,400,288	701,074	699,214
DOSOLO Via XXIII Aprile 6/8/10	199	10,302	154,121	164,423	53,620	110,803
ENDINE GAIANO Via Tonale 49	296	5,852	190,096	195,948	64,485	131,463
ENNA Piazza VI Dicembre 6	1,388	2,027,243	93,584	2,120,827	778,363	1,342,464
ERBA Corso XXV Aprile 64	1,549	705,420	1,978,059	2,683,479	990,075	1,693,404
ESTE Via Matteotti 49/51	650	1,361,328	—	1,361,328	398,704	962,624
FAGNANO OLONA Piazza XX Settembre 5	639	66,910	561,447	628,357	228,173	400,184
FALOPPIO Via Roma 4	150	167,330	—	167,330	39,468	127,862
FERRERA ERBOGNONE Corso della Repubblica 27	217	105,777	121,392	227,169	96,056	131,113
FINALE LIGURE Via Concezione 34/35	370	382,652	971,678	1,354,330	628,762	725,568
FINO MORNASCO Via Garibaldi 135	743	64,184	867,137	931,321	353,258	578,063
FIORANO AL SERIO Via Roma 11/B	777	125,725	696,111	821,836	236,679	585,157
FIRENZE Piazza della Repubblica 4	890	89,609	3,240,455	3,330,064	1,020,437	2,309,627
FIRENZE Via de’ Conti 3 ang. Via dell’Alloro	705	452,834	1,683,987	2,136,821	814,497	1,322,324
FIRENZE Via Pratese 191	2,050	130,404	—	130,404	3,912	126,492
FOGGIA Piazza Puglia / via Bari 62	1,963	2,647,878	2,314,962	4,962,840	2,979,942	1,982,898
FONTANELLA Piazza Matteotti 18 / via Lazzari 2	561	573,449	267,434	840,883	330,167	510,716
FORNO CANAVESE Via Truchetti 7	498	49,471	351,676	401,147	179,204	221,943
FOSSANO Via Roma 81 / Via Cavour 1	1,633	306,685	1,838,768	2,145,453	829,829	1,315,624
FRESONARA Via Boscomarengo 5	226	142,253	66,301	208,554	90,773	117,781
GALLARATE Corso Sempione 9	1,934	2,231,538	518,802	2,750,340	884,502	1,865,838
GALLIATE Via L.da Vinci 21 ang. Via Volta	1,003	367,530	1,024,642	1,392,172	715,734	676,438
GAMBARA Piazza IV Novembre 5	287	516	201,364	201,880	66,572	135,308
GAMBOLO’ Corso Umberto I 4	488	254,724	344,941	599,665	198,466	401,199
GARLASCO Corso Cavour 172	597	104,712	646,169	750,881	221,492	529,389
GATTINARA Piazza Italia 10 / C.so Cavour 1	554	106,174	434,486	540,660	248,943	291,717
GENOVA Piazza Matteotti 2	665	1,727,120	—	1,727,120	427,230	1,299,890
GENOVA Fil. 1 Via A. Cantore 44 / Via Pedemonte	3,157	1,596,390	3,791,994	5,388,384	2,415,299	2,973,085
GENOVA Fil. 2 ex V.G.B.Magnaghi 1 / V.Cecchi 60	630	591,621	1,736,535	2,328,156	1,012,881	1,315,275
GENOVA Fil. 4 Viale Causa 2 / Via Albaro 38	875	369,379	1,750,329	2,119,708	769,940	1,349,768
GENOVA Fil. 5 Via F. Cavallotti 46r/48/13/4	583	419,735	817,151	1,236,886	540,858	696,028
GENOVA Fil. 6 Via Cairoli 6	957	212,175	1,498,893	1,711,068	699,759	1,011,309
GENOVA Fil. 7 Via Sestri 225/r / Via d’Andrade	1,096	374,304	1,488,676	1,862,980	865,283	997,697
GENOVA Fil. 8 Via C. Camozzini 11/r / Via Cialdini	585	404,704	642,998	1,047,702	570,909	476,793
GENOVA Fil.10 Via Rossini 8 - Rivarolo	1,011	1,022,588	593,608	1,616,196	667,202	948,994

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
GENOVA Sede Via Fieschi 4	5,614	4,146,086	17,254,898	21,400,984	8,401,777	12,999,207
GENOVA Via Dante ang. Via Fieschi	1,065	1,450,616	615,212	2,065,828	469,791	1,596,037
GENOVA Via Gran Madre di Dio	145	71,512	263,115	334,627	155,146	179,481
GIAVENO Piazza San Lorenzo 15	545	191,130	502,196	693,326	375,062	318,264
GORLE Via Don Mazza 1/B	600	252,518	528,040	780,558	304,081	476,477
GRASSOBBIO Via Roma 5/7	444	101,151	340,804	441,955	160,336	281,619
GRESSONEY ST. JEAN Strada Eyemmatten	255	14,843	246,714	261,557	101,225	160,332
GROMO Piazza Marconi 2	202	1,709	163,605	165,314	50,626	114,688
GRONTARDO Piazza Roma 11	241	105	167,338	167,443	46,972	120,471
GROPELLO CAIROLI Via Libertà 108	585	383,202	390,497	773,699	320,107	453,592
GRUGLIASCO Viale Gramsci 108	99	4,354	177,417	181,771	42,844	138,927
GRUGLIASCO Viale Gramsci 78/80	1,170	727,469	1,453,765	2,181,234	1,012,430	1,168,804
IMPERIA Via Cascione 11 / Piazza Marconi 2	1,790	1,646,622	2,318,309	3,964,931	1,436,072	2,528,859
INCISA SCAPACCINO Via della Repubblica 3	393	29,229	209,654	238,883	114,949	123,934
INVERIGO Via Generale Cantore 52	268	6,921	262,306	269,227	102,391	166,836
IVREA Piazza Balla 7	4,510	4,959,702	3,209,109	8,168,811	2,656,519	5,512,292
IVREA Via Palestro 22	650	3,228	1,074,530	1,077,758	340,884	736,874
IVREA Vicolo Baratono 3	30	12,911	9,425	22,336	12,331	10,005
LA SPEZIA Viale Italia 162	1,364	1,625,665	2,428,770	4,054,435	2,165,742	1,888,693
LAIGUEGLIA Via Roma 102	567	203,459	839,815	1,043,274	292,816	750,458
LAINATE Via Meda 1/A	761	231,915	680,210	912,125	302,735	609,390
LANDRIANO Via Rocca 6	292	83,373	295,906	379,279	163,585	215,694
LANZO INTELVI Piazza Novi 8	180	9,435	142,907	152,342	58,242	94,100
LANZO TORINESE Via Roma 6/a	638	70,279	633,251	703,530	276,927	426,603
LECCE Piazza Mazzini / Via N.Sauro	2,200	1,717,728	3,754,941	5,472,669	2,619,757	2,852,912
LECCO Corso Martiri della Libertà	3,282	3,769,774	2,347,136	6,116,910	2,623,268	3,493,642
LEGNAGO Via Fiume 10	763	987,026	105,109	1,092,135	321,248	770,887
LEGNANO Fil. 1 Via Venegoni 51	477	200,713	428,873	629,586	263,376	366,210
LEGNANO Fil. 2 Via Monte Rosa / Via Battisti	586	229,907	399,635	629,542	242,448	387,094
LENNO Via Statale Regina 91	246	40,521	340,249	380,770	114,474	266,296
LEONFORTE Corso Umberto 201/b	260	152,565	92,058	244,623	147,079	97,544
LIVORNO FERRARIS Via L. Giordano 72	435	107,528	388,204	495,732	184,014	311,718
LOANO Fil. 1 Via Aurelia 356	197	42,474	458,995	501,469	207,654	293,815
LOANO Fil. Corso Europa 1	839	270,989	1,987,512	2,258,501	845,729	1,412,772
LOCATE TRIULZI Via Giardino 2	678	529,098	527,305	1,056,403	425,798	630,605
LOCATE VARESINO Via C. Battisti 38	480	402,034	217,787	619,821	212,024	407,797
LODI Sede Piazza Mercato 13 / via Strepponi 2	3,237	785,368	3,238,425	4,023,793	1,209,233	2,814,560
LOMAZZO Piazza Stazione 2	639	16,001	681,612	697,613	238,895	458,718
LOMELLO Via Roma 6/8	241	30	184,007	184,037	55,837	128,200
LUCCA Piazza San Martino 10	1,361	2,100,111	1,384,560	3,484,671	1,043,149	2,441,522
LURATE CACCIVIO Via Unione 2	794	381,487	612,413	993,900	257,265	736,635
MAGENTA Via Volta / Via Cavallari	759	785,436	166,522	951,958	282,369	669,589
MALEO Piazza XXV Aprile 6/8	205	1,969	147,919	149,888	40,126	109,762
MANDELLO DEL LARIO Piazza L. Manara 5	394	437,129	303,526	740,655	325,788	414,867
MANTOVA Via Frattini 7	2,232	3,543,221	1,257,030	4,800,251	1,353,017	3,447,234
MANTOVA Via Isabella d’Este 10	120	113,621	—	113,621	20,452	93,169
MAPELLO Via Bravi 3	556	106,360	417,782	524,142	184,027	340,115
MARANO Via Merolla 9/11	741	475,269	789,476	1,264,745	535,717	729,028
MARIANO COMENSE Piazza Roma 47	266	547,831	46,421	594,252	183,180	411,072
MEDE Via Cavour 18	763	1,179,553	553,750	1,733,303	595,788	1,137,515
MEDIGLIA Frazione Triginto / Piazza Pertini 6	733	604,255	165,473	769,728	257,133	512,595
MELEGNANO Piazza Garibaldi 1	1,545	1,863,587	1,103,223	2,966,810	1,187,695	1,779,115
MELZO Via Magenta 2/8	1,440	850,584	1,522,170	2,372,754	954,538	1,418,216
MENAGGIO Via IV Novembre 38/40	1,021	32,998	859,767	892,765	305,259	587,506
MENFI Via della Vittoria 254	310	252,002	225,507	477,509	267,268	210,241
MERATE Viale Lombardia 2	1,126	408,013	910,854	1,318,867	544,391	774,476
MESERO Via San Bernardo 8	291	42,395	247,061	289,456	106,896	182,560
MESTRE Corso del Popolo 58	190	30,548	67,578	98,126	29,438	68,688
MESTRE Via Cappuccina 11	502	96,616	574,778	671,394	201,418	469,976
MILANO Fil. 1 Viale Monza 118	1,000	289,487	3,042,673	3,332,160	1,068,935	2,263,225
MILANO Fil. 15 Via Domodossola 9/11	779	728,175	704,742	1,432,917	532,893	900,024
MILANO Fil. 16 Via Carducci 4	1,084	2,161,450	2,430,881	4,592,331	1,831,752	2,760,579
MILANO Fil. 19 Via Imbonati 35	960	1,316,077	113,191	1,429,268	398,851	1,030,417
MILANO Fil. 2 Via Moroni 9	1,101	1,082,710	2,722,075	3,804,785	1,654,363	2,150,422
MILANO Fil. 21 Via Ettore Ponti 30	574	515,420	401,363	916,783	323,999	592,784
MILANO Fil. 29 Viale Restelli 3	1,423	300,910	3,640,403	3,941,313	1,310,943	2,630,370

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
MILANO Fil. 3 Corso Sempione 67	671	93,131	1,470,653	1,563,784	476,125	1,087,659
MILANO Fil. 4 Viale Piceno 2 / Piazza Emilia	1,444	755,662	4,621,376	5,377,038	1,889,119	3,487,919
MILANO Fil. 5 Via Imbonati 64/a	1,447	386,744	3,482,811	3,869,555	1,374,129	2,495,426
MILANO Sede Via Broletto 9/11	4,980	1,342,057	33,666,637	35,008,694	11,172,660	23,836,034
MILANO Via Hoepli 10	2,145	376,865	9,445,439	9,822,304	3,673,906	6,148,398
MOMBERCELLI Piazza Alfieri 2	294	33,635	151,817	185,452	91,094	94,358
MONCALIERI Centro Contabile Corso Savona 58	48,060	30,612,709	38,104,035	68,716,744	26,632,246	42,084,498
MONCALIERI Via San Martino 34	1,591	640,791	2,497,584	3,138,375	1,436,484	1,701,891
MONCALVO Piazza Carlo Alberto 5	353	240,548	266,976	507,524	324,448	183,076
MONDOVI’ Corso Statuto 22 / Via S.Arnolfo	895	538,359	935,693	1,474,052	782,221	691,831
MONTAFIA Piazza C. Riccio 9/2	235	54,842	146,794	201,636	84,445	117,191
MONTEGROSSO D’ASTI Via XX Settembre 67	296	139,883	140,682	280,565	130,753	149,812
MORTARA Corso Garibaldi 91	654	334,034	787,725	1,121,759	448,271	673,488
MORTARA Via Josti 26	1,158	587,532	1,587,180	2,174,712	807,225	1,367,487
MOTTA BALUFFI Via Matteotti 7	227	426	141,127	141,553	32,153	109,400
MOZZATE Via Varese 28	577	5,165	476,236	481,401	171,041	310,360
MOZZO Via Santa Lucia 1	1,103	1,853,099	398,302	2,251,401	668,254	1,583,147
MUGNANO Via Verdi ang. Via IV Martiri 10	550	320,684	558,430	879,114	417,295	461,819
NAPOLI Piazza Garibaldi 127	836	466,663	1,084,046	1,550,709	464,932	1,085,777
NAPOLI Via Riviera di Chiaia 131	2,804	2,724,871	10,644,832	13,369,703	5,062,764	8,306,939
NERVIANO S.ILARIO MILANESE Via San Antonio 1	318	77,566	276,603	354,169	123,143	231,026
NIBIONNO Via Parini 2	346	5,165	296,249	301,414	105,919	195,495
NICHELINO Via Cagliari 23	310	97,546	—	97,546	17,558	79,988
NICHELINO Via Torino 3	907	190,228	928,966	1,119,194	685,395	433,799
NIZZA MONFERRATO Via Pio Corsi 77	979	192,761	1,005,277	1,198,038	523,469	674,569
NOLE CANAVESE Via Torino 46	362	60,721	357,329	418,050	183,666	234,384
NOVARA Fil. Largo Cavour	1,870	787,846	3,654,719	4,442,565	1,668,228	2,774,337
NOVARA Via Marconi 2/T	452	121,000	84,950	205,950	58,489	147,461
NOVI LIGURE Corso Marenco 10 / p.za della Republica 4	1,770	1,252,339	2,238,159	3,490,498	1,486,092	2,004,406
NUS Via Risorgimento 1	376	87,629	321,921	409,550	202,355	207,195
OCCHIEPPO SUP.RE Via Martiri della Libertà 30	137	199,807	—	199,807	59,590	140,217
OGGIONO Via Cavour 3	652	572,090	203,925	776,015	307,047	468,968
OLGIATE COMASCO Via Roma 2	981	18,901	1,327,787	1,346,688	474,836	871,852
OLMO AL BREMBO Via Roma 45	279	1,779	185,209	186,988	62,761	124,227
OMEGNA Via Don A. Beltrami 2	2,051	1,636,354	601,511	2,237,865	963,776	1,274,089
ORBASSANO Via Roma 43 / Via San Rocco 10	686	165,077	997,037	1,162,114	548,789	613,325
ORZINUOVI Piazza V.Emanuele 55 / Via Chierica 3/a	827	154,645	1,513,281	1,667,926	589,361	1,078,565
OSPEDALETTO LODIGIANO Via Balbi 53	346	1,291	251,529	252,820	71,380	181,440
OSSONA Via Patrioti 2 / Via Bosi	315	14,922	298,655	313,577	115,457	198,120
OSTIANO Via Garibaldi 27 / Via Vighenzi 6	240	36,204	196,955	233,159	93,076	140,083
OTTIGLIO Via Mazza 18	380	68,773	209,042	277,815	130,945	146,870
OTTOBIANO Viale Garibaldi 9	210	22,339	144,156	166,495	52,037	114,458
OVADA Via Cairoli 22	1,532	599,792	1,907,201	2,506,993	1,189,800	1,317,193
PADERNO DUGNANO Via Gramsci 124	873	407,381	755,433	1,162,814	416,876	745,938
PADERNO DUGNANO Viale della Repubblica 28	765	619,356	523,617	1,142,973	429,439	713,534
PALERMO Via Dante 48/48a	386	476,872	745,592	1,222,464	686,525	535,939
PARE’ Via San Fermo 5	253	46,039	293,620	339,659	128,676	210,983
PARMA Via Verdi 6	345	79,659	734,876	814,535	233,601	580,934
PAULLO Via Mazzini 21/23	1,699	21,871	1,977,407	1,999,278	631,409	1,367,869
PAVIA Fil. 2 Corso Garibaldi 52	526	74,908	832,128	907,036	315,952	591,084
PAVIA Sede Via Rismondo 2	3,127	4,795,359	464,118	5,259,477	1,411,957	3,847,520
PEJA Via Provinciale 3/3a	1,041	191,636	729,744	921,380	375,976	545,404
PEROSA ARGENTINA Via Roma 31 / p.za Marconi 7	503	106,927	391,979	498,906	226,736	272,170
PERUGIA Via XX Settembre 72 / Via d.Corgna	2,582	2,223,222	2,191,699	4,414,921	2,274,718	2,140,203
PESCARA Corso V. Emanuele 68/76	1,502	2,724,295	1,821,495	4,545,790	1,490,521	3,055,269
PIADENA Via Libertà 40/36	1,046	498,165	497,377	995,542	377,470	618,072
PIAZZATORRE Via Centro 8	123	19,530	82,647	102,177	29,266	72,911
PINEROLO Piazza L. Barbieri 39/41	1,235	403,175	1,971,197	2,374,372	931,512	1,442,860
PINO TORINESE Via Roma 76	156	352,764	66,270	419,034	143,176	275,858
PIOLTELLO Via Milano 40 / Via Roma	476	494,835	269,373	764,208	320,690	443,518
PIOSSASCO Via Torino 49	476	69,183	449,634	518,817	197,397	321,420
PISA Corso Italia 131	1,012	170,759	—	170,759	10,246	160,513
PIZZIGHETTONE Via Monte Grappa	901	948,162	98,974	1,047,136	279,672	767,464
POGGIOMARINO Via Manzoni 2 ang. Via V.Emanuele	329	273,890	202,566	476,456	229,325	247,131
POGLIANO MILANESE Via Mons. Paleari 74	435	31,132	464,181	495,313	167,190	328,123
POIRINO Via Indipendenza 19	647	116,539	565,731	682,270	329,950	352,320

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
PONT CANAVESE Via Craveri 6	217	120,857	189,375	310,232	107,979	202,253
PONTE NOSSA Via IV Novembre 16/18	289	73,505	244,160	317,665	111,290	206,375
PONTE S. PIETRO Via Garibaldi 5	635	247,596	520,371	767,967	284,500	483,467
PONTEVICO Via XX Settembre 25	973	647,768	848,119	1,495,887	808,027	687,860
PONTIROLO NUOVO Piazza Marconi 9	277	82,709	276,436	359,145	139,004	220,141
PORDENONE Via G.Marconi 30	677	76,075	—	76,075	10,716	65,359
PORLEZZA Piazza Matteotti 12	273	57,009	336,320	393,329	132,300	261,029
PRATO Viale Vittorio Veneto 7	2,680	1,746,236	3,605,670	5,351,906	2,679,522	2,672,384
PREGNANA MILANESE Via Roma 80	336	97,536	324,530	422,066	163,467	258,599
PRESEZZO Via Papa Giovanni XXIII 4/5 / via Vittorio Veneto	246	235,906	184,639	420,545	260,578	159,967
RAPALLO Corso Matteotti 2/4/6 ang. Via Mameli	330	286,099	875,169	1,161,268	522,627	638,641
RAVENNA Via Arcivescovado 9	1,594	74,949	—	74,949	18,690	56,259
REGGIO CALABRIA Corso Garibaldi 173	625	196,354	921,026	1,117,380	312,408	804,972
RESCALDINA Via A. da Giussano 43	288	54,664	272,686	327,350	120,859	206,491
RESCALDINA Via B. Melzi 2	530	13,484	598,242	611,726	204,616	407,110
RIVA PRESSO CHIERI Via San Giovanni 2	523	63,517	431,062	494,579	195,188	299,391
RIVALTA Circolo Ricreativo Via Giaveno 55	2,044	1,817,278	605,462	2,422,740	853,402	1,569,338
RIVAROLO Piazza Chioratti 1 / Via S.Francesco	1,336	400,309	1,562,673	1,962,982	737,948	1,225,034
RIVOLI Piazza Martiri della Libertà 8 / Via Rombò 37	2,547	1,292,014	4,343,532	5,635,546	2,454,478	3,181,068
ROBBIO Via Roma 22	427	1,291	457,384	458,675	131,140	327,535
ROMA Fil. 2 Tiburtina Via Tiburtina Km. 16.2 (Guidonia M.)	1,265	766,427	2,151,945	2,918,372	1,183,681	1,734,691
ROMA Fil. 22 Via Parigi 11	1,624	1,009,781	4,258,088	5,267,869	2,035,118	3,232,751
ROMA Guidonia Montecelio / Via Giusti	396	41,591	308,192	349,783	124,970	224,813
ROMA Sede Via della Stamperia 64	3,288	1,756,372	15,869,346	17,625,718	6,554,159	11,071,559
ROMA Via Conca d’Oro 90/94	130	3,699	151,238	154,937	46,481	108,456
ROMA Via O.Amato 80 Acilia	2,336	3,505,447	—	3,505,447	798,091	2,707,356
ROMA Viale dell’Arte 25	48,349	28,796,943	116,501,992	145,298,935	59,339,919	85,959,016
ROVELLASCA Via Piave 1	581	23,402	638,991	662,393	215,105	447,288
ROVELLO PORRO Via Piave 22	450	177,203	439,629	616,832	249,603	367,229
S. BASSANO Via Roma 57	184	6,604	150,121	156,725	50,320	106,405
S. COLOMBANO AL LAMBRO Via Pasino Sforza 28	357	228,416	217,792	446,208	194,736	251,472
S. CRISTINA E BISSONE Via V. Veneto 142/140	304	44,729	166,979	211,708	78,768	132,940
S. DAMIANO D’ASTI Via Roma 20	317	229,851	226,639	456,490	239,594	216,896
S. DONATO MILANESE C.so Europa / Via Morandi	574	444,327	381,851	826,178	346,564	479,614
S. FEDELE INTELVI Via Provinciale 15	239	381	240,391	240,772	74,227	166,545
S. FERMO DELLA BATTAGLIA Via Montelatici 2	359	325,445	122,128	447,573	175,936	271,637
S. GIACOMO DI ROBURENT Via Sant’Anna 61	75	67,765	46,160	113,925	63,309	50,616
S. GIORGIO LOMELLINA Via Roma 1	266	503,192	—	503,192	94,003	409,189
S. GIOVANNI BIANCO Via Boselli 10/16	226	57	172,878	172,935	49,953	122,982
S. GIOVANNI LUPATOTO Via Madonnina 1/c	821	724,589	923,830	1,648,419	906,545	741,874
S. MARIA DELLA VERSA Via F. Crispi 1	359	16,399	204,426	220,825	73,782	147,043
S. MAURIZIO CANAVESE Via V. Emanuele 59	413	5,302	453,455	458,757	177,710	281,047
S. ROCCO AL PORTO Via D. Alighieri 5	1,134	1,095,709	255,449	1,351,158	453,344	897,814
SABBIONETA Piazza Ducale 3 / via dell’Assunta 3	456	445,067	95,437	540,504	244,059	296,445
SAINT VINCENT Via E. Chanoux 88	728	93,216	939,679	1,032,895	401,184	631,711
SALE Via Roma 6	364	216,269	144,304	360,573	165,204	195,369
SALUZZO Corso Italia 44	892	383,523	1,147,494	1,531,017	697,513	833,504
SANNAZZARO DE’ BURGONDI Piazza del Popolo 6	958	867,809	902,812	1,770,621	1,014,159	756,462
SANREMO Via Matteotti 169	2,088	1,171,337	4,063,530	5,234,867	2,469,116	2,765,751
SANT’ANGELO LODIGIANO Via Umberto I 46	615	144,590	671,791	816,381	291,511	524,870
SANTHIA’ Corso Italia 75/87	697	136,310	532,664	668,974	283,185	385,789
SARONNO Piazza De Gasperi	80	49,580	—	49,580	8,924	40,656
SARONNO Piazza Volontari del Sangue 7	1,678	126,726	2,768,905	2,895,631	940,849	1,954,782
SARONNO Via Grieg 5 (archivio)	4,040	1,333,544	666,459	2,000,003	604,297	1,395,706
SARRE Strada Statale n.26	590	382,297	442,225	824,522	458,684	365,838
SAUZE D’OULX Piazza III Regg. Alpini 24	247	66,851	289,875	356,726	179,640	177,086
SAVIGLIANO Piazza del Popolo 60	1,152	438,462	1,084,120	1,522,582	628,023	894,559
SAVONA Via Paleocapa / Piazza Mameli 2	2,322	1,788,068	4,380,844	6,168,912	2,784,574	3,384,338
SECUGNAGO Via Roma 5	288	13,068	146,399	159,467	48,644	110,823
SENAGO Piazza F. Borromeo 2	539	323,285	322,864	646,149	230,098	416,051
SEREGNO Corso Matteotti / Via Sanzio	1,200	1,730,360	534,129	2,264,489	771,788	1,492,701
SESTO S. GIOVANNI Via F.lli Casiraghi 27	2,398	1,297,983	1,006,930	2,304,913	707,836	1,597,077
SESTRI LEVANTE Via Fasce 24	835	209,920	1,305,943	1,515,863	623,492	892,371
SESTRIERE Piazzale Agnelli 2	170	105,265	476,992	582,257	281,273	300,984
SETTIMO TORINESE Corso Italia 16	1,948	1,086,842	2,470,343	3,557,185	1,319,111	2,238,074
SETTIMO TORINESE Via Torino 118 (Citta’ Comm.le)	155	29,771	104,690	134,461	35,397	99,064

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
SOLTO COLLINA Via S. Eurasia 1	267	59,355	168,534	227,889	93,396	134,493
SOMMARIVA BOSCO Via Cavour 13	428	39,443	376,596	416,039	164,033	252,006
SORESINA Via Matteotti 2	1,265	8,619	888,825	897,444	215,505	681,939
SOVERE Via Roma 26	357	126,140	308,065	434,205	165,011	269,194
SPINO D’ADDA Via M. della Liberazione 29	490	305,685	299,264	604,949	256,792	348,157
STRIANO Via Risorgimento ang. Via Roma 23	634	560,183	392,690	952,873	397,479	555,394
SUSA Via Mazzini ang. Corso Inghilterra 10	1,027	356,115	843,210	1,199,325	512,483	686,842
TAVERNERIO Via Provinciale per Lecco 16/d	266	96,090	365,186	461,276	156,993	304,283
TERMOLI Corso Nazionale 150/152	1,243	2,208,977	104,209	2,313,186	840,262	1,472,924
TERNO D’ISOLA Via Castegnate 1	821	635,242	246,685	881,927	328,591	553,336
TERZIGNO Piazza V. Emanuele 17	808	414,761	627,797	1,042,558	533,081	509,477
TICINETO Via G. Matteotti 1	376	53,047	243,102	296,149	117,870	178,279
TORINO ex Fil. 25 Via P. Gaidano 8	624	196,922	579,622	776,544	218,461	558,083
TORINO Fil. 1 Corso Re Umberto 51/53	1,121	244,638	2,857,198	3,101,836	1,134,244	1,967,592
TORINO Fil. 10 Corso Casale 64/64bis	1,477	420,062	2,857,055	3,277,117	1,177,432	2,099,685
TORINO Fil. 11 Via Tunisi 124	993	1,405,355	502,737	1,908,092	646,191	1,261,901
TORINO Fil. 12 Via Stradella 34	2,378	1,210,880	3,749,339	4,960,219	2,355,642	2,604,577
TORINO Fil. 13 Corso San Maurizio 47	1,330	432,449	2,547,815	2,980,264	1,047,071	1,933,193
TORINO Fil. 14 Corso Svizzera 32	1,727	560,870	2,644,676	3,205,546	1,339,366	1,866,180
TORINO Fil. 15 Via XX Settembre 3	948	223,906	2,685,563	2,909,469	1,058,137	1,851,332
TORINO Fil. 16 Corso Orbassano 138	2,165	1,002,635	3,735,803	4,738,438	1,921,115	2,817,323
TORINO Fil. 17 Piazza Massaua 5	3,057	1,347,816	2,775,654	4,123,470	1,837,319	2,286,151
TORINO Fil. 18 Corso Bramante 84	1,206	952,293	649,488	1,601,781	1,124,402	477,379
TORINO Fil. 19 Via O.Vigliani 160/51 / Via P.di Cesnola	3,095	3,000,480	658,854	3,659,334	1,292,568	2,366,766
TORINO Fil. 2 Via Sant’Anselmo 18	1,197	156,173	2,251,357	2,407,530	856,363	1,551,167
TORINO Fil. 20 Via Cimarosa 85	3,185	2,173,261	2,642,882	4,816,143	1,538,781	3,277,362
TORINO Fil. 21 Via A. di Bernezzo 50	1,019	414,243	1,558,580	1,972,823	800,791	1,172,032
TORINO Fil. 22 Corso V. Emanuele 110	1,256	703,191	2,558,483	3,261,674	1,356,703	1,904,971
TORINO Fil. 23 Corso Unione Sovietica 409	2,824	1,121,729	4,017,174	5,138,903	2,372,988	2,765,915
TORINO Fil. 24 Corso Turati 18	1,182	202,848	2,462,675	2,665,523	952,827	1,712,696
TORINO Fil. 25 Via P. Gaidano 7	2,016	1,526,642	1,805,008	3,331,650	1,811,510	1,520,140
TORINO Fil. 26 Via Monginevro 228	1,296	557,419	1,452,888	2,010,307	898,385	1,111,922
TORINO Fil. 27 Piazza Rebaudengo 7/9	1,796	494,306	1,443,349	1,937,655	948,198	989,457
TORINO Fil. 3 Via Matteucci 2	1,185	552,984	1,802,194	2,355,178	913,985	1,441,193
TORINO Fil. 4 Corso Peschiera 151	2,019	970,198	2,970,251	3,940,449	1,680,309	2,260,140
TORINO Fil. 5 Piazza della Repubblica 7	1,931	321,752	2,901,710	3,223,462	1,117,006	2,106,456
TORINO Fil. 55 S.V. Via Gottardo 273	526	26,913	642,524	669,437	259,068	410,369
TORINO Fil. 6 Piazza Nizza 75	1,220	820,241	2,275,051	3,095,292	1,218,507	1,876,785
TORINO Fil. 7 Piazza Crispi 61 / Corso Vercelli	1,369	645,553	1,868,161	2,513,714	1,146,742	1,366,972
TORINO Fil. 8 Corso A. De Gasperi 14	1,512	897,571	2,382,760	3,280,331	1,400,397	1,879,934
TORINO Fil. 9 S.Vari Via Caluso 1	649	23,914	779,596	803,510	291,574	511,936
TORINO Fil. 9 Via Banchette ang. Corso Grosseto	1,890	1,810,862	2,111,187	3,922,049	2,211,207	1,710,842
TORINO Sede Piazza San Carlo 156/182	43,324	11,690,055	98,850,845	110,540,900	44,650,359	65,890,541
TORINO Sede Via Monte di Pietà 26	2,224	473,820	5,012,308	5,486,128	1,497,431	3,988,697
TORINO Sede Via Monte di Pieta’ 32	24,277	12,295,746	47,514,417	59,810,163	21,582,568	38,227,595
TORINO Sede Via Santa Teresa 3	1,430	359,051	4,440,621	4,799,672	1,631,210	3,168,462
TORINO Sp.S.V. ‘A’ Corso Peschiera 162	690	59,571	964,939	1,024,510	416,449	608,061
TORINO Sp.S.V. ‘E’ Corso Orbassano 134	729	91,696	1,367,179	1,458,875	503,655	955,220
TORINO Strada San Vito (Villa Abegg)	2,856	2,535,582	3,521,671	6,057,253	1,760,227	4,297,026
TORINO Via G. Bruno 200/202	85	6,405	45,586	51,991	17,607	34,384
TORINO Via San Francesco d’Assisi 15	397	11,883	791,767	803,650	326,821	476,829
TORINO Via Valeggio 36	1,270	785,085	4,214,753	4,999,838	2,162,954	2,836,884
TORINO Via dell’Arsenale 17	2,671	3,255,438	—	3,255,438	97,663	3,157,775
TORRE BOLDONE Via D.L.Palazzolo 11	374	37,050	477,358	514,408	188,140	326,268
TORTONA Piazza Duomo 9	1,598	391,909	2,434,367	2,826,276	1,228,138	1,598,138
TORTONA Piazza Mazzini 2 (autorimessa)	56	22,477	20,139	42,616	21,954	20,662
TRADATE Corso Bernacchi 85	829	311,170	870,897	1,182,067	499,624	682,443
TRECATE Via Gramsci 1	815	234,401	742,138	976,539	436,398	540,141
TRENTO Via Segantini ang. Via Acconcio	930	2,266,987	610,271	2,877,258	982,398	1,894,860
TRESCORE CREMASCO Via Carioni 2	446	241,631	273,090	514,721	209,739	304,982
TREVIGLIO Piazza Cameroni 2	1,883	1,464,953	2,406,814	3,871,767	1,733,113	2,138,654
TREZZO SULL’ADDA Via Garibaldi / Via dei Mille 1	1,645	782,113	1,266,851	2,048,964	736,959	1,312,005
TRIESTE Piazza Oberdan 3	670	68,172	1,068,033	1,136,205	340,862	795,343
TRIESTE Via Coroneo 8	90	45,205	27,099	72,304	21,691	50,613
TRINO Corso Cavour 61	840	324,985	577,220	902,205	488,766	413,439
TROFARELLO Via Torino 64	856	116,335	947,001	1,063,336	433,709	629,627

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

LOCATION	Sq.m.	COST	REVALUATIONS (*)	GROSS BOOK VALUE	ADJUSTMENTS	NET BOOK VALUE
TURATE Via Marconi 7 / Via Candiani	547	454,637	349,792	804,429	314,728	489,701
UBOLDO Via Roma 27	351	30,307	462,856	493,163	177,942	315,221
VADO LIGURE Piazza Cavour 10	754	1,303,021	39,091	1,342,112	435,906	906,206
VAILATE Via S. Giani 15	190	85,042	302,118	387,160	117,099	270,061
VALBONDIONE Via S. Lorenzo 24	148	21,969	91,261	113,230	40,598	72,632
VALENZA Corso Garibaldi 111/113	1,724	2,193,678	2,529,203	4,722,881	1,937,978	2,784,903
VALFENERA Via A. d’Aosta 10	355	56,505	255,210	311,715	134,333	177,382
VALGUARNERA CAROPEPE Via Garibaldi 95	120	43,121	168,090	211,211	109,760	101,451
VALLE LOMELLINA Via Casserotto 1 / Via Roma 29	451	216,082	442,617	658,699	378,883	279,816
VALLEMOSSO Piazza Dante Alighieri 8	650	209,476	376,135	585,611	237,522	348,089
VANZAGHELLO Piazza S. Ambrogio 2	701	325,578	434,984	760,562	276,970	483,592
VARALLO SESIA Piazza Vittorio Emanuele	510	134,176	370,658	504,834	187,523	317,311
VARAZZE Piazza Patrone / Via Nazioni Unite	843	245,869	1,819,382	2,065,251	868,420	1,196,831
VARESE Fil. 1 Via Marcobi 8	820	52,397	1,280,068	1,332,465	539,378	793,087
VARESE Sede Via Milano 16	2,366	122,808	3,507,021	3,629,829	1,463,847	2,165,982
VENARIA REALE Viale Buridani 6	1,760	170,603	—	170,603	20,240	150,363
VENEZIA Rio Terra’ S. Leonardo 1353	303	31,853	1,517,518	1,549,371	464,811	1,084,560
VENTIMIGLIA Corso Limone 9 (Sp.COMCENTRO)	130	181,536	111,487	293,023	179,829	113,194
VENTIMIGLIA Via Cavour 30A-B/108	1,444	663,377	3,683,809	4,347,186	1,849,710	2,497,476
VERCELLI Viale Garibaldi 12	4,449	1,664,902	4,261,769	5,926,671	2,592,092	3,334,579
VERCELLI Via Mercadante 3 ang. Via Paggi (ex Fil.1)	280	9,379	150,478	159,857	50,864	108,993
VERDELLO Via Cavour 19	771	24,003	744,864	768,867	192,751	576,116
VERONA Piazza Madonna di Campagna 18	1,269	1,875,538	455,381	2,330,919	615,547	1,715,372
VIADANA Piazza Manzoni 32	780	560,392	712,327	1,272,719	529,591	743,128
VIAREGGIO Via San Francesco	910	88,774	—	88,774	5,326	83,448
VIGEVANO Via Decembrio 35 / Via Carducci 1	1,473	259,412	3,051,040	3,310,452	1,262,544	2,047,908
VIGNALE MONFERRATO Piazza del Popolo 5	170	4,533	78,568	83,101	23,380	59,721
VILLA CARCINA Via Glisenti 78	726	745,518	407,520	1,153,038	516,616	636,422
VILLA CORTESE Via Tosi 22 / Via Speroni	436	349,479	257,509	606,988	264,759	342,229
VILLAFRANCA D’ASTI Via Roma 34	398	39,873	319,845	359,718	164,333	195,385
VILLANTERIO Via IV Novembre 12/a	379	30,080	360,890	390,970	119,261	271,709
VILLAR PEROSA Via Nazionale 31/9	440	15,568	460,574	476,142	163,083	313,059
VILLAROSA SICILIA Piazza V. Emanuele 3	245	299,173	—	299,173	32,818	266,355
VILLASANTA Via Confalonieri / Via Camperio	250	473,598	23,171	496,769	132,714	364,055
VILLASTANZA DI PARABIAGO P.za Indipendenza 6	178	12,646	186,037	198,683	62,107	136,576
VIMERCATE Via Risorgimento 32/a	754	826,376	362,775	1,189,151	457,856	731,295
VOGHERA Piazza Duomo 10	2,264	2,167,298	3,855,320	6,022,618	3,054,296	2,968,322
ZANICA Via Roma 9/9a	599	83,083	531,649	614,732	225,764	388,968

TOTAL PROPERTY ITALY	644,152	362,797,369	891,506,624	1,254,303,993	488,867,384	765,436,609

PARIGI Avenue de Suffren	150	21,304	314,393	335,697	—	335,697
NEW YORK Town of Mamaroneck	613	514,519	413,411	927,930	364,448	563,482

GRAND TOTAL	644,915	363,333,192	892,234,428	1,255,567,620	489,231,832	766,335,788

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others

Other points on the Agenda

Authorization for the purchase and sale of own shares

REPORT OF THE BOARD OF DIRECTORS

Ordinary part: report on point 2 of the Agenda

Shareholders,

The Board of Directors called you to the ordinary meeting to resolve on the proposal to authorize the purchase and sale of own shares, in order to renew the authorization already granted at the previous meeting of 30 April 2001, prior to its imminent expiry.  The appropriate section of the explanatory notes (Part B, section 8) illustrates the transactions in own shares carried out by SANPAOLO IMI during the year.

As you well know, there are various reasons why a company might want to buy or sell its own shares.

In particular, it is opportune that Directors be authorised to purchase and sell own shares, also to keep price in line with what it imagines to be its fair value, in relation to contingent situation on the domestic or international market.  This can also improve market liquidity, making trading in the shares easier and more regular.

At the same time, it is deemed opportune that Directors be empowered with this authorization, in order to be able to take advantage of opportunities such as special transactions or deals involving share exchanges, or other situations where a company might need to have its own shares available.

Without affecting the matters mentioned in art. 132.3 of D. Lgs. 58/1998, purchases of own shares are made on the market, according to the methods laid down in the regulations for the markets organized and managed by Borsa Italiana SpA, or other managing company, to ensure fair treatment to all shareholders pursuant to art. 132 of D.Lgs. 58/1998.  Transactions generally are carried out in compliance with current CONSOB regulations for trading in listed securities.

Taking account of the above, we propose that you pass a resolution in accordance with art. 2357 of the Civil Code and art. 132 of D.Lgs. 58 of 24 February 1998, authorising for a period of eighteen months from the date of the resolution the purchase of own shares of par value Euro 2.8 per share at a price including related purchase costs of not less than 30% below and not more than 10% above the reference price that the stock will have posted during the stock exchange session on the day prior to each purchase transaction, up to a maximum of 140 million shares and in any case, within the limits set by the law.  Purchases can take place on one or more occasions.

We also propose that you confirm the amount of the specific reserve for the purchase of own shares in Euro 1,000 million corresponding to the already existing reserve for the purchase of own shares.  The amount of own shares held in portfolio at any moment in time should not exceed this limit, which corresponds to available items in the Bank’s shareholders’ equity.

We also propose that you authorize the disposal of all or part of the own shares held, without any time limit, at a price not less than 10% below the reference price that the stock will have posted in the session on the day prior to each sale, pursuant to art. 2357-ter of the Civil Code.  On the other hand, suitable average prices in line with international best practice can be used for share transfers involved in the acquisition of significant shareholdings by the Bank, or in connection with the setting up of stable relationships of cooperation or special financial operations (such as mergers and acquisitions) which imply the availability of own shares to be assigned to others.  More specifically, the faculty to use own shares to serve the exchange at the conditions set out in the plan to merge Cardine Banca with SANPAOLO IMI must be confirmed as authorised by resolution of the Extraordinary Meeting held on 5 March 2002.

Own shares can also be used as part of incentive plans for:

•     the employees of the Company or its subsidiaries for allocations free of charge, also in substitution of other forms of remuneration, according to current tax regulations;

•     sales for payment following the exercise of option rights and at a price equal to the “normal value” of the stock calculated according to current tax regulation, to employees of the Bank or of its subsidiaries, as well as, in compliance with art. 2389 of the Civil Code, to Directors of the Bank.

Note that as mentioned in the Report on operations, and without affecting the powers of the shareholders’ meeting in matters concerning the authorization of how own shares can be used, the Board of Directors has on separate occasions:

•                  decided in accordance with art. 15.9 of the Articles of Association that the remuneration of the Chairman, Mr. Rainer Masera, and of the Managing Directors, Mr. Alfonso Iozzo and Mr. Luigi Maranzana, should be supplemented by means of a stock option plan assigning to each of them 450,000 fixed rights for the three years of their term of office (2001-2003), plus another 150,000 rights on condition that the SANPAOLO IMI stock reach a price of 20 Euro by the end of the three-year period;

•                  decided, also in accordance with art. 15.9 of the Articles of Association, on the appointment of Mr. Pio Bussolotto as Managing Director, that his remuneration should be supplemented by means of a stock option plan assigning him 300,000 fixed rights for the two years of his term of office (2002-2003), plus another 100,000 rights on condition that the SANPAOLO IMI stock reach a price of € 20 by the end of the two-year period;

•     approved a voluntary bonus issue of shares to employees of the Bank for an amount varying according to the individual’s level of remuneration, linked to the productivity bonus.  The shares will be assigned during 2002, at the time that the 2001 productivity bonus is paid.

Lastly, we invite you to formally agree with these proposal and to authorize the Board of Directors to delegate all or part of the power to initiate purchases and disposals of own shares.

Turin, 26 March 2002

The Board of Directors

Appointment of the Board of Statutory Auditors for the three years 2002/2003/2004

(as per art. 19 of the Articles of Association)

REPORT OF THE BOARD OF DIRECTORS

Ordinary part: report on point 3 of the Agenda

Shareholders,

With the approval of the 2001 financial statements, the term of office of the Board of Statutory Auditors appointed at the shareholders’ meeting held on 30 April 1999 comes to an end.

In accordance with art. 19 of the Articles of Association, the Board of Statutory Auditors has to be elected by means of a procedure of voting lists.

Shareholders, you are therefore invited to vote according to the system laid down in the Articles of Association.

Turin, 26 March 2002

The Board of Directors

Determination of the remuneration of the Board of Statutory Auditors

REPORT OF THE BOARD OF DIRECTORS

Ordinary part: report on point 4 of the Agenda

Shareholders,

In connection with the appointment of the Board of Statutory Auditors pursuant to point 3 on the agenda of the ordinary part of today’s shareholders’ meeting, their remuneration also has to be decided.

You are therefore invited to vote on this matter, bearing in mind that under art. 19 of the Articles of Association, in addition to their fee, each Statutory Auditor can also be awarded a fixed amount for attending meetings.  Lastly, we would remind you that the Statutory Auditors also have a right to reimbursement of any expenses incurred in performing their duties as well as an expense allowance decided by the shareholders.

Turin, 26 March 2002

The Board of Directors

Remuneration of the Directors

REPORT OF THE BOARD OF DIRECTORS

Ordinary part: report on point 5 of the Agenda

Shareholders,

As you know, art. 15 of the Articles of Association provides for the payment of annual emoluments, as per Shareholders’ Meeting resolutions, to the members of the Board of Directors and of the Executive Committee, part of which is fixed and part of which is variable.

Accordingly, the Shareholders’ Meeting on 30 April 2001 determined the variable gross part of the emoluments due to the current members of the board for 2001 as follows:

•                  0.1% of net income as shown in the consolidated financial statements for that year, if it comes to less than € 1,250 million,

•                  0.15% of net income as shown in the consolidated financial statements for that year, if it comes to more than € 1,250 million.

The Shareholders decided not to set any parameter for the year 2002, postponing any decision to the meeting called to approve the 2001 financial statements.  This was in consideration of the need for a more precise idea about the Bank’s future developments with a view to a fairer evaluation of the situation.

We would also remind you that today’s Meeting, in the preceding point on the agenda, is called upon to authorize the purchase and sale of own shares.  One of the ways that own shares can be used is to include them in Directors’ stock option plans.

Shareholders,

You are therefore invited to take the necessary decisions in accordance with art. 15 of the Articles of Association.

Turin, 26 March 2002

The Board of Directors

Resolutions as per art. 2443 of the Civil Code (employee stock plans)

REPORT OF THE BOARD OF DIRECTORS

Extraordinary part

Shareholders,

You are asked to consider the proposal to delegate to the Board of Directors, pursuant to art. 2443 of the Civil Code, the authority to approve paid increases in capital in accordance with art. 2441, last para., of the Civil Code and art. 134 of D.Lgs. 58/98, to be reserved exclusively for employees of the Company and/or of subsidiaries as per art. 2359 of the Civil Code.

The need to revise the system of personnel incentives - preserving the assignment of ordinary shares in the Company as the key element - arises from the fact that we have more or less run out of the option rights assigned under the authority originally granted by the Extraordinary Shareholders’ Meeting of 31 July 1998, while there is still a need to develop a corporate culture that is strongly oriented towards the creation of Shareholder value, in line with the principles underlying the Group’s strategic plans for the three-year period 2002-2004, also in consideration of the merger between SANPAOLO IMI and Cardine Banca, already approved by the Extraordinary Shareholders’ Meeting of 5 March 2002.

The purpose of this proposal is to set up employee stock plans that initially will be reserved for executives holding key positions in the Company and within the Group.

These stock plans, like the ones already in existence, would be designed to create a close link between the overall remuneration that senior managers within the Group can earn and the market performance of the Company’s stock and hence the value created for Shareholders.  Each beneficiary of the plans would be given the right to subscribe, during the period established for each Plan, to a certain number of ordinary shares at a predefined market price, bearing in mind current tax and social security allowances.

In particular, the operation would comply with the following basic principles:

•                  the subscription price of the ordinary shares - bearing in mind the legal limits - would be set at the beginning of each Plan by reference to the price established under current tax and social security regulations at the time, which at present is the average closing price posted by the SANPAOLO IMI S.p.A. stock on the screen-based trading system of the Italian Stock Exchange run by Borsa Italiana S.p.A., during the month prior to the date that the Plan is approved by the Company’s Board of Directors;

•                  the duration of the plans, the deadline by which rights are to be exercised, the overall regulations for their implementation, as well as the beneficiaries of the plans and the quantities of shares to be assigned to them, chosen according to objective criteria in the interests of the Company, will be decided from time to time;

•                  the rights to subscribe to ordinary shares assigned to employees will be personal and non-transferable between living persons, and they will expire if the person concerned resigns.

In order to implement these plans, it would opportune for the Shareholders’ Meeting:

•                  to grant the Board of Directors the authority, to be exercised by 27 April 2007 and with effect from 1 August 2002 (i.e. after the probable starting date for statutory purposes of the merger between SANPAOLO IMI and Cardine Banca), to increase the share capital for payment, on one or more occasions, in accordance with art. 2441, last para., of the Civil Code and art. 134 D.Lgs. 58/98, for an amount up to a maximum of 1% of the share capital of SANPAOLO IMI after the merger; considering the share exchange ratio authorized for the merger and the par value of the shares, the amount involved cannot exceed Euro 53,141,370.80;

•                  to grant the Board of Directors the widest possible power to implement this authority.

We would also like to propose an amendment to the resolution passed by the Extraordinary Shareholders’ Meeting held on 30 April 1999 regarding the duration of the stock option plans for employees of the Company and/or employees of subsidiaries in accordance with art. 2359 of the Civil Code, replacing the phrase “it will be possible to exercise the option rights assigned under the plans for a period of three years, whereas the rights will expire if the employee resigns” with the phrase “the option rights assigned under the plans will expire if the employee resigns”.  This amendment is required to bring the existing stock option plans into line with the new plans to be introduced under the new authority under art. 2443 of the Civil Code, as proposed above.

Lastly, we consider it opportune to propose that you cancel the authority granted to the Board of Directors at the Extraordinary Shareholders’ Meeting on 31 July 1998 and subsequent amendments.  This would take effect from 1 August 2002 for the part not utilized.

Shareholders,

If you are in agreement with this proposal, we would invite you to vote in favour of the following resolutions, changing the fifth and sixth paragraphs of article 6 of the Articles of Association with effect from 1 August 2002, as follows:

Current text (1)		Proposed text

ARTICLE 6		ARTICLE 6

6.1	The share capital amounts to Euro [ ] split into [ ] ordinary shares and [ ] preference shares of par value Euro 2.8 each(2). The share capital can also be increased by issuing shares with different rights from those already issued.	6.1

The share capital amounts to Euro [  ] split into [  ] ordinary shares and [  ] preference shares of par value Euro 2.80 each(2).  The share capital can also be increased by issuing shares with different rights from those already issued.

6.2	The preference shares are held in one or more administered deposits with the Company and the Company is the only authorized custodian. Any disposal of preference shares has to be communicated by the Shareholder to the Company without delay and leads to automatic conversion of the preference shares into ordinary shares at par, except in the case where the disposal is to a person or entity that owns the whole of the capital. On 1 July 2012, the preference shares will be converted at par into ordinary shares with the same characteristics of the ordinary shares outstanding at that moment in time.	6.2

The preference shares are held in one or more administered deposits with the Company and the Company is the only authorized custodian.  Any disposal of preference shares has to be communicated by the Shareholder to the Company without delay and leads to automatic conversion of the preference shares into ordinary shares at par, except in the case where the disposal is to a person or entity that owns the whole of the capital.  On 1 July 2012, the preference shares will be converted at par into ordinary shares with the same characteristics of the ordinary shares outstanding at that moment in time.

6.3	In the event of an increase in capital for payment, for which option rights have not been excluded or limited, holders of preference shares have an option to buy preference shares with the same characteristics, or, if there are none or for any difference, to buy	6.3

In the event of an increase in capital for payment, for which option rights have not been excluded or limited, holders of preference shares have an option to buy preference shares with the same characteristics, or, if there are none or for any difference, to buy

	preference shares with different characteristics, savings shares or ordinary shares, in that order.		preference shares with different characteristics, savings shares or ordinary shares, in that order.

6.4	The Board of Directors has the right to increase the share capital, on one or more occasions, up to a maximum value at par of Euro 7,500,000,000 (seven billion five hundred million) and to issue on one or more occasions convertible bonds, cum warrant or otherwise, up to the same amount, but for a figure that on each occasion does not exceed the limits laid down by law. This power will have to be used prior to 28 April 2004.	6.4

The Board of Directors has the right to increase the share capital, on one or more occasions, up to a maximum value at par of Euro 7,500,000,000 (seven billion five hundred million) and to issue on one or more occasions convertible bonds, cum warrant or otherwise, up to the same amount, but for a figure that on each occasion does not exceed the limits laid down by law.  This power will have to be used prior to 28 April 2004.

6.5	The Board of Directors also has the power to increase the share capital, for payment, on one or more occasions, by an amount of up to a maximum value at par of Euro 40,000,000 (forty million) by issuing ordinary shares for subscription (as per art. 2441.8 of the Civil Code and art. 134 of D.Lgs. 58/1998) by employees of the Company or by employees of subsidiaries (as per art. 2359 of the Civil Code) participating in the stock option plans approved by the Board. This power will have to be used by 28 July 2003.	6.5

The Board of Directors also has the power to increase the share capital, for payment, on one or more occasions, by an amount of up to a maximum value at par of Euro [ ](2) by issuing ordinary shares for subscription (as per art. 2441.8 of the Civil Code and art. 134 of D.Lgs. 58/1998) by employees of the Company or by employees of subsidiaries (as per art. 2359 of the Civil Code) participating in the stock option plans approved by the Board.  This power will have to be used prior to 27 April 2007.

6.6	As a result of the resolutions passed by the Board of Directors on 9 February 1999, 21 December 1999, 27 June 2000 and 18 December 2001, based on the authority explained in the preceding paragraph, the share capital can be increased by up to a maximum amount at par of Euro 39,284,756 (thirty-nine million, two hundred and eighty-four thousand, seven hundred and fifty-six).	6.6

As a result of the resolutions passed by the Board of Directors on 9 February 1999, 21 December 1999, 27 June 2000 and 18 December 2001, based on the authority granted by the Shareholders’ Meeting on 31 July 1998, the share capital can be increased by up to a maximum amount at par of Euro 39,284,756 (thirty-nine million, two hundred and eighty-four thousand, seven hundred and fifty-six).

(1)                 The Current Text is the one already approved by the Extraordinary Shareholders’ Meeting on 5 March 2002, which will take effect on the date that the merger between SANPAOLO IMI S.p.A. and Cardine Banca S.p.A. takes effect.

(2)                 The amount involved in the authority will be 1% of the share capital resulting from the merger between Cardine Banca S.p.A. and SANPAOLO IMI S.p.A.; considering the share exchange ratio for the merger and the par value of the shares, the amount involved cannot exceed Euro 53,141,370.80.

5 March 2002

The Board of Directors

Report on the Bank’s system of corporate governance and implementation of the code of conduct for listed companies

Increasing attention is being given to the question of corporate governance and openness in communication with institutional investors and the market in general, these being seen as ways of maximizing shareholder value, SANPAOLO IMI has therefore decided to adopt the Code of Conduct for Listed Companies (hereinafter, the “Code”) prepared by a Committee made up of experts and representatives of leading companies, professional associations and institutional investors, as well as Borsa Italiana, the company that runs the Italian Stock Exchange.

The Company has decided to bring its system of corporate governance into line with that of the Code because it recognizes that it provides an excellent model, based as it is on international best practice and inspired by a balanced representation of the functions of management and control.

The key features of this system are explained below.

* * *

Composition and role of the Board of Directors

a) Composition and term of office of the Board of Directors

According to art. 14 of the Articles of Association, the Company is managed by a Board of Directors consisting of between 7 and 20 members, as decided by the Shareholders’ Meeting, which also appoints the Chairman of the Board. SANPAOLO IMI’s Board as appointed by the Shareholders’ Meeting on 30 April 2001 and integrated by the Meeting held on 5 March 2002 is made up of 18 Directors who are listed below with an indication of the specific offices that they hold:

Rainer Masera	Chairman
Isabelle Bouillot	Director
Pio Bussolotto	Managing Director
Alberto Carmi	Director
Giuseppe Fontana	Director
Gabriele Galateri di Genola e Suniglia	Director
Richard Gardner	Director
Alfonso Iozzo	Managing Director
Mario Manuli	Director
Luigi Maranzana	Managing Director
Virgilio Marrone	Director
Don Abel Matutes	Director
Iti Mihalich	Director
Emilio Ottolenghi	Director
Orazio Rossi	Deputy Chairman
Gian Guido Sacchi Morsiani	Director
Enrico Salza	Deputy Chairman
Remi François Vermeiren	Director

The term of office of all Members of the Board of Directors will expire once the financial statements for 2003 have been approved.

b)   Executive and Non-executive Directors

The Board has a balanced combination of executive and non-executive directors.

More specifically, the Managing Directors can be considered executive directors, as their role according to the Articles of Association is one of executive management and business leadership.  All of the other members of the Board, on the other hand, are to be considered non-executive, as their role is limited to exercising their respective functions at collective meetings of the Board, the Executive Committee and the Technical Committees.

The Chairman, who has not been assigned operational powers by the Board, can also be considered non-executive.

c)    Independent Directors

Directors are considered independent pursuant to art. 3 of the Code provided they:

a.     do not maintain significant business relations with the Company, its subsidiaries, the executive directors, the shareholder or group of shareholders who control the Company, such as might create a conflict of interest;

b.    are not direct or indirect holders of equity interests such as might allow them to exercise control over the Company, nor participants in Shareholder syndicates for the control of the Company.

The Board of Directors is of the opinion that in the case of SANPAOLO IMI, the corporate structure is such (also taking into account the agreements that exist between certain shareholders) that the only “Non-independent” Directors are the Managing Directors, given their position as Executive Directors.

d)   Functions of the Board of Directors

Generally speaking, the Board of Directors is responsible for strategic policy decisions and is endowed with all powers of ordinary and extraordinary administration, except for those specifically attributed by law or by the Articles of Association to the exclusive competence of the Shareholders’ Meeting.

More specifically, in accordance with art. 16 of the Articles of Association, the following matters are reserved to the exclusive competence of the Board of Directors:

•     decisions regarding general management policy, the approval and modification of general regulations on employment, the purchase and sale of equity investments that alter the composition of the Banking Group, and the appointment of the positions mentioned in art. 20.1 (General Managers, Deputy General Managers, Head Office Managers);

•     decisions regarding the methods of coordination and supervision of Group Companies and the ways in which Bank of Italy instructions are to be implemented.

Under the Bank’s Articles of Association and current power delegations, the following matters are also within the competence of the Board of Directors:

•     the review and approval of strategic, business and financial plans for the Company and for the Group, as well as approval of the Group’s corporate governance regulations;

•     the attribution of powers to the Managing Directors and the Executive Committee, including the related definition of the limits, methods and frequency with which the delegated Bodies have to report to the Board on the activities that they have performed in exercise of the powers granted to them;

•     decisions regarding the remuneration of the Managing Directors and those holding particular positions of responsibility, as well as the subdivision of the variable portion of the remuneration due to individual Board members, based on proposals by the Remuneration and Personnel Policy Committee and input from the Board of Statutory Auditors;

•                  approval of the general policies for risk management;

•                  general supervision of operations, with particular emphasis on situations involving a conflict of interest, taking into consideration, above all, the information received from the Executive Committee, the Managing Directors and the Audit Committee, periodically comparing the actual results with those that were budgeted;

•                  the review and approval of major operations from an economic, balance sheet or financial point of view, defined on the basis of quantitative and qualitative criteria (such as credit lines that exceed one fifth of the Company’s net equity, decisions regarding loans of more than 10 million euro, purchase of equity investments worth more than 100 million euro), paying particular attention to related party transactions and those that could create a conflict of interest;

•                  ensuring that the organizational and administrative structure of the Company and of the Group is adequate;

•                  presentation to the Shareholders of reports on the matters on the agenda of Shareholders’ Meetings.

Given that the Company is a Bank, it is also subject to the rules on related party transactions contained in art. 136 of D. Lgs. 385 of 1/9/1993.  These lay down that any business dealings with officers of the Company have to be specifically approved by the Board of Directors (Company officers being those that have administration, management or control functions at the Parent Bank or any other company belonging to the banking group).

Related party transactions have to be approved by the Company’s Board of Directors, apart from those with an economic value of less than 5 million euro (based on objective parameters, such as market prices, official statistics or special appraisals) which are considered not significant, or in the case of credit exposures if the nominal value is less than this figure.

e)    Powers granted

In accordance with art. 15 of the Articles of Association, the Board of Directors appoints the Executive Committee from among its members (with the Chairman, Deputy Chairmen and Managing Directors being ex officio members), laying down the number of its members, levels of authority, term of office, working rules and powers.  The Board also appoints one or more Managing Directors, laying down their powers and duties.

The Executive Committee currently consists of 8 Directors:

Rainer Masera

Pio Bussolotto

Gabriele Galateri di Genola e Suniglia

Alfonso Iozzo

Luigi Maranzana

Iti Mihalich

Orazio Rossi

Enrico Salza

The Board has granted the Executive Committee powers to be exercised within the ambit of the strategies, policies and plans expressed by the Board, with a faculty to sub-delegate powers and an obligation to report to the Board quarterly on its activities, the decisions it has taken and the powers it has granted to others.

More specifically, the Executive Committee has mainly been given powers regarding the authorization of credit and loans and the acquisition of equity investments, without jeopardy to the matters that remain within the exclusive competence of the Board of Directors pursuant to art. 16 of the Articles of Association.

The Executive Committee also has the authority in urgent cases to take any measures needed to protect the Bank’s interests, reporting such matters to the Board at its next meeting.

The Board has granted the Managing Directors joint and several powers to be exercised within the ambit of their respective competences and of the strategies, policies and plans expressed by the Board, with a faculty to sub-delegate powers and an obligation to report to the Board quarterly on its activities, the decisions it has taken and the powers it has granted to others.

The division of responsibilities between the three Managing Directors is based on areas that involve similar types of operations and markets, as well as the desire to make best use of their particular skills and fields of specialization.  It is also based on sharing the Group’s objectives to the maximum degree possible and on close collaboration between distinct but related operating areas, so as to maximize operating efficiency and provide customers with an excellent level of service.

In particular, they have been allocated the following specific areas of authority:

The Managing Director Pio Bussolotto has been given responsibility for Cardine Finance and its bank networks to supervise their current integration.  He has also been given responsibility for equity investments in other Italian banks, for the tax collection companies and centralized supervision of the Group’s strategic planning and of the logistics and procurement areas.

The Managing Director Alfonso Iozzo has been given responsibility for supervising all banking and lending activities for households, companies and public sector entities, by being directly responsible for the Sanpaolo Network, Banco di Napoli and Banca OPI, as well as for coordination of the various banks’ sales and marketing activities.  In order to emphasize the process of integration of these banks’ operations, he has also been made responsible for centralized supervision of Group loans, including significant exposures, and for the “Macchina Operativa Integrata”.

The Managing Director Luigi Maranzana has been made responsible for the Group’s specialist businesses, with particular reference to the networks of financial advisors (Banca Fideuram and Banca Sanpaolo Invest), asset management (Sanpaolo IMI Wealth Management), financial markets, and foreign and international banking activities.  He also has reporting to him certain Group head office functions that are also involved in these markets, such as Group Finance, Risk Management and Correspondent Banking.

Taking these areas of authority into account, the Board has granted powers to the Managing Directors in matters of credit and loans authorization and operations in general, Group credit lines to financial institutions, loan recovery, other economic sacrifices, assets and liabilities in dispute and pre-litigation not involving recoveries, administrative proceedings against the Company, equity investments - without prejudice to matters that are the exclusive competence of the Board of Directors - and expenditure, as well as powers regarding personnel matters within the ambit of the management policies approved by the Board of Directors and Executive Committee.  The Managing Directors have also been granted powers in matters involving the control and management of financial risks.

In general terms and within the ambit of their respective attributions or in execution of resolutions taken by higher Bodies, the Managing Directors have been granted all of the necessary powers for the day-to-day running of the Company, providing they have not been specifically reserved for other Bodies.

In accordance with art. 17 of the Articles of Association, under the powers granted to them, the Managing Directors can draft the resolutions proposed for authorization by the Board of Directors and the Executive Committee.  More specifically, it is up to the Managing Directors to make proposals regarding the general organization of the Company, the business areas and banking business, as well as personnel management.

As regards the role and functions of the Chairman of the Board of Directors, the Company’s current organizational structure as explained in the Articles of Association and the decision taken by the Board, the Chairman’s functions are separate from those of the Managing Directors.  The Chairman has not be granted any decision-making authority by the Board, except for those (as per art. 18 of the Articles of Association) involving the coordination of the Company’s activities, the power to authorize any legal, administrative and executive action in the Company’s interest, as well as the power - with the consent of the pertinent Managing Director - to adopt any measure of an urgent nature in the Company’s interest, reporting back to the Board or to the Executive Committee, if possible, the next time they meet.

f)      Board meetings

In accordance with art. 17 of the Articles of Association, Board meetings are normally held every two months, though a meeting can also be called on the request of at least three Board members or one Managing Director or on the basis of the powers prescribed by law to the Statutory Auditors.  Board meetings are called by the Chairman who coordinates proceedings of the Board of Directors as laid down in the Articles of Association.  The Chairman also chairs Board meetings and decides on the agenda, taking in account the motions proposed by the Managing Directors.

The notice of calling for Board meetings is sent to Directors and Statutory Auditors sufficient time in advance to allow them to become acquainted with the matters on the agenda; it is then followed by whatever documentation may be needed for them to do their duty as Directors in a knowledgeable manner.  Advance information may only be waived in cases of extreme urgency; on such occasions, each item on the agenda has to be dealt with in particular detail, with a special emphasis on the documents that were not distributed in advance.

During the course of 2001, the Board of Directors of SANPAOLO IMI met 16 times; considering that the Bank has always held Board meetings at regular intervals in the past, it is reasonable to assume that it will meet a similar number of times during the current year as well.

Generally speaking, Directors attend most Board meetings, which allows the Company to benefit from their particular professional skills.

g)   Technical Committees

In carrying out its duties, the Board of Directors has the support of a number of Technical Committees made up from among its members (as per art. 15.3 of the Articles of Association); these Committees have consultative and investigatory functions.  In addition to those envisaged by the Code of Conduct, the Company has also set up a Group Risk Committee and an Ethics Committee.  The former has been given the task of formulating the Group’s risk strategies and policies, while the latter’s role is to evaluate the principles to be submitted to the Board of Directors for the development of a corporate ethics and environmental policy and to monitor implementation of the policies chosen within the corporate structure.

Appointment and Remuneration of Directors

a)    Appointment

Directors are appointed on the basis of nominations made by the Shareholders, who are not obliged to announce in advance the names of the candidates that they intend to sponsor.

The shareholder sponsoring a candidate has to describe the professional experience of the person being proposed to the other shareholders in General Meeting.

There is no provision for the use of voting lists for the appointment of Board members.

Having said this, and based on SANPAOLO IMI’s experience in this area, it would not seem that the Bank requires a Directors Appointments Committee, also given the active and vigilant participation of Shareholders and institutional investors at General Meetings.

b)   Remuneration

As regards the Directors’ remuneration system currently applied by SANPAOLO IMI, one can summarize by saying that the emoluments due to Directors, according to the criteria approved by the Shareholders’ Meeting on 30 April 2001, are made up as follows:

a)    an annual fixed portion,

b)   a variable portion linked to results and calculated with reference to bases and parameters approved by the Shareholders Meeting,

c)    a fixed amount by way of daily allowance each time a Director attends a collegiate meeting,

in addition to the reimbursement of out-of-pocket expenses that the Directors incur in performing their duties, as laid down in the Articles of Association.

The Board of Directors decides how to split the variable portion among the Directors, with input from the Board of Statutory Auditors, and, as per art. 15.9 of the Articles of Association, lays down the remuneration of Directors with particular responsibilities, again with input from the Board of Statutory Auditors.

As regards the Directors with particular responsibilities, the Board of Directors receives input from the Remuneration and Personnel Policy Committee, which is made up principally of Non-executive Directors:

Enrico Salza (Chairman)

Giuseppe Fontana

Gabriele Galateri di Genola e Suniglia

Iti Mihalich

Orazio Rossi

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

The three Managing Directors can intervene, but only on matters concerning the definition of policies for remuneration and other matters regarding top management and general rules on labour relations.

In 2001, the Board of Directors decided, on the basis of this Committee’s proposal, that the Chairman and the Managing Directors should have a fixed remuneration and a variable portion linked to the achievement of the Group’s budgeted results; this amount can be increased or decreased by 20% depending on whether net income is over or under budget, to be supplemented by stock option plans (as detailed in the report on operations), again with a fixed portion and a variable portion linked to the performance of the stock.

The Internal Control System

The Bank of Italy’s new orientation on supervisory activities in recent years concentrates on verifying that banks have an adequate level of efficiency and autocontrol.  This has led the Central Bank to revise its Regulatory Instructions on matters of Internal Control.

The new approach, which reflects international developments in this area, features a limited number of prescriptive measures, preferring to establish a set of principles for banks to follow; the idea is also to stimulate top management to develop highly effective systems of internal control.

The very terminology used by the Bank of Italy, “System of Internal Control”, introduces a strong concept of innovation: no longer controls involving purely formal checks, but integrated by a series of control subsystems to monitor all kinds of risks by operating in an integrated manner at all levels of the organization.

The internal auditing function is also called upon as part of this new approach to direct its efforts towards checking the adequacy of the organization as a whole, evaluating the Company’s ability to achieve its objectives with efficiency and effectiveness.

In SANPAOLO IMI this task is entrusted to a separate Internal Auditing Department which has the necessary independence from the operating structures as it reports directly to the three Managing Directors.  In carrying out its duties, the Internal Audit Department is not subject to any limits in its access to Company information, archives and assets, as foreseen in the

Internal Audit Regulations approved by the Board of Directors in December ‘99, which extend to the whole Group a system of internal controls that allows the Parent Bank to exercise effective control over the Group’s overall risk exposure.

The Department has to evaluate the adequacy of the Group’s overall system of internal controls, check that operations are carried out properly and that the risk trend is kept under control; it also has to bring to the attention of the Board of Directors and of Top Management any improvements that could be made to the Group’s risk management policies, measurement tools and procedures.

The Department reports on its activities on a quarterly basis to the Board of Directors, as well as to the Audit Committee set up by the Board of Directors back in June 1998 and made up of the following non-executive directors:

Virgilio Marrone (Chairman)

Giuseppe Fontana

Gian Guido Sacchi Morsiani

Enrico Salza

Meetings of the Audit Committee are also attended by the Managing Directors and the Chairman of the Board of Statutory Auditors, and by the Heads of the Accounting and Internal Audit Departments to present their reports.

The Audit Committee normally meets once a month and has the task of analyzing problems and situations of a certain importance, with the right to ask for specific analyses to be carried out on matters that they consider worthy of further investigation, bearing in mind the adequacy of the internal control system.  The Committee also considers what corrective measures should be taken to eliminate the weaknesses and anomalies found by both the Internal and External (or Independent) Auditors.

This means that the Committee:

•                  evaluates the adequacy of the internal control system at the Parent Bank and at Group Companies;

•                  evaluates the work plans prepared by those in charge of internal control and receives period reports from them;

•                  evaluates the proposals made by the Independent Auditors to obtain the engagement, as well as their audit plan and the results expressed in their auditors’ report and management letter;

•                  maintains close contact with the Board of Statutory Auditors, as its Chairman takes part in Audit Committee meetings, to ensure a timely exchange of information on matters pertaining to the internal control system;

•                  reports to the Board of Directors on its activities and on the adequacy of the Group’s internal control system; it does this at least every six months, when the annual and half-year reports are approved;

•                  carries out any other tasks assigned by the Board of Directors, particularly as regards relations with the Independent Auditors.

Treatment of Confidential Information

In SANPAOLO IMI, institutional responsibility for external communications - including “price sensitive” information - lies with the Chairman and the Managing Directors, with the support of the Investor Relations and Board Secretariat.

The treatment of confidential information takes place in compliance with an internal procedure approved by the Board of Directors, which takes account of current best practice, coordinating principles and recommendations contained in explanatory communications issued by the Supervisory Authorities.

This procedure reiterates the duty of confidentiality that binds the Directors and Statutory Auditors in the Company’s interest, while at the same time reaffirming the fact that the Company appreciates the principles of market efficiency and openness, as well as the concepts of reliability, clarity and continuity of information that underlie communications to the public.

The procedure also defines the situations in which the Company is obliged to make a public announcement and in what way.

Specific instructions have been issued to subsidiaries to ensure that they also comply with the Group’s standards of openness to the market.

Investor Relations

Relations with Shareholders and institutional investors are maintained by the Investor Relations and Board Secretariat.  There is also a website (www.sanpaoloimi.com) that provides information and news on the Company, with a section specifically devoted to corporate governance.

The Company has adopted a set of Regulations for Shareholders’ Meetings to stimulate debate and ensure that proceedings take place as they should.  Copies of the Regulations are made available to shareholders prior to each meeting.  These Regulations, which are not an attachment to the Articles of Association, were approved at an Ordinary Meeting of the Shareholders; amendments to them can also be approved in the same way.

The Company decided that it was not necessary to take any steps to change the percentage thresholds contained in the current rules governing the protection of minority shareholders’ rights.

Statutory Auditors

In accordance with art. 19 of the Articles of Association, the Board of Statutory Auditors is elected by the Shareholders’ Meeting by means of a voting list mechanism according to a procedure that requires candidates to be announced in advance; it also guarantees that minority Shareholders are represented.

The lists of candidates have to be published in at least two national daily newspapers, one of which financial, and deposited at least ten days prior to the date of the Shareholders’ Meeting at first calling, at the head office of the Company, together with the curriculum vitae of each candidate and the declarations by which the individual candidates accept their candidature and confirm, under their own responsibility, that there is no reason why they should be ineligible or incompatible, as well as the fact that they have the prerequisites to act as Statutory Auditor according to current regulations and the Articles of Association.

Turin, 26 March 2002

The Board of Directors

Information for investors

For further information:

SANPAOLO IMI S.p.A.
Investor Relations
Piazza San Carlo 156
10121 TURIN - ITALY

Tel.:	+39-011-555-2593
+39-011-555-2639
Fax:	+39-011-555-2989
E-mail: investor.relations@sanpaoloimi.com
Internet: http://www.sanpaoloimi.com

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